As filed with the Securities and Exchange Commission on  October 12 , 2010

Registration No. 333-164848

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 6 TO
FORM S-1/A
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ONE BIO, CORP.

(Exact name of registrant as specified in its charter)

Florida	7380	59-3656663
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification Number)
Incorporation or Organization)	Classification Code Number)

19950 West Country Club Drive, Suite 100, Aventura, FL 33180
Tel. No: (305) 328-8662 Fax No: (305) 328-7952

(Address, including zip code, and telephone number including area code, of Registrant’s principal executive offices)

Marius Silvasan Chief Executive Officer ONE Bio, Corp. 19950 West Country Club Drive, Suite 100, Aventura, FL 33180 Tel. No: (305) 328-8662 Fax No: (305) 328-7952

(Name, address, including zip code, and telephone number including area code, of agent for service)

Copies to:

Jerold N. Siegan, Esq.	Mitchell Nussbaum, Esq.
Arnstein & Lehr, LLP	Loeb & Loeb LLP
120S, Riverside Plaza, 12th Floor	345 Park Avenue
Chicago, Illinois 60606	New York, NY 10154
Tel. No: (312) 876-7874 Fax No: (312) 876-6274	Tel. No: (212) 407-4000 Fax No: (212) 540-3013

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐ Accelerated Filer ☐ Non-Accelerated Filer ☐ Smaller Reporting Company ☒

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CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)(2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price		Amount of registration fee
Common stock, $0.001 par value	___shares	$—		$25,000,000	$1,782.50
Underwriter’s warrant (3)(4)
Common Stock, $0.001 par value underlying the underwriter’s warrant				$1,250,000	$89.13
TOTAL		—	$		$1,871.63

(1) The registration fee for securities to be offered by the Registrant is based on an estimate of the Proposed Maximum Aggregate offering Price of the securities, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(2) Includes up to _______ additional shares of our common stock that may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3) Pursuant to Rule 416, there are also being registered such additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as a result of the anti-dilution provisions contained in the warrants.

(4) Includes warrants issuable to the underwriters to purchase up to 5% of the aggregate number of shares of our common stock sold in the offering (excluding the over-allotment option) and the shares of common stock underlying such a purchase warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION. DATED OCTOBER __, 2010

ONE Bio, Corp.

$25,000,000
____________shares of Common Stock

We are offering ____ shares of common stock. We expect the public offering price of our common stock will be $_ per share. Our common stock is quoted on the OTC Bulletin Board under the symbol “ONBI”. On _____, 2010, the last reported sales price of our common stock on the OTC Bulletin Board was $____.

Our common stock has been approved for listing on the NASDAQ Stock Market under the symbol “ONBI”.

Investing in our securities involves certain risks. See “Risk Factors” beginning on page __ of this prospectus for a discussion of the information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts (1)	$	$
Proceeds, before expenses	$	$

(1) See “Underwriting” for a description of compensation payable to the underwriters.

The underwriters have an option exercisable within 45 days from the date of this prospectus to purchase up to __________additional shares of common stock from us at the public offering price, less the underwriting discount solely to cover over-allotments, if any. The shares issuable upon exercise of the underwriters’ option have been registered under the registration statement of which this prospectus forms a part.

The underwriters expect to deliver the common stock to purchasers in this offering on ______, 2010.

Rodman & Renshaw, LLC

The date of this prospectus is ____, 2010

PROSPECTUS SUMMARY	1
SUMMARY CONSOLIDATED FINANCIAL DATA	8
RISK FACTORS	12
USE OF PROCEEDS	29
DIVIDEND POLICY	29
CAPITALIZATION	30
DILUTION	31
SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA	32
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	36
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS	36
BUSINESS	48
MARKETING STRATEGY AND MANAGEMENT	64
DIRECTORS EXECUTIVE OFFICERS AND CERTAIN SIGNIFICANT EMPLOYEES	75
EXECUTIVE COMPENSATION	80
BENEFICIAL OWNERSHIP OF SECURITIES	85
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE	87
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	89
DESCRIPTION OF CAPITAL STOCK	89
UNDERWRITING	91
TRANSFER AGENT AND REGISTRAR	98
LEGAL MATTERS	99
EXPERTS	99
WHERE YOU CAN FIND MORE INFORMATION	99
INDEX TO FINANCIAL STATEMENTS	i
INFORMATION NOT REQUIRED IN PROSPECTUS	II-1
SIGNATURES	II-5
EXHIBIT INDEX	II-6

You should rely only on information contained in this prospectus or in any free writing prospectus that we may provide to you. We have not, and the underwriters have not, authorized anyone to provide you with additional information or information different from that contained in this prospectus or in any free writing prospectus that we may provide to you. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. The information in this prospectus may only be accurate as of the date on the front of this prospectus regardless of time of delivery of this prospectus or any sale of our securities.

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PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. While this summary highlights what we consider to be the most important information about us, you should carefully read this prospectus and the registration statement of which this prospectus is a part in their entirety before investing in our securities, especially the risks of investing in our securities, which we discuss later in “Risk Factors,” and our consolidated financial statements and related notes beginning on page F-1. Unless the context requires otherwise, the words “we,” our “Company,” “us,” “our” and “ONE Bio” refer to ONE Bio, Corp. and our subsidiaries and our contractually controlled operating enterprises. This prospectus assumes the over-allotment has not been exercised, unless otherwise indicated. Unless otherwise indicated all per share information gives effect to a 1 for 5 reverse stock split effected on October 26 , 2009, and a 1 for 5 reverse stock split effected on August 30, 2010.

Overview

ONE Bio, Corp., is an award winning, innovative bio-engineering company that utilizes green process manufacturing to produce raw chemicals and herbal extracts, natural supplements and organic products. We are focused on capitalizing on the rapidly growing markets of the Asia-Pacific region. Our key products include Solanesol, widely recognized CoQ10, Resveratrol and 5-HTP, organic fertilizers, and organic bamboo health food and beverages. Our growth plan targets an aggressive acquisition driven strategy supported by organic growth of our operating units. Through ONE Bio, smaller private companies that we acquire are provided access to capital, experienced management and strategic insight. We strive to build synergies among all of our subsidiaries and operating business units. We work with each subsidiary and business unit to promote organic and acquisition driven growth. We are committed to becoming a leader in bioengineering utilizing green processes, combining our experience in producing our chemical and herbal extract products, natural supplements and organic products with seasoned North American managerial expertise. Our operations are currently focused on the Asia-Pacific region which currently generates approximately 77% of our revenue through June 2010. (Unless otherwise specified all dollar amounts in this prospectus are in U.S. dollars.)

We are headquartered in Miami, Florida; however, our primary contractually controlled operating enterprises, Sanming Huajian Bio-Engineering Co., Ltd. (“Sanming”) and Jianou Lujian Foodstuff Co. (“JLF”) are based in Sanming City and Jianou City, respectively, in the Fujian province of China.

Operational Summary

Our operations are divided into two principal complementary business units that focus on producing chemical and herbal extracts (our “CHE” business unit) and organic products (our “OP” business unit) utilizing green processes. We also have an internal financing business unit that assists and supports the growth of our core bioengineering business units. We believe our internal financing business unit provides us an excellent opportunity beyond funding our core operations to also provide purchase order financing to third-party clients that purchase products from us. In this arrangement, our internal financing business unit can insert itself into the collection process, expediting cash flow and debt repayment for all parties ultimately driving our growth rate.

Because our CHE business unit was treated as the accounting acquirer, its financials are reported for a full year of operations for 2009, while our OP business unit and our financing business unit were treated for accounting purposes as having been acquired as of September 2009. During the fiscal year ended December 31, 2009, approximately 60% of our revenue came from our CHE business unit, approximately 28% came from our OP business unit and approximately 12% came from our financing business unit. However, if the full year 2009 revenues for each of our 3 business units were used, approximately 34% of our revenues would have come from our CHE business unit, approximately 48% from our OP business unit and approximately 18% from our financing business unit.

In order to harvest the benefits of integrating growing and profitable Chinese operating enterprises with the management and financial techniques available to North American enterprises, we adhere to a “Yin-Yang” management strategy based on the Chinese Philosophy of “Correlative Thinking.” The core components of this approach are: constructing a strong, balanced team; addressing the needs of investors; and realizing the importance of diversity. In practical terms, our strategy is to combine the manufacturing expertise and work ethic of the Eastern world with the investment experience and management skills of the best North American companies. Our team in China works together with our North American management to grow our core business, and provide transparency with an emphasis on risk management and internal controls.

Our PRC Business Units

Green Planet and our CHE business unit

Our CHE business unit operates under the umbrella of our 92.4% owned subsidiary Green Planet Bioengineering, Co., Ltd., a Delaware corporation [GPLB.OB](“Green Planet” or “GP”), which through its wholly owned subsidiary Elevated Throne Overseas Ltd., a British Virgin Islands Company (“Elevated Throne”), owns 100% of Fujian Green Planet Bioengineering Co., Ltd. (“Fujian GP”), which is a wholly foreign-owned enterprise (“WFOE”) organized under the laws of the Peoples Republic of China (the “PRC” or “China”). Fujian GP has entered into a series of irrevocable agreements with (i) Sanming Huajian Bio-Engineering Co., Ltd. (“Sanming”), a PRC company based in Sanming City in the Fujian province of China, which is licensed to operate its business in the PRC and (ii) the owners of Sanming. Pursuant to those irrevocable agreements, GP (through Fujian GP) contractually controls and operates Sanming, which is the principle operating enterprise of our CHE business unit and which is located in PRC.

Sanming is a research & development company with a focus on improving human health through the development, manufacture and commercialization of bio-ecological products and over-the-counter products utilizing extractions from tobacco leaves and a variety of other plants. Sanming’s position in the bioengineering industry comes from its research & development which utilizes patented methods to create downstream products ranging from plant indigenous medicine and pharmaceutical intermediates to eco-friendly products. Since 2007, Sanming has developed a variety of natural organic products using tobacco leaves and a variety of other plants.

Our CHE business unit produces chemical and herbal extracts for use in a wide range of health and wellness products. Utilizing green technology and proprietary processes, this business unit extracts health supplements and fertilizers from discarded tobacco leaves and a variety of other plants. Our cost-effective extraction process extracts Solanesol from discarded tobacco leaves and the resulting residue is further processed to produce organic fertilizer. By producing two products from our extraction process, we believe we are able to generate higher margins than we would if we used a traditional single product fermentation extraction process. Additionally, we can further process the Solanesol to produce Coenzyme Q10 (“CoQ10”). Our CHE business unit also extracts from a variety of plants Resveratrol and 5-HTP, which are key components in many consumer health and wellness products.

We distribute our CHE products through established independent third party distributors which normally enter into renewable one-year distribution agreements with us. Our distributors are focused on the bio-health industry and raw chemical intermediates industry. These agreements permit use to more accurately forecast sales and required production. In addition, feedback from our distributors provides us with good visibility on changes in consumer demand. Furthermore, we have established additional distribution channels, such as universities and hospital research centers. We are not substantially dependent on any of our distributors.

The owners of Sanming (our contractually controlled PRC operating entity) are Min Zhao, Min Yan Zhen, and Jiangle Jianlong Mineral Industry Co., (which is owned by Zhen Jianlong (75%) and Li Shunv (25%), neither of which is an affiliate of the Company). At the time of the transactions between Fujian GP and Sanming, the owners of Sanming were also the owners of Fujian GP. Thereafter, we acquired Fujian GP as part of our acquisition of Green Planet. Min Zhao is a member of our Board of Directors, a shareholder and President of our China operations. Mr. Zhao continues to act as the President and a shareholder of Sanming which he now operates on our behalf as our President of China Operations pursuant to the irrevocable agreements. The remaining balance of 7.6% of the stock of our GP subsidiary is owned by Marius Silvasan, our Vice Chairman and CEO, Jeanne Chan, his wife and our Vice President, and Sanyan Ou, the wife of Min Zhao and various non-affiliated shareholders including Michael Karpheden and Prestige Ventures, Corp (which is owned by Mike Allan).

UGTI and our OP business unit

Our OP business unit operates under the umbrella of our 98% owned subsidiary United Green Technology Inc., a Nevada corporation (“UGTI”), which through its wholly owned subsidiary Supreme Discovery Group Limited, a British Virgin Islands company (“Supreme Discovery”), owns 100% of Fujian United Bamboo Technology Company Ltd. (“Fujian United”), which is a WFOE organized under the laws of the PRC. Fujian United has entered into a series of irrevocable agreements with (i) Jianou Lujian Foodstuff Co. (“JLF”), a PRC company based in Jianou City, in the Fujian province of China, which is licensed to operate its business in the PRC and (ii) the owners of JLF. Pursuant to those irrevocable agreements, UGTI (through Fujian United) contractually controls and operates JLF, which is the principle operating enterprise of our OP business unit and which is located in the PRC.

JLF is an award-winning green-technology enterprise that specializes in the production of organic products and fertilizers based on bamboo. JLF was also one of the first companies in China to formulate a “zero-to-zero” process. The “zero-to-zero” process begins with bamboo cultivation in the ground, proceeds through manufacturing of end products, and ends with the production of organic fertilizers from any remaining waste. We use bamboo shoots for food, the stalks are sold for use in construction materials, and any remaining waste is used to create organic fertilizers. Virtually everything grown is used in some way, reducing the need for fertilizers, cutting energy consumption, and reducing costs. Our OP business unit concentrates on processing bamboo shoots and bamboo which it sells domestically in China and exports to Japan.

Our OP business unit manufactures a variety of consumer and commercial-use health and energy drinks, organic food products and fertilizers primarily based on bamboo. Organic food products based on bamboo are low in saturated fat, cholesterol and sodium, yet high in dietary fiber, vitamin C, potassium, zinc, and numerous other nutrients, making bamboo shoots popular for weight loss and maintaining a healthy lifestyle. Also, the Moso bamboo leaf extract, which contains soluble and insoluble fiber and antioxidants, is used to make a caffeine-free energy drink or is infused into white rice creating green bamboo rice with health benefits. Our OP business unit also uses bamboo skins to produce organic fertilizers, thereby substantially eliminating waste in the process.

Presently, our contractually controlled PRC operating entity, JLF, operates production lines to produce both 18L boiled bamboo shoot cans and boiled vegetable cans. The production capacity in 2008 reached 20,000 tons, an annual output value of RMB 120,000,000.00. This includes the production of 50 kinds of products, such as 18L boiled bamboo shoot cans, boiled bamboo shoot cans with vacuum packing, boiled mixed vegetables, boiled seasoned vegetables and Kamameshi (a Japanese rice dish), with a quality rating that meets national and international standards. The boiled bamboo shoots and mixed vegetables account for the majority of the products sold with approximately 80% of all products sold in the PRC and approximately 20% exported to Japan.

We distribute our OP products directly to large supermarket chains, hotels, hospitals and restaurants. We also distribute our products through a network of independent third party distributors who enter into renewable one year distribution agreements with us. We are not substantially dependent on any of our distributors.

The owners of JLF are Jinrong Tang, Li Li Fang and Tang Shuiyou. Jinrong Tang is Vice President of our China Operations and a shareholder. At the time of the transactions between Fujian United and JLF, the owners of JLF were also the owners of Fujian United. Thereafter, we acquired Fujian United as part of our acquisition of Supreme Discovery. Mr. Tang continues to act as the President of JLF which he now operates on our behalf as our Vice President of China Operations pursuant to the irrevocable agreements. Jinrong Tang, Li Li Fang and Tang Shuiyou own the remaining 2% of the stock of our UGTI subsidiary.

Market Analysis

Focus on Asia-Pacific region

China’s economic recovery continued to strengthen in the second half of 2009. China has reported that its GDP growth accelerated to 8.9% year-over-year in the third quarter of 2009 and 10.7% year-over-year in the fourth quarter of 2009, up from 6.1% and 7.9% in the first two quarters of 2009. For the full year 2009, GDP growth was 8.7% year-over-year, compared to 9.8% in 2008 and 11.4% in 2007. This continued strength in China is evidenced by, among other things, significant growth in retail sales as well as urban fixed-asset investment. Despite the global economic downturn, China’s economic growth continues to outpace the rest of the world. In an article published November 13, 2009, BBC News noted that “This is an astonishing performance considering that China’s major export markets have dried up. Why has it happened? Mainly because of the stimulus package and the accompanying rise in short-term credit (China, unlike the rest of the world, has not experienced a credit crunch).”

Our product lines and strategic focus are designed to capitalize on this growth. At the same time, many small businesses in the Asia-Pacific region continue to be undervalued, providing significant opportunities for us to accretively acquire companies that complement our business strategy. Smaller and mid-size Asian companies, partially due to numerous listing requirements in Asia, recognize the value of combining with us and as such, these target companies can be acquired at more reasonable prices. On the cost side, traditionally lower labor costs in the Asia-Pacific region contribute to higher profit margins, while still maintaining very high product quality standards.

China’s Expanding Organic Products Industry

Li Debo, deputy-director of the Organic Food Research Centre under the State Environmental Protection Agency, reported in 2006 that “There was virtually no domestic market for organic products in the early 1990s. But now big cities like Beijing and Shanghai have many specialized shops for organic food, selling vegetables, tea, rice, honey and fruits.” According to a May 27, 2006, Inter Press Service article by Antoaneta Bezlova, “an estimated two million hectares of farmland are under organic cultivation, while some 1,400 companies and farms have been certified organic. Exports are the main driving engine behind the sector’s growth. Chinese organic products are exported mostly to Europe where they dominate the supply of pumpkin, sunflower seeds, and kidney and black beans. The U.S. and Japan are also major buyers.”

In 2005, China introduced the China National Organic Product Standard and The Rule on Implementation of Organic Products Certification which covers production certification and imports of organic food products. By the end of 2007, China became the second largest area of certified organic cultivation land (4.10 million hectares), producing about 30 categories and more than 500 species of organic products. (Source: Jason Wan, Rickey Yada, Natural and Safe Foods IUFoST/Food Ingredients Asia-China Conference Shanghai, China March 2007, Trends in Food Science & Technology). Due to the advantages of abundant resources, market demand, government support and promotion of health benefits, we believe that China’s organic food industry will continue to experience strong growth in the future.

Strengths for Success

We have assembled a combination of complementary strengths that we believe will enable us to successfully implement our accretive acquisition and organic growth strategies and capitalize on the large and growing markets for our nutraceutical and organic products (as more fully discussed under “Business”).

●	Rapid and Sustainable Growth Strategy

●	Established Platform for Organic Growth

●	Research & Development Team with Ability to Identify Commercially Viable Products

●	Experienced Managers with the Ability to Identify and Integrate Acquisitions

●	Seasoned Managers with the Ability to Create and Sustain Operating Success

●	Create Win-Win Relationships for Participants

Challenges to Our Growth

While we believe we will be able to capitalize on our strengths, we are mindful of the significant challenges we face in implementing our growth plan, including:

●	Potential Changes in Government Regulation

●	Increasing Capital Requirements

●	Market Development

●	Changes in the Economic Environment

●	Changes in Currency Exchange Rates

We believe that our strategy provides us with an excellent opportunity to participate in the growth of China and the entire Asia-Pacific region. To our acquisition targets, we believe that we offer owners of smaller private companies the opportunity to diversify their investment by being part of a larger multi-faceted public company and at the same time provide access to capital that would not be available to them otherwise. To the Chinese government, we offer green production processes which reduce waste. To our customers, we offer safe, high-quality, organic products. To our research partners, we offer practical implementation of innovative technology, and to our suppliers, we offer a stable well-managed growth partner.

Accretive Growth Strategy

We have a focused growth strategy through acquisition for the next twenty-four to thirty-six months. We believe that we are in a good position to complete one or more strategic acquisitions during said period of time.  Furthermore, we believe this strategy will allow us to grow at an accelerated, controlled, and accretive pace. From time to time we are engaged in preliminary discussions with potential acquisition candidates that would be a fit based upon our business model. We are currently engaged in preliminary discussions with a few potential acquisition candidates that we believe fit our business model. It is possible that those preliminary discussions could culminate in one or more strategic acquisitions. However, no assurances can be given that we will pursue or that that we will be able to close any acquisition within our desired time frame.  Following our initial twenty-four to thirty-six months growth strategy focused on strategic acquisitions we intend to put a greater focus on organic growth, consolidation and integration of redundant labor, plant and equipment.

We believe that there are compelling opportunities to acquire target companies in the region at attractive multiples. The acquisition targets we seek are profitable and well-run companies whose potential is constrained due to lack of access to capital from financial markets. We provide that access along with the added benefit of our management expertise and strategic direction. We intend to achieve scale by acquiring companies or assets that have one or more of the following characteristics:

●	An established customer base
●	Existing plant and equipment
●	Excess production capacity
●	Attractive and complementary product portfolio
●	Vertical or horizontal integration synergy
●	Innovative patents and/or technology
●	Processes or products with scalability
●	Established complementary distribution channels

We also believe that management expertise is an essential ingredient to achieving scale, both organically and by acquisition. To execute this strategy, we have brought together both the financial and transactional expertise to identify and acquire accretive and synergistic targets and the operational expertise to effectively integrate operations and profitably expand business or product lines. We believe our management and operations teams combine the operational expertise and work ethics of the Asia-Pacific region with the managerial, financial, and transactional skills of North America. Our CHE and OP business units will principally execute and manage our organic growth strategies.

CHE Organic Growth Strategy

Our CHE business unit’s principal revenue-producing activity involves the extraction of chemical and herbal extracts, including Solanesol, from discarded tobacco leaves and a variety of plants and materials. Our CHE business unit has the contractual relationships necessary to receive tobacco leaves from tobacco companies on an ongoing basis. This business unit also has established relationships to negotiate additional tobacco leaf contracts necessary to support the organic growth rate of our CHE business unit.

Our CHE business unit has a patented cost-effective process that extracts Solanesol from discarded tobacco leaves and the resulting residue is further processed to produce organic fertilizer. Because we are able to extract two products from our extraction process, we believe we are able to generate higher margins than we would if we used a traditional single product fermentation extraction process. Additionally, we can further process the Solanesol to produce Coenzyme Q10 (“CoQ10”). Our CHE business unit has the expertise, ability and market demand to expand its manufacturing capacity and to vertically integrate the chemical extract subsidiary. With a portion of the capital raised from the proceeds from this offering, we intend to invest in increasing our manufacturing capacity to a level adequate to support the CHE business unit’s planned organic growth. As part of our vertical growth strategy, we also intend to manufacture CoQ10, which is one of the finished products produced from the chemical extract Solanesol.

We intend to expand our CHE distribution sales channels horizontally to include other Asia-Pacific countries, Europe and the U.S Our entry into these markets will follow the launch of our finished or “end user” over-the-counter products and the establishment of distribution relationships.

OP Organic Growth Strategy

Our OP business unit’s principal revenue-producing activity involves the production of organic food products primarily from bamboo. This business unit continues to lease access to land for its bamboo cultivation as part of its vertical integration and organic growth strategy. At present, our OP business unit has approximately 35% of its land access available for growth opportunities. We intend to continue to grow our capacity to cultivate bamboo and organic products. Furthermore, we intend to develop our own products for distribution over the next 4 quarters rather than distribute raw materials to the distribution channel.

Our management has also identified several key strategic areas as targeted opportunities for horizontal expansion both in China and abroad. This business unit already distributes its products in Japan and China. We intend to increase the distribution of our OP products in those markets and to expand into other Asia-Pacific countries, Europe and the U.S., once we have identified and established distribution relationships in those markets. In conjunction with the expanded sales and distribution initiative, our OP business unit is also in frequent contact and discussion with both the local and federal PRC government to obtain additional land lease rights for rich bamboo. Our OP business unit has been successful in procuring these rights and expects this to continue, resulting in increased production capacity and allowing for expansion of the product lines.

Recruitment and qualification of distributors within the targeted regions has been implemented and the process is ongoing. Distributors catering to organic food retailers and health stores are our primary targets. The existing distribution in each region is assessed and our OP business unit makes the decision to either engage distributors or to sign direct distribution agreements with the retailers to reach its target market. We believe that mix of both strategies can be implemented within a targeted region.

TFS and our financing unit

Our internal financing business unit operates under the umbrella of our 99.75% owned subsidiary Trade Finance Solutions (“TFS”), an Ontario, Canada, company. TFS was established in 2006 to provide creative financing solutions, including purchase order financing, fulfillment services and factoring or invoice discounting for credit worthy customers of eligible goods and services. TFS has branch offices in Lima, Peru and Miami, Florida. TFS has a wholly owned subsidiary, TFP International Inc., a Florida corporation, which operates the Miami office. The remaining .25% of TFS is owned by Mr. Jim Reddon, who is not an affiliate of ONE Bio.

TFS conducts a thorough review and due diligence examination of potential borrowers and the respective borrower’s customers before the particular transaction is approved. An analysis of each individual transaction also takes place through TFS’ credit approval process, in order to ensure that all parties in the transaction receive value, and that TFS will be re-paid according to the terms agreed to in the particular transaction. Security for the financing includes a first lien position on the receivables and assets of the client (UCC, PPSA), personal guaranty and credit insurance. In addition, 100% of TFS’ financing transactions are credit insured with large, multi-national insurance companies. In a typical financing transaction, a letter of credit will be utilized to provide all parties with the protections on agreed to delivery, quality and timelines. TFS’ clients are primarily small and medium size businesses registered and/or located in the United States and Canada, which export their products internationally. Through TFS we also offer purchase order financing to third-party clients that purchase products from our CHE business unit and our OP business unit to assist in the collection process, and expedite cash flow and debt repayment.

Our internal financing business unit offers factoring or invoice discounting financing, where TFS, as factor, purchases the client’s credit insured receivables (i.e., invoices) for products or services satisfactorily rendered to creditworthy customers. By selling receivables to TFS, the client can generate cash almost immediately, instead of waiting the usual 30, 60, 90 days. TFS will verify, insure and control the transaction with the ultimate payer.  TFS also offers purchase order financing (or “PO Funding”) which is a mechanism put in place to provide a short-term finance option to clients who have pre-sold finished goods and a requirement to pre-pay suppliers. All these PO Funding transactions are on a “per project” basis. Typically the client has a purchase order from a credit insured customer but does not have the capital to pay their supplier upfront. TFS typically requires that the client must have “pre-sold” the goods with strong profit margins. TFS utilizes letters of credit to purchase the goods from the supplier and protect all parties. Once the goods are accepted by the end customer, TFS then factors the invoice and pays off the purchase order facility; and fulfillment services, most of which are provided through TFP and which involves the goods being acquired by TFP on terms negotiated with both supplier and end-client. Here TFP has established credit insurance and marine cargo insurance policies. The customer provides the purchase order and sales contract to TFP, which completes the transaction and disburses the proceeds.

Historically TFS has funded its financing transactions through the sale of debentures to institutional investors and high net worth investors, often on an individual transaction basis. The debentures pay quarterly interest to the investors solely from the interest and fees generated from the financing business unit’s activities. The debenture is secured by the assets of TFS with no recourse to other assets or business units of ONE Bio. Through ONE Bio, TFS has greater access to capital to finance its business and through its association with our other business units, access to new international markets.

Executive Offices

Our executive offices are located at 19950 West Country Club Drive, Suite 100, Aventura, Florida 33180. Our telephone number is 305-328-8662.

THE OFFERING

Securities offered	______shares of common stock, at a price of $__.00 per share.

Common stock

Number of shares outstanding as of September 15, 2010	6,158,559 shares

Number of shares outstanding after this offering	_______ shares (1)

Use of Proceeds
We intend to use the net proceeds of this offering for the acquisition of profitable operating bioengineering businesses located principally in the Asia-Pacific region, to fund organic growth, to retire any of the 8% debentures that have not been retired, to provide any unfunded registered capital for our WFOEs, for working capital, and for general corporate purposes. See “Use of Proceeds” on page __ for more information on the intended use of proceeds.

OTC Bulletin Board symbol for our common stock	ONBI

Listing	Our common stock is currently listed on the OTC Bulletin Board. Our common stock has been approved for listing on NASDAQ Stock Market.

Proposed NASDAQ listing symbol for our common stock	ONBI

Lock-up Agreements
All of our officers, directors and 10% shareholders have agreed that, for a period of six months from the date of this offering they will be subject to a lock-up agreement prohibiting any sales or hedging transactions of our securities owned by them. The former shareholders of Green Planet, TFS and Supreme Discovery have also agreed to three year lock-up agreements from the date of this offering and certain other of our shareholders have agreed to two year lock-up agreements from the date of this offering.

Risk Factors
The securities offered by this prospectus are speculative and involve a high degree of risk and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page __.

(1)	Does not include an aggregate of ___ shares underlying the underwriter’s warrants issued in connection with the offering.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following summary of our consolidated statement of income data for the years ended December 31, 2009 and 2008, and consolidated balance sheet data as of December 31, 2009, presented below are derived from our consolidated financial statements and related notes thereto included elsewhere in this prospectus. The audited consolidated financial statements have been prepared in accordance with U.S. GAAP, and have been audited by Jewett, Schwartz, Wolfe & Associates, an independent registered public accounting firm. This data should be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and the related notes included elsewhere in this prospectus.

CONSOLIDATED STATEMENT OF OPERATION AND COMPREHENSIVE INCOME

	For the Six Months Ended		For the Year Ended
	June 30,		December 31,

	2010	2009	2009	2008

Revenues	23,842,304	4,467,369	22,073,219	10,401,530
Cost of Sales	14,802,909	1,841,273	12,089,029	3,939,610
Gross Profits	9,039,395	2,626,096	9,984,190	6,461,920

Total Expense	2,583,033	644,407	2,525,437	1,810,124

Income from Operations	6,456,362	1,981,689	7,458,753	4,651,796

Interest/Financing Expense	(374,290)	1,672	(230,340)	(151,814)
Interest Income	12,619	(8,406)	36,633	14,141
Other Income	(360,723)	-	147,236	59,095

Income (Loss) Before Income Taxes	5,733,968	1,974,955	7,412,282	4,573,218
(Provision for ) Recovery of Taxes	(1,504,200)	(516,373)	(2,027,309)	(1,222,919)

Net Income	4,229,768	1,458,582	5,384,973	3,350,299
Net Income attributable to Non-Controlling Interest	(243,300)	-	(612,158)	-
Net Income attributable to Company	3,986,468	1,458,582	4,772,815	3,350,299

Other Comprehensive Income (Loss)	115,773	(19,894)	(37,286)	747,343

Comprehensive Income (loss)	4,102,241	1,438,688	4,735,529	4,097,642

Weighted Average Number of Common Shares Outstanding
Basic	5,937,906	4,712,612	5,011,925	4,705,835
Diluted	6,865,421	4,712,612	5,117,274	4,705,835

Net Income per common Share
Basic	0.67	0.31	0.95	0.71
Diluted	0.58	0.31	0.93	0.71

The above information is adjusted for the 1 for 5 reverse stock split effected August 30, 2010.

	For the Six	For the Year Ended
	Months Ended	December 31,
	June 30,
	2010	2009	2008
Consolidated Balance Sheet Data

Cash and cash Equivalents	5,297,081	4,928,968	665,568
Total Assets	63,146,246	54,633,851	16,841,811
Total Long Term Liabilities	4,330,408	4,316,955	-
Total Liabilities	25,653,834	21,551,527	2,503,157
Total Shareholders Equity	37,492,412	33,082,324	14,338,654
Total Liabiliies and Shareholder Equity	63,146,246	54,633,851	16,841,811

SUMMARY CONSOLIDATED PRO-FORMA STATEMENT OF OPERATIONS

The following is a condensed pro-forma statement of operations for the 12 month period ended December 31, 2009, had the following transactions taken place at the beginning of the fiscal year, January 1, 2009.

On July 22, 2009 (closing date of the reverse acquisition) ONE Bio Corp. (“ONE”) (formerly ONE Holdings Corp), (formerly Contracted Services Inc.) acquired 11,625,333 outstanding common shares and 4,155,066 of outstanding warrants together representing 78.28% of Green Planet Bio-Engineering Co., LTD (“GPB” or “Green Planet”) from GPB’s majority shareholders. The transaction was accomplished through a share exchange agreement wherein in exchange for GPB common stock and warrants, ONE issued 688,409 (adjusted to reflect the 1 for 5 reverse stock split effected August 30, 2010) of its common shares along with a note for $980,349. The total transaction was valued at $12,336,902.

ONE entered into the transaction as its first acquisition in implementing its business strategy to establish a global bio-engineering group to promote and develop organic products, intermediate chemical extracts and green processes.

Both companies, ONE and GPB were public. ONE entered into the transaction as its first acquisition in implementing its business strategy to establish a global bio-engineering group to promote and develop organic products, intermediate chemical extracts and green processes. Since ONE had nominal operations whereas GPB was a fully operational enterprise whose assets and operating results far exceeded ONE’s, we viewed the GPB transaction as a reverse acquisition in accordance with the guidance offered in ASC 805-10-55-13. Accordingly, although ONE was the legal acquirer, because the transaction met the characteristics of a reverse acquisition, GPB was treated as the acquirer for accounting purposes, and its reported equity was recapitalized. The companies were not merged.

During the year ended December 31, 2009, ONE completed two purchase acquisitions: (i) on September 3, 2009, ONE completed the purchase of 99.75% of Trade Finance Solutions Inc; and (ii) on September 27, 2009, ONE through its subsidiary United Green Technology, Inc. (“UGTI”) completed the acquisition of 100% of Supreme Discovery Group Limited (“Supreme” or “Supreme Discovery”). Pursuant to the Supreme transaction, 20% of UGTI common stock was issued to the Supreme shareholders in consideration for 100% of the Supreme stock. Also ONE acquired 5,000 shares of UGTI preferred stock which have super voting rights resulting in ONE have an 83.3% interest in UGTI. On November 3, 2009, ONE increased its ownership of UGTI to 98%. ONE’s consolidated financial statements incorporate the results of these acquisitions, as of their acquisition date.

		Pro Forma Adjustments
	ONE Bio ( a )		Supreme	Consolidated
	Year Ended	TFS ( b )	Discovery ( c )	Proforma (d)
	12/31/2009	Jan-Aug 2009	Jan-Sept 2009

Revenue	$22,073,219	$4,589,272	$12,692,262	$39,354,753
Cost	$12,089,029	$3,614,499	$7,327,979	$23,031,507
Gross Profit	$9,984,190	$974,773	$5,364,283	$16,323,246
Operating Expenses	$2,525,437	$1,013,522	$975,064	$4,514,023
Operating Profit	$7,458,753	$(38,749)	$4,389,219	$11,809,223
Non-operating expenditures	$(46,471)	$(27,915)	$(81,318)	$(155,704)
Earnings before taxes	$7,412,282	$(66,664)	$4,307,901	$11,653,519
Provision for income taxes
Income Tax	$(2,027,309)	$-	$(1,061,374)	$(3,088,683)
Minority Interest	$(612,159)	$-	$-	$(612,159)
	$(2,639,468)	$-	$(1,061,374)	$(3,700,842)

	$4,772,814	$(66,664)	$3,246,527	$7,952,677

Earnings Per Share YE 2009			Earnings Per Share Pro Forma 2009
Basic	$0.95		Basic	$1.43
Diluted	$0.93		Diluted	$1.41
Weighted Average Shares *			Weighted Average Shares *
Basic	5,011,925		Basic	5,554,524
Diluted	5,117,274		Diluted	5,659,873
Notes to Pro Forma Statement of Operations

(a) This represents the full year historical results for ONE Bio, Corp. for the year ended December 31, 2009. This included the full year financials for Green Planet (accounting acquirer in the reverse acquisition), TFS for September 3 through December 31, 2009 and Supreme Discovery from September 27 through December 31, 2009.

(b) This column represents the pro forma adjustment to the historical results reflecting the TFS financial performance from January 1, 2009 through September 2, 2009 (the acquisition date) which reflects the effects of the business acquisition assuming the transaction was consummated at the beginning of the fiscal year presented up to the acquisition date.

(c ) This column represents the pro forma adjustment to the historical results reflecting the Supreme Discovery financial performance from January 1,2009 through September 27, 2009 (the acquisition date) which reflects the effects of the business acquisition assuming the transaction was consummated at the beginning of the fiscal year presented up to the acquisition date.

(d) The results presented represent the financial performance of ONE Bio Corp. if all acquisitions were reflected for the entire fiscal year (January 1 - December 31, 2009).

The weighted average shares have been adjusted to reflect the reverse capitalization with Green Planet and the acquisitions of Supreme and TFS as if the transactions had occurred for the entire fiscal year 2009. The adjustment that was made included moving the common shares issued for Supreme (688,000) and TFS (40,000) from their acquisition date to the beginning balance for 2009. This adjustment was made for pro forma purposes only and is reflective of the 1 for 5 reverse stock split of August 30, 2010.

RISK FACTORS

Investing in our securities involves a great deal of risk. Careful consideration should be made of the following factors as well as other information included in this prospectus before deciding to purchase our securities. You should pay particular attention to the fact that we conduct substantially all of our operations in China and are governed by a legal and regulatory environment that in some respects differs significantly from the legal and regulatory environment that may prevail in the U.S. and other countries. Our business, financial condition and results of operations could be affected materially and adversely by any or all of these risks.

THE FOLLOWING MATTERS MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION, LIQUIDITY, RESULTS OF OPERATIONS AND PROSPECTS, FINANCIAL OR OTHERWISE. REFERENCE TO THIS CAUTIONARY STATEMENT IN THE CONTEXT OF A FORWARD-LOOKING STATEMENT OR STATEMENTS SHALL BE DEEMED TO BE A STATEMENT THAT ANY ONE OR MORE OF THE FOLLOWING FACTORS MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENT OR STATEMENTS.

Risks Related to Our Business

We have a limited operating history.

We have a relatively limited operating history. Sanming and JLF, our contractually controlled PRC operating entities, and TFS through which we currently operate our business, commenced operations in April 2004, September 2002, and March 2006, respectively. All three entities were profitable for 2007, 2008 and 2009. The foregoing notwithstanding, you should consider our future prospects in light of the risks and uncertainties typically experienced by companies such as ours in evolving industries such as the bioengineering industry in China and the Asia-Pacific region. Some of these risks and uncertainties relate to our ability to:

●	offer new and innovative products to attract and retain a larger customer base;

●	attract additional customers and increase spending per customer;

●	increase awareness of our products and brands and continue to develop user and customer loyalty;

●	raise sufficient capital to sustain and expand our business;

●	maintain effective control of our costs and expenses;

●	respond to changes in our regulatory environment;

●	respond to competitive market conditions;

●	manage risks associated with intellectual property rights;

●	integrate any business acquisition properly;

●	attract, retain and motivate qualified personnel; and

●	upgrade our technology to support additional research & development of new products.

If we are unsuccessful in addressing any of these risks and uncertainties, our business may be materially and adversely affected.

Although our revenues have grown rapidly, we cannot assure you that we will maintain our profitability or that we will not incur net losses in the future. We expect that our operating expenses will increase as we expand. Any significant failure to realize anticipated revenue growth could result in operating losses.

We will continue to encounter risks and difficulties in implementing our business model.

We believe that our business model will allow us to become a leader in developing and producing chemical and herbal extracts and natural supplements and organic products for the health and wellness and organic products industries in which we operate. However, we can not assure you that our business model will be effective. We are susceptible to risks, including the failure to increase awareness of our products, protect our reputation and develop customer loyalty, the inability to manage our expanding operations, the failure to maintain adequate control of our expenses, and the inability to anticipate and adapt to changing conditions in the markets in which we operate as well as the impact of any changes in government regulation, mergers and acquisitions involving our competitors, technological developments, and other significant competitive and market dynamics. If we are not successful in addressing any or all of these risks, our business may be materially and adversely affected.

Quarterly operating results may fluctuate.

Our quarterly results of operations may fluctuate as a result of a number of factors, including fluctuation in the demand for and shipments of our products and changes in the price of raw material which directly affect the price of our products and may influence the demand for our products. Therefore, quarter-to-quarter comparisons of results of operations have been and will be impacted by the volume of such orders and shipments. In addition, our operating results could be adversely affected by the following factors, among others, such as variations in the mix of product sales, price changes in response to competitive factors, increases in raw material costs and other significant costs, increases in utility costs (particularly electricity) and interruptions in plant operations resulting from the interruption of raw material supplies and other factors.

We may incur material product liability claims and/or product recalls, which could increase our costs and adversely affect our reputation, revenues and operating income.

As a manufacturer of products designed for human consumption, we are subject to product liability claims that the use of our products has resulted in injury. Also, in the event the use of our products results in injury, we may be forced to recall any of our products that caused the injury. We do not maintain any product liability insurance. A product liability claim against us could result in costly litigation and could adversely affect our reputation with our customers, which in turn could adversely affect our revenues and operating income.

Certain of the countries where we distribute or intend to distribute our CHE and OP products have embraced various manufacturing and quality control standards for the distribution and/or exportation of products such as the products we produce and the labeling of such products. Even though compliance with these standards is generally voluntary, and we are typically able to distribute and/or export our products into those countries without such compliance, if we are unable to demonstrate our compliance with those standards, the marketability of our products may be adversely effected, which may in turn adversely and materially affect our revenues and profits and the market price for our stock.

The manufacture and distribution of our products are subject to domestic (PRC) manufacturing and quality control standards, and the standards announced by the countries to which we export and intend to export our products, including Japan, Europe and the U.S. Generally these standards focus on how products are produced, maintained and held, the facility where the products are produced, and the documentation maintained by the producer supporting the producer’s compliance with these provisions and the labeling of the products. Additionally certain countries, including the U.S. require registration of facilities and compliance with regulations in order to export and distribute these products in the U.S. If a consumer files a complaint regarding a producer’s product and the product is found to cause a health hazard, the producer’s facilities will generally be inspected by the applicable governing body and if such inspection reveals that the producer’s processes, documentation or products do not meet the applicable standards, the export of the products to the applicable country may be blocked until the producer can demonstrate that the problem has been rectified. Certain of the governing bodies, including the U.S. FDA, may require a recall of the adulterated products and/or levy fines. If a producer’s facilities, processes, documentation or products do not meet the applicable agency’s rules and standards, the export of the products to the applicable country may be denied until the producer can demonstrate that it has satisfied the required standards.

We believe that our CHE and OP facilities, systems, processes, procedures and documentation comply with the standards in the countries where we distribute and export our products. However, the fact that we comply with a particular standard is not a guarantee that each and every product we produce will be absolutely safe for consumption. Many factors can cause products such as the ones we manufacture and distribute to be adulterated or impure. If a product we produce is discovered to be adulterated, causes illness or injury, or fails to meet standards for purity or identity, this can lead to interruptions of production and, recalls or claims against us. Further no assurances can be given that we will be able to achieve or maintain compliance with announced standards, or that a governing body may not prohibit us from distributing or exporting our products to a particular country, which events could have a material adverse on our revenue and profits and the market price of our stock.

Certain of the countries where we distribute and intend to distribute our CHE and OP products regulate the labeling and advertising of products of the type we produce and distribute.

The products produced by our CHE and OP facilities may be subject to standards and regulations of the countries to which we export or intend to export our products which regulations govern the labeling of bulk or individual finished products. In addition, the advertising and marketing of our products may be subject to other rules that govern claims which may be made about products and their contents. These standards and regulations vary from country to country. Often when our products are imported into particular countries, inspectors review the label affixed to the product to determine whether the product should be permitted entry. When our products are purchased in bulk for use as an ingredient in other products, we may make claims regarding our products that the purchaser may rely upon and repeat on a label or in advertising. When our products are sold in finished form we may make claims ourselves about our product on it label or in advertising. The claims we make to our customers, and the statements on our labels and in advertising, are regulated in many countries. If the advertising or labeling of a product we produce fails to comply with the specific laws, rules or regulations that apply in the country where it is sought to be imported and sold, we may be unable to sell it there, we may experience delays in delivery, we may be required to re-label or revise advertising, or we may be precluded from making a claim with respect to the product (i.e., a claim that the product is “Organic”) and any of these events this can lead to loss of sales or claims against us and our revenues and profits and market price for our stock could be materially and adversely affected

We may encounter substantial competition in our business and our failure to compete effectively may adversely affect our ability to generate revenue.

The nutritional over-the-counter products and organic products industries are becoming increasingly competitive. Our competitors may have greater market recognition and substantially greater financial, technical, marketing, distribution, purchasing, manufacturing, personnel and other resources than we do. Furthermore, some of our competitors have manufacturing and sales forces that are geographically diversified, allowing them to reduce transportation expenses, tariff costs and currency fluctuations for certain customers in markets where their facilities are located. The principal elements of competition in the nutritional over-the-counter products and organic products industry are, in our opinion, pricing, product availability and quality. In order to succeed in the nutritional over-the-counter products and organic products industry, we must be competitive in our pricing, product availability and quality. If we fail to do so, we will not be able to compete effectively and will lose market share. In such case we may be forced to reduce our margins to retain or acquire that business, which could decrease our revenues or slow our future revenue growth and lead to a decline in profitability. Further, to the extent that, whether as a result of the increased cost of raw materials, the relative strength of the Chinese currency, shipping costs or other factors, we are not able to price our products competitively, our ability to sell our products in both the Chinese domestic and the international markets will suffer.

We may not be able to effectively control and manage our growth.

If our business and markets grow and develop, it may be necessary for us to finance and manage expansion in an orderly fashion. In addition, we may face challenges in managing expanding product offerings. Such circumstances could increase demands on our existing management and facilities. Failure to manage this growth and expansion could interrupt or adversely affect our operations and cause production backlogs, longer product development time frames and administrative inefficiencies.

We may not be able to successfully implement our strategy of acquiring desired target companies or to obtain financing needed to complete the acquisition of target companies.

One of our strategies is to grow through the acquisition of profitable, well-run companies whose businesses are synergistic with our core business. We may encounter substantial competition in connection with our efforts to complete such acquisitions which in turn could increase the cost of such acquisitions. If we are unable to negotiate and close such acquisitions on terms acceptable to us, our anticipated growth may not occur as contemplated or may require us to pay more for a target company which could adversely affect the profitability of such acquired company and negatively affect our results of operations. Additionally, our ability to successfully acquire a desired target company may depend upon our ability to obtain funding for any such acquisition and no assurances can be given that we will be able to obtain such financing, if needed, on terms acceptable to us.

We may not be able to effectively integrate acquired target companies or attain economies of scale.

If we are successful in acquiring desired target companies, we will need to integrate such acquisitions with our existing core business. Failure to effectively integrate the acquired target companies could adversely affect our core business, prevent us from realizing the benefits of economies of scale, or adversely affect our ability to successfully acquire other target companies and thereby adversely impact our growth strategy.

Shortages or disruptions in the availability of raw materials could have a material adverse effect on our business.

We expect that raw materials used to produce and manufacture our products will continue to account for a significant portion of our cost of goods sold in the future. The prices of raw materials fluctuate because of general economic conditions, global supply and demand and other factors causing monthly variations in the costs of our raw materials purchases. The macro-economic factors, together with labor and other business interruptions experienced by certain suppliers, have contributed to periodic shortages in the supply of raw materials, and such shortages may increase in the future. If we are unable to procure adequate supplies of raw material to meet our future production needs and customer demand, shortages could result in a material loss of customers and revenues and adversely impact our results of operations. In addition, supply shortages or disruptions or the loss of suppliers may cause us to procure our raw materials from less cost-effective sources and may have a material adverse affect on our business, revenues and results of operations.

Interruptions in growing or otherwise obtaining the raw materials used by our CHE and OP business units, whether due to problems with our crops or problems with our raw material suppliers, may affect our results of operations and our financial performance.

We grow a significant amount of the raw materials we use for our CHE business unit and we also purchase additional raw materials for our CHE business unit from various suppliers. We are not substantially dependent on any of our suppliers for the raw materials used by our CHE business unit. Also, we grow substantially all of the raw materials for our OP business unit and accordingly, to the extent we purchase raw materials from suppliers for our OP business unit, we are not dependent on any of our suppliers for the raw materials used by our OP business unit. Any problems we may experience with our CHE or OP business unit crops could disrupt production or impact our ability to increase production and sales of our CHE or OP products respectively or require us to purchase a greater amount of raw materials from suppliers. With respect to our suppliers, we typically enter into renewable, fixed price agreements. If we experience disruptions in our obtaining supplies for either our CHE business unit or our OP business unit, whether due to problems with our crops or other circumstances, we will need to identify and access alternative sources for such supplies which may in turn increase our costs and our dependence. Also in such event, interruptions in our obtaining the necessary raw materials could disrupt production or impact our ability to increase production and sales of our CHE or OP products and negatively impact our results of operations, financial performance and the price of our common stock.

Due to increased volatility of raw material prices, the timing lag between the raw material purchase and product pricing can negatively impact our profitability.

To the extent we purchase raw materials for our CHE and OP business units, volatility in the prices of raw materials, among other factors, may adversely impact our ability to accurately forecast demand and may have a material adverse impact on our results of operations. We seek to mitigate the impact of changing raw material prices by passing changes in prices to our customers by adjusting prices daily to reflect changes in raw material prices, as is customary in the industry. We may not be able to adjust our product prices rapidly enough in the short-term to recover the costs of increases in raw materials. Our future profitability may be adversely affected to the extent we are unable to pass on higher raw material costs to our customers.

Increases in raw materials prices will increase our need for working capital.

If the prices of raw materials that we may purchase for our CHE business unit and our OP business unit were to increase, our working capital requirements may increase as well. Increases in our working capital requirements can materially adversely impact our results of operations, our cash flow and our available liquidity to fund other business needs. Furthermore, there is no assurance we would be able to finance additional working capital requirements or finance such working capital requirements on favorable terms. If we were unable to obtain financing on favorable terms, our business and results of operations may be adversely affected. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources.”

Increases in raw materials prices may increase credit and default risk with respect to our customers.

Increases in the price of our products, if raw material prices were to rise and be passed on to our customers, may place additional demands on the working capital and liquidity needs of our customers. Accordingly, our customers’ cash flow may be negatively impacted which may have an adverse affect on the timing and amount of payment on our accounts receivable, which would in turn, negatively affect our results of operations.

If the nutritional, over-the-counter products and organic products industries do not grow or grow at a slower speed than we project, our sales and profitability may be materially adversely affected.

We currently derive most of our profits from sales of our products in China. The continued development of our business depends, in large part, on continued growth in the nutritional over-the-counter products and organic products industries in China and the Asia-Pacific region. Although China’s nutritional over-the-counter products and organic products industries have grown rapidly in the past, they may not continue to grow at the same growth rate or at all in the future. Any reduced demand for our products, any downturn or other adverse changes in China’s nutritional, over-the-counter products and organic products or related industries could severely impact the profitability of our business.

Potential environmental liability could have a material adverse effect on our operations and financial condition.

As a manufacturer, we are subject to various Chinese environmental laws and regulations on air emission, waste water discharge, solid wastes and noise. Although we believe that our operations are in substantial compliance with current environmental laws and regulations, we may not be able to comply with these regulations at all times as the Chinese environmental legal regime is evolving and becoming more stringent. Therefore, if the Chinese government imposes more stringent regulations in the future, we may have to incur additional and potentially substantial costs and expenses in order to comply with new regulations, which may negatively affect our results of operations. Further, no assurance can be given that all potential environmental liabilities have been identified or properly quantified or that any prior owner, operator, or tenant has not created an environmental condition unknown to us. If we fail to comply with any of the present or future environmental regulations in any material aspects, we may suffer from negative publicity and be subject to claims for damages that may require us to pay substantial fines or have our operations suspended or even be forced to cease operations.

Adverse publicity associated with us or our products or similar products manufactured by our competitors could have a material adverse effect on our results of operations.

Over the past several years, there have been various reported and publicized incidents regarding the safety and efficacy of products produced in China and the production in China of counterfeit products. Because our products include health supplements, energy drinks, organic food products, and products that are used in the manufacture of health supplements, energy drinks, organic food products and fertilizers, we are highly dependent upon market perceptions of the safety and quality of our products. Concerns over the safety of nutraceutical and organic products produced or manufactured in China could have an adverse effect on the sale of such products, including products produced or manufactured by us.

We could be adversely affected if any of our products or any similar products produced or manufactured by other companies prove to be, or are alleged to be, unsafe or harmful to humans or to animals, or ineffective or harmful to the environment. Any negative publicity associated with the safety, adverse effects or efficacy resulting from the use or misuse of our products or any similar products manufactured by other companies could also have a material adverse impact on our results of operations. We have not, to date, experienced any significant quality control or safety problems. If in the future we become involved in incidents of the type described above, such problems could have a material adverse effect on our results of operations.

Key employees are essential to growing our business.

We are dependent on the services of Mr. Silvasan our CEO, Mr. Min Zhao, our CHE business unit president, Mr. Jinrong Tang, our OP business unit president, and Ms. Jeanne Chan our Senior VP China to grow our business. Messrs. Silvasan, Zhao and Tang, and Ms. Chan are essential to our ability to continue to grow our business. Each of Mr. Zhao and Mr. Tang has established relationships within the industries in which we operate. Each of our key executives has agreed to non-solicitation and non-compete restrictions during the course of their employment with us, however, these restrictions only extend for a one-year period from termination. While none of our key executives have indicated to us that they intend to leave or resign from our Company in the near future, the loss of the services of any of our key executives could materially harm our business because of the cost and time necessary to recruit and train a replacement and to re-establish relationships within the industries in which we operate. Such a loss would also divert management’s attention away from operational matters. Further, we do not maintain, or intend to maintain, key person life insurance for any of our key executives or key employees. If any of them were to leave us, our growth strategy might be hindered, which could limit our ability to increase revenue. In addition, we face competition for attracting skilled personnel. If we fail to attract and retain qualified personnel to meet current and future needs, this could slow our ability to grow our business, which could result in a decrease in market share.

We may need additional financing, which may not be available on satisfactory terms or at all.

Our capital requirements may be accelerated as a result of many factors, including timing of acquisition and development activities, underestimates of budget items, unanticipated expenses or capital expenditures, overestimates of revenues, future product opportunities with collaborators, future licensing opportunities and future business combinations. Consequently, we may need to seek additional debt or equity financing, which may not be available on favorable terms, if at all, and which may be dilutive to our shareholders.

We may seek to raise additional capital through public or private equity offerings, debt financings or additional corporate collaboration and licensing arrangements. To the extent we raise additional capital by issuing equity securities, our shareholders may experience dilution. To the extent that we raise additional capital by issuing debt securities, we may incur substantial interest obligations, may be required to pledge assets as security for the debt and may be constrained by restrictive financial and/or operational covenants. Debt financing would also be superior to our shareholders’ interest in bankruptcy or liquidation. To the extent we raise additional funds through collaboration and licensing arrangements, it may be necessary to relinquish some rights to our technologies or product candidates, or grant licenses on unfavorable terms.

If we fail to adequately protect or enforce our intellectual property rights, or to secure rights to patents of others, the value of our intellectual property rights could diminish.

Our success, competitive position and future revenues will depend in part on our ability to obtain and maintain patent protection for our products, methods, processes and other technologies, to preserve our trade secrets, to prevent third parties from infringing on our proprietary rights and to operate without infringing the proprietary rights of third parties.

To date, we have, through our contractually controlled PRC operating entities, applied for or been issued two patents in the PRC. The patents cover the proprietary production process used to produce Solanesol, Co-enzyme Q10, Resveratrol, 5-HTP, organic fertilizer, and potential future products. We cannot predict the degree and range of protection the patents will afford us against competitors. Third parties may find ways to invalidate or otherwise circumvent any patented technology that is a part of our business units. Third parties may attempt to obtain patents claiming aspects similar to our patents. We also have, through our contractually controlled PRC operating entities, applied for or have been issued six trademarks in the PRC. If we need to initiate litigation or administrative proceedings to protect or enforce our intellectual property rights, such actions may be costly whether we win or lose.

Our success will also depend on the skills, knowledge and experience of our scientific and technical personnel, consultants, advisors, licensors and contractors. To help protect our proprietary know-how and inventions for which patents may be unobtainable or difficult to obtain, we rely on trade secret protection and confidentiality agreements. If any of our confidential intellectual property is disclosed, our value could be significantly impaired, and our business and competitive position could suffer.

If we infringe the rights of third parties, we could be prevented from selling products, forced to pay damages and compelled to defend against litigation.

If our products, methods, processes and other technologies infringe on the proprietary rights of other parties, we could incur substantial costs, and may have to obtain licenses (which may not be available on commercially reasonable terms, if at all), redesign our products or processes, stop using the subject matter claimed in the asserted patents, pay damages, or defend litigation or administrative proceedings, which may be costly whether we win or lose. All of the above could result in a substantial diversion of valuable management resources.

We believe we have taken reasonable steps, including comprehensive internal and external prior patent searches, to ensure we have freedom to operate and that our development and commercialization efforts can be carried out as planned without infringing on others’ proprietary rights. However, we cannot guarantee that no third party patent has been filed or will be filed that may contain subject matter of relevance to our development, causing a third party patent holder to claim infringement. Resolving such issues has traditionally resulted, and could in our case result, in lengthy and costly legal proceedings, the outcome of which cannot be predicted accurately.

We do not have business insurance coverage in China.

Insurance companies in China offer limited business insurance products. As a result, we do not have any business liability, loss of data or disruption insurance coverage for our operations. Any business disruption, litigation or natural disaster might cause us to incur substantial costs or divert our resources. In addition, we do not carry insurance with respect to certain risks, including product liability insurance. As a result, any product liability or other claims may materially adversely affect our business, financial condition and results of operations. Furthermore, we may need to stop selling products that result in product liability claims, which could negatively affect the range of products that we offer and the size of our customer base.

Our corporate actions are substantially controlled by our principal shareholders and affiliated entities.

As of September 15, 2010, our principal shareholders and their affiliated entities own approximately 74% of our outstanding common stock, representing approximately 74% of our voting power. These shareholders, acting individually or as a group, could exert substantial influence over matters such as electing directors and approving mergers or other business combination transactions. In addition, because of the percentage of ownership and voting concentration in these principal shareholders and their affiliated entities, elections of our board of directors will generally be within the control of these shareholders and their affiliated entities. While all of our shareholders are entitled to vote on matters submitted to our shareholders for approval, the concentration of shares and voting control presently lies with these principal shareholders and their affiliated entities. As such, it would be difficult for shareholders to propose and have approved proposals not supported by management. There can be no assurances that matters voted upon by our officers and directors in their capacity as shareholders will be viewed favorably by all shareholders of the company.

If we are unable to maintain appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, and cause investors to lose confidence in our reported financial information.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. As a public company, we have significant additional requirements for enhanced financial reporting and internal controls. We are required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company.

Our management, with the participation of our Chief Executive Officer, evaluated the effectiveness of our disclosure controls and procedures as of December 31, 2009. Based upon that evaluation, our CEO concluded that our disclosure controls and procedures were effective and designed to ensure that material information required to be disclosed by us in the reports that we file or submit is recorded, processed, summarized and reported, within the time period specified in the SEC’s rules and regulations and accumulated and communicated to them as appropriate to allow timely decision regarding required disclosure.

Our management is also responsible for establishing and maintaining adequate internal control over financial reporting, which refers to the process designed by, or under the supervision of, our CFO and effected by our Board of Directors, management and other personnel, to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of our financial statements for external purposes in accordance with generally accepted accounting principles. As of December 31, 2009, our management evaluated the effectiveness of our internal control over financial reporting and concluded that at December 31, 2009, there was a material weakness in internal control over financial reporting, which related to the monitoring and review of work performed in the preparation of audit and financial statements, footnotes and financial data provided by us to our independent accounting firm. Management concluded that our financial disclosure controls and procedures were not effective due to our limited internal resources and lack of ability to have multiple levels of transaction review. Through the use of external consultants and the review process, management believes that the financial statements and other information presented by us are materially correct. Our lack of accounting staff results in a lack of segregation of duties necessary for an effective system of internal control. In order to mitigate this material weakness to the fullest extent possible, all quarterly and annual financial reports completed by our CFO are reviewed by our CEO for reasonableness and all unexpected results are investigated. At any time, if it appears that any control can be implemented to continue to mitigate such weakness, it is immediately implemented.

We have implemented internal financial controls and external reporting systems that we believe meet the requirements of the Sarbanes-Oxley Act of 2002. However, we cannot assure you that we will not, in the future, identify areas requiring improvement in our internal control over financial reporting. We cannot assure you that the measures we will take to remediate any areas in need of improvement will be successful or that we will implement and maintain adequate controls over our financial processes and reporting in the future as we continue our growth. If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to comply with Sarbanes-Oxley and meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, and cause investors to lose confidence in our reported financial information.

We may not be able to extend our Research and Development Contract with Fudan University

In 2005, we entered into a Research and Development Contract with Fudan University regarding, among other things, our joint ownership with Fudan University of the patented “solanesol-clean extraction method”, research and development of downstream products and assistance and support to be provided by Fudan University. On May 8, 2010, we entered into an Addendum Agreement to extend the expiration date under the Research and Development Contract to July 24, 2013. Because of our relationship with Fudan University, and in particular with Dr. Jian Ming Chan, who has served as Sanming’s Chief Scientist since April 2006, and has continued in that position since we acquired Green Planet on June 17, 2009, we believe that this Research and Development Contract will be further extended; however no assurances can be given that this contract will be extended beyond July 24, 2013. If we are unable to further extend the Research and Development Contract, if desirable, we may not have the assistance and support of Fudan University and we may be limited in the improvement of current products or the development of new downstream products.

Risks Associated With Doing Business In China

There are substantial risks associated with doing business in China, as set forth in the following risk factors.

Substantially all of our assets and operations are located in the PRC and are subject to changes resulting from the political and economic policies of the Chinese government and it is possible that the PRC government could adopt material changes to their policies regarding foreign participation in businesses operating in the PRC, which could have a material and adverse effect on our business and could even cause us to lose all of our assets and operations in China.

We conduct our business primarily through our contractually controlled, affiliated PRC operating entities. Our business operations could be restricted by the political environment in the PRC. The PRC has operated as a socialist state since 1949 and is controlled by the Communist Party of China. In recent years, however, the government has introduced reforms aimed at creating a socialist market economy and policies have been implemented to allow business enterprises greater autonomy in their operations. We are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to wholly foreign-owned enterprises (“WFOE”s). Changes in the political leadership of the PRC may have a significant effect on laws and policies related to the current economic reform programs, other policies affecting business and the general political, economic and social environment in the PRC, including the introduction of measures to control inflation, changes in the rate or method of taxation, import and export tariffs, the imposition of additional restrictions on currency conversion and remittances abroad, foreign investment and regulations relating to raw materials, environmental regulations, land use rights, property and other matters. Moreover, economic reforms and growth in the PRC have been more successful in certain provinces than in others, and the continuation or increases of such disparities could affect the political or social stability of the PRC. Although we believe that the economic reforms and the macroeconomic measures adopted by the Chinese government have had a positive effect on the economic development of China, there is no assurance that the Chinese government will continue to pursue the current economic reform policies, or that it will not significantly alter these policies from time to time without notice and the future direction of these economic reforms is uncertain and the uncertainty may decrease the attractiveness of our Company as an investment, which may in turn result in a decline in the trading price of our common stock. Further, we cannot assure you that the PRC government will not alter its policies to further restrict foreign participation in businesses operating in the PRC or even cause us to lose all of our assets and operations in the PRC.

Additionally, Chinese legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, the PRC has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their non-binding nature, the limited precedential value or prior court decisions, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the Chinese legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation (if any) of these policies and rules until some time after the violation. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

We cannot assure you that the current Chinese policies of economic reform will continue. Because of this uncertainty, there are significant economic risks associated with doing business in China.

Although the majority of productive assets in China are owned by the Chinese government, in recent years the government has implemented economic reform measures that emphasize decentralization and encourage private economic activity. In keeping with these economic reform policies, the PRC has been openly promoting business development in order to bring more business into the PRC. Because these economic reform measures may be inconsistent or ineffective, there are no assurances that:

●	the Chinese government will continue its pursuit of economic reform policies;
●	the economic policies, even if pursued, will be successful;
●	the economic policies will not be significantly altered from time to time; or
●	business operations in China will not become subject to the risk of nationalization.

We cannot assure you that we will be able to capitalize on these economic reforms, assuming the reforms continue. Because our business model is dependent upon the continued economic reform and growth in China (as well as other Asia-Pacific countries), any change in Chinese government policy could materially adversely affect our ability to continue to implement our business model. China’s economy has experienced significant growth in the past decade, but such growth has been uneven across geographic and economic sectors and has recently been slowing. Even if the Chinese government continues its policies of economic reform, there are no assurances that economic growth in that country will continue or that we will be able to take advantage of these opportunities in a fashion that will provide financial benefit to us.

The Chinese government exerts substantial influence over the manner in which our Chinese subsidiaries and contractually controlled operating entities must conduct our business activities.

The PRC only recently has permitted provincial and local economic autonomy and private economic activities. The government of the PRC has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in the PRC or particular regions of the PRC, and could require us to divest ourselves of any interest we then hold in our PRC subsidiaries, or cause us to lose all of our assets and operations in the PRC.

We may be unable to enforce our rights due to policies regarding the regulation of foreign investments in China.

The PRC’s legal system is a civil law system based on written statutes in which decided legal cases have uncertain value as precedent, unlike the common law system prevalent in the United States. The PRC does not have a well-developed, consolidated body of laws governing foreign investment enterprises and its regulations and policies with respect to foreign investments are evolving. As a result, the administration of laws and regulations by government agencies may be subject to considerable discretion and variation, and may be subject to influence by external forces unrelated to the legal merits of a particular matter.

Definitive regulations and policies with respect to many of such matters have not yet been published. Statements regarding these evolving policies have been conflicting and any such policies, as administered, are likely to be subject to broad interpretation and discretion and to be modified, perhaps on a case-by-case basis. The uncertainties regarding such regulations and policies present risks which may affect our ability to achieve our stated business objectives. If we are unable to enforce any legal rights we may have under our contracts or otherwise, our ability to compete with other companies in our industry could be limited which could result in a loss of revenue in future periods which could have a material adverse effect on our business, financial condition, results of operations and stock price.

Certain agreements to which we are a party and which are material to our operations lack various legal protections which are customarily contained in similar contracts prepared in the United States.

Our subsidiaries and affiliated entities include companies organized under the laws of the PRC and all of their business and operations are conducted in China. We are a party to certain contracts related to our operations in China and, in particular, the contracts by which we contractually control Sanming and JLF. While these contracts contain the basic business terms of the agreements between the parties, these contracts do not contain certain clauses which are customarily contained in similar contracts prepared in the U.S., such as representations and warranties of the parties, confidentiality and non-compete clauses, provisions outlining events of defaults, and termination and jurisdictional clauses. Because our contracts in China omit these customary clauses, notwithstanding the differences in Chinese and U.S. laws, we may not have the same legal protections as we would if the contracts contained these additional clauses. We anticipate that our Chinese subsidiaries and our contractually controlled PRC operating entities will likely enter into contracts in the future which will likewise omit these customary legal protections. While we have not been subject to any adverse consequences as a result of the omission of these customary clauses, and we consider the contracts to which we are a party to contain all the material terms of our business arrangements with the other party, future events may occur which lead to a dispute which could have been avoided if the contracts included customary clauses in conformity with U.S. standards. Contractual disputes which may arise from this lack of legal protection could divert management’s time from the operation of our business, require us to expend funds attempting to settle a possible dispute, limit the time our management would otherwise devote to the operation of our business, and have a material adverse effect on our business, financial condition and results of operations. Additionally the lack of a well developed body of laws and the uncertain value of decided legal cases a precedent could, if a dispute were to arise, impact the enforceability of such contracts.

PRC regulations relating to acquisitions of PRC companies by foreign entities may create regulatory uncertainties that could restrict or limit our ability to operate. Our failure to obtain the prior approval of the China Securities Regulatory Commission (the “CSRC”), for this offering and the listing and trading of our common stock could have a material adverse effect on our business, operating results, reputation and trading price of our common stock, and may also create uncertainties for this offering.

The PRC State Administration of Foreign Exchange, or “SAFE,” issued a public notice effective November 1, 2005, known as Circular 75, concerning the use of offshore holding companies in mergers and acquisitions in China. The public notice provides that if an offshore company controlled by PRC residents intends to acquire a PRC company, such acquisition will be subject to registration with the relevant foreign exchange authorities. The public notice also suggests that registration with the relevant foreign exchange authorities is required for any sale or transfer by the PRC residents of shares in an offshore holding company that owns an onshore company. The PRC residents must each submit a registration form to the local SAFE branch with respect to their ownership interests in the offshore company, and must also file an amendment to such registration if the offshore company experiences material events, such as changes in the share capital, share transfer, mergers and acquisitions, spin-off transactions or use of assets in China to guarantee offshore obligations.

We are committed to complying with and to ensuring that our shareholders who are subject to the regulations will comply with the relevant rules. However, we cannot assure you that all of our shareholders who are PRC residents will comply with our request to make or obtain any applicable registrations or comply with other requirements required by Circular 75 or other related rules. Any future failure by any of our shareholders who is a PRC resident, or controlled by a PRC resident, to comply with relevant requirements under this regulation could subject us to fines or sanctions imposed by the PRC government, including restrictions on our PRC subsidiaries’ abilities to pay dividends or make distributions to us and our ability to increase our investment in our PRC subsidiaries.

On August 8, 2006, the PRC Ministry of Commerce (“MOFCOM”), joined by the State-owned Assets Supervision and Administration Commission of the State Council, the State Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission and SAFE, released a substantially amended version of the Provisions for Foreign Investors to Merge with or Acquire Domestic Enterprises (the “Revised M&A Regulations”), which took effect September 8, 2006. These new rules significantly revised China’s regulatory framework governing onshore-to-offshore restructurings and foreign acquisitions of domestic enterprises. These new rules signify greater PRC government attention to cross-border merger, acquisition and other investment activities, by confirming MOFCOM as a key regulator for issues related to mergers and acquisitions in China and requiring MOFCOM approval of a broad range of merger, acquisition and investment transactions. Further, the new rules establish reporting requirements for acquisition of control by foreigners of companies in key industries, and reinforce the ability of the Chinese government to monitor and prohibit foreign control transactions in key industries.

Among other things, the Revised M&A Regulations include new provisions that purport to require that an offshore special purpose vehicle, or “SPV”, formed for listing purposes and controlled directly or indirectly by PRC companies or individuals must obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of their overseas listings. Our PRC counsel has advised us that, (i) Fujian GP and Fujian United were incorporated by a foreign owned enterprise, and there was no acquisition of the equity or assets of a “PRC domestic company” as such term is defined under the Revised M&A Regulations and (ii) no provision in the Revised M&A Regulations clearly classifies the contractual arrangements between Fujian GP and Sanming, Fujian United and JLF as a type of transaction falling within such rules. Therefore, we were and are not required to obtain the approval of CSRC under the Revised M&A Regulations in connection with this offering. However, the application of this PRC regulation remains unclear with no consensus currently existing among the leading PRC law firms regarding the scope and applicability of the CSRC approval requirement.

If the CSRC or another PRC regulatory agency subsequently determines that CSRC approval was required for this offering, we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from this offering into the PRC, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our common stock. The CSRC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of the common stock offered hereby. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur.

Also, if later the CSRC requires that we obtain its approval, we may be unable to obtain a waiver of the CSRC approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding this CSRC approval requirement could have a material adverse effect on the trading price of our common stock. Furthermore, published news reports in China recently indicated that the CSRC may have curtailed or suspended overseas listings for Chinese private companies. These news reports have created further uncertainty regarding the approach that the CSRC and other PRC regulators may take with respect to transactions such as this offering.

It is uncertain how our business operations or future strategy will be affected by the interpretations and implementation of Circular 75 and the Revised M&A Regulations. It is anticipated that application of the new rules will be subject to significant administrative interpretation, and we will need to closely monitor how MOFCOM and other ministries apply the rules to ensure that our domestic and offshore activities continue to comply with PRC law. Given the uncertainties regarding interpretation and application of the new rules, we may need to expend significant time and resources to maintain compliance.

We conduct of our business primarily through contractually controlled PRC operating entities and our control of the day-to-day operations of such PRC entities pursuant to contracts in order to comply with Chinese law may not be as effective as conducting business through direct equity ownership of such PRC entities due to uncertainties with respect to the PRC legal system which could materially and adversely affect our results of operations.

We conduct our business primarily through our contractually controlled PRC operating entities. PRC laws and regulations govern our operations in China. Our contractually controlled PRC operating entities are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to wholly foreign-owned enterprises (“WFOEs”). Although members of our executive management team and our shareholders include the executive officers and owners of our contractually controlled PRC operating entities, because we do not directly own our contractually controlled PRC operating entities, we may encounter problems enforcing our rights to control the business affairs and day-to-day operations of such entities. If we find it necessary to take legal action in China to enforce our rights under our contracts with the PRC operating entities, we will be subject to the uncertainties of the PRC legal system, where prior court decisions have limited precedential value. Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their non-binding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation, if any, of these policies and rules until some time after the violation. In addition, any litigation in China, regardless of outcome, may be protracted and result in substantial costs and diversion of resources and management attention. Accordingly, notwithstanding our contractual control over our PRC operating entities, such control may not be as effective as if we conducted our business through direct equity owned PRC entities which could materially and adversely affect our results of operations.

Our contractual arrangements with Sanming, JLF and their shareholders may not be as effective in providing control over these entities as direct ownership.

We have no equity ownership interest in Sanming and JLF, we rely on the contractual arrangements of the VIE agreements to control and operate Sanming and JLF. These contractual arrangements may not be as effective in providing control over Sanming and JLF as direct ownership. For example, Sanming and JLF could fail to take actions required for our business or fail to pay dividends to Fujian GP and Fujian United despite its contractual obligation to do so. If Sanming and JLF fail to perform their obligation under the VIE agreements, we may have to rely on legal remedies under PRC law, which may not be effective.

Uncertainty as to the enforceability of our agreements through which we control our contractually controlled PRC operating entities and their day-to-day operations.

We entered into agreements with our contractually controlled PRC operating entities and their equity holders which provide us with the contractual control over the business affairs and the day-to-day operations of such businesses as a means to comply with PRC restrictions relating to foreign investment in PRC entities. Our PRC counsel, DeHeng Law Offices (Bejing), has advised us that such agreements are enforceable and in compliance with PRC laws. Based on such advice, we did not seek PRC government approval regarding our relationships or agreements with our contractually controlled PRC operating entities. Notwithstanding the foregoing, due to the uncertainties and inconsistencies of the applications and interpretations of the PRC laws and regulations and the limited precedential value of prior court decisions in the PRC legal system, we cannot assure you that we will be able to enforce our rights under our agreements with said third party PRC operating entities or otherwise control the business affairs and day-to-day operations of such businesses.

If we make equity compensation grants to persons who are PRC citizens, they may be required to register with the State Administration of Foreign Exchange of the PRC, or “SAFE”. We may also face regulatory uncertainties that could restrict our ability to adopt additional equity compensation plans for our directors and employees and other parties under PRC law.

On April 6, 2007, SAFE issued the “Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Ownership Plan or Stock Option Plan of An Overseas Listed Company,” also know as “Circular 78.” It is not clear whether Circular 78 covers all forms of equity compensation plans or only those which provide for the granting of stock options. For any plans which are so covered and are adopted by a non-PRC listed company, such as our company, after April 6, 2007, Circular 78 requires all participants who are PRC citizens to register with and obtain approvals from SAFE prior to their participation in the plan. In addition, Circular 78 also requires PRC citizens to register with SAFE and make the necessary applications and filings if they participated in an overseas listed company’s covered equity compensation plan prior to April 6, 2007. We believe that the registration and approval requirements contemplated in Circular 78 will be burdensome and time consuming.

Effective January 5, 2010, we adopted our 2010 Incentive Stock Plan and made stock option grants under the 2010 Incentive Stock Plan to certain of our officers, directors and employees, some of whom are PRC citizens and may be required to register with SAFE. In addition to our officers and directors that receive option grants at the close of this offering, future participants of our 2010 Incentive Stock Plan or any other equity compensation plan we may adopt who are PRC citizens may be required to register with SAFE. If it is determined that any of our equity compensation plans are subject to Circular 78, failure to comply with such provisions may subject us and participants of our equity incentive plan who are PRC citizens to fines and legal sanctions and prevent us from being able to grant equity compensation to our PRC employees. In that case, our business operations may be adversely affected.

Because our business is located in the PRC, we may have difficulty establishing adequate management, legal and financial controls, which we are required to do in order to comply with U.S. securities laws.

PRC companies have historically not adopted a Western style of management and financial reporting concepts and practices, which includes strong corporate governance, internal controls and, computer, financial and other control systems. Although our senior executive officers are seasoned executives with significant experience in operating public companies and corporate governance compliance, most of our middle and top management staff in the PRC are not educated and trained in the Western system. While historically we have not experienced problems in attracting executives or management personnel from China’s large pool of professionals, should we need to replace one of our executives or key employees or bring on additional executives and key employees, we may have difficulty hiring new employees in the PRC with such Western system training. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices for our PRC subsidiaries and controlled operating entities that meet Western standards even though we have significant contractual controls over our PRC operating entities. Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls as required under Section 404 of the Sarbanes-Oxley Act of 2002. This may result in significant deficiencies or material weaknesses in our internal controls, which could impact the reliability of our financial statements and prevent us from complying with SEC rules and regulations and the requirements of the Sarbanes-Oxley Act of 2002. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our business.

Restrictions on the convertibility of RMB into foreign currency may limit our ability to make dividends or other payments in U.S. dollars or fund possible business activities outside China.

Substantially all of our net revenues are currently generated in RMB. Any future restrictions on currency exchanges may limit our ability to use net revenues generated in RMB to make dividends or other payments in U.S. dollars or fund possible business activities outside China. Although the PRC government introduced regulations in 1996 to allow greater convertibility of RMB for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents. In addition, remittance of foreign currencies abroad and conversion of RMB for capital account items, including direct investment and loans, is subject to government approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. Subject to certain procedures, including the payment of certain taxes in the PRC, our PRC business units are currently able to pay dividends to us which we can then use to fund our other business activities. We cannot assure you the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of RMB, especially with respect to foreign exchange transactions.

Restrictions on making payments to us.

We rely almost entirely on payments from the revenues generated by our contractually controlled PRC operating entities under our contractual arrangements with them. The Chinese government imposes controls on the conversion of the Chinese currency, RMB, into foreign currencies and the remittance of currencies out of China. Subject to certain procedures, including the payment of certain taxes in the PRC, our PRC business units are currently able to pay dividends to us which we can then use to fund our other business activities. We may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency. Furthermore, if our contractually controlled PRC operating entities incur debt on their own in the future, the instruments governing the debt may restrict their ability to make payments. If we are unable to receive all of the revenues from our operations in the PRC through these contractual or dividend arrangements, we may be unable to pay our operating expenses as they come due.

We do not have a financial service business license and may be restricted in extending loans directly to other companies, including affiliates.

We do not currently have a financial service business license and PRC laws generally do not permit companies that do not possess a financial service business license to extend loans directly to other companies, including affiliates, without proceeding through a financial agency. The enforcement of these restrictions remains unpredictable, and government authorities may declare these loans void, require the forfeiture of any interest paid and levy fines or other penalties upon the parties involved, among other remedies. In the past, when our subsidiaries or affiliates have required capital, we have funded such needs by providing equity investments and not loans to such entities. In the future, we intend to continue to fund the capital needs of our subsidiaries in the form of additional equity investments.  Additionally, because we do not have a financial services business license our internal financing business unit may be limited in providing funding to our other business units and their customers in China that purchase products from us. However, in the future we may seek to obtain the necessary PRC licenses or government approvals in order to provide intercompany loans to our subsidiaries and funding to their customers in China who purchase products from us.

Bringing original actions in China based on United States or other foreign laws against us, our management or the experts named in the prospectus.

We currently conduct substantially all of our operations in China through contractually controlled PRC operating entities, substantially all of our revenues are generated by our operations in China, and substantially all of our operating assets are located in China. The owners and executive officers who control and operate our contractually controlled PRC operating entities include individuals who are also our executive officers and shareholders who reside within China. If the owners and executive officers of our contractually controlled PRC operating entities were to decide to operate such businesses for their own benefit and thereby breach our agreements with them, we may experience difficulties enforcing our agreements with such entities. Additionally, it may not be possible to affect service of process within the United States or elsewhere outside China upon our executive officers and other individuals our executive officers who reside in China, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. Moreover, our Chinese counsel has advised us that China does not have treaties with the United States or many other countries providing for the reciprocal recognition and enforcement of judgment of courts.

Governmental control of currency conversion may affect the value of your investment.

The Chinese government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in RMB. Under our current structure, our income is primarily derived from payments from our PRC business units. Shortages in the availability of foreign currency may restrict the ability of our Chinese subsidiaries and our affiliated entities to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations. Under existing Chinese foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from China State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies. The Chinese government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay our operating expenses as they come due.

We derive a substantial portion of our sales from China and a slowdown or other adverse developments in the PRC economy may materially and adversely affect our customers, demand for our services and our business.

Substantially all of our sales are generated from China. We anticipate that sales of our products in China will continue to represent a substantial proportion of our total sales in the near future. Although the PRC economy has grown significantly in recent years, we cannot assure you that such growth will continue. The industries in which we are involved in the PRC are relatively new and growing, but we do not know how sensitive these industries are to a slowdown in economic growth or other adverse changes in the PRC economy which may affect demand for our products. A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in the PRC may materially reduce the demand for our products and materially and adversely affect our business.

Currency fluctuations and restrictions on currency exchange may adversely affect our business, including limiting our ability to convert Chinese RMB into foreign currencies and, if Chinese RMB were to decline in value, reducing our revenue in U.S. dollar terms.

Although our reporting currency is the U.S. dollar, substantially all of our operations are in China and the RMB is used as their functional currency and substantially all of our Chinese revenue and expenses are in RMB. We are subject to the effects of exchange rate fluctuations with respect to any of these currencies. For example, the value of the RMB depends to a large extent on Chinese government policies and China’s domestic and international economic and political developments, as well as supply and demand in the local market. Since 1994, the official exchange rate for the conversion of RMB to the U.S. dollar had generally been stable and the RMB had appreciated slightly against the U.S. dollar. However, on July 21, 2005, the Chinese government changed its policy of pegging the value of Chinese RMB to the U.S. dollar. Under the new policy, Chinese RMB may fluctuate within a narrow and managed band against a basket of certain foreign currencies. It is possible that the Chinese government could adopt a more flexible currency policy, which could result in more significant fluctuation of Chinese RMB against the U.S. dollar. We can offer no assurance that Chinese RMB will be stable against the U.S. dollar or any other foreign currency.

The income statements of our foreign operations are translated into U.S. dollars at the average exchange rates in each applicable period. To the extent the U.S. dollar strengthens against foreign currencies, the translation of these foreign currencies denominated transactions results in reduced revenue, operating expenses and net income for our international operations. Similarly, to the extent the U.S. dollar weakens against foreign currencies, the translation of these foreign currency denominated transactions results in increased revenue, operating expenses and net income for our international operations. We are also exposed to foreign exchange rate fluctuations as we convert the financial statements of our foreign operations into U.S. dollars in consolidation. If there is a change in foreign currency exchange rates, the conversion of the foreign operations’ financial statements into U.S. dollars will lead to a translation gain or loss which is recorded as a component of other comprehensive income. In addition, we have certain assets and liabilities that are denominated in currencies other than the relevant entity’s functional currency. Changes in the functional currency value of these assets and liabilities create fluctuations that will lead to a transaction gain or loss. We have not entered into agreements or purchased instruments to hedge our exchange rate risks, although we may do so in the future. The availability and effectiveness of any hedging transaction may be limited and we may not be able to successfully hedge our exchange rate risks.

We may have limited legal recourse under PRC law if disputes arise under our contracts with third parties.

The Chinese government has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, their experience in implementing, interpreting and enforcing these laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is unpredictable. If our new business ventures are unsuccessful, or other adverse circumstances arise from these transactions, we face the risk that the parties to these ventures may seek ways to terminate the transactions, or, may hinder or prevent us from accessing important information regarding the financial and business operations of these contractually controlled companies. The resolution of these matters may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. Any rights we may have to specific performance, or to seek an injunction under PRC law, in either of these cases, are severely limited, and without a means of recourse by virtue of the Chinese legal system, we may be unable to prevent these situations from occurring. The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations, including the loss of all of our assets and operations located in China. Although legislation in China over the past 30 years has significantly improved the protection afforded to various forms of foreign investment and contractual arrangements in China, these laws, regulations and legal requirements are relatively new and their interpretation and enforcement involve uncertainties, which could limit the legal protection available to us, and foreign investors, including you. The inability to enforce or obtain a remedy under any of our future agreements could result in a significant loss of business, business opportunities or capital and could have a material adverse impact on our operations.

It may be difficult to protect and enforce our intellectual property rights under PRC law.

Intellectual property rights in China are still developing, and there are uncertainties involved in the protection and the enforcement of such rights. We will need to pay special attention to protecting our intellectual property and trade secrets. Failure to do so could lead to the loss of a competitive advantage that could not be compensated by a damages award.

If our land use rights are revoked, we would have no operational capabilities.

Under Chinese law, land is owned by the state or rural collective economic organizations. The state issues to tenants the rights to use property. Use rights can be revoked and the tenants forced to vacate at any time when redevelopment of the land is in the public interest. The public interest rationale is interpreted quite broadly and the process of land appropriation may be less than transparent. Sanming and JLF, our contractually controlled PRC operating entities, rely on these land use rights in their respective operations, and the loss of such rights would have a material adverse effect on these operating divisions and our company and our source of raw materials needed by our CHE and OP business units.

Because we may not be able to obtain business insurance in the PRC, we may not be protected from risks that are customarily covered by insurance in the United States.

Business insurance is not readily available in the PRC. To the extent that we suffer a loss of a type which would normally be covered by insurance in the United States, such as product liability and general liability insurance, we would incur significant expenses in both defending any action and in paying any claims that result from a settlement or judgment.

Future inflation in China may inhibit our ability to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as 2.2%. These factors have led to the adoption by the PRC government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. While inflation has been more moderate since 1995, high inflation may in the future cause the PRC government to impose controls on credit or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

We must comply with the Foreign Corrupt Practices Act.

We are required to comply with the United States Foreign Corrupt Practices Act, which prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some of our competitors, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in mainland China. If our competitors engage in these practices, they may receive preferential treatment from personnel of some companies, giving our competitors an advantage in securing business or from government officials who might give them priority in obtaining new licenses, which would put us at a disadvantage. Although we inform our personnel that such practices are illegal and therefore not acceptable to us, we cannot assure you that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

We are dependent on our relationship with the local government in the province in which we operate our business. Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

Because the M&A Rules permit the government agencies to have scrutiny over the economics of an acquisition transaction and require consideration in a transaction to be paid within stated time limits, we may not be able to negotiate a transaction that is acceptable to our shareholders or sufficiently protect their interests in a transaction.

The M&A Rules have introduced aspects of economic and substantive analysis of the target business and the acquirer and the terms of the transaction by MOFCOM and the other governing agencies through submissions of an appraisal report and the acquisition agreement, all of which form part of the application for approval, depending on the structure of the transaction. The M&A Rules also prohibit a transaction at an acquisition price obviously lower than the appraised value of the Chinese business or assets. The M&A Rules require that in certain transaction structures, the consideration must be paid within strict time periods. Because the Chinese authorities have been unhappy with offshore flips which converted domestic companies into foreign investment enterprises (“FIEs”) in order to take advantage of certain benefits, including reduced taxation, in the PRC, the M&A Rules require foreign sourced capital of not less than 25% of the domestic company’s post-acquisition capital in order to obtain FIE treatment. In asset transactions there must be no harm of third parties and the public interest in the allocation of assets and liabilities being assumed or acquired. These aspects of the M&A Rules will limit our ability to negotiate various terms of the acquisition, including aspects of the initial consideration, contingent consideration, holdback provisions, indemnification provisions and provisions relating to the assumption and allocation of assets and liabilities. Transaction structures involving trusts, nominees and similar entities are prohibited with respect to the acquisitions among related parties. Therefore, we may not be able to negotiate a transaction with terms that will satisfy our investors and protect our shareholders interests in an acquisition of a Chinese business or assets.

Compliance with the PRC Antitrust Law may limit our ability to effect an acquisition.

The PRC Antitrust Law was promulgated on August 30, 2007, and became effective on August 1, 2008. The government authorities in charge of antitrust matters in China are the Antitrust Commission and other antitrust authorities under the State Council. The PRC Antitrust Law regulates (i) monopoly agreements, including decisions or actions in concert that preclude or impede competition, entered into by business operators; (ii) abuse of dominant market position by business operators; and (iii) concentration of business operators that may have the effect of precluding or impeding competition. The concentration of business operators refers to (i) merger with other business operators; (ii) gaining control over other business operators through acquisition of equity interest or assets of other business operators; and (iii) gaining control over other business operators through exerting influence on other business operators through contracts or other means. In the event of occurrence of any concentration of business operators and to the extent required by the Antitrust Law, the relevant business operators must file with the antitrust authority under the State Council prior to conducting the contemplated business concentration. If the antitrust authority decides not to further investigate whether the contemplated business concentration has the effect of precluding or impeding competition or fails to make a decision within 30 days from receipt of relevant materials, the relevant business operators may proceed to consummate the contemplated business concentration. When we evaluate a potential transaction, we will consider the need to comply with the Antitrust Law and other relevant regulations which may limit our ability to effect an acquisition.

Our contractual arrangements with Sanming and JLF may result in adverse tax consequences to us.

As a result of our corporate structure and contractual arrangements, Fujian GP and Fujian United are effectively subject to the 5% PRC business tax on revenues derived from Sanming and JLF pursuant to the VIE agreements. Fujian GP and Fujian United are subject to the business tax, while Sanming and JLF, as manufacturers, instead of a service provider, are not subject to the business tax.  Moreover, we would be subject to adverse tax consequences if the PRC tax authorities were to determine that the VIE agreements were not on an arm’s length basis and therefore constitute a favorable transfer pricing. As a result, the PRC tax authorities could request that we adjust the taxable income upward for PRC tax purposes. Such a pricing adjustment could adversely affect us by:

· increasing Sanming and JLF’s tax expenses without reducing Fujian GP and Fujian United’s tax expenses, which could subject Sanming and JLF to late payment fees and other penalties for under-payment of taxes; and/or

·resulting in Fujian GP and Fujian United’s loss of its preferential tax treatment.

Under PRC law, we are required to obtain permits and business licenses, and our failure to do so would adversely impact our ability to conduct business in China.

We hold various permits, business licenses, and approvals authorizing our operations and activities, which are subject to periodic review and reassessment by the Chinese authorities. Standards of compliance necessary to pass such reviews change from time to time and differ from jurisdiction to jurisdiction, leading to a degree of uncertainty. If renewals, or new permits, business licenses or approvals required in connection with existing or new facilities or activities, are not granted or are delayed, or if existing permits, business licenses or approvals are revoked or substantially modified, we will suffer a material adverse effect. If new standards are applied to renewals or new applications, it could prove costly to us to meet any new level of compliance.

Requirement of new labor laws in the PRC.

On June 29, 2007, the PRC government promulgated a new labor law, namely, the Labor Contract Law of the PRC, or the New Labor Contract Law, which became effective on January 1, 2008. The New Labor Contract Law imposes stricter obligations on employers. Under the New Labor Contract Law, an employer is obligated to execute written labor contracts with all of its employees, otherwise an employee without a written labor contract will be entitled to claim double monthly salary from the employer.  We believe we are in substantial compliance with this law, although at certain times of the year (harvest season) we hire between 20 and 40 seasonal/part time employees each year without execution of a written labor contract.  If any of our employees with whom we do not have a written labor contract were to file a valid claim under this law, and we are required to make additional payments to such employee, we do not believe it would have a material impact on our financial results.

The New Labor Contract Law also imposes tougher procedural requirements related to a reduction in workforce and requires certain terminations to be based upon seniority and not merit. In the event we decide to significantly change or decrease our workforce, the New Labor Contract Law could adversely affect our ability to enact such changes in a timely and cost-effective manner that is most advantageous to our business, which may materially and adversely affect our financial condition and results of operations.

Our failure to fully comply with PRC labor laws exposes us to potential liability.

Companies operating in China must comply with a variety of labor laws, including certain social insurance, housing fund and other staff welfare-oriented payment obligations. There exist uncertainties as to the interpretation, implementation and enforcement of such obligations. If relevant governmental authorities determine that we have not complied fully with such obligations, we may be in violation of applicable PRC labor laws and we cannot assure you that PRC governmental authorities will not impose penalties on us for any failure to comply. In addition, in the event that any current or former employee files a complaint with relevant governmental authorities, we may be subject to making up such staff-welfare oriented obligations as well as paying administrative fines.

Our global income and the dividends that we may receive from our PRC subsidiary may be subject to PRC taxes under the PRC Enterprise Income Tax Law, which would have a material adverse effect on our results of operations.

Under the PRC Enterprise Income Tax Law and its implementing rules, both effective from January 1, 2008, an enterprise established outside of the PRC with “de facto management bodies” within the PRC is considered a resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its global income. The implementation rules define the term “de facto management bodies” as “establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc. of an enterprise.” The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or SAT Circular 82, on April 22, 2009. SAT Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore-incorporated enterprise is located in China. Although SAT Circular 82 only applies to offshore enterprises controlled by PRC enterprises, not those controlled by PRC individuals, like our company, the determining criteria set forth in SAT Circular 82 may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises or individuals. Accordingly, we may be considered a resident enterprise and may therefore be subject to the enterprise income tax at 25% on our global income. If we are considered a resident enterprise and earn income other than dividends from our PRC subsidiary, a 25% enterprise income tax on our global income could significantly increase our tax burden and materially and adversely affect our cash flow and profitability.

We face risks related to natural disasters and health epidemics in China, which could have a material adverse effect on our business and results of operations.

Our business could be materially and adversely affected by natural disasters or the outbreak of health epidemics in China. For example, in May 2008, Sichuan Province suffered a strong earthquake measuring approximately 8.0 on the Richter scale that caused widespread damage and casualties. In addition, in the last decade, the PRC has suffered health epidemics related to the outbreak of avian influenza and severe acute respiratory syndrome, or SARS. In April 2009, an outbreak of the H1N1 virus, also commonly referred to as “swine flu”, occurred in Mexico and has spread to other countries. Cases of swine flu have been reported in Hong Kong and mainland China. If the outbreak of swine flu were to become widespread in China or increase in severity, it could have an adverse effect on economic activity in China, and our business and operations could be adversely affected. Any future natural disasters or health epidemics in the PRC could also have a material adverse effect on our business and results of operations.

Risks Related to our Securities

Our common stock is thinly traded and you may be unable to sell at or near ask prices or at all if you desire to liquidate your shares. There is only a limited and sporadic trading market for our common stock on the OTB Bulletin Board.

Even though our common stock has been approved for listing on the NASDAQ Stock Market, we cannot predict the extent to which an active public market for our common stock will develop or be sustained.

Our common stock has historically been sporadically or “thinly-traded” on the OTC Bulletin Board, meaning that the number of persons interested in purchasing our common stocks at or near bid prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a relatively small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow a relatively unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there had been periods of several days or more when trading activity in our shares was minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained when our stock begins to trade on the NASDAQ Stock market.

The market price for our common stock may be volatile given our status as a relatively small company with a small and thinly traded “float” that could lead to wide fluctuations in our share price. The price at which you purchase our common stock may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common stock at or above your purchase price if at all, which may result in substantial losses to you.

The market for our common stock is characterized by price fluctuations when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The fluctuations in our share price are attributable to a number of factors. First, as noted above, our common stock is sporadically and/or thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of shares of our common stocks are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative or “risky” investment due to our fluctuating level of revenues or profits to date and uncertainty of future market acceptance for our current and potential products. As a consequence of this enhanced risk, more risk-averse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. The following factors may add to the volatility in the price of our common stock: actual or anticipated variations in our quarterly or annual operating results; adverse outcomes; and additions or departures of our key personnel, as well as other items discussed under this “Risk Factors” section, as well as elsewhere in this prospectus. Many of these factors are beyond our control and may decrease the market price of our common stock regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time, including as to whether our common stock will sustain their current market prices, or as to what effect that the sale of shares or the availability of common stock for sale at any time will have on the prevailing market price.

Shareholders should be aware that the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price. Although we believe that our shares would not currently be considered a penny stock, if our shares were to trade at a price below $5.00 per share and/or not be listed on one of the major exchanges (NSYE, NYSEAmex or NASDAQ) we my be considered a penny stock under the SEC’s rules which would impose restrictions of broker-dealers who recommend our stock to customers.

The market price for our securities may be subject to wide fluctuations and our securities may trade below the initial public offering price.

The initial public offering price of our securities will be determined by negotiations between us and the representative of the underwriters, based on numerous factors we discuss under “Underwriting.” This price may not be indicative of the market price of our securities after this offering. We cannot assure you that you will be able to resell your securities at or above the initial public offering price or our net asset value. The securities of a number of Chinese companies and companies with substantial operations in China have also experienced wide fluctuations subsequent to their initial public offerings, including trading at prices substantially below the initial public offering prices. Among the factors that could affect the price of our securities are risk factors described in this section and other factors, including:

●	conditions in health and wellness and organic products markets;

●	changes in the economic performance or market valuations of other bio-engineering companies;

●	announcements by us or our competitors of new products, acquisitions, strategic partnerships, joint ventures or capital commitments;

●	general economic or political conditions in China;

●	regulatory developments of our industry affecting us, our customers or our competitors;

●	actual or anticipated fluctuations in our quarterly operating results;

●	failure of our quarterly financial and operating results to meet market expectations or failure to meet our previously announced guidance, if any;

●	changes in financial estimates by securities research analysts;

●	changes in the economic performance or market valuations of our competitors;

●	additions or departures of our executive officers and other key personnel;

●	announcements regarding intellectual property litigation (or potential litigation) involving us or any of our directors and officers;

●	fluctuations in the exchange rates between the U.S. dollar and the RMB; and

●	release or expiration of the underwriters’ post-offering lock-up or other transfer restrictions on our outstanding common stock.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular industries or companies. For example, the capital and credit markets have been experiencing volatility and disruption for more than 12 months. Starting in September 2008, the volatility and disruption have reached extreme levels, developing into a global crisis. As a result, stock prices of a broad range of companies worldwide, whether or not they are related to financial services, have declined significantly. These market fluctuations may also have a material adverse effect on the market price of our securities.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings for use in the operation and expansion of our business. We do not expect to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate.

We have considerable discretion in the use of proceeds from this offering and we may use these proceeds in ways with which you may not agree.

We intend to use the net proceeds from this offering to fund the acquisition of profitable operating bioengineering businesses located principally in the Asia-Pacific region, to fund organic growth of our existing operating businesses, to purchase any 8%  debentures that have not been retired, to provide any remaining unfunded registered capital for any of our WFOEs, for working capital and for general corporate purposes. We have not allocated the net proceeds of this offering to any particular project or acquisition. Rather, our board of directors and our management will have considerable discretion in the application of the net proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. You must rely on the judgment of our board of directors and our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our efforts to maintain profitability or increase the price of our securities. The net proceeds from this offering may be placed in investments that do not produce income or that lose value.

You will experience immediate and substantial dilution in the net tangible book value of your investment and may experience further dilution in the future.

Our net tangible book value as of December 31, 2009, was $0.8492. The offering price per share of common stock in this offering is substantially higher than the net tangible book value per share of our outstanding common stock prior to this offering. Consequently, when you purchase our securities in this offering at an offering price of $[ ], you will incur immediate dilution of $[ ] per share.

We may need additional capital and may sell additional securities or other equity securities or incur indebtedness, which could result in additional dilution to our shareholders or increase our debt service obligations.

We may require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our cash resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities or equity-linked debt securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

Substantial future sales of our securities in the public market, or the perception that these sales could occur, could cause the price of our securities to decline.

Additional sales of our securities in the public market after this offering, or the perception that these sales could occur, could cause the market price of our securities to decline. Upon completion of this offering, we will have _____ million shares of our common stock outstanding. Of that amount, approximately ______ shares of common stock outstanding after this offering will be available for sale upon the expiration of varying lock-up periods beginning from the date of this prospectus, subject to volume and other restrictions as applicable under Rule 144 under the Securities Act. All securities sold in this offering will be freely transferable without restriction under the Securities Act. Any or all of these shares may be released prior to expiration of the lock-up period at the discretion of the lead underwriters for this offering. We have agreed to issue shares as part of our acquisition of our financing business unit based upon the future performance of that business unit and we may issue our securities in connection with acquisitions we may make in the future. In addition, we may grant or sell additional options, restricted shares or other share-based awards in the future under our share incentive plan to our management, employees and other persons, the settlement and sale of which may further dilute our shares and drive down the price of our securities.

As of September 15, 2010, we had outstanding warrants to purchase 355,200 (adjusted for the 1 for 5 reverse stock split effected August 30, 2010) of common stock. To the extent that the warrants are exercised, they may be exercised at prices below the price of our shares of common stock on the public market, resulting in a significant number of shares entering the public market and the dilution of our securities.

Even though our common stock has been approved for listing on the NASDAQ Stock Market, we cannot assure you that our securities will meet the continued listing requirements to be listed on NASDAQ Stock Market in the future.

If the NASDAQ should delist our securities from trading on its exchange once listed, we could face significant material adverse consequences including:

●	a limited availability of market quotations for our securities;

●
a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

●	a limited amount of news and analyst coverage for our company; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

If our shares of common stock become subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

If at any time we have net tangible assets of $5,000,000 or less and our shares of common stock have a market price per share of less than $5.00, transactions in our common stock may be subject to the “penny stock” rules promulgated under the Securities Exchange Act of 1934, as amended. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

●	make a special written suitability determination for the purchaser;

●	receive the purchaser’s written agreement to the transaction prior to sale;

●
provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

●
obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

If our securities become subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

Foreign exchange risk

We carry out the majority of our transactions in RMB. Therefore, we have an exposure to foreign exchange fluctuations. A substantial portion of our cash is held in China in interest bearing bank deposits and denominated in RMB. The RMB is not a freely convertible currency. The PRC government may take actions that could cause future exchange rates to vary significantly from current or historical exchange rates. Fluctuations in exchange rates may adversely affect the value of any dividends we declare. Restrictions on the convertibility of RMB into foreign currency may limit our ability to make dividends or other payments in U.S. dollars or fund possible business activities outside of China.

USE OF PROCEEDS

This offering

We estimate that the net proceeds from the sale of the ____ shares of common stock in the offering will be approximately USD $22.5 million, assuming an initial public offering price of $____ per share and after deducting the underwriting discounts and commissions and estimated offering expenses. If the underwriters’ over-allotment option is exercised in full, we estimate that our net proceeds will be approximately USD $____ million.

We intend to (a) set aside USD $8.4 million from our net proceeds from the offering for the eventual acquisition of profitable operating bioengineering businesses located principally in the Asia-Pacific region, (b) use USD $6.08 million to fund organic growth of our existing operating businesses, (c) use USD $3.6 million to retire any of the 8% debentures issued to certain institutional and accredited investors that have not been retired, (d) use USD $0.92 million to provide any remaining unfunded registered capital for our Fujian United WFOE, and (e) use the USD $3.5 million balance for working capital and for general corporate purposes. Additionally, we may choose to expand our business through the capital expenditure plan we have in place to maintain existing machinery and to purchase additional manufacturing equipment for our production facilities.

Pursuant to the Loan Extension and Modification Agreement dated August 12, 2010, between the Company and certain institutional and accredited investors, we have agreed that in the event we issue any shares of our common stock pursuant to the exercise of an over-allotment option granted to the underwriters in connection with this offering, any proceeds received by us in connection with such issuance shall first be paid to said investors up to a maximum amount of six hundred seventy five thousand dollars ($675,000).

Recently completed offering

Pursuant to a Securities Purchase and Registration Rights Agreement with several institutional and accredited investors dated January 8, 2010, and as amended effective June 30, 2010, we sold $3,000,000 in aggregate principal amount of our 8% debentures due December 10, 2010. The proceeds from that transaction were used as follows: USD $1.7 million was paid to Fujian GP to pay the un-contributed portion of the Fujian GP registered capital; USD $0.28 million was paid to Fujian to pay part of the un-contributed portion of the Fujian United registered capital; USD $0.03 million was paid as a financing facility fee; USD $0.14 million was paid as legal fees; and the USD $0.85 million balance will be used as general working capital.

DIVIDEND POLICY

While there are no restrictions that limit our ability to pay dividends, we have not paid, and do not currently intend to pay cash dividends on our common stock in the foreseeable future. Our policy is to retain all earnings, if any, to provide funds for operation and expansion of our business. The declaration of dividends, if any, will be subject to the discretion of our Board of Directors, which may consider such factors as our results of operations, financial condition, capital needs, acquisition strategy, and regulations governing dividend distributions by wholly foreign owned enterprises in China among others.

CAPITALIZATION

The following table summarizes our capitalization as of June 30, 2010 (adjusted for the 1 for 5 reverse stock split effected August 30, 2010), on an actual basis, and on a pro forma basis to reflect   our receipt of estimated net proceeds from the sale of ____ shares of common stock (excluding the ____ shares which the underwriters have the option to purchase to cover over-allotments, if any) in this offering at an offering price of $____ per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses of approximately $____.

You should read this table in conjunction with “Use of Proceeds,” “Summary Consolidated Financial Information,” “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

Capitalization	June 30 2010	Offering	Proforma
	Adjusted for split (a)	Proceeds (b)	As Adjusted (c)

Current Liabilities	21,323,425
Long Term Liabilities	4,215,856
Deferred Taxes	114,552
Stockholders equity:
Preferred stock: par value $0.001 per share
Issued and outstanding: 10,000 and 0
shares at June 30 , 2010 and December 31, 2009	10
Common Stock, 0.001 par value, 100,000,000 shares authorized,
6,158,559 shares outstanding at June 30 , 2010 (unaudited)	6,159
and ___________ shares issued and outstanding on an as-adjusted basis at June 30, 2010 (unaudited)
Additional paid in capital	16,477,662
Statutory Reserve	1,790,077
Accumulated other comprehensive income	2,008,177
Retained earnings	14,765,072
Total Equity	35,022,523
Total capitalization	60,676,356

Notes to Capitalization Table:

(a) This column reflects the balances at June 30, 2010 adjusted for 1 for 5 stock split effected August 30, 2010
(b) This column reflects the offering proceeds
(c) This column reflects the proforma as adjusted for the offering proceeds

Holders

As of June 29, 2010, there were approximately 415 shareholders of record of our common stock and there were two shareholders of record of our preferred stock.

Equity Compensation Plan Information

Effective January 5, 2010, we adopted the ONE Bio, Corp. 2010 Incentive Stock Plan (the “Plan”). The Plan is administered by the compensation committee of the board of directors. In the absence of such committee, the board of directors administers the 2010 Incentive Stock Plan. Under the Plan, we may make grants of any form of stock option, stock award, or stock purchase offer, whether granted singly, in combination, or in tandem.

The aggregate amount of shares of common stock that may be reserved for issuance under the Plan is Nine Hundred Thousand (900,000) shares (adjusted for the 1 for 5 reverse stock split effected August 30, 2010).

Concurrently with the date of appointment of our independent directors, we granted to each of them (i) 500 shares (adjusted for the 1 for 5 reverse stock split effected August 30, 2010) of our common stock, (ii) a 5 year non-qualified stock option to purchase 2,000 shares (adjusted for the 1 for 5 reverse stock split effected August 30, 2010) of our common stock and (iii) a 5 year non-qualified stock option to purchase 1,000 shares (adjusted for the 1 for 5 reverse stock split effected August 30, 2010) of our common stock. Each such option has an exercise price equal to the fair market value of the common stock on the date of grant and vests quarterly at the end of each calendar year in equal installments over the 12 month period during the term of the respective independent director’s agreement.

DILUTION

If you invest in our securities, your investment will be diluted immediately to the extent of the difference between the public offering price per share and the net tangible book value per share of common stock immediately after this Offering. The Net tangible book value as adjusted for the 1 for 5 stock split of August 30, 2010 was $29,961,252 or approximately 4.86 per common share. Net tangible book value per share is determined by dividing tangible shareholders’ equity, which is total tangible assets less total liabilities, by the aggregate number of shares of common stock outstanding. Tangible assets represent total assets excluding goodwill and other intangible assets. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately after the closing of this offering. Assuming the sale by us of ____ shares of common stock at an assumed public offering price of $____ per share (which is the mid-point of the estimated price range set forth on the cover of this prospectus) and after deducting the underwriting discount and commissions and estimated offering expenses, our as adjusted net tangible book value as of December 31, 2009, would be approximately $____ million, or $____ per share. This represents an immediate increase in net tangible book value of $____ per share to our existing shareholders and an immediate dilution of $____ per share to the new investors purchasing shares of common stock in this offering.
The following table illustrates this per share dilution (adjusted for the 1 for 5 reverse stock split effected August 30, 2010):

Assumed public offering price per share		$
Net tangible book value per share before the Offering	$4.86
Increase per share attributable to new public investors
Net tangible book value per share after this Offering
Dilution per share to new public investors		$

The following table sets forth, on an as adjusted basis as of June 30, 2010 (adjusted for the 1 for 5 reverse stock split effected August 30, 2010), the difference between the number of shares of common stock purchased from us, the total cash consideration paid, and the average price per share paid by our existing shareholders and by new public investors before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, using an assumed public offering price of $____ per share of common stock.

	Shares Purchased			Total Consideration			Average Price Per Share
	Number	Percent		Amount (In Thousands)	Percent
Existing shareholders			%	$		%	$
New investors			%	$		%	$
Total		100%		$	100%

If the underwriters’ over-allotment option of ____ shares of common stock is exercised in full, the number of shares held by existing shareholders will be reduced to ____% of the total number of shares to be outstanding after this offering; and the number of shares held by the new investors will be increased to____ shares, or ____%, of the total number of shares of common stock outstanding after this offering.

The foregoing information is based on  6,158,559 shares (adjusted for the 1 for 5 reverse stock split effected August 30, 2010) of common stock issued and outstanding as of June 30, 2010. The table above excludes (i) outstanding warrants to purchase 355,200 shares of our common stock at an average exercised price of $26.10 per share; and (ii) 900,000 additional shares reserved for issuance under our 2010 Incentive Stock Plan (all as adjusted for the 1 for 5 reverse stock split effected August 30, 2010). To the extent the options or warrants are exercised, there will be further dilution to new investors. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The following selected consolidated statement of income data for the six months ended June 30, 2010 and 2009 (unaudited) and for the two years ended December 31, 2009 and 2008, and the selected consolidated balance sheet data (other than percentage of sales data) as of December 31, 2009 and 2008, are derived from our audited consolidated financial statements included elsewhere in this prospectus. The audited consolidated financial statements have been prepared in accordance with U.S. GAAP, and have been audited by Jewett, Schwartz, Wolfe & Associates, an independent registered public accounting. The consolidated statement of income data for the years ended December 31, 2009 and 2008, and the consolidated balance sheet data as of December 31, 2009, have been derived from our audited consolidated financial statements that are included elsewhere in this prospectus.

Our historical results for any period are not necessarily indicative of results to be expected for any future period. You should read the following selected financial information in conjunction with the consolidated financial statements and related notes and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	For the Six Months Ended				For the Year Ended
	June 30,				December 31,

	2010	% of	2009	% of	2009	% of	2008	% of
		Sales		Sales		Sales		Sales

Revenues	23,842,304	100%	4,467,369	100%	22,073,219	100%	10,401,530	100%
Cost of Sales	14,802,909	62%	1,841,273	41%	12,089,029	55%	3,939,610	38%
Gross Profits	9,039,395	38%	2,626,096	59%	9,984,190	45%	6,461,920	62%

Total Expense	2,583,033	11%	644,407	14%	2,525,437	11%	1,810,124	17%

Income from Operations	6,456,362	27%	1,981,689	44%	7,458,753	34%	4,651,796	45%

Interest/Financing Expense	(374,290)	-2%	1,672	0%	(230,340)	-1%	(151,814)	-1%
Interest Income	12,619	0%	(8,406)	0%	36,633	0%	14,141	0%
Other Income	(360,723)	-2%	-	0%	147,236	1%	59,095	1%

Income (Loss) Before Income Taxes	5,733,968	24%	1,974,955	44%	7,412,282	34%	4,573,218	44%
(Provision for ) Recovery of Taxes	(1,504,200)	-6%	(516,373)	-12%	(2,027,309)	-9%	(1,222,919)	-12%

Net Income	4,229,768	18%	1,458,582	33%	5,384,973	24%	3,350,299	32%
Net Income attributable to
Non-Controlling Interest	(243,300)	-1%	-	0%	(612,158)	-3%	-	0%
Net Income attributable to Company	3,986,468	17%	1,458,582	33%	4,772,815	22%	3,350,299	32%

Other Comprehensive Income (Loss)	115,773	0%	(19,894)	0%	(37,286)	0%	747,343	7%

Comprehensive Income (loss)	4,102,241	17%	1,438,688	32%	4,735,529	21%	4,097,642	39%

Weighted Average Common Shares Outstanding
Basic	5,937,906		4,712,612		5,011,925		4,705,835
Diluted	6,865,421		4,712,612		5,117,274		4,705,835

Net Income per common Share
Basic	0.67		0.31		0.95		0.71
Diluted	0.58		0.31		0.93		0.71

	For the Six	For the Year Ended
	Months Ended	December 31,
	June 30,
	2010	2009	2008
Consolidated Balance Sheet Data

Cash and cash Equivalents	5,297,081	4,928,968	665,568
Total Assets	63,146,246	54,633,851	16,841,811
Total Liabilities	25,653,834	21,551,527	2,503,157
Total Shareholders Equity	37,492,412	33,082,324	14,338,654
Total Liabilities and Shareholders’ Equity	63,146,246	54,633,851	16,841,811

The following is a condensed pro-forma statement of operations for the 12 month period ended December 31, 2009, had all the transactions taken place at the beginning of the fiscal year presented.

		Pro Forma Adjustments
	ONE Bio ( a ) Year Ended	TFS ( b )	Supreme Discovery ( c )	Consolidated Proforma (d)
	12/31/2009	Jan-Aug 2009	Jan-Sept 2009

Revenue	$22,073,219	$4,589,272	$12,692,262	$39,354,753
Cost	$12,089,029	$3,614,499	$7,327,979	$23,031,507
Gross Profit	$9,984,190	$974,773	$5,364,283	$16,323,246
Operating Expenses	$2,525,437	$1,013,522	$975,064	$4,514,023
Operating Profit	$7,458,753	$(38,749)	$4,389,219	$11,809,223
Non-operating expenditures	$(46,471)	$(27,915)	$(81,318)	$(155,704)
Earnings before taxes	$7,412,282	$(66,664)	$4,307,901	$11,653,519
Provision for income taxes
Income Tax	$(2,027,309)	$-	$(1,061,374)	$(3,088,683)
Minority Interest	$(612,159)	$-	$-	$(612,159)
	$(2,639,468)	$-	$(1,061,374)	$(3,700,842)

	$4,772,814	$(66,664)	$3,246,527	$7,952,677

Earnings Per Share YE 2009			Earnings Per Share Pro Forma 2009
Basic	$0.95		Basic	$1.43
Diluted	$0.93		Diluted	$1.41

Weighted Average Shares *			Weighted Average Shares *
Basic	5,011,925		Basic	5,554,524
Diluted	5,117,274		Diluted	5,659,873

Notes to Pro Forma Statement of Operations

(a)  This represents the full year historical results for ONE Bio, Corp. for the year ended December 31, 2009. This included the full year financials for Green Planet (accounting acquirer in the reverse acquisition), TFS for September 3 through December 31, 2009 and Supreme Discovery from September 27,2009 through December 31, 2009.

(b)  This column represents the pro forma adjustment to the historical results reflecting the TFS financial performance from January 1, 2009 through September 2, 2009 (the acquisition date) which reflects the effects of the business acquisition assuming the transaction was consummated at the beginning of the fiscal year presented up to the acquisition date.

(c ) This column represents the pro forma adjustment to the historical results reflecting the Supreme Discovery financial performance from January 1,2009 through September 27, 2009 (the acquisition date) which reflects the effects of the business acquisition assuming the transaction was consummated at the beginning of the fiscal year presented up to the acquisition date.

(d)  The results presented represent the financial performance of ONE Bio Corp. if all acquisitions were reflected for the entire fiscal year (January 1 - December 31, 2009).

The weighted average shares have been adjusted to reflect the reverse capitalization with Green Planet and the acquisitions of Supreme and TFS as if the transactions had occurred for the entire fiscal year 2009.  The adjustment that was made included moving the common shares issued for Supreme (688,000) and TFS (40,000) from their acquisition date to the beginning balance for 2009.  This adjustment was made for pro forma purposes only and is reflective of the 1 for 5 stock split of August 30, 2010.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The following discussion of the financial condition and results of operation of the Company for the six months ended June 30, 2010 and June 30, 2009 (unaudited) and for the fiscal years ended December 31, 2009, and  December 31, 2008, should be read in conjunction with the selected financial data, the financial statements and the notes to those statements that are included elsewhere in this registration statement.

Some of the statements contained in this Registration Statement that are not historical facts are “forward-looking statements” which can be identified by the use of terminology such as “estimates,” “projects,” “plans,” “believes,” “expects,” “anticipates,” “intends,” or the negative or other variations, or by discussions of strategy that involve risks and uncertainties. We urge you to be cautious of the forward-looking statements, that such statements, which are contained in this Registration Statement, reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations, market growth, services, products and licenses. No assurances can be given regarding the achievement of future results, as actual results may differ materially as a result of the risks we face, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events. Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include without limitation:

●	our ability to attract and retain management;
●	our growth strategies;
●	anticipated trends in our business;
●	our future results of operations;
●	our ability to make or develop and maintain distribution arrangements;
●	our liquidity and ability to finance our product development, marketing and advertising activities;
●	the timing, cost and research for proposed products;
●	the impact of government regulation;
●	estimates regarding future net revenues;
●	planned capital expenditures (including the amount and nature thereof);
●	research & development relating to products;
●	our financial position, business strategy and other plans and objectives for future operations;
●	the possibility that research & development or marketing of our products may involve unexpected costs;
●	competition;
●	the ability of our management team to execute its plans to meet its goals;
●	general economic conditions, whether internationally, nationally or in the regional and local market areas in which we are doing business, that may be less favorable than expected; and
●	other economic, competitive, governmental, legislative, regulatory, geopolitical and technological factors that may negatively impact our businesses, operations and pricing.

All written and oral forward-looking statements made in connection with this prospectus that are attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Given the uncertainties that surround such statements, you are cautioned not to place undue reliance on such forward-looking statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITIONS AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements based on current expectations involving risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this prospectus.

OVERVIEW

We are an innovative bio-engineering company that utilizes green process manufacturing to produce raw chemicals and herbal extracts, natural supplements and organic products, which we sell throughout China and Japan. Our two principal complementary business units focus on producing chemical and herbal extracts (the “CHE” business unit) and organic products utilizing green processes (the “OP” business unit). Our key products include Solanesol, CoQ10, Resveratrol and 5-HTP, organic fertilizers, and organic bamboo health food and beverages. Our CHE business unit produces chemical and herbal extracts for use in a wide range of health and wellness products, which are distributed through established independent third party distributors pursuant to renewable one year distribution agreements. Our OP business unit manufactures a variety of consumer and commercial-use health and energy drinks, organic food products and fertilizers primarily based on bamboo, which are distributed directly to large supermarket chains, hotels, hospitals and restaurants and through established independent third party distributors pursuant to renewable one year distribution agreements. We are not substantially dependent on any of our distributors. We also have our internal financing business unit (the “FIN business unit”) that assists and supports our core bioengineering business units.

RESULTS OF OPERATIONS

As a result of the reverse acquisition transaction with Green Planet discussed elsewhere in this prospectus, although legally Green Planet was acquired by us, Green Planet was considered the accounting acquirer for accounting and financial reporting purposes and therefore our financial reporting is considered to be a continuation of Green Planet. Our two other acquisitions that occurred during 2009, TFS and Supreme Discovery were accounted for as purchases. Accordingly, the information reported in our consolidated financial statements and in the following discussion and analysis of our operating results for the six months ending June 30, 2010 and June 30, 2009 and fiscal years ending December 31, 2009, and 2008, include the operating results of Green Planet consolidated with the operating results of TFS and Supreme Discovery from their acquisition dates which are September 2, 2009, and September 27, 2009, respectively. Please refer to Note 8 in the notes to our consolidated financial statements and to the Forms 8-K filed for each acquisition, for more detailed discussions of these transactions.

Six Months Ended June 30, 2010 (“Q210-YTD”) as compared to  June 30, 2009 (“Q209-YTD”)

Operating Revenues

The Company generated $23,842,304 of revenues from operations for Q210-YTD as compared to $4,467,369 for Q209-YTD, an increase of $19,374,935 or 434%. The increase in revenue is primarily the result of our acquisitions and organic growth strategies.

Approximately $15.4 million of the increase in revenue is mainly due to the inclusion of revenues from the Company’s recently completed acquisitions of approximately $5.5 million for the FIN business unit and approximately $9.9 million for the OP business unit for Q210-YTD.  The revenues from these acquisitions are only included from the date of their respective acquisitions both of which occurred in September of 2009 and as a result, revenues for the six months ending June  3, 2009 are only from our CHE business unit.

Approximately $4.0 million of the increase in revenues is due to the increase in sales resulting from the continued focus on driving customer value through our core product lines in the CHE business unit. In addition, the Company is positioned to take advantage of a shift in the product and customer mix combined with a broader product portfolio which has not contributed significantly to the increase in sales. We continue to experience an increase in demand for our core product portfolio and have increased the number of customers compared to prior periods.

Cost of Sales

Cost of sales from operations for Q210-YTD was $14,802,909 compared to $1,841,273 for Q209-YTD, resulting in an increase of $12,961,636 or 704%. The increase in cost of sales is primarily the result of our acquisition and organic growth strategies.

Approximately $10.5 million of the increase in cost of sales is due to the inclusion of costs from the Company’s recently completed acquisitions of approximately $4.5 million for the FIN business unit and approximately $6.0 million OP business unit. The cost of sales from these acquisitions are only included from the date of their respective acquisitions both of which occurred in September 2009 and as a result, cost of sales for Q209-YTD are only from the CHE business unit.

Approximately $2.4 million of the increase in cost is primarily related to the higher revenues from the CHE business unit and a shift in raw material product mix in its core product lines. Increases in raw material costs drove an overall decrease in gross profit as a percentage of revenues.

It is significant to note that our recent acquisitions (the FIN business unit and OP business unit) have higher costs of sale which result in lower margins but operate with reduced operating expenses when compared to the other operating businesses.

Gross Profit

Gross profit from operations for Q210-YTD was $9,039,395 compared to $2,626,096 for Q209-YTD, resulting in an increase of $6,413,299 or 244%.  The increase in gross profit is primarily the result of our acquisition and organic growth strategies. Gross profit for Q209-YTD is only from the CHE business unit.

Approximately $4.8 million of the increase in gross profit is due to the inclusion of gross profit from our recently completed acquisitions of the FIN and OP business units, which contributed gross profit of approximately $0.934 million and $3.9 million, respectively, for Q210-YTD. The acquisitions were overall accretive however; these acquisitions had the effect of reducing the consolidated gross profit as a percentage of revenues. This reduction occurs because each acquired entity individually generates a lower gross profit percentage than the CHE business unit. The individual gross profit percentages of CHE, OP and the FIN business units for Q210-YTD are 50%, 39% and 17%, respectively. While the recent acquisitions have lower gross margins, they also operate with lower expenses, which positively contribute to our net income.

Approximately $1.6 million of the increase in gross profit is primarily a result of the CHE business unit’s operating performance. Gross profit from our CHE business unit’s operations for Q210-YTD was $4,238,875 compared to $2,626,096 for Q209-YTD, resulting in an increase of 61%.  Correspondingly, gross profit for the CHE business unit as a percentage of revenues for Q210-YTD was 50% compared to 59% for Q209-YTD.  As previously discussed, the decrease is a result of increased raw material costs and the introduction of new products that are not currently produced in economic quantities.  Secondarily, we have not yet been able to pass along all of our production cost increases to our customers in the form of price increases.

Operating Expenses

Operating expenses for the Q210-YTD were $2,583,033 as compared to $644,407 for Q209-YTD. This represents an increase of $1,938,626 or 301%. Operating expenses for Q209-YTD consist only of expenses from the CHE business unit since the acquisitions were made at a later period. Operating expenses for our CHE business unit amounted to $1,088,415 for the Q210-YTD compared to $644,407 for Q209-YTD. Operating expenses are comprised of general and administrative expenses, research and development and sales and marketing expenses. The increase is due to our investment in selling and marketing expenses due to efforts to expand both the product line and distribution network. The operating expenses for our CHE, FIN and OP business units individually amount to $1,088,415, $284,809 and 547,528, respectively. The main cost drivers for the company, besides advertising and trade show costs, are personnel cost, travel costs, management cost, accounting and audit fees. Research and development (R&D) expenses totaled $113,608 and $73,039 for Q210-YTD and Q209-YTD, respectively. The increase in R&D expenses is due to a broader product line. The Company anticipated that its efforts to broaden and strengthen its product portfolio will continue, however, at a pace that is consistent with the economy and the increasing sales activities.

Operating Income

Operating income for the Q210-YTD was $6,456,362 versus $1,981,689 for Q209-YTD which is an increase of $4,474,673 or 226%. The CHE business unit contributed $1,324,213 of the increase for a 67% organic growth over Q209-YTD.  The OP and FIN business units contributed $3,581,836 and $373,212, respectively, for Q210-YTD. We continue to focus on the execution of our business plan and with the completed acquisitions of the CHE, FIN and OP business units, the Company is positioned for continued organic growth among all product lines and subsidiaries.

Financing and Other Income/Expenses

Financing expenses include interest expense on the Company’s various financial instruments. For Q210-YTD the Company recognized $12,619 in interest income from its various instruments. The Company’s interest and financing expenses for Q210-YTD amounted to $374,290. In addition, the Company recorded $360,723 for the period in other expenses pertaining to expenses for obtaining various loans.

Income before Income Taxes and Non-controlling Interests

For Q210-YTD, income before income taxes and non-controlling interest was $5,733,968 versus $1,974,955 for Q209-YTD, which is an increase of $3,759,013 or 190%. The increase is mainly due to the results of the additions of the FIN business unit and OP business unit. These business units contributed $239,074 and $3,522,306, respectively for Q210-YTD. The income was reduced by expenses totaling $1,120,139 in the corporate unit. However, $376,702 of these expenses consist of non-cash transactions since these pertain to stock compensation and amortization of loan fees.

Provisions for Income Taxes

For Q210-YTD, provisions for income taxes were $1,504,200 versus $516,373 for Q209-YTD, which is an increase of $987,827 or 191%. The increase is associated with the recent acquisitions completed in September 2009. The tax provision for Q209-YTD pertains only to the CHE business unit.

Non-controlling Interest

For Q210-YTD, the non-controlling interest was $243,300 versus $0 for Q209-YTD.  The non-controlling interest was created by ONE acquiring less than 100% interest in CHE, the FIN unit, and the OP business units.

Net Income

Net income for Q210-YTD was $4,229,768 compared to $1,458,582 for Q209-YTD, which is an increase of $2,771,186 or 190%. The increase was attributable to the organic growth of the CHE business unit and the acquisitions of the FIN and OP business units.

Liquidity and Capital Resources

As discussed elsewhere in this document, the Company has implemented a two pronged strategy, which is:
●	to encourage and support organic expansion within the enterprises it acquires and utilize synergies and economies of scale between the entities; and
●	to identify and acquire accretive acquisition targets.

To be successful, each strategy requires adequate funding from available liquidity resources.  Accordingly, ONE has determined that its organic expansion strategy is first supported through organically generated cash flow and supplemented by available borrowing capacity depending on the requirements of the anticipated expansion project. Any liquidity organically generated in excess of reinvestment needs will be channeled to the accretive acquisition strategy or retained for future expansion projects.

The Company had working capital of $9,508,982 as of June 30, 2010.  Our operating and capital requirements in connection with supporting our expanding operations and introducing new products have been and will continue to be significant to us. Although we are profitable, and have been profitable, for the six months ended June 30, 2010 and 2009, our growth strategy, which is initially focused on accretive acquisitions and organically expanding our product lines will require substantial capital which we may not be able to satisfy solely through our operations.

As of June 30 2010, the Company has cash obligations related to the TFS and Supreme acquisitions as well as the transaction with Green Planet.  These cash obligations are as follows:

Green Planet
July 22, 2010                                                      $445,613
July 22, 2011                                                       534,736

The cash obligation to Green Planet is expected to be repaid through organically generated cash flow and/or additional financings.  The projected payment due July 22, 2010 has been subordinated to the Bridge Loan Financing further discussed in Note 23 of our condensed consolidated financial statements for the six months ended June 30, 2010, included elsewhere in this prospectus.  Under the terms of the subordination, repayment of this portion of the cash obligation is deferred until the Bridge Loan Financing has been repaid.

Supreme
September 22, 2010                                           $557,280
September 22, 2011                                             681,120

The cash obligation to Supreme is expected to be repaid through organically generated cash flow and/or additional financings.  The projected payment due September 22, 2010 has been subordinated to the Bridge Loan Financing further discussed in Note 23 of our condensed consolidated financial statements for the six months ended June 30, 2010, included elsewhere in this prospectus..  Under the terms of the subordination, repayment of this portion of the cash obligation is deferred until the Bridge Loan Financing has been repaid.

TFS
August 13, 2011                                         $3,000,000

The cash obligation to TFS is an estimate which is subject to the final determination based on the results of the measurement period, which ends on August 13, 2011.  The final determination, once known, will be satisfied out of TFS generated organic cash flow as specified in the acquisition agreement, until fully paid.

Based on our current plans for the next 12 months, we anticipate that additional revenues earned from our expanded product line and broadened distribution channels will be the primary organic source of funds for future operating activities in 2010. However, to fund continued expansion of our product lines and extend our reach to broader markets, including international markets, and to acquire additional entities, we may rely on bank borrowing, if available as well as capital raises.  The comments discussed below in “Cash Flows for the six months Ended June 30, 2010 compared to June 30, 2009” section address our organic cash resources and the relevant trends and drivers associated with those cash flows.

Financial Position

Total Assets - Our total assets increased $8,512,396 or 15.6% to $63,146,246 as of June 30, 2010 from $54,663,851 as of December 31, 2009 primarily as a result of a net increase in current assets.  (See cash flows from operating activities below for further discussion.)

There were no significant changes in long lived assets.

The changes in current assets and specifically cash are more fully discussed as follows:

Cash Flows for the Six Months Ended June 30, 2010 (“Q210-YTD”) as compared to the Six Months Ended June 30, 2009 (“Q209-YTD”)

Cash Flows from Operating Activities

Operating activities provided net cash of $4,056,879 (Q210-YTD) and $264,275 (Q209-YTD).  A major component of net cash provided by operations was net earnings of $4,229,769 (Q210-YTD) and $1,458,582 (Q209-YTD).  Certain non-cash operating activities such as amortization, depreciation and share based compensation totaling $1,435,543 (Q210-YTD) and $161,533 (Q209-YTD) increased net income’s impact on net cash provided by operating activities to $5,665,312 (Q210-YTD) and $1,620,115 (Q209-YTD).  Of the $4,229,769 in net earnings for Q210-YTD, $2,479,532 was generated by our CHE business unit and the balance of $1,750,237 was generated by our acquired OP and FIN business units. Our net earnings during Q210-YTD of $4,229,769 represented a $2,771,187 or 190% increase in our organic growth over Q209-YTD.  Our acquired OP and FIN business units were fully contributing to our operational performance for Q210-YTD.

Net cash provided by operations was also impacted by changes in our net working capital which decreased $1,608,433 or 15.6% to $9,508,982 (Q210-YTD) from $10,283,765 (Q409-YTD).  Of the decrease, a $2,004,020 increased was generated organically by our CHE business unit.  The balance, a decrease of $3,612,453 resulted from our acquired OP and FIN business units, net of corporate activities, which were fully contributing to our consolidated results in Q210-YTD but were not yet acquired and accordingly not part of our consolidated results in Q209-YTD.  On a consolidated basis, the more significant changes in working capital components during Q210-YTD are as follows:

●
a $1,109,385 increase in accounts receivable used cash.  Our continuing CHE business unit provided $1,648,312 in cash from a decrease in trade receivables resulting from successful collections.  Our acquired OP and FIN business units used $2,757,697 in cash resulting from increased receivables associated with expanding sales;

●
a $2,642,366 increase in inventories used cash.  Our continuing CHE business unit used $524,255 primarily to increase inventory to meet the increase in demand.  Our acquired OP and FIN business units used $2,118,111 in cash to advance new products and meet anticipated demand.

●
a $2,808,931 increase in accounts payable and accrued expenses provided cash.  Our continuing CHE business unit provided $1,300,324 by securing increased credit lines from our suppliers to support increased inventories.  Our acquired OP and FIN business units provided $1,808,669 in cash by increasing the financing supplied by its vendors in order to fund their inventory increases.

Cash Flows used in Investing Activities

Our investing activities used $6,704,368 in net cash during Q210-YTD as compared to $651,713 in net cash used during Q209-YTD. Net cash used is composed of the following significant items:

●	$5,117,733 in cash was used for deposits on plantation base.

●	$578,867 in cash was used to increase other assets, a portion of it restricted cash .

●	we purchased $692,555 in additional equipment to expand our capacity, substantially all of it ($529,098) was generated by our CHE business unit.

Cash Flows from Financing Activities

Our financing activities provided net cash of $3,175,054 during Q210-YTD.  The net cash provided was composed of the following significant items:

●	$3,000,000 in proceeds from a bridge loan executed by our corporate headquarters.
●	$3,662,307 in proceeds from bank loans
●	($3,667,896) in repayments of bank loans.
●	$576,503 in proceeds from shareholder and affiliates loans.

Capital Stock and Debt Financing at June 30, 2010

Repurchase of Common Shares

During Q210-YTD the Company repurchased 3,200 shares (adjusted for the 1 for 5 reverse stock split effected August 30, 2010) of its common stock from its executives in accordance with the executive compensation agreement.  The agreement calls for the repurchase of shares from the executives in lieu of compensation. The Company paid $80,000 or $25.00 per share (adjusted for the 1 for 5 reverse stock split effected August 30, 2010).

Issuance of Common Shares for Services

During Q210-YTD the Company issued 2,500 shares (adjusted for the 1 for 5 reverse stock split effected August 30, 2010) of its common stock to the independent directors valued at $37,500.  These shares were issued as compensation to the directors as per the director agreements. Additionally, the Company issued 1,581 shares (adjusted for the 1 for 5 reverse stock split effected August 30, 2010) of its common stock for consulting services.  The Company paid $18,000 for the services rendered.  The total of $55,500 was paid by the Company for services in the quarter ended June 30, 2010.

Year Ended December 31, 2009 compared to Year Ended December 31, 2008

Operating Revenues

The Company generated $22,073,219 of revenues from operations for the year ended December 31, 2009 as compared to $10,401,530 from operations for the year ended December 31, 2008, an increase of $11,671,689 or 112.2%.  The increase in revenue is primarily the result of our acquisition and organic growth strategies.

Approximately $8.7 million of the increase in revenue is due to the inclusion of revenues from the Company’s recently completed acquisitions of our FIN and OP business units which contributed revenues of $2.6 million and $6.1 million respectively for the year ending December 31, 2009.  The revenues from these acquisitions are only included from the date of their respective acquisitions both of which occurred in September 2009.
Approximately $2.9 million of the increase in revenues (a 27.8% increase) is due to the increase in sales resulting from the continued focus on driving customer value through all product lines.  The major contributor to the increase in sales of our CHE business unit were Resveratrol $2.3m and 5-HTP of $2.6m while the Solanesol and organic fertilizer decreased approximately $2.0m from the prior year. In addition, the Company took advantage of a shift in the product and customer mix with a broader product portfolio which contributed to the increase in sales. The Company continues to experience an increase in demand for its broad product portfolio which caters to a higher number of customers.  The following table reflects the sales volume by product for the CHE business unit and the acquisitions of the OP and FIN business units from their acquisition date.

CHE Business Unit	Sales	Sales
	2009	2008

Solanesol from tobacco	5,591,000	7,671,079
Organic fertilizer	2,680,000	2,730,451
Resveratrol	2,382,000	-
5 - HTP	2,651,000	-
Sarcandra Glabra	69,000	-

Total	13,373,000	10,401,530

OP from acquisition date	6,100,000	-
Fin from acquisition date	2,600,000	-

Total ONE Bio, Corp	22,073,000	10,401,530

Cost of Sales

Cost of sales from operations for the year ended December 31, 2009 were $12,089,029 as compared to $3,939,610 for the same period in 2008, resulting in an increase of $8,149,419 or 206.9%.  The increase in cost of sales is primarily the result of continued implementation of the acquisition and organic growth strategies.

Approximately $6.5 million of the increase in cost of sales is due to the inclusion of costs from the Company’s recently completed acquisitions of the FIN and OP business units, which contributed costs of $2.6 million and $3.9 million respectively for the year ending December 31, 2009.  The cost of revenues from these acquisitions are only included from the date of their respective acquisitions both of which occurred in September 2009.

Approximately $1.6 million of the increase in cost (a 40.9% increase) is primarily related to the higher net sales both organically and a shift in product mix towards broader product lines. Increases in raw material costs drove an overall decrease in gross profit as a percentage of revenues.

It is significant to note that the recent acquisitions of the FIN and OP business units have higher costs of sale which result in lower margins but operate with reduced operating expenses when compared to the core business.

Gross Profits

Gross profits from operations for the year ended December 31, 2009 were $9,984,190 compared to $6,461,920 for the same period in 2008, resulting in an increase of $3,522,270 or 54.5%.  The increase in gross profit is primarily the result of the acquisition and organic growth strategies.

Approximately $2.2 million of the increase in gross profit is due to the inclusion of gross profit from the Company’s recently completed acquisitions of the FIN and OP business units, which contributed gross profit of $2.2 million for the year ended December 31, 2009.  The acquisitions were overall accretive however, these acquisitions had the effect of reducing the consolidated gross profit as a percentage of revenues.  This reduction occurs because each acquired entity individually generates a lower gross profit percentage than does the CHE business unit.  The individual gross profit percentages of the CHE, OP and FIN business units for the year 2009 are 58.2%, 40.1% and 14.3%, respectively.  While the recent acquisitions have lower gross margins, they also operate with lower expenses which positively contributes to the bottom line profit.

Approximately $1.3 million of the increase in gross profit is primarily a result of the CHE business units’ operating performance.  Gross profits from the CHE business unit for the year ended December 31, 2009 were $7,744,274 compared to $6,461,920 for the same period in 2008, resulting in an increase of $1,282,354 or 19.9%.  Correspondingly, gross profit as a percentage of revenues for the year ended December 31, 2009 was 58% compared to 62% for the same period in 2008.  As previously discussed, the decrease is a result of increased raw material costs in its core business and the introduction of new products such as Resveratrol and 5-HTP that contribute lower margins than the traditional core products.  Additionally, we have not yet been able to pass along all of our production cost increases to our customers in the form of price increases.  The following table reflects the gross margin by business unit and product.

CHE Business Unit	Gross Margin	Gross Margin
	2009	2008

Solanesol from tobacco	3,059,050	4,259,511
Organic fertilizer	2,097,030	2,202,409
Resveratrol	1,052,413	-
5 - HTP	1,541,449	-
Sarcandra Glabra	16,448	-

Total	7,766,390	6,461,920

OP from acquisition date	1,846,000	-
Fin from acquisition date	371,800	-

Total ONE Bio, Corp	9,984,190	6,461,920

Operating Expenses from Continuing Operations

Operating expenses for the year ended December 31, 2009 were $2,525,437 as compared to $1,810,124 for the year ended December 31, 2008. This represented an increase of $715,313 or 40%. Operating expenses are comprised of general and administrative expenditures, research and development and sales and marketing.  The decrease in general and administrative expenditures of $6,738 is the result of the inclusion of the acquisitions offset by aggressive cost containment programs.  Research and development cost decreased approximately $65,907 as compared to the prior year. The selling and marketing expense is primary cause of the increase in operating expenditures, which increased $787,958 when compared to the prior year.  This increase is due mainly to the inclusion of the acquisitions in the financials and the launch of new product lines in the last quarter of the year.

Operating Profit

Operating profit for the year ended December 31, 2009 was $7,458,753 as compared to $4,651,796 for the year ended December 31, 2008 an increase of $2,806,957 or 60%.  The CHE business unit contributed $5,941,181 of the increase for a 28% organic growth over the prior year.  The OP and FIN business units contributed $2,067,637 and $152,667 since the acquisitions in September 2009.  The Company continues to focus on the execution of its business plan and with the completed acquisitions of the Financing and OP business units, is positioning for continued organic growth among all product lines and subsidiaries.

Financing and Other Income/Expense

Financing expenses includes the interest expense on the Company’s various financial instruments.  For the year ended December 31, 2009 the Company recognized $36,633 in interest income from its various instruments along with other income of $147,236 for a total other income of $183,868.  This income was offset by financing expense from operations of $230,340 resulting in a net loss of ($46,471) in total other expense.

Earnings Before Income Taxes and Non-controlling Interests

For the year ended December 31, 2009, earnings before income taxes and non-controlling interest was $7,412,282 as compared to $4,573,218 for an increase of $2,839,064 or 62%.  The increase is the result of organic growth in the CHE business unit of $1,238,736 (27%) and the contribution of the OP and FIN business units of $2,178,058 and $150,066 offset by the corporate loss of ($727,796).

Provisions for Income Taxes

For the year ended December 31, 2009, provisions for income taxes were $2,027,309 as compared to $1,222,919 for the year ended December 31, 2008 for an increase of $804,390 or 66%.  The increase is due to the increase in profits in certain jurisdiction that was not offset by the increase in costs that was in different tax jurisdictions. Additionally, the increase is associated with the recent acquisitions completed in September 2009.

Non-controlling Interest

For the year ended December 31, 2009, non-controlling interest was $612,158 versus none the prior year period.  The non-controlling was created by ONE acquiring or having less than 100% interest in Green Planet, TFS and UGTI.

Net Income

Net income for the year ended December 31, 2009 was $4,772,814 from operations as compared to $3,350,299 an increase of $1,442,516 or 42% over the prior year. The increase was attributable to the organic growth in the CHE business unit and the additional acquisitions of the OP and FIN business units.

Liquidity and Capital Resources

As discussed elsewhere in this document, the Company has implemented a two pronged strategy, which is:

●	to encourage and support organic expansion in and synergies between the enterprises it acquires, and

●	to identify and acquire accretive acquisition targets.

To be successful, each strategy requires adequate funding from available liquidity resources.  Accordingly, ONE Bio has determined that its organic expansion strategy is first supported through organically generated cash flow and supplemented by available borrowing capacity depending on the requirements of the anticipated expansion project.  Any liquidity organically generated in excess of reinvestment needs will be channeled to the accretive acquisition strategy or retained for future expansion projects.

We had working capital of $10,283,757 at December 31, 2009.  Our operating and capital requirements in connection with supporting our expanding operations and introducing new products have been and will continue to be significant to us. Although we are profitable for the years ended December 31, 2009 and 2008,  our growth strategy, which is initially focused on accretive acquisitions and organically expanding our product lines will require substantial capital which we may not be able to satisfy solely through our operations.

Based on our current plans for the next 12 months, we anticipate that additional revenues earned from our expanded product line and broadened distribution channels will be the primary organic source of funds for future operating activities in 2010. However, to fund continued expansion of our product line and extend our reach to broader markets, including international markets, and to acquire additional subsidiaries, we may rely on bank borrowing, if available as well as capital raises.  The comments discussed below in “Cash Flows for the Year Ended December 31, 2009 compared to December 31, 2008” section address our organic cash resources and the relevant trends and drivers associated with those cash flows.

During the year ended December 31, 2009, the Company funded its acquisition strategy through the issuance of capital stock and debt.  It executed acquisitions at a total value of $33.6 million, which was paid for by the issuance of 1.62 million shares (adjusted for the 1 for 5 reverse stock split effected August 30, 2010) valued at $27.2 million along with $6.4 million in debt.  The comments discussed below in “Capital Stock and Debt Financing” section address our cash resources which we have utilized to implement our accretive acquisition strategy.

Financial Position

Total Assets - Our total assets increased $37,801,017 or 225% to $54,663,851 as of December 31, 2009 from $16,841,811 as of December 31, 2008 primarily as a result of assets acquired through our acquisitions.

Land Use Rights – Land use rights represent the license or lease to use available land in the PRC.  The Company utilizes a portion of its land use rights for its China offices and production facilities and for the agricultural production of its basic raw materials.  Land use rights decreased $6,735,158 to $1,106,056 at December 31, 2009.  The decrease was the result of the Company negotiating with the PRC government to move part of the existing land use rights to operating leases which secured more favorable rights for products in the portfolio.

Cash and cash equivalents - Include all cash, deposits in banks and other highly liquid investments with initial maturities of three months or less to be cash equivalents.  Our cash and cash equivalents as of December 31, 2009 and 2008, by geography are:

Location of Cash Deposits	2009	2008
PRC	$3,741,449	$665,568
North America	1,187,51	-
Total	$4,928,968	$665,568

Cash and cash equivalents located in the PRC were denominated in Renminbi (“RMB”) and were placed with financial institutions in the PRC. Typically, they are not freely convertible into foreign currencies and the remittance of these funds out of the PRC is subject to exchange control restrictions imposed by the PRC government.   In order to improve the accessibility of our cash on a global scale, we have begun a process of transferring certain assets and processes previously centered in our PRC based VIE entities to our WFOE entities.  PRC regulations permit WFOE’s to remit funds out of the PRC.

Cash and cash equivalents located in the North America were primarily denominated in Canadian Dollars and were placed in financial institutions in Canada. These deposits are freely convertible into foreign currencies and there are few if any practical exchange control restrictions imposed by the Canadian government.

Cash – The increase in cash is explained more fully by the following discussion of cash flows.

Cash Flows for the Fiscal Year Ended December 31, 2009 compared to Fiscal Year Ended December 31, 2008

Cash Flows from Operating Activities

Operating activities provided net cash of $4,269,910 and $1,704,438 during the years ended December 31, 2009 and 2008, respectively.  A major component of net cash provided by operations was net earnings of $5,384,973 and $3,350,299, respectively for the years ended December 31, 2009 and 2008.  In 2009, reported net earnings also included the earnings of its acquired subsidiaries from the point of acquisition of $950,139, leaving $4,434,834 of reportable net earnings from ongoing operations.   This increase in net earnings represents the impact of our various organic growth strategies on net earnings.

Of the $10,283,756 in net working capital at December 31, 2009, $ 1,186,791 resulted from companies acquired during the year and $9,096,965 resulted from the Company’s individual operational activities.  The increase in working capital was $7,259,890, which is the combined change in working capital and non-cash transactions.  The following are the significant changes in operating activity components:

●	a $637,047 increase resulting from depreciation and amortization expenses recorded;

●
a $1,402,183 increase in accounts receivable as a result of expanded lines, increased sales and broadened customer base along with the normal timing of shipping activities, $6,258,000 of the increase in accounts receivable resulted from companies acquired during the year;

●
a $1,831,567 increase in prepaid and other assets results from $820,000 from the Company along with $1,011,356 generated from the operational activities of the acquired companies after they were acquired.  The Company’s increase in prepaid and other assets was primarily the result of a deposit given to a supplier to procure raw materials;

●	a $2,011,964 increase in accounts payable and accrued expenses as a result of expanded lines, increased sales and broadened customer base

Cash Flows used in Investing Activities

Our investing activities used $4,718,738 in net cash during the year ended December 31, 2009. Net cash used is composed of the following significant items:

●
a $3,932,199 net increase in other assets and associated land use rights which the Company negotiated an exchange of certain land use rights suitable for building construction, which they did not need for land use rights suitable for agricultural purposes which they did need to expand botanical operations.

●
a $1,370,836 increase in loans receivable resulted from our TFS acquisition and was generated from operational activities after they were acquired, $2,853,028 of the increase in loans receivable was primarily related to our acquisition of TFS but resulted from the acquisition itself.  TFS is designed to provide accounts receivable and purchase order financing to third parties.  Its loan receivables vary directly with the amount of financing activities under contract;

●	invested an additional $479,426 in our proprietary process technology and potential products and

●	we purchased $844,615 in additional equipment to expand our capacity.

●	Cash balances from acquired companies of $1,908,338

Cash Flows from Financing Activities

Our financing activities provided net cash of $4,749,514 during the year ended December 31, 2009.  The net cash provided was composed of the following significant items:

●	proceeds from the issue of common stock of $1,754,000.

●	proceeds from bank loans of $1,860,561.

●	proceeds from notes payable of financing subsidiary of $1,873,567

●	offset by repurchase of common stock of $740,000.

●	and repayment of PRC government loans of approximately $146,700

Capital Stock and Debt Financing at December 31, 2009

As previously mentioned in this document, the Company has begun to execute its accretive acquisition strategy. During 2009 the Company completed a reverse recapitalization with Green Planet and two acquisitions (the FIN and OP business units) totaling $33.6 million with the issuance of 1.62 million shares (adjusted for the 1 for 5 reverse stock split effected August 30, 2010) of common stock (post split) valued at $27.2 million along with $6.4 million in debt.  These transactions are:

●
Reverse acquisition (recapitalization) of Green Planet Bioengineering with approximately 880,000 shares (adjusted for the 1 for 5 reverse stock split effected August 30, 2010) of common stock valued at $16.4 million and debt of approximately $980,000.

●
Acquisition of Trade Finance Solutions with 40,000 shares (adjusted for the 1 for 5 reverse stock split effected August 30, 2010) of common stock valued at $593,000 and a work out plan with an estimated value of $3,000,000.

●
Acquisition of Supreme Discovery Group by United Green Technology, Inc. (subsidiary of ONE Bio) with issuance of  approximately  688,000  shares (adjusted for the 1 for 5 reverse stock split effected August 30, 2010) of common stock valued at $10.2 million and debt of $2,438,000.

Foreign Currency Translation

Two of the Company’s contractually controlled operating entities, Sanming and JLF maintain their financial records in the functional currency of the People’s Republic of China, which is the “Renminbi” (RMB), the currency of the primary economic environment in which the entities operate. Another of the Company’s operating entities, TFS maintains its financial records in the functional currency of Canada, the Canadian Dollar (“CAD”). For Financial reporting purposes, the financial statements are prepared using the functional currency RMB or CAD, which have been translated into United States dollars. Assets and liabilities are translated at the exchange rates at the balance sheet dates, revenue and expenses are translated at the average exchange rates and shareholders’ equity is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income, a component of shareholders’ equity.

Exchange Rates	6/30/2010	12/31/2009
Fiscal period/year end RMB: US$ exchange rate	6.84	6.83
Average period/yearly RMB: US$ exchange rate	6.84	6.83

Significant Estimates

Critical accounting polices include the areas where we have made what we consider to be particularly subjective or complex judgments in making estimates and where these estimates can significantly impact our financial results under different assumptions and conditions.

We prepare our financial statements in conformity with accounting principles generally accepted in the United States of America. As such, we are required to make certain estimates, judgments and assumptions that we believe are reasonable based upon the information available. These estimates, judgments and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the periods presented. Actual results could be different than those estimates

Recent Accounting Pronouncements

In January 2010, the FASB has published ASU 2010-01 “Equity (Topic 505)- Accounting for Distributions to Shareholders with Components of Stock and Cash—a consensus of the FASB Emerging Issues Task Force,” as codified in ASC 505,. ASU No. 2010-01 clarifies the treatment of certain distributions to shareholders that have both stock and cash components. The stock portion of such distributions is considered a share issuance that is reflected in earnings per share prospectively and is not a stock dividend. The amendments in this Update are effective for interim and annual periods ending on or after December 15, 2009, and should be applied on a retrospective basis. Early adoption is permitted. The adoption of this standard did not have an impact on the Company’s (consolidated) financial position and results of operations.

In January 2010, the FASB has published ASU 2010-02 “Consolidation (Topic 810)- Accounting and Reporting for Decreases in Ownership of a Subsidiary—a Scope Clarification,” as codified in ASC 810, “Consolidation.” ASU No. 2010-02 applies retrospectively to April 1, 2009, our adoption date for ASC 810-10-65-1 as previously discussed. This ASU clarifies the applicable scope of ASC 810 for a decrease in ownership in a subsidiary or an exchange of a group of assets that is a business or nonprofit activity. The ASU also requires expanded disclosures. The amendments in this Update are effective for interim and annual periods ending on or after December 15, 2009, and should be applied on a retrospective basis. The adoption of this standard is not expected to have any impact on the Company’s consolidated financial position and results of operations.

In January 2010, the FASB has published ASU 2010-06 “Fair Value Measurements and Disclosures (Topic 820): - Improving Disclosures about Fair Value Measurements. ASU No. 2010-06 clarifies improve disclosure requirement related to fair value measurements and disclosures – Overall Subtopic (Subtopic 820-10) of the FASB Accounting Standards Codification. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosure about purchase, sales, issuances, and settlement in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The amendments in this Update are effective for interim and annual periods ending on or after December 15, 2009, and should be applied on a retrospective basis. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial position and results of operations.

In March 2010, the FASB issued Accounting Standard Update No. 2010-11 “Derivatives and Hedging” (Topic 815). ASU No. 2010-11 update provides amendments to subtopic 815-15, Derivatives and hedging. The amendments clarify about the scope exception in paragraph 815-10-15-11 and section 815-15-25 as applicable to the embedded credit derivatives. The ASU is effective on the first day of the first fiscal quarter beginning after June 15, 2010. Therefore, for a calendar-year-end entity, the ASU becomes effective on July 1, 2010. Early application is permitted at the beginning of the first fiscal quarter beginning after March 5, 2010. The adoption of this guidance has not had and is not expected to have a material impact on the Company’s consolidated financial statements.

In April 2010, the FASB issued Accounting Standard Update No. 2010-12. “Income Taxes” (Topic 740). ASU No.2010-12 amends FASB Accounting Standard Codification subtopic 740-10 Income Taxes to include paragraph 740-10-S99-4. On March 30, 2010 The President signed the Health Care & Education Affordable Care Act reconciliation bill that amends its previous Act signed on March 23, 2010. FASB Codification topic 740, Income Taxes, requires the measurement of current and deferred tax liabilities and assets to be based on provisions of enacted tax law. The effects of future changes in tax laws are not anticipated.” Therefore, the different enactment dates of the Act and reconciliation measure may affect registrants with a period-end that falls between March 23, 2010 (enactment date of the Act), and March 30, 2010 (enactment date of the reconciliation measure). However, the announcement states that the SEC would not object if such registrants were to account for the enactment of both the Act and the reconciliation measure in a period ending on or after March 23, 2010, but notes that the SEC staff “does not believe that it would be appropriate for registrants to analogize to this view in any other fact patterns.” The adoption of this guidance has not had and is not expected to have a material impact on the Company’s consolidated financial statements.

In April 2010, the FASB issued Accounting Standard Update No. 2010-13 “Stock Compensation” (Topic 718). ASU No.2010-13 provides amendments to Topic 718 to clarify that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity's equity securities trades should not be considered to contain a condition that is not a market, performance, or service condition. Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity. The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. The amendments in this Update should be applied by recording a cumulative-effect adjustment to the opening balance of retained earnings. The cumulative-effect adjustment should be calculated for all awards outstanding as of the beginning of the fiscal year in which the amendments are initially applied, as if the amendments had been applied consistently since the inception of the award. The cumulative-effect adjustment should be presented separately. Earlier application is permitted. The adoption of this guidance has not had and is not expected to have a material impact on the Company’s consolidated financial statements.

In April 2010, the FASB issued Accounting Standard Update No. 2010-15. “Financial Services-Insurance” (Topic 944) ASU No.2010-15 gives direction on how investments through separate accounts affect an insurer’s consolidation analysis of those investments. Under the ASU: an insurance entity should not consider any separate account interests held for the benefit of policy holders in an investment to be the insurer's interests and should not combine those interests with its general account interest in the same investment when assessing the investment for consolidation, unless the separate account interests are held for the benefit of a related party policy holder as defined in the Variable Interest Entities Subsections of Subtopic 810-10 and those Subsections require the consideration of related parties. The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2010. Early adoption is permitted. The amendments in this Update should be applied retrospectively to all prior periods upon the date of adoption. The adoption of this guidance has not had and is not expected to have a material impact on the Company’s consolidated financial statements.

In April 2010, the FASB issued Accounting Standard Update No. 2010-17. “Revenue Recognition-Milestone Method” (Topic 605) ASU No.2010-17 provides guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for research or development transactions. An entity often recognizes these milestone payments as revenue in their entirety upon achieving a specific result from the research or development efforts. A vendor can recognize consideration that is contingent upon achievement of a milestone in its entirety as revenue in the period in which the milestone is achieved only if the milestone meets all criteria to be considered substantive. Determining whether a milestone is substantive is a matter of judgment made at the inception of the arrangement. The ASU is effective for fiscal years and interim periods within those fiscal years beginning on or after June 15, 2010. Early application is permitted. Entities can apply this guidance prospectively to milestones achieved after adoption. However, retrospective application to all prior periods is also permitted. The adoption of this guidance has not had and is not expected to have a material impact on the Company’s consolidated financial statements.

In April 2010, the FASB issued Accounting Standard Update No. 2010-18. “Receivables” (Topic 310). ASU No.2010-18 provides guidance on accounting for acquired loans that have evidence of credit deterioration upon acquisition. Paragraph 310-30-15-6 allows acquired assets with common risk characteristics to be accounted for in the aggregated as a pool. Upon establishment of the pool, the pool becomes the unit of accounting. When loans are accounted for as a pool, the purchase discount is not allocated to individual loans; thus all of the loans in the pool accrete at a single pool rate (based on cash flow projections for the pool). Under subtopic 310-30, the impairment analysis also is performed on the pool as a whole as opposed to each individual loan. Paragraphs 310-40-15-4 through 15-12 establish the criteria for evaluating whether a loan modification should be classified as a troubled debt restructuring. Specifically paragraph 310-40-15-5 states that “a restructuring of a debt constitutes a troubled debt restructuring for purposes of this subtopic if the creditor for economic or legal reasons related to the debtor’s financial difficulties grants a concession to the debtor that it would not otherwise consider.” The ASU is effective for modification of loans accounted for within pools under subtopic 310-30 occurring in the first interim or annual period ending on or after July 15, 2010. The amendments are to be applied prospectively. Early application is permitted. The adoption of this guidance has not had and is not expected to have a material impact on the Company’s consolidated financial statements.

Off-Balance Sheet Arrangements

Our financial statements include consolidated majority owned subsidiaries and consolidated variable interest entities of which we are the primary beneficiary.

We do not have any other off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Policies

The Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, which require management to make subjective decisions, assessments and estimates about the effect of matters that are inherently uncertain. As the number of variables and assumptions affecting the judgment increases, such judgments become even more subjective. While management believes its assumptions are reasonable and appropriate, actual results may be materially different from estimated. Management has identified certain critical accounting policies, described below, that require significant judgment to be exercised by management.

Revenue recognition

Revenue is recognized when the following four revenue criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable, and collectability is reasonably assured.

Revenue is recognized when products are delivered and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable.

Accounting for warrants

The fair value of warrants granted is determined using the Black-Scholes model. Under this model, certain assumptions, including the risk-free interest rate, the expected life of the warrants and the estimated fair value of the Company’s common stock and the expected volatility, are required to determine the fair value of the warrants. If different assumptions had been used, the fair value of the warrants would have been different from the amount the Company computed and recorded, which would have resulted in either an increase or decrease in the compensation expense.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes pursuant to ASC Topic 740 formerly SFAS No. 109, “Accounting for Income Taxes”. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carry-forwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Impairment of long-lived assets

Long-lived assets are tested for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The Company recognizes impairment of long-lived assets in the event that the net book values of such assets exceed the future undiscounted cash flows attributable to such assets. During the reporting periods, the Company has not identified any indicators that would require testing for impairment.

Accounts receivable

Accounts receivable is stated at cost, net of allowance for doubtful accounts. The Company maintains allowances for doubtful accounts for estimated losses resulting from the failure of customers to make required payments. The Company establishes an allowance for doubtful accounts based on management’s assessment of the collectability of trade and other receivables. A considerable amount of judgment is required in assessing the amount of the allowance. The Company considers the historical level of credit losses and applies percentages to aged receivable categories. The Company makes judgments about the creditworthiness of each customer based on ongoing credit evaluations, and monitors current economic trends that might impact the level of credit losses in the future. If the financial condition of the customers were to deteriorate, resulting in their inability to make payments, a larger allowance may be required.

BUSINESS

Corporate Overview

We are an award winning, innovative bio-engineering company that utilizes green process manufacturing to produce raw chemicals and herbal extracts, natural supplements and organic products. We are focused on capitalizing on the rapidly growing markets of the Asia-Pacific region. Our key products include Solanesol, widely recognized CoQ10, Resveratrol and 5-HTP, organic fertilizers, and organic bamboo health food and beverages. Our growth plan targets an aggressive acquisition driven strategy supported by organic growth of our operating units. Through ONE Bio, smaller private companies that we acquire are provided access to capital, experienced management and strategic insight. We strive to build synergies among all of our subsidiaries and operating business units. We work with each subsidiary and business unit to promote organic and acquisition driven growth. We are committed to becoming a leader in bioengineering utilizing green processes, combining our experience in producing our award winning chemical and herbal extract products, natural supplements and organic products with seasoned North American managerial expertise. Our operations are currently focused on the Asia-Pacific region which currently generates approximately 95% of our revenue.

Operational Summary

Our operations are divided into two principal complementary business units that focus on producing chemical and herbal extracts (our “CHE” business unit) and organic products (our “OP” business unit) utilizing green processes. We also have an internal financing business unit that assists and supports the growth of our core bioengineering business units (see “TFS and our financing unit” herein). We believe our internal financing business unit provides us an excellent opportunity beyond funding our core operations to also provide purchase order financing to third-party clients that purchase products from our subsidiaries. In this arrangement, our internal financing business unit can insert itself into the collection process, expediting cash flow and debt repayment for all parties ultimately driving our growth rate. Because our CHE business unit was treated for accounting purposes as being acquired effective as of January 1, 2009, while our OP business unit and our financing business unit were treated for accounting purposes as having been acquired as of July 2009, during the fiscal year ended December 31, 2009, approximately 60% of our revenue came from our CHE business unit, approximately 28% came from our OP business unit and approximately 12% came from our financing business unit. However, if the full year 2009 revenues for each of our 3 business units were used, approximately 34% of our revenues would have come from our CHE business unit, approximately 48% from our OP business unit and approximately 18% from our financing business unit.

In order to harvest the benefits of integrating growing and profitable Chinese operating enterprises with the management and financial techniques available to North American enterprises, we adhere to a “Yin-Yang” management strategy based on the Chinese Philosophy of “Correlative Thinking”. The core components of this approach are: constructing a strong, balanced team; addressing the needs of investors; and realizing the importance of diversity.

In practical terms, our strategy is to combine the manufacturing expertise and work ethic of the Eastern world with the investment experience and management skills of seasoned North American companies. Our team in China works together with our North American management to grow our core business, and provide transparency with an emphasis on risk management and internal controls.

Our PRC business units

GP and our CHE business unit

Our CHE business unit operates under the umbrella of our 92.4% subsidiary Green Planet, which through its 100% subsidiary Elevated Throne owns 100% of Fujian GP, which is a wholly foreign-owned enterprise (“WFOE”) organized under the laws of the PRC. Fujian GP has entered into a series of irrevocable agreements with (i) Sanming, a PRC company based in Sanming City in the Fujian province of China, which is licensed to operate its business in the PRC and (ii) the owners of Sanming (see “Agreements with Sanming and the Sanming shareholders” herein). Pursuant to those irrevocable agreements Green Plane contractually controls and operates Sanming which is the principle operating enterprise of our CHE business unit. At the time of the transactions between Fujian GP and Sanming, the owners of Fujian GP were also the owners of Sanming. Thereafter, we acquired Fujian GP as part of our acquisition of Green Planet. Min Zhao, our director, President of our China Operations and a shareholder is the president and one of the principal shareholders of Sanming.

Sanming is a research & development company with a focus on improving human health through the development, manufacture and commercialization of bio-ecological products and over-the-counter products utilizing the extractions from tobacco leaves and a variety of other plants and materials. Sanming’s position in the bioengineering industry comes from its research & development using patented methods to create downstream products ranging from plant indigenous medicine, pharmaceutical intermediates to eco-friendly products. Since 2007, Sanming has developed a variety of natural organic products using tobacco leaves. Our CHE business unit produces chemical and herbal extracts for use in a wide range of health and wellness products. Utilizing green technology and proprietary processes our CHE business unit extracts health supplements and fertilizers from discarded tobacco and a variety of other plants and materials. Our CHE business unit’s cost-effective extraction process extracts Solanesol from discarded tobacco leaves and the resulting residue is further extracted to produce organic fertilizer. By producing two products from our extraction process, we believe we are able to generate higher margins than we would if we used a traditional single product fermentation extraction process. Additionally, we can further process the Solanesol to produce Coenzyme Q10 (“CoQ10”).

Solanesol is the starting material or so-called “intermediate” for certain biochemicals including CoQ10 and Vitamin K. It is used by scientists for research on the effects of these biochemicals and by companies for the production of CoQ10 and Vitamin K.  CoQ10 is sold as a stand-alone dietary supplement and as an ingredient in, food and beverage products as well as skin care lotions. According to the Mayo Clinic, CoQ10 is produced by the human body and is necessary for the basic functioning of cells.1

Discarded tobacco leaves are further extracted to produce both powdered and particulate organic fertilizers and thereby substantially eliminating any waste. Our CHE business unit also extracts from a variety of plants Resveratrol and 5-HTP, which are key components in many consumer health and wellness products. We distribute our CHE products through established independent third party distributors pursuant to renewable one year distribution agreements. Our distributors are focused on the bio-health industry and raw chemical intermediates industry. These agreements permit us to more accurately forecast sales and required production. In addition, feedback from our distributors provides us with good visibility on changes in consumer demand. In addition, we have established distribution channels, such as universities and hospital research centers. We are not substantially dependent on any of our distributors.

Agreements with Sanming and the Sanming shareholders

On July 25, 2008, Fujian GP entered into the following irrevocable contractual arrangements with Sanming and the owners of Sanming.

Entrusted Management Agreement. Fujian GP entered into an irrevocable Entrusted Management Agreement with Sanming and the Sanming shareholders (the “Entrusted Management Agreement”). Pursuant to this agreement, Sanming and the Sanming shareholders agreed to entrust the business operations of Sanming and the management of Sanming to Fujian GP until such time as Fujian GP acquires all of the assets or equity of Sanming (as more fully described in the Exclusive Option Agreement below). Prior to the occurrence of such event, Sanming will only own those certain assets that are not sold to Fujian GP. Sanming has continued (and GP anticipates that Sanming will continue) to be the contracting party under its customer contracts, banks loans and certain other assets until such time as those may be transferred to Fujian GP. Under the Entrusted Management Agreement, Fujian GP manages Sanming’s operations and assets, and controls all of Sanming’s cash flow through an entrusted bank account. In turn, Fujian GP is entitled to any of Sanming’s net profits as a management fee, and is obligated to pay all of Sanming’s payables and loan payments. The Entrusted Management Agreement will remain in effect until the acquisition of all assets or equity of Sanming by Fujian GP is completed.   The Entrusted Management Agreement also provides for the payment of an entrustment fee to Fujian GP, which shall be Sanming’s total profit (if any) after deduction of necessary expenses.  The entrustment fee paid in the year ended December 31, 2009 was $4,756,770.  As a result of the transfer of assets from Sanming to Fujian GP, starting in 2010 substantially all of the profits (after tax) from the operations are now generated directly by Fujian GP and substantially all of the cash is now collected directly by Fujian GP.  Consequently, no entrustment fee was paid by Sanming to Fujian GP as of the six months ended June 30, 2010.  However, any profits that may be generated by Sanming during 2010, will be paid to Fujian GP as of December 31, 2010.

1 http://www.mayoclinic.com/health/coenzyme-q10/ns_patient-coenzymeq10

Shareholders’ Voting Proxy Agreement. Fujian GP entered into an irrevocable Shareholders’ Voting Proxy Agreement with the Sanming shareholders. Pursuant to this agreement, the Sanming shareholders irrevocably and exclusively appointed the members of the board of directors of Fujian GP as their proxy to vote on all matters that require the approval of the shareholders of Sanming.

Exclusive Purchase Option Agreement. Fujian GP entered into an irrevocable Exclusive Purchase Option Agreement with the Sanming shareholders. Pursuant to this agreement, the Sanming shareholders granted Fujian GP an irrevocable and exclusive purchase option to acquire Sanming’s equity and/or remaining assets, but only to the extent that such purchase does not violate limitations imposed by PRC law. Current PRC law does not specifically provide for a non-PRC entity’s equity to be used as consideration for the purchase of a PRC entity’s assets or equity. The option is exercisable when PRC law specifically allows foreign equity to be used as consideration to acquire a PRC entity’s equity interests and/or assets, and when the Company has sufficient funds to purchase Sanming’s equity or remaining assets. The consideration for the exercise of the option is the shares of common stock that has been received by the Sanming shareholders under the Share Exchange Agreement among Green Planet, Elevated Throne and the owners of Elevated Throne who are also the Sanming shareholders.

Share Pledge Agreement. Fujian GP entered into an irrevocable Share Pledge Agreement with the Sanming shareholders. Pursuant to this agreement, the Sanming shareholders irrevocably pledged all of their equity interests in Sanming, including the proceeds thereof, to guarantee all of Fujian GP’s rights and benefits under the Entrusted Management Agreement, the Shareholders’ Voting Proxy Agreement and the Exclusive Purchase Option Agreement. Prior to termination of this Share Pledge Agreement, the pledged equity interests cannot be transferred without the prior written consent of Fujian GP.

UGTI and our OP business unit

Our OP business unit operates under the umbrella of our 98% owned subsidiary UGTI, which through its 100% owned subsidiary Supreme Discovery, owns 100% of Fujian United, which is a WFOE organized under the laws of the PRC. Fujian United has entered into a series of irrevocable agreements with the owners of JLF, a PRC company based in Jianou City, in the Fujian province of China, which is licensed to operate its business in the PRC (see “Agreements with JLF and the JLF shareholders” herein). Pursuant to those irrevocable agreements, Fujian United contractually controls and operates JLF, which is the principle operating enterprise of our OP business unit. Jinrong Tang our Vice-President China Operations and a shareholder is the President and a controlling shareholder of JLF.

JLF is a green-technology enterprise that specializes in the production of organic products and fertilizers based on bamboo. JLF was one of the first companies in China to formulate a “zero-to-zero” process. The “zero-to-zero” process begins with bamboo cultivation in the ground, proceeds through manufacturing of end products, and ends with the use of organic fertilizers from any remaining waste. We use bamboo shoots for food, the stalks are sold for use in construction materials, and any remaining waste is used to create organic fertilizers. Virtually everything grown is used in some way, reducing the need for fertilizers, cutting energy consumption, and reducing costs. JLF concentrates on processing bamboo shoots and bamboo which it sells domestically in China and exports to other countries. Our OP business unit manufactures a variety of consumer and commercial-use health and energy drinks, organic food products and fertilizers primarily based on bamboo. Organic food products based on bamboo are low in saturated fat, cholesterol and sodium yet high in dietary fiber, vitamin C, potassium, zinc, and numerous other nutrients, making bamboo shoots ideal for weight loss and maintaining a healthy life style. Also, the Moso bamboo leaf extract, which contains soluble and insoluble fiber and antioxidants, is used to make a caffeine-free energy drink or is infused into white rice creating green bamboo rice with health benefits. Our OP business unit also uses bamboo skins to produce organic fertilizers, thereby substantially eliminating waste in the process. Presently, JLF (our contractually controlled PRC operating entity) operates production lines to produce both 18L boiled bamboo shoot cans and boiled vegetable cans. The production capacity in 2008 reached 20,000 tons, an annual output value of RMB 120,000,000.00. This includes the production of 50 kinds of products, such as 18L boiled bamboo shoot cans, boiled bamboo shoot cans with vacuum packing, boiled mixed vegetables, boiled seasoned vegetables and Kamameshi (a Japanese rice dish), with the quality rating which meets the national and international standards. The boiled bamboo shoots and mixed vegetables account for the majority of the products sold with approximately 80% of all products sold in the PRC and approximately 20% exported to Japan. We distribute our OP products directly to conglomerate supermarket chains in Japan, hotels, hospitals and restaurants, and through a network of established, independent third-party distributors pursuant to renewable one-year distribution agreements.

Agreements with JLF and the JLF shareholders

On September 27, 2009, Fujian United entered into the following irrevocable contractual arrangements with JLF and the owners of JLF. At the time of the transactions between Fujian United and JLF, the owners of Fujian United included the principal shareholders of JLF. Thereafter, we acquired Fujian United as part of our acquisition of Supreme Discovery.

Entrusted Management Agreement. Fujian United entered into an Entrusted Management Agreement with JLF, and the JLF shareholders. Pursuant to this agreement, JLF and its shareholders irrevocably agreed to entrust the business operations of JLF and the management of JLF to Fujian United until Fujian United acquires all of the assets or equity of JLF (as more fully described in the Exclusive Purchase Option Agreement below). Prior to the occurrence of such event, JLF will continue to own its assets. JLF will also continue to be the contracting party under its customer contracts, banks loans and certain other assets until such time as those may be transferred to Fujian United. Under the Entrusted Management Agreement, Fujian United will manage JLF’s operations and assets, and control all of JLF’s cash flow through an entrusted bank account. In turn, Fujian United will be entitled to all of JLF’s net profits as a management fee, and will be obligated to pay all JLF payables and loan payments. The Entrusted Management Agreement will remain in effect until the acquisition of all assets or equity of JLF by Fujian United is completed.     The Entrusted Management Agreement also provides for the payment of an entrustment fee to Fujian United, which shall be JLF’s total profit (if any) after deduction of necessary expenses.  The entrustment fee paid in the year ended December 31, 2009 was $4,680,450.  As a result of the transfer of assets from JLF to Fujian United, starting in 2010 substantially all of the profits (after tax) from the operations are now generated directly by Fujian United and substantially all of the cash is now collected directly by Fujian United.  Consequently, no entrustment fee was paid by JLF to Fujian United as of the six months ended June 30, 2010.  However, any profits that may be generated by JLF during 2010, will be paid to Fujian United as of December 31, 2010.

Shareholders’ Voting Proxy Agreement. Fujian United entered into a Shareholders’ Voting Proxy Agreement with the JLF shareholders. Pursuant to this agreement, the JLF shareholders irrevocably and exclusively appointed the members of the board of directors of Fujian United as their proxy to vote on all matters that require JLF shareholder approval.

Exclusive Purchase Option Agreement. Fujian United entered into an Exclusive Purchase Option Agreement with JLF and the JLF shareholders. Pursuant to this agreement, the JLF shareholders granted Fujian United an irrevocable and exclusive purchase option to acquire JLF’s equity and/or assets, but only to the extent that such purchase does not violate limitations imposed by PRC law. Current PRC law does not specifically provide for a non-PRC entity’s equity to be used as consideration for the purchase of a PRC entity’s assets or equity. The option is exercisable when PRC law specifically allows foreign equity to be used as consideration to acquire a PRC entity’s equity interests and/or assets, and when we have sufficient funds to purchase JLF’s equity or remaining assets. The consideration for the exercise of the option is the shares of common stock that have been received by the JLF’s Shareholders under the Share Exchange Agreement among UGTI, Supreme Discovery and the shareholders of Supreme Discovery who are also the JLF shareholders.

Share Pledge Agreement. Fujian United entered into a Share Pledge Agreement with the JLF shareholders. Pursuant to this agreement, the JLF shareholders pledged all of their equity interests in JLF, including the proceeds thereof, to guarantee all of Fujian United’s rights and benefits under the restructuring agreements. Prior to termination of this Share Pledge Agreement, the pledged equity interests cannot be transferred without the prior written consent of Fujian United.

Complimentary Strategies

We have assembled a combination of complementary strengths that we believe will enable us to successfully implement our accretive acquisition and organic growth strategies and capitalize on the large and growing markets for our nutraceutical and organic products.

●           Rapid and Sustainable Growth Strategy

We believe that our growth strategy allows us to focus our resources to capitalize on opportunities. By first focusing on accretive and synergistic acquisitions, we believe that we will accelerate our expansion beyond what would be achieved through a pure organic growth strategy. Once substantial mass is achieved, we then intend to fully integrate the acquisitions to improve profitability, achieve production and technology strategies, capitalize on efficiencies of scale and expand our product portfolio, distribution channels and customer base. We believe that this strategy will increase our product diversification, reduce our business risks and expand our accretive opportunities.

●           Established Platform for Organic Growth

We are a vertically integrated company with our own contractually controlled operating entities which have agricultural lands, research & development, proprietary manufacturing processes and distribution channels. Our operating companies are profitable and have established branded products and experienced management teams. We believe that these capabilities position us for organic growth in our product offerings and will serve as a template for successfully integrating additional acquisitions.

●           Research & Development Team with Ability to Identify Commercially Viable Products

Led by our Chief scientist, Dr. Jian Ming Chan, we have assembled what we believe to be a skilled and experienced research & development team that includes engineers, chemists, doctorates and adjunct professors. In addition to possessing a multi-discipline background, our research & development team has affiliations with several prominent research universities in China, including Fudan University. Our team has leveraged these relationships and their own skills to produce among other things our proprietary extraction process, which affords us a production cost advantage and our “zero-to-zero” green production process, which reduces waste by using virtually every part of the bamboo plant. An essential component of our growth strategy is to expand our product offerings through both acquisition and organic growth. We look to our research & development team to continue to provide the new products and innovative production techniques that will fuel our continued organic growth and provide us with a competitive advantage.

●           Experienced Managers with the Ability to Identify and Integrate Acquisitions

We have assembled a team with significant successful mergers and acquisition experience. Our CEO, Mr. Silvasan is a senior executive with over 17 years of experience in business development, mergers and acquisitions, strategic alliances, marketing, sales and finance. Our Chairman, Mr. Weingarten is a seasoned executive and entrepreneur with over 30 years of experience in managing companies from early stage of development to more seasoned corporations worldwide. Mr. Weingarten has extensive experience in mergers and acquisitions, having participated in over 40 such transactions throughout his career. We believe that that our North America management team positions us properly to participate in the consolidation of our industries.

●           Seasoned Divisional Managers with Track Record of Achieving and Maintaining Profitability

Our China operations team, which includes sales, marketing and production personnel, is led by Mr. Zhao and Mr. Tang. Mr. Zhao has over 20 years of business experience at a number of successful companies where he served in senior positions ranging from general manager to chairman. Mr. Tang was selected by the Committee of Association of Industry and Commerce of Jianou as one of the Top Ten Most Outstanding Young Entrepreneurs in 2009 and serves as a member of the Standing Committee of the Chinese People’s Political Consultative Conference (C.P.P.C.C.) of Jianou, a member of the Standing Committee of the Association of Industry and Commerce of Jianou, the Executive Vice President of Fujian Bamboo Association as well as the President of Nanping Association of Young Entrepreneurs. Under their direction, our operating business units have achieved and sustained profitability. We believe that these individuals and their respective teams are well-positioned to execute our growth plans.

●           Create Win-Win Relationships for Participants

We believe that our strategy provides us with an excellent opportunity to participate in the growth of China and the entire Asia-Pacific region. To our acquisition targets, we believe that we offer owners of smaller private companies the opportunity to diversify their investment by being part of a larger, multi-faceted public company and at the same time provide access to capital that would not be available to them otherwise. To the Chinese government, we offer green production processes, which minimize waste. To our customers, we offer safe, high-quality, organic products. To our research partners, we offer practical implementation of innovative technology, and to our suppliers, we offer a stable well-managed growth partner.

Challenges to our growth

While we believe we will be able to capitalize on our strengths, we are mindful of the significant challenges we face in implementing our growth plan.

●           Potential Changes in Government Regulation

Various parts of our business are regulated by the governments where we produce our products as well as the markets where we sell. Changes in regulation by local, provincial, and national governments will pose a challenge to us as well as our competitors.

●
In China, tobacco and related products are sold exclusively by the government. Companies must rely on the local government to acquire abandoned tobacco by permits. Today, we have a provincial tobacco sector acquisition license with one major province, ensuring the supply of raw materials. We anticipate signing an agreement with a second major province in the near future, although no assurances can be given that this will occur. Our efforts are in alignment with China’s “Three Rural” policy which seeks to develop the rural agricultural economy of the country.

●
Government agencies like China’s State Food and Drug Administration and the FDA in the United States regulate many of the health and dietary supplements that we produce. As such, any changes in the regulations can have a profound impact on the competitive environment that we face.

●           Increasing Capital Requirements

Our product diversification plans increase the requirement for working capital, construction of GMP facilities, and implementation of marketing plans for private label organic oral supplements and downstream CoQ10 products. We intend to reinvest a portion of our earned profits into this area of our business.

●           Market Development

o	It is important for our CHE business unit to achieve a dominant market position faster than its competitors, strengthening its long-term viability.

o	The development of gene technology could possibly introduce a low-cost alternative drug that might reduce the demand for Solanesol, CoQ10, or our other CHE products.

o
The increasing demand for Solanesol in the domestic and international market may lead competitors to raise their output and technology levels, and could attract new entrants to the market, increasing competition for the company. Our CHE business unit has been focusing on consumer products such as over-the-counter private brands of health food nutrients and supplements to defuse these risks.

o
Our CHE business unit mainly exports to Japan and intends to expand to the United States and other international markets through key distributors. These distributors are also subject to the impact of market influences.

●           Changes in the Economic Environment

Growth in demand for our retail products is uncertain. Current market conditions indicate strong growth of bio-health products in the coming years. Nevertheless, technological developments and unstable economic growth may affect current growth forecasts of retail products.

●           Changes in Currency Exchange Rates

A majority of our CHE sales and expense transactions are denominated in RMB and a significant portion of our assets and liabilities are denominated in RMB. RMB is not freely convertible into foreign currencies. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China (“PBOC”).

Focus on Asia-Pacific region

We are headquartered in Miami, FL, USA; however, our primary contractually controlled operating enterprises, Sanming and JLF are based in Sanming City and Jianou City, respectively in the Fujian province of China. Our operations are currently focused on the Asia-Pacific region, which currently generates approximately 95% of our revenue.

China’s economic recovery continued to strengthen in the second half of 2009. China has reported that its GDP growth accelerated to 8.9% year-over-year in the third quarter of 2009 and 10.7% year-over-year in the fourth quarter of 2009, up from 6.1% and 7.9% in the first two quarters of 2009. For the full year of 2009, GDP growth was 8.7% year-over-year, compared to 9.8% in 2008 and 11.4% in 2007. The continued strength of China is evidenced by, among other things, significant growth in retail sales as well as urban fixed-asset investment. Our product lines and strategic focus are designed to capitalize on this growth. At the same time, many small businesses in Asia-Pacific continue to be undervalued, providing significant opportunities for us to accretively acquire companies that complement our business strategy. Smaller and mid-size Asian companies, partially due to numerous listing requirements in Asia, recognize the value of combining with us and as such, these target companies can be acquired at more reasonable prices. On the cost side, traditionally lower labor costs in the Asia-Pacific region contribute to higher profit margins, while still maintaining very high product quality standards.

Ownership of Chinese Businesses

Under Chinese laws, foreign direct ownership of Chinese businesses takes place in two primary methods, partnering with local Chinese entity or individual, or via a Wholly Foreign Owned Enterprise (“WFOE”), a limited liability company wholly owned by the foreign investors. For ONE Bio, we chose to use the WFOE structure for both of our business units in China.

Initial funding of the WFOE takes the form of registered capital. Ownership of equity for WFOEs is divided based on the contribution of registered capital provided by an investor, and not on the allocation of shares as with some other countries. Liability to the investors is limited to the amount of registered capital invested. WFOEs must operate only within their approved scope of business, which for ONE Bio is manufacturing. Accordingly we have a separate WFOE for each of our CHE and OP business units.

Need and Potential Growth of China’s Nutraceutical Industry

The following are excerpts from a November 1, 2008 article published at Nutraceuticals World website by Jeff Crowther, Chief Representative & Director, Natural Products Association—China.

“China’s dietary supplement or nutraceutical industry began approximately 20 years ago. Today it is estimated to be approximately $6 billion in annual sales, according to the China Health Care Association, which is an association attached to China’s Ministry of Health. Although the industry is young compared with the U.S., and about one-fourth its size, the potential for sizeable growth is significant due to China’s rapid economic growth and increasing consumer demand for natural products that promote health and overall wellness.”

“According to the Chinese Academy of Social Sciences, the Chinese middle class accounted for 19% (247 million) of the population in 2003 and is expected to increase to 40% (520 million) by 2020—larger than the current combined populations of the U.S., Canada, the U.K. and Japan.”

“In 1979, China instituted the “One Child Policy.” Most recently, the government decided to uphold that policy in crafting its five-year plan (2006-2010). As a result, parents are willing to spend extra money to ensure their child has every advantage in life, especially when it comes to health and nutrition. Due to what has become known as “the little emperor” phenomenon, the infant and child category represents one of the top sectors among health foods and supplements.”

“At the other end of the population spectrum is the elderly. According to the U.S. Census Bureau, China’s population age 60 and above was more than 142 million in 2005. The bureau estimates that by 2025, this demographic will more than double in size to approximately 290 million. Nutritional products will lead the way for sustaining the health of many of these individuals. Age-related deficiencies can lead to catastrophic health and lifestyle costs, many of which could be prevented through dietary supplement use.”

China’s Expanding Organic Products Industry

Li Debo, deputy-director of the Organic Food Research Centre under the State Environmental Protection Agency, reported in 2006 that ‘‘There was virtually no domestic market for organic products in the early 1990s. But now big cities like Beijing and Shanghai have many specialized shops for organic food, selling vegetables, tea, rice, honey and fruits.” According to a May 27, 2006, Inter Press Service article by Antoaneta Bezlova, “an estimated two million hectares of farmland are under organic cultivation, while some 1,400 companies and farms have been certified organic. Exports are the main driving engine behind the sector’s growth. Chinese organic products are exported mostly to Europe where they dominate the supply of pumpkin, sunflower seeds, and kidney and black beans. The U.S. and Japan are also major buyers.”

According to a January 2009 article in Nutraceuticals World by Mark Tallon, Ph.D. (Nutrisciences), with the rapid development of living standards in China and the Asia-Pacific region in recent years, organic agriculture and the market for organic foods in China and the Asia-Pacific region are developing at a rate of 30% per annum. In 2005, China introduced the China National Organic Product Standard and The Rule on Implementation of Organic Products Certification which covers production certification and imports of organic food products. By the end of 2007, China became the second largest area of certified organic cultivation land (4.10 million hectares), producing about 30 categories and more than 500 species of organic products. (Source: Jason Wan, Rickey Yada, Natural and safe foods IUFoST/Food Ingredients Asia-China Conference Shanghai, China March 2007, Trends in Food Science & Technology.) Due to the advantages of abundant resources, market demand, government support and promotion of health benefits, we believe that China’s organic food industry will continue to experience strong growth in the future.

Business units and Products

We operate two complementary established and successful business units and an internal financing business unit (see “TFS and our financing unit” herein), as follows:

Legend

Direct Ownership

Contractual
Control

(1)           The remaining 7.6% of Green Planet stock is owned by Marius Silvasan, our Vice Chairman and CEO, Jeanne Chan, his wife and our Vice President, and Sanyan Ou, the wife of Min Zhao and various non-affiliated shareholders including Michael Karpheden and Prestige Ventures, Corp. which is owned by Mike Allan.

(2)	The remaining 0.25% of TFS is owned by Jim Reddon who is not an affiliate of ONE Bio.

(3)	The remaining 2% of UGTI stock is owned by Jinrong Tang 1.07%, Li Li Fang 0.54%, Li Gou Li 0.09% and Gong Xian Mu 0.09%.

(4)	Min Zhao, Sally Ou and Jinrong Tang are officers of the Company and Min Zhao is also a director of the Company.

(5)	Jinalgle Jinalong Mineral Industry Co. is owned by Zhen Jianlong (75%) and Li Shunv (25%), neither of which is an affiliate of the Company.

Chemical and Herbal Extracts (CHE)

Our CHE business unit is a research & development company with a focus on improving human health through the development, manufacture and commercialization of bio-ecological products and over-the-counter products utilizing the extractions of tobacco leaves and a variety of other plant materials.

This business unit produces chemical and herbal extracts for use in a wide range of health and wellness products, including:

●	Chemical Extracts

°	Solanesol which is extracted from discarded tobacco leaves is the mother chemical intermediate for many high-value bio-chemicals such as Coenzyme Q10 and vitamin-K analogues.

°	Coenzyme Q10 (which is a derivative from Solanesol) is a non-specific immune intensifier, which takes part in cell metabolism and respiration.

●	Herbal Extracts

°	Resveratrol is an active component and a powerful antioxidant extracted from Huzhang (Polygonum cuspidatum).

°
5-HTP (5-Hydroxytryptophan) which is extracted from Griffonia seed has been studied and clinically shown to be of benefit in the treatment of primary fibromyalgia, insomnia, depression, and weight control.2

°	Powdered & Particulate Fertilizers are extracted from discarded tobacco leaves.

While various research studies have shown beneficial effects on humans from the consumption of these chemical and herbal extracts, to date we know of no government body like the U.S. Food and Drug Administration or China’s State Food and Drug Administration that has approved these supplements for the treatment of any disease.

2 -Birdsall, Timothy C. “5-Hydroxytryptophan: A Clinically-Effective Serotonin Precursor”, Alternative Medicine Review, Vol. 3, Number 4, 1998, p.271.

Organic Products (OP)

Our OP business unit focuses on improving human health through the development, manufacture and commercialization of a variety of consumer and commercial use organic health and energy drinks, organic food products, organic agricultural products and fertilizers based on bamboo, including:

●	Vacuum packed for freshness:

o	Fresh Moso Bamboo shoots
o	Seasoned organic bamboo shoots
o	Seasoned organic vegetables
o	Seasoned organic vegetables with bamboo shoots

●	Convenient supermarket packages: cooked

o	Seasoned bamboo shoots
o	Seasoned vegetables
o	Seasoned vegetable and rice packages

●	Canned industrial use or commercial use (i.e. for hotels, restaurants):

o	Water bamboo shoots
o	Water chestnuts
o	Water baby corn
o	Water mixed vegetables
o	Organic fruits

●	Extracts: used for organic energy beverages

o	Bamboo extracts

●	Fertilizers:

o	Organic fertilizers using bamboo skin

Accretive Growth Strategy

We have a focused growth strategy through acquisition for the next twenty-four to thirty-six months. We believe that we are in a good position to complete one or more strategic acquisitions during said period of time.  Furthermore, we believe this strategy will allow us to grow at an accelerated, controlled, and accretive pace. From time to time we are engaged in preliminary discussions with potential acquisition candidates that would be a fit based upon our business model. We are currently engaged in preliminary discussions with a few potential acquisition candidates that we believe fit our business model. It is possible that those preliminary discussions could culminate in potential one or more strategic acquisitions. However, no assurances can be given that we will pursue or that that we will be able to close any acquisition within our desired time frame.  Following our initial twenty-four to thirty-six months growth strategy focused on strategic acquisitions we intend to put a greater focus on organic growth, consolidation and integration of redundant labor, plant and equipment.

We believe that there are compelling opportunities to acquire target companies in the Asia-Pacific region at attractive multiples. The acquisition targets we seek are profitable and well-run companies whose potential is constrained due to lack of access to domestic financial markets. We provide that access along with the added benefit of our management expertise and strategic direction.

We believe the key to accelerated and sustainable growth will be centered on a two stage strategy that begins with successfully completing a series of accretive acquisitions. Once we reach a significant scale, we intend to launch the second stage of our strategy. This stage will focus on production and technology synergies and efficiencies and product portfolio expansion along with the customer base and distribution channels through a horizontal integration process.

We intend to achieve scale by acquiring companies or assets that have one or more of the following characteristics:

●	Established customer base
●	Existing plant and equipment
●	Excess production capacity
●	Attractive and complementary product portfolio
●	Vertical or horizontal integration synergy
●	Innovative patents and/or technology
●	Processes or products with scalability
●	Established complementary distribution channels

We also believe that management expertise is an essential ingredient to achieving scale both organically and by acquisition. To execute this strategy, we have brought together both the financial and transactional expertise to identify and acquire accretive and synergistic targets and the operational expertise to effectively integrate operations and profitably expand business or product lines. We believe our management and operations teams combine the operational expertise and work ethics of the Asia-Pacific region with the managerial, financial and transactional skills of North America. Our CHE and OP business units will principally execute and manage our organic growth strategies.

Our CHE Organic Growth Strategy

Our CHE business unit’s principal revenue producing activity involves the extraction of chemical and herbal extracts, including Solanesol, from discarded tobacco leaves and a variety of other plant materials. Our CHE business unit has the contractual relationships necessary to receive tobacco leaves from tobacco sources in China on an ongoing basis. This business unit also has established relationships to negotiate additional tobacco leaf contracts necessary to support the organic growth rate of the chemical extract business unit. These relationships, coupled with our ability to make fertilizer out of the rest of the discarded tobacco leaves ensure that such discarded tobacco leaves will not be reused to make low-grade cigarettes and that the process results in little waste. Further, by making organic fertilizer from tobacco leaf waste, our CHE business unit also generates additional revenue from a waste product.

Our chemical extract division has a patented cost-effective extraction process that allows our CHE unit to extract Solanesol from discarded tobacco leaves and the resulting residue is further processed to produce organic fertilizer. By producing two products from our extraction process, we believe we are able to generate higher margins than we would if we used a traditional product fermentation extraction process. Additionally, we can further process the Solanesol to produce CoQ10. Our CHE business unit has the expertise, ability and market demand to expand its manufacturing capacity and to vertically integrate the chemical extract subsidiary. With a portion of the capital raised from the proceeds from this offering, we intend to invest in increasing our manufacturing capacity to a level adequate to support the CHE business unit’s planned organic growth.

We intend to expand our CHE distribution sales channels and geographic sales areas horizontally to include other Asia-Pacific nations, Europe and the United States. Our entry into these markets will follow the launch of our finished or “end user” over-the-counter products and the establishment of distribution relationships there.

Our OP Organic Growth Strategy

Our OP business unit’s principal revenue producing activity involves the production of organic food products primarily from bamboo. This unit continues to lease land for its bamboo cultivation as part of its vertical integration and organic growth strategy. At present, our OP business unit has approximately 35% of its land access available for growth opportunities. We intend to continue to grow our capacity to cultivate bamboo and organic products. Furthermore, we intend to develop our own products for distribution over the next 4 quarters rather than distribute raw materials to the distribution channel.

Our management has also identified several key strategic areas as targeted opportunities for horizontal expansion both in China and abroad. This business unit already distributes its products in Japan and China. The expansion in China is also well under way and domestic markets with strong product expansion potential have been identified. Additionally, key entry points have been attained in Japan and exports of products are poised for growth. We intend to expand distribution of our products into other Asia-Pacific countries, Europe and the U.S. once we have identified and established distribution relationships in those markets. In conjunction with the expanded sales and distribution initiative, our OP business unit is also in frequent contact and discussion with both the local and Federal PRC government to obtain additional land lease rights for rich bamboo.  Our OP business unit has been successful in procuring these rights and expects this to continue, resulting in increased production capacity and allowing for expansion of the product lines.
Recruitment and qualification of distributors within the targeted regions has been implemented and the process is ongoing. Distributors catering to organic food retailers and health stores are our primary targets. The existing distribution in each region is assessed and our OP business unit makes the decision to either engage distributors or to sign direct distribution agreements with the retailers to reach its target market. We believe that a mix of both strategies can be implemented within a targeted region.

We are targeting the following countries and regions for our expansion: China, Japan, Western Europe and in the future the United States.

Manufacturing and distribution of our products in China and other countries

Our CHE and OP business units produce different products. Our CHE business unit produces raw materials such as intermediate chemicals and herbal extracts that are primarily focused on the nutraceutical, health supplement and vitamins market segments (see “Chemical and Herbal Extracts” herein for a list of our CHE products). Our OP business unit produces primarily organic food products (see “Organic Products” herein for a list of our OP products). Our CHE and OP business units also produce fertilizers.

We currently distribute our products in China and export and distribute our products to Japan and other Asia-Pacific countries. We have engaged a third party logistics and distribution center in the U.S. and we intend to establish distribution relationships in order to expand our distribution into other Asia-Pacific countries and Europe. The manufacture, exportation and distribution of our products in China, and Japan and other Asia-Pacific countries are not subject to any health or governmental standards or regulations. However, the exportation of our products will be subject to U.S. standards and regulations once we begin to distribute to the U.S. In anticipation of expanding to the U.S., we have registered our facilities with the U.S. FDA. In order to facilitate food, pharmaceutical and product safety, many countries have embraced various manufacturing and quality control standards. Generally compliance with these standards is voluntary and failure to satisfy these standards does not necessarily disqualify manufacturers from exporting their products to a particular country. However compliance with FDA regulations is required in order to export and distribute products to the U.S. The principle voluntary standards for our current and intended regions of distribution are: current Good Manufacturing Practices (“cGMP”); HACCP (Hazard Analysis Critical Control Points); and JAS (Japanese Agricultural Standard). Under these standards, the burden is on the manufacturer to establish safety and efficacy. Generally these standards focus on how products are produced, maintained and held, the facility where the products are produced, and the documentation that is to be maintained by the producer to demonstrate the producer’s compliance with these standards, and the labeling of the products. The respective governing bodies generally do not certify the producer’s compliance with the applicable standards. If a consumer files a complaint regarding a producer’s product and the product is found to cause a health hazard, the producer’s facilities will generally be inspected by the applicable governing body and if such inspection reveals that the producer’s processes, documentation or products do not meet the applicable standards, the export of the products to the applicable country may be blocked until the producer can demonstrate that the problem has been rectified. Certain of the governing bodies (such as the FDA) may require a recall of the adulterated product. Producers often obtain a certification from an independent certification company (such as Underwriters’ Laboratories) regarding the producer’s satisfaction of the generally accepted standards of the particular country; but such independent certification is voluntary and is not binding on the applicable governing body. However, unlike many of the other governing bodies, JAS issues certifications covering food labeling and products that have been reviewed and inspected by JAS regarding compliance with JAS Standards.

The following is a description of the above mentioned standards. All of the following standards, except FDA registration, are voluntary and undertaken by us to enhance the quality and marketability of our products and our failure to satisfy these standards will not preclude us from distributing and/or exporting our products a particular country or region.

●
cGMP (current Good Manufacturing Practices): cGMP are the current accepted standards of design, operation, practice, and sanitization for facilities that manufacture, package or hold foods and dietary supplements. Compliance with the cGMP standards, requires an inspection of the facilities to determine whether these standards are satisfied.

●
HACCP (Hazard Analysis Critical Control Points): HACCP is a system used to manage food safety through the analysis and control of biological, chemical, and physical hazards from raw material production, procurement and handling, to manufacturing, distribution and consumption of the finished product. We believe our CHE and OP facilities utilize HACCP in order to reduce the risk of hazards getting into our products. We believe our OP facility complies with HACCP standards and we have obtained an independent certification in China from China Quality Certification Center, an independent certification company. Our CHE business unit facilities have not been certified, and no certification is required.

●
FDA Registration: In contemplation and preparation for exporting our products for distribution in the United States, we have registered our CHE and OP facilities with the FDA pursuant to the Public Health Security and Bioterrorism Preparedness and Response Act of 2002. This Act allows the FDA and other authorities to determine the source and cause of any deliberate or accidental contamination of food. For this, the FDA uses information provided by registered food facilities prior to entry into the U.S. of food and beverages for human and animal consumption. Pursuant to this Act, the owner, the operator or agent in charge of a domestic or foreign food facility must register that facility with the FDA and provide necessary information as requested in order to import the food into the U.S. Foreign facilities are required to report emergency contact information. Except for specific exemptions, the registration requirements apply to all facilities that manufacture, process, pack, transport, distribute, receive, or hold food regulated by the FDA, including animal feed, dietary supplements, infant formula, beverages (including alcoholic beverages) and food additives. Failure of a domestic or foreign facility to register, update required elements, or cancel its registration in accordance with this Act is prohibited under the Federal Food, Drug, and Cosmetic Act and a facility that fails to register with the FDA may have its goods seized by the U.S. Customs and Border Protection agency and/or fined. Prior notice of imported foods must be provided to the FDA within prescribed time periods. The notice must include a description of the article, the manufacturer and shipper, the grower (if known), the country of origin, the country from which the article is shipped, and the anticipated port of entry. After such notice has been submitted, the FDA will provide a prior notice confirmation number that the information has been successfully received by the FDA. Once the FDA issues the confirmation number, the FDA reviews the information submitted and determines whether the cargo must be examined. If the review concludes that no further action is necessary, a customs entry may be processed for that importation. If the review concludes that further action is necessary, the importation of the food may be detained at the port of entry or prevented until any problems or errors are corrected.

●
JAS (Japanese Agricultural Standard): The JAS standards apply to organic plants, organic processed foods of plant origin, organic livestock products, organic processed foods of animal origin and organic feeds. These standards set forth requirements that producers of these products must comply with, if they wish to label their products “Organic”. Our OP facilities comply with the JAS standards. In addition, our JAS facilities have been certified by a registered certifying body. The JAS certification allows us to attach the organic JAS logo to products produced or manufactured in our OP facilities to indicate that they comply with relevant organic JAS standards. The fact that we maintain one or more JAS Certifications is not a guarantee that each and every OP product we produce will always be entitled to claim organic status. By submitting to these standards, we are able to put the JAS labels on our OP division products, which we believe enhances the marketability of these products. If we were to lose one or both of our JAS Certifications, we would still be able to distribute our products in Japan; however, we would not be permitted to affix the JAS labels to our products until we demonstrate that we are JAS compliant. The JAS standards are voluntary, but necessary, in order to distribute our products with the JAS labels.

The fact that we comply with a particular standard, system or regulations (i.e., cGMP, HACCP, FDA, JAS) is not a guarantee that each and every product we produce will be absolutely safe for consumption. Many factors can conspire to cause products such as the ones we manufacture and distribute to be adulterated or impure. If a product we produce is discovered to be adulterated, causes illness or injury, or fails to meet standards for purity or identity, such a problem can lead to interruptions of production, product recalls and claims against us. The applicable regulatory agencies, including the FDA and China’s State Food and Drug Administration (“SFDA”) may conduct on-sight inspections of our facilities. If we fail an inspection, the regulatory agency may order us to close one or more facilities. Furthermore, our products may be inspected during the import process into one of our targeted countries, and failure to pass inspection would result in our products being refused entry by that country.

We believe we are eligible to distribute in China all of our products produced at our facilities. Based on our JAS certification, we believe we are eligible to export and distribute in Japan all of our OP products with JAS Organic labels certified by JAS. Based upon the registration of our CHE and OP facilities with the U.S. FDA, we believe we are eligible to export and distribute all of the products to the U.S.
The following table sets forth the standards/ rules applicable to our CHE and OP business units in the indicated countries:

Country	Standards applicable to CHE products in the country/region	Standards applicable to OP products in the country/region

Japan	No compliance required to distribute in Japan and JAS Certification not applicable	Voluntary JAS certification necessary for Organic labeling, but not necessary for importation and distribution (certification obtained)

United States	U.S. FDA – facility registration is required (facilities have been registered)	U.S. FDA – facility registration is required (facilities have been registered)

China	No compliance required	No compliance required (Voluntary HACCP compliance has been instituted and independent non-binding certification has been obtained)

In the past, we have focused our sales and distribution efforts to China and Japan and with only limited distribution of only certain of our OP products and no distribution of our CHE products in Europe. We have engaged a third party logistics and distribution center in the U.S. and we intend to establish distribution relationships in other Asia-Pacific countries and Europe so that we can expand distribution of our products to these markets. The foregoing notwithstanding, we may from time to time, on a case by case basis, distribute our products in Europe.

Laws and regulations governing labeling and advertising of products of the type we manufacture

The products produced by our CHE and OP facilities are subject to standards and regulations that govern the labeling of bulk or individual finished products. In addition, the advertising and marketing of our products are subject to other rules that govern claims which we may make about products and their contents. These standards and regulations vary from country to country. Often when our products are imported to particular countries, inspectors review the label affixed to the product to determine whether the product should be permitted entry. When our products are purchased in bulk for use as an ingredient in other products, we may make claims regarding our products that the purchaser may rely upon and repeat on a label or in advertising. When our products are sold in finished form, we may make claims ourselves about our product on it label or in advertising. The claims we make to our customers, and the statements on our labels and in advertising, are regulated in many countries, including in the United States. If the advertising or labeling of a product we produce fails to comply with the specific standards and regulations of a particular country we may be prevented from exporting our products to that country until we can demonstrate our compliance with these provisions.

Regulation of foods, beverages, supplements and ingredients in China

There are three main agencies in China that regulate the sale, manufacture and advertising of foods, beverages, supplements and ingredients (“FBSI”): the State Food and Drug Administration (“SFDA”), the General Administration of Quality Supervision, Inspection and Quarantine (“AQSIQ”), and the Ministry of Health (“MOH”).

The SFDA regulates structure/function and health claims on dietary supplements and, in co-operation with the State Administration for Industry and Commerce “SAIC”), oversees and governs the approval of advertising. This SFDA also regulates GMP (good manufacturing practice) authentication of dietary supplement and raw ingredient facilities. The SFDA and its branches examine dietary supplement advertisements before they are released. According to the Provisional Regulation on Health Food Advertising Examination, the SFDA can stop any exaggerated dietary supplement advertising and punish those infringing the law through fines. According to the Regulation on Nutritional Supplement Claim and Examination, the SFDA can also “kill” any misleading claims that are not substantiated, claims to cure or treat disease, or are not within the categories of health functions claims approved by the SFDA. The MOH classified the “health functions” of nutritional health products via the Food Hygiene Law of the People’s Republic of China and Health Food Administration Act. In 2005, the SFDA took over the business of health food claim examination from MOH; however, the functions have not changed.

The second main agency is the AQSIQ, which controls the quality, safety, import and export of dietary supplements and raw ingredients. Pursuant to the Food Hygiene Law and Quality Law of the People’s Republic of China, the AQSIQ can inspect any manufacturer’s facility of dietary supplements or raw ingredients. According to the Standardization Law of the People’s Republic of China, trade associations such as the China Health Care Association or the China Chamber of Commerce for Import & Export of Medicines & Health Products have the responsibility to develop manufacturing and quality standards for dietary supplements or raw ingredients. Following their development, the standards are submitted to the AQSIQ as a guideline for enforcement. According to Law of the People’s Republic of China on Import and Export Commodity, the AQSIQ can also inspect and quarantine any dietary supplement or raw ingredient for import and export purpose.

The MOH controls issues surrounding food sanitation licensure and enforces food sanitation relating to dietary supplements and raw ingredient manufacturers’ facilities. The MOH released regulations on the Food Nutrition Fact Labeling Administration, which it began to enforce as of May 1, 2008. This regulation requires food manufacturers to tell consumers the nutritional facts, claims and ingredient functions regarding each product clearly and objectively.
Although these agencies have specific roles, there is also interplay between them. For example, many imported health foods or dietary supplements are registered as foods in China as it is cheaper ($28,000 per year) and more expedient than registering dietary supplements or functional foods (up to $42,000 per year) via the SFDA. Additionally, the examination for a dietary supplement license is very strict, with the need for animal testing on any final products. However, importers of finished goods would not go through the SFDA for function product claims but rather the AQSIQ for Food Labeling Authentication, and then the MOH for Food Sanitation License prior to any marketing throughout China. The AQSIQ would continue to enforce Food Labeling Authentication via Regulation on Food Labeling Administration.

The SFDA controls the issue of pharmaceutical production license via the Pharmaceutical Production Administration Act, which means most companies first register their business at the SFDA before the SAIC. The SFDA also regulates all food, drugs and cosmetics. Although the SFDA plays an important role, it does not regulate the whole supply chain from start to end. Agencies such as the AQSIQ, the SAIC, MOH and the Ministry of Commerce (“MOC”) also participate in the administration and take control of the regulations they are charged to enforce. The SAIC also governs the marketing activities of any end-products within the market, and helps combat fake and illegal products in a bid to protect consumers. Interestingly, the MOC is an entity that controls the issue of direct selling of nutritional products. Its remit is different from those granted through Pharmaceutical Production Licenses from the SFDA as licenses granted from the MOC are for direct sale only and not through natural health stores or other traditional retail outlets.

There is no formal regulatory working definition for dietary supplements from the Chinese market. However, there has been a definition for health foods encompassing dietary supplements and functional foods fortified with such nutrients as vitamin, minerals, CoQ10, herbs and Traditional Chinese Medicine (“TCM”).

The TCM market is well regulated and defined. The TCM decree, or “regulations on the protection of types of traditional medicine,” was brought into effect within the People’s Republic of China on Jan. 1, 1993. The decree outlines 27 individual articles split over five chapters covering issues related to TCMs produced and manufactured within China. The articles provide direction on the registration of TCM and the protection the Chinese administrative department of Public Health under the State Council can grant. In brief, if an application on a TCM is approved, the State Council can issue a “Certificate of Protection of Types of Traditional Chinese Medicine”. The decision of approval is made by appointed experts in the medical service, scientific research, inspection, trading and management of TCM.

In 1994 the PRC established the Organic Food Development Centre (“OFDC”), which introduced its organic certification standards in 1999. The certification of organic goods can be split into domestic and international goods, and associated logos are awarded to manufactures for use on approved products. While domestic certificates are primarily granted by the OFDC, international validation is carried out via the Organic Crop Improvement Association (“OCIA”). Additionally the State Environment Protection Administration (“SEPA”) also published a “Standard for Certification of Organic Products and the Regulation for Administration of Organic Food Logo” in conjunction with the international standard.

The implementation and promotion of these standards are conducted through the Certification and Accreditation Administration of China “CNCA”). On June 2, 2005, the CNCA published the Implementation Rules for Organic Product Certification with immediate effect. These rules stipulate certification fee collection, approval procedures, suspension, and cancellation of certification, requirements for organic labeling, and dispute settlement procedures. The organic certification is valid for one year. Producers or farmers must apply for certification renewal each year. The cost of applying for the organic certification for one product is about 20,000 RMB (US$3,000) every year.

Some of the highlights of the certification standards are:

●	Labels with “Chinese organic food products” in Chinese and “Organic” in English must be printed or placed with stickers affixed to the packaging materials of the organic products;

●	Products produced according to national standards for organic products and awarded with an organic product certification can be labeled as “Organic”;

●
Products processed with the organic ingredient content equal or higher than 95% can be labeled as “Organic”. This standard label is required to be printed or attached to the packages of organic products.

●
There are two kinds of certified organic label under the new procedures. One is “Chinese organic product”, and the other is “Conversion to organic product”. The design of the logo is the same, but the color is different, green for organic, brown for conversion to organic;

●	Producers of organic products have to apply for a sales permit and the sales volume cannot exceed the approved limit.

ONE Bio through its WFOEs and contractually controlled PRC operating entities has all of the certification and licenses necessary to conduct its business in the PRC.

Market Analysis

Overview of China

China is the second largest economy in the world when measured on a purchasing power parity (PPP) basis. China has had the fastest-growing major economy for the past 30 years with an average annual GDP growth rate above 10%. Per capita income has also grown at an average annual rate of more than 8%, drastically reducing poverty. China’s economic recovery continued to strengthen in the second half of 2009. China has reported that its GDP growth accelerated to 8.9% year-over-year in the third quarter of 2009 and 10.7% year-over-year in the fourth quarter of 2009, up from 6.1% and 7.9% in the first two quarters of 2009. For the full year 2009, GDP growth was 8.7% year-over-year, compared to 9.8% in 2008 and 11.4% in 2007. Despite the global economic downturn, China’s economic growth continues to out pace the rest of the world.

In an article published Friday, November 13, 2009, BBC News noted “This is an astonishing performance considering that China’s major export markets have dried up. Why has it happened? Mainly because of the stimulus package and the accompanying rise in short-term credit (China, unlike the rest of the world, has not experienced a credit crunch).”

Nutraceutical Industry Outlook

A nutraceutical product can be defined as a food, medical food, botanical, homeopathic remedies or dietary supplement that has a health benefit that includes the prevention and treatment of disease. The nutraceutical market segment is the principle focus of the currently available intermediate chemicals and the emerging finished products of our CHE business unit such as CoQ10.

According to a 2008 report from Global Industry Analysts, Inc., the global market for nutraceuticals will surpass $187 billion by 2010. And according to a 2006 Frost & Sullivan report, the market size of the Chinese nutraceutical market, comprised of functional foods, functional beverages and dietary supplements, was estimated to be $12.5 billion in 2005. Functional foods generally refers to food with added beneficial ingredients or fortified with nutritional ingredients such as calcium. Functional beverages generally refer to sports or energy drinks and similar products. Dietary supplements are products with vitamins, minerals, herbs or other plant-based products. The main channels for distributing nutraceutical products, including health foods, in China are supermarkets and retail outlets.

According to the 2006 Frost & Sullivan report, in 2005, the functional beverage market was estimated to be $5.0 billion and the dietary supplement market was estimated to be $4.5 billion.

Some nutraceuticals may be registered as health foods in China and are subject to approval by the SFDA. General nutritional supplements are generally not regulated by the SFDA; however, local government agencies may impose certain manufacturing requirements on these products aimed at protecting their hygiene.

According to an article for Food and Drink Europe, published May 5, 2008, Lorraine Heller quantified the Asia-Pacific nutraceutical market as follows:

“The region accounted for 44 percent of global nutraceutical sales in 2006, compared to 32 percent for North America and 14 percent for Western Europe.

Latin America and Eastern Europe lagged behind at around 3 percent each, while the African, Middle Eastern and Australasian markets jointly accounted for 3 percent of global sales, according to figures drawn together by Capsugel’s global business development manager for dietary supplements Peter Zambetti.

“Asia-Pacific is quite surprisingly the largest global market. There’s a lot of change going on right now, and a lot of opportunities for dietary supplements,” he said.

Mr. Zambetti, who is also in the International Alliance of Dietary/Food Supplement Association’s (IADSA) global market affairs department, was addressing attendees at the recent Supply Side East trade show in Secaucus, New Jersey, where he presented an overview of the global nutraceuticals market.

According to the data he pooled from Euromonitor, Datamonitor, Mintel and Nutrition Business Journal, the global market for these products was worth over $52bn in 2006 - the latest comprehensive figures available - with estimates suggesting that the market has since grown an additional 4-6 percent.

The United States remained the largest single nation market, with 2006 sales placed at $15.6bn. Japan was the second single largest market, worth $11.4bn despite a significant decline in sales from prior years brought on by regulatory changes that have placed pressure on the industry. China came third, with sales of $5.9bn in 2006, while South Korea was next, with a market valued at $1.9bn. Together with the $1.3bn Taiwanese market, which was the seventh in line in terms of size, the markets in the Asia-Pacific region made up around $20.5bn of nutraceutical sales.

Asia-Pacific region

Mr. Zambetti also provided a break-down of the market preferences in different regions around the world.

In Asia-Pacific, he said the most popular single nutraceuticals category was that of tonics, which accounted for around $4bn in sales in 2006. Calcium was next, recording sales of over $1.5bn, followed by protein powder, which saw almost $1bn in sales. Other products in descending order of popularity included child-specific nutraceuticals, glucosamine, ginseng, minerals, probiotics and fish oils.

China

In the Chinese market, the most popular single nutraceutical was calcium, which saw sales of around $1bn in 2006. Protein powder was next, with sales of around $700m. Mr. Zambetti highlighted the fact that protein powder is particularly popular as a gift in China, where it is often presented to hosts in the same way that western consumers may present wine as a gift. Multivitamins were the third largest single category, accounting for over $600m in sales. Tonics came close behind, followed by child-specific products at just under $400m. Ginseng accounted for over $350m in sales, while fish oils were around the $100m mark, followed by minerals. China also had a large ‘other’ category, which accounted for over $1.5bn in sales. This included combination formulas, Lingzhi and E-Jiao, which is made from donkey hides, and which is thought to help with diarrhea.

During 2007, Mr. Zambetti said that growth in the Chinese market slowed to six percent on the back of direct selling issues. “It’s a very expensive market to get into, but there are huge opportunities there for targeting the middle class,” he said.

Japan

Combination formulas in Japan were the largest nutraceuticals category in 2006, accounting for over $650m, said Mr. Zambetti. Probiotics came next, with over $350m in sales. Prune products came in third, with sales of over $300m. Mr. Zambetti explained that prune extract is sold in Japan to aid digestion. Royal jelly and calcium also had sales of over $300m, followed closely by amino acid products. Co-Enzyme Q10 and Agaricus both recorded sales of over $250m.

Japan was the only major dietary supplement market to show a decline in 2007, said Mr. Zambetti. This was due to restrictions placed on the market by regulators, which significantly limited the way in which products can be marketed and the claims they can make.”

Organic Products Industry Outlook

The organic products market segment is the principle focus of the currently available organic products from bamboo and planned emerging finished products from other organic crops of our OP business unit.

According to a recent report by USDA’s GAIN report, the organic market in China has been growing at an annual double digit rate over the past decade. Although the early stage of organic farming in China was initiated by the demand from foreign countries, increased awareness of nutrition, health, and food safety issues and ever expanding disposable incomes are the main factors driving the domestic demand for organic products. According to the Organic Food Development Center (“OFDC”), total sales of organic products in China reached $500 million in 2007.

Chinese consumers’ concerns about domestically produced food products and food safety issues in China have deepened as a result of the recent notoriety involving melamine-tainted dairy products and eggs. Melamine is a nitrogen-rich chemical that was added illegally to milk or animal feed to increase protein levels in testing. As Chinese consumers concerns are increasing, these cases are also creating opportunities for safe and reliable certified organic food products.

In an article for the Asia Society from November 9, 2009, Beth Keck, Wal-Mart Senior Director of International Sustainability reported that “The biggest change in customer behavior can be seen in China. You’ll see it in a change in where [consumers] shop. There is a shift from shopping in the wet market to shopping in organized retail and going to retailers due to food safety.”

Domestic demand for organic products coupled with the opportunity to export organic products to developed countries, has created a cultural shift among the Chinese farmers. Farmers demand for organic fertilizers is rising rapidly. According to a January 2009 article in Nutraceuticals World by Mark Tallon, PhD, of NutriSciences, organic agriculture is developing at a rapid pace. The global market doubled during the 2000-2006 period to exceed $27 billion annually. Of the 138 countries with data regarding arable organic land, China has become the second largest with more than 2 million hectares, $350 million in organic export revenue (2005), and an annual growth rate of more than 30%.

The past few years have also witnessed a rise of Nong Jia Le, or “Vacation in the Countryside.” City dwellers in Shanghai travel to the countryside during weekends or holidays and stay for a day or two. Having an organic meal, harvesting fruits and vegetables and touring the local farms have become popular Nong Jia Le events.

The Chinese government is supportive of organic farming as a way to boost the incomes of the 800 million people living in the rural areas, as evident in its five year blueprint for the economic development.

This cultural shift among the Chinese farmers towards organic farming has created a niche market for not only for our organic fertilizers but also for our certified organic food products.

Target Market

Our CHE Target Market

Our CHE business unit is primarily focused on the nutraceutical, health supplements and vitamins market segments. The CHE business unit delivers raw materials such as intermediate chemicals including CoQ10 and Solanesol and herbal extracts including Resveratrol and 5HTP. It produces by-products, such as tobacco leaf based fertilizers and a complete series of therapeutic products that target salons and nutrition retail locations.

Our OP Target Market

Our OP business unit is primarily focused on the organic food products market segment although it does produce by products, such as bamboo based fertilizer, which are distributed to other market segments. Within its broad market segment, our OP business unit targets larger grocers and supermarket chains along with specialty health food retailers and restaurants. Major hotel chains and hospitals are also becoming major buyers of organic products, especially in Asia.

Competition

We face competition from both domestic Chinese and international producers. Most are direct manufacturers that specialize in targeted products only and do not offer a full range of bio-ecological or retail consumer products. Many of our competitors are larger than we are and have greater access to the financial markets than we do.

Our primary domestic Chinese competitor producers are:

●
Xi’An Haotian Bio-Engineering Technology Co., Ltd, founded in Feb, 2003, is specialized in manufacturing high quality and reliable raw material for all healthy industries including functional food nutritional supplement, pharmaceutical, cosmetic in worldwide. Haotian is an established exporter in healthy industry in China.

●
Shaanxi Sciphar Biotechnology Co. Ltd. is an ISO9001:2000 accredited producer engaged in the research & development and production of natural plant extracts, chemical intermediates and chemical synthetic materials. They develop enhanced therapeutic products. They provide natural chemical ingredients and active pharmaceutical ingredients. Their synthetic chemicals include 10-hydroxycamptothecin, 7-ethyl-10-hydroxycamptothecin, irinotecan HCL trihydrate, Coenzyme Q10 and Resveratrol and Solanesol.

●
American Oriental Bioengineering, Inc., is publicly traded on the US financial markets and along with its subsidiaries, engages in the development, manufacture, and commercialization of a range of pharmaceutical and healthcare products. It offers prescription and over-the-counter pharmaceutical products, and nutraceutical products. American Oriental Bioengineering markets products under the “SHJ” brand name; the “Three Happiness” brand name and AOBO-001, an oral capsule developed from traditional Chinese herbal medicine. American Oriental Bioengineering sells its products primarily to hospitals, clinics, pharmacies, and retail outlets in China.

●
China Sky One Medical, In., is publicly traded on the US financial markets and through its subsidiaries, engages in the development, manufacture, marketing, and sale of over-the-counter, branded nutritional supplements, and over-the-counter plant and herb based pharmaceutical and medicinal products primarily in China.

These producer/wholesalers sell only the raw chemical materials. In addition, these producer/ wholesalers do not produce 100% of their products, when in need they will act as a middleman to buy and sell products. The production facilities are not equipped to produce sufficient quantities necessary to satisfy their order volumes. They also suffer from limited access to adequate raw materials, primarily tobacco leaves.

We believe our CHE product offering is superior and our manufacturing process is more efficient, which results in a lower price compared to its competitors. Our “one-stop shop” concept offers a variety of raw chemical products as well as over-the-counter health products. This concept drastically differs from conventional manufacturers as wholesalers or distributors. We believe our broader spectrum of product offering increases our customer loyalty and allows us to be more closely attuned to the needs and expectations of our overall customers.

Our CHE business unit also competes against large manufacturers across the world. However, they only produce and promote raw chemical materials and some intermediate products. Some of the largest international players are:

●
Kaneka Corporation (Japan) - This diversified company’s products include anti-hypertensive intermediates, but also margarine and shortening. Its largest individual segment makes food products, although its chemicals units include both basic chemicals and plastic resins (caustic soda and sealants). Other units manufacture magnet wire, optical films, synthetic fibers, and pharmaceutical intermediates. Kaneka was among the first Japanese chemical companies to expand overseas when it launched a Belgian subsidiary in 1970 and still draws a relatively significant portion of sales from outside the country.

●
Hanseo Chemical Co Ltd (Korea) - Established in 1994, Hanseo Chemical Co., Ltd., is a certified BGMP enterprise, which is a Manufacturer and Exporter of Active Pharmaceutical Ingredients, Intermediates and Fine Chemicals in Korea.

●
Federal Laboratories Corporation (Buffalo, NY) - Federal Laboratories manufactures and processes Health Food Supplements and pharmaceutical raw materials for the wholesale market. Each product is made from start to finish at its facilities in Buffalo, New York. The Company also offers analytical testing and custom pulverizing services to manufacturers.

Our CHE business unit intends to expand to international markets in the third phase of its growth plan. Currently, our CHE business unit facilities are registered with the U.S. FDA (see “Approvals required for distribution of our products” herein). However, management intends to grow this business unit into one of the dominant companies in the domestic market before this unit embarks on sales abroad.

Currently our OP business unit facilities have obtained independent certification that we are HACCP compliant in China, JAS certification in Japan, and are registered with the U.S. FDA (see “Approvals required to distribute our products” herein). Our OP business unit faces competition from both domestic Chinese and international producers. Most are direct manufacturers that specialize in targeted products only and do not offer a full range of bio-ecological or retail consumer products.

Our primary domestic Chinese competitor producers are:

●
Fujian Tongfa Group Co., Ltd. - is an HACCP, CIQ, ISO9001:2000, IFS, QS and FDA accredited cannery producer and exporter. It is a top cannery line and produces a variety of canned foods, including canned champignons, canned edible wild fungi, canned fruits, canned vegetables, canned meats, canned sea-foods in tins, in glass jars, in pouches and big drums.

●
China Green Agriculture, Inc., is publicly traded on the US financial markets and through its subsidiaries, Shaanxi TechTeam Jinong Humic Acid Product Co. Ltd and Xi’an Jintai Agriculture Technology Development Company engages in the research, development, manufacture, and distribution of humic acid based compound fertilizers in China. Humic acid is a natural, organic ingredient for a balanced, fertile soil, and the primary constituents of organic matter. This company also engages in the development, production, and distribution of agricultural products, including fruits, vegetables, flowers, and colored seedlings. This company was founded in 2000 and is based in Xian, the Peoples Republic of China.

Marketing Strategy and Management

Overall Marketing Strategy

We are currently pursuing an aggressive acquisition strategy to achieve growth. Our acquisition targets are fast growing, cash flow positive, leaders in industries where management has a long history of operating experience. We seek to acquire companies with proprietary technology, high barriers to entry, repeatable and sustainable revenue streams and synergies with its current operating assets. Our strategy is to support the growth of our operating units with experienced managerial insight and direction and adequate financing. Our key focus is in the acquisition of core operating assets in the bioengineering and technology segments in China and the Asia-Pacific region. We also seek operating assets synergistic with our current operating units and business strategy.

Our CHE Market Strategy

Our CHE operational strategy is characterized by:

●
Fast-growing, high-tech bioengineering unit that utilizes green technology and proprietary processes to extract highly profitable health supplements and fertilizers from discarded tobacco leaves and other plants;

●	Proprietary processes and access to raw materials generate gross margins in excess of 60%;

●	Continuously developing health products to expand its product offering including items with retail potential which will add demand for existing products;

●	Marketing its products throughout Asia.

Our CHE market penetration strategy for raw chemical material products such as Solanesol, CoQ10 and Resveratrol, centers on the following implemented strategies:

●	Established referral programs with major universities where most distributors look for new products and technologies.

●	Use the following channels for visibility with potential distributors:

●	Web advertising

–	Internal web optimization

–	Search engine optimization

–	Sponsored links

●	Trade shows

●	Exhibitions

●	Conferences

●	Use contacts within local provincial governments to refer us to established distributors.

●	Our CHE unit currently has leases for more than 1,800 acres of land in Sanming province.

As for the retail over-the-counter products such as our organic fertilizers and CoQ10 downstream products, we run aggressive advertising and marketing campaigns such as:

●	TV ad campaign (including static ads and interviews)

●	Local and national newspapers

●	Radio ad campaign (including static ads and interviews)

●	Web ad campaign

Our CHE pricing strategy

The sales of Solanesol and CoQ10 represented approximately 42% of our CHE business unit’s overall revenues in 2009. For these products, there are international commodity indexes that are watched daily on the Internet. This business unit uses these indexes to set its prices.

We honor a full two year return (exchange) policy on most of our products for all of our customers. Since a substantial portion of our CHE products are derived from tobacco wastes, they can be reprocessed, minimizing losses as a result of returned items. To date, our CHE business unit has a return rate of less than 1%.

Our OP Market Strategy

Our OP operational strategy is characterized by:

●	OP business specializes in organic food and agricultural products using bamboo;

●	Growing OP business is divided into two parts:

°	Organic food products; and

°	Organic agricultural products.

●	As organic food products they reflect the growing global trend for organic food;

●	Our OP business is located in the “Hometown of Chinese Bamboo” (Source: Web site for the city of Jianou, China http://www.jianou.gov.cn/cms/sitemanage/index.shtml?siteId=30160281341060000)

●	Our OP unit currently has leases covering more than 17,000 acres of certified bamboo and vegetable land in Fujian province.

Our OP market penetration strategy is similar to our CHE’s strategy and centers on our primary bamboo products. Our OP’s strategy is based on the following:

●
Use the following channels for visibility with potential customers. Our targeted customers include Major retailers such as Wal-Mart, major hotel chains, hospitals and senior homes. We reach these target customers through:

●	Web advertising

–	Internal web optimization

–	Search engine optimization

–	Sponsored links

●	Trade shows

●	Exhibitions

●	Conferences

●	We also use contacts within local provincial governments to refer us to established distributors that service our target customers.

We also will run aggressive advertising and marketing campaigns such as:

●	TV ad campaign (including static ads and interviews)

●	Local and national newspapers

●	Radio ad campaign (including static ads and interviews)

●	Web ad campaign

Our OP pricing strategy

Our OP business unit derives its product pricing through market research of similar goods in the marketplace and the cost plus markup approach. A decision is then made to proceed with production if the product meets the margin requirements while being competitive in the marketplace.

We enter into a distribution agreement with each of our distributors. The price for each product is negotiated and the distributor commits to a volume for each product. The factors we consider include, among other factors, the volume committed by the distributor, the overall size of the distributor’s business and the distributor’s reputation in the industry and/or locale. Once the price is agreed, it is fixed for the term of the agreement and no future or further discounts are provided to the distributor for the term of the agreement. At the end of the term of the distributor agreement, we review with the distributor the history of the relationship, including whether the distributor has met its committed volume and has been timely with its payments to us. At that time, we may negotiate a renewal of the agreement with a negotiated fixed price for the renewal term that is based upon such history and the distributor’s new volume commitments.

Our OP products can also be personalized to the retailer’s needs and specific market conditions.

Product Lines

Our CHE product lines are currently centered around:

●	Chemical Extracts

°	Solanesol

▪	Solanesol extracted from discarded tobacco leaves is the mother chemical intermediate for many bio-chemicals such as Coenzyme Q10 and vitamin-K analogues

°	CoQ10 (derivative from Solanesol):

▪
Coenzyme Q10 is a non-specific immune intensifier, which takes part in cell metabolism and respiration. Humans naturally carry CoQ10, however it diminishes with aging. CoQ10 has the functions of anti-coronary heart disease, anti-aging, and ongoing medical research is showing additional pharmacological benefits

●	Herbal Extracts

°	Resveratrol:

▪	Resveratrol is an active component and an antioxidant extracted from Huzhang (Polygonum cuspidatum).

°	5-HTP (5-Hydroxytryptophan):

▪	5-HTP extracted from Griffonia seed has been studied and clinically shown to be of benefit in the treatment of depression, weight control and insomnia.3

°	Powdered & Particulate Fertilizers:

▪	Discarded tobacco leaves are further extracted to produce organic fertilizers.

Our OP product lines are currently centered on:

●	Vacuum packed for freshness:

o	Fresh Moso Bamboo shoots
o	Seasoned organic bamboo shoots
o	Seasoned organic vegetables
o	Seasoned organic vegetables with bamboo shoots

●	Convenient supermarket packages: cooked

o	Seasoned bamboo shoots
o	Seasoned vegetables
o	Seasoned vegetable and rice packages

●	Canned industrial use or commercial use (i.e. for hotels, restaurants):

o	Water bamboo shoots
o	Water chestnuts
o	Water baby corn
o	Water mixed vegetables
o	Organic fruits

●	Extracts: used for organic energy beverages

o	Bamboo extracts

●	Fertilizers:

o	Organic fertilizers produced using bamboo skins

Intellectual Property

Patents and Licenses

The following table is a list of the current patents issued by the PRC to Sanming:

Patent Name	Application No.	Issue Date	Expiration Date	Designer	Owner	Products that are dependent upon the Patent
Synchronization and high efficiency process of Solanesol and Nicotine Sulphate	200610069846.6	2006.8.11	2026.8.11	Min Zhao, Chen Yanmei, Liu Caiqing	Sanming Huajian Bioengineering Co., Ltd. / Fudan University	Solanesol, Nicotine Sulphate
A Method of Eliminating Plum Bum Products with basic liquid of zymogene mung bean	200710009735.0	2007.11.01	2027.11.01	Lin Xuanxian, Chen Jianmin, Chen Yanmei	Sanming Huajian Bioengineering Co., Ltd.	Paiqianshu

3 - Birdsall, Timothy C. “5-Hydroxytryptophan: A Clinically-Effective Serotonin Precursor”, Alternative Medicine Review, Vol. 3, Number 4, 1998.

Note - The patented “solanesol-clean extraction method” is owned jointly by Sanming and Fudan University pursuant to a Research and Development contract between Sanming and Fudan University dated July 28, 2005. Pursuant to this contract, among other things, Sanming was required to pay an initial technical service fee of 1.8 million yuan and a service fee of 800,000 yuan annually thereafter for development of downstream products. Also pursuant to this contract, Fudan University agreed to (i) provide technical support and assistance to Sanming, to ensure that the extraction method can achieve a pre-set production capacity, (ii) assist with the sale of solanesol other products and (iii) assist in the development of downstream products. On May 8, 2010, we entered into an addendum agreement which amended this contract and, among other things, extended the term of the contract to July 24, 2013 and confirmed that the ownership to the patent right (including other related patents being applied) of the project is vested in both parties. The parties also agreed to keep the project-relation information confidential and to equally share the risks of any losses and damages resulting from failure of the project due to technical restrictions or difficulties. Also, Sanming agreed, among other things, to pay Fudan University 1.1 million yuan within 7 days following said University’s completion of the coenzyme Q10 production technique; 800,000 yuan within a month following said University’s completion of the lipidosome production technique, and the remaining 300,000 yuan within three months following Sanming’s accomplishment in the industrialized production. Additionally, Fudan University agreed, among other things, that: without the prior approval of Sanming, it will not transfer its patent right to any third party; that it will provide Sanming with certain specified technical data, guidance, services and support; that it will conclude the development of techniques for extracting water-soluble coenzyme Q10, lipidosome and nano-microcapsules; that it will ensure the practicability, reliability and stability of the technique that is developed, and that Sanming can achieve the pre-set production capacity target with the equipment that it purchases itself; and that it will help Sanming with the sales of water-soluble coenzyme Q10, lipidosome and nano-microcapsules, at prices of the same-breed products available in the domestic market. The addendum also provides that the content of water-soluble coenzyme Q10 shall be over 10%, with good solubility and stable quality, the content of lipidosome shall be over 10%, with good solubility and stable quality, the content of nano-microcapsules shall be over 10%, with good solubility and stable quality, and the technique shall be green and clean enough to meet environmental protection requirements. In the event of breach of contract by either party, the breaching party will be liable for a liquidated damage in accordance with applicable provisions of the Contract Law of the PRC. Further, in the event of a certain breach by Sanming, it will be held liable for compensation of part of the technique development costs, and in the event of certain breaches by Fudan University, it has agreed to return or part of all of the R&D fees, and/or that it will be held liable for a liquidated damage of 200,000 yuan. Because of the Company’s relationship with Fudan University, and in particular with Dr. Jian Ming Chan, who has served as Sanming’s Chief Scientist since April 2006 and has continued in that position since we acquired Green Planet on June 17, 2009, the Company believes that this agreement will be extended beyond July 24, 2013; however no assurances can be given that this agreement will be so extended.

Pursuant to the PRC Patent Law, which was adopted by the National People’s Congress in 1984, as amended in 1992 and 2000, a patent is valid for a term of twenty years in the case of an invention and a term of ten years in the case of utility models and designs. Sanming’s patents are all for invention and subject to twenty year protection. Also under the PRC Patent Law, any use of a patent without consent or a proper license from the patent owner constitutes an infringement of patent rights.

Trademarks

The following table lists the trademarks that are registered or applied for by Sanming and Fujian GP with the PRC Trademark Offices of National Industrial and Commerce Administrative Bureau (the “PRC Trademark Offices”):

Trademark	Certificate No. (Application No.)	Issue Date	Expiration date	Category	Owner	Product Description
Paiqianshu	4322405	2007.4.20	2017.4.20	No. 30 Refined food from plants, etc.	Sanming Huajian Bioengineering Co., Ltd.	Mung bean anti-oxidant oral liquids
Jimai QQ	(Application #4322404)		(1)	No. 30 Refined food from plants, etc.	Sanming Huajian Bioengineering Co., Ltd.	Fertilizer, particulate
Jimai QQ	(Application #545649)		(1)	No. 1 Fertilizer, chemical products	Sanming Huajian Bioengineering Co., Ltd.	Fertilizer, powder
Jian Lao	(Application #4538612)		(1)	No. 3 Cosmetic, household and personal care chemicals, etc.	Sanming Huajian Bioengineering Co., Ltd.	Reizhi tea
PURESOLAN	(Application #6869795)		(1)	No. 5 Medical products, etc.	Fujian Green Planet Bioengineering Co., Ltd.	Solanesol
GREEN PLANET	(Application #6871472)		(1)	No. 5 Medical products, etc.	Fujian Green Planet Bioengineering Co., Ltd.	Used for all plant extracts not included above

(1)           Will expire 10 years from the issuance of the Certificate

A registered trademark is protected for a term of ten years, renewable for another term of ten years under the PRC trademark law, so long as an application for renewal is submitted to the PRC Trademark Offices within six months prior to the expiration of the initial term. In addition to trademark and patent protection law in China, we also rely on contractual provisions to protect our intellectual property rights and brand.
Honors

The following table is a list of honors awarded to our operating units and contractually controlled operating entities by the People’s Republic of China:

Calendar year	Authorities	Presentation	Award Title	Incentives
		Time		(RMB)
2007	Fujian Provincial Forestry Department, Fujian Provincial Finance Department	August, 2007	Fujian Leading Enterprise of Forestry Industrialization from 2007 to 2008	100K

2007	Fujian Provincial Agriculture Department	September, 2007	Fujian Provincial Demonstration Enterprise of Processing in Agricultural Products	100K

2007	CPC Jianou Committee, Jianou Municipal People’s Government	February, 2008	Key Enterprise

2007	CPC Jianou Committee, Jianou Municipal People’s Government	February, 2008	Revenue Growth Award	100k

2007	Nanping Municipal People’s Government	August, 2008	Leading Enterprise of Agriculture Industrialization for 2008	30k

2008	Fujian Provincial Finance Department	December, 2008	Promotion & Demonstration Projects of Agriculture and Science & Technology, supported by Provincial Finance for 2008	500k

2008	CPC Jianou Committee, Jianou Municipal People’s Government	February, 2009	Revenue Growth Award	80k

Research & Development Activities

Research & Development Team

We have assembled what we believe is a highly talented, multi-disciplined team of research scientist and support associates with deep affiliations with several of the most prominent universities and research centers in Asia including the Fudan University in China. We have devoted approximately 50 people or 15% of our total human resources in the PRC (including Fudan University personnel) to research & development activities. The following represents some of our senior research and development team members and their qualifications and accomplishments.

Dr. Jian Ming Chan - Chief Scientist, Director - Professor Chan obtained his doctrine degree in 1993 in Fudan University and is the Chairman of Department of Environmental Science & Engineering of Fudan University. In past 15 years Dr. Chan has held various senior teaching and managing positions in many universities, including Tokyo University and Osaka University in Japan and Fudan University in China, his positions have ranged from senior research partner to Dean of Chemistry Faculty. In 1999, Dr. Chan was named the Distinguished Youth Professor of Shanghai.

Zhao Yun - Associate Professor at Fuzhou University, has obtained his bachelor’s degree from Jiangxu University in 1981. He was an undergraduate professor for courses on machinery, vehicle engineering, as well as many other courses both practical and theoretical, such as automotive theory, automotive electrical equipment and electronic equipment, automotive electronic control-system theory and maintenance, auto pilot study. He has mainly been engaged in research work regarding automotive vibration and testing, design, development and testing of automotive suspension flexible components and damping components. He has participated in the project “Manufacture of JS2815, 2812-type farm vehicles”, “ZQ50-type Bike walking Aid” and patent-theory productive demonstration and production feasibility study &trial; he presided over School Project “Car Smoothness Test - study of road spectrum testing methods”. He cooperated with Longyan Tongda Machinery Factory to develop and prepare S40, S30 serial Automobile Tube-shaped Shock Absorber and also participated in the project” YJ250-type Roller Manufacture. He has published nearly 20 papers in several domestic journals in recent years. His mechanical experience has proved invaluable in automation of production lines thereby improving efficiency and reducing operating costs.

Wu Beili - Laboratory Technician, in 1972, she was admitted to Department of Chemistry, Fudan University. In 1999, she was transferred to Environmental Science and Engineering Department and participated in research of a number of scientific research items such as atmospheric chemistry and clean production. She now serves as secretary of undergraduate teaching. She has published 6 papers in domestic & foreign key academic journals and obtained 3 China’s invention patents. In 1999, Ms. Beili was awarded second prize of scientific and technological progress by National Ministry of Education and in 2001 she was awarded 1st prize of scientific and technological achievements by Shanghai Education Commission.

Kong Lingdong - Doctor, graduated from Department of Chemistry, Fudan University and became a physical Chemistry Graduate in September 2000. In July 2005, he became a professor. He is engaged in teaching and research work in Environmental Science and Engineering Department of Fudan University. In his doctorate stage he focused his research on heterogeneous catalysis and materials. He has a background in studies of microporous materials, mesoporous materials, as well as synthesis of micropore-mesoporous composite materials, characterization and catalytic properties; especially he is very familiar with Synthesis of many types of mesoporous materials (such as MCM-41, MCM-48, SBA-15, MSU series, etc.) and characterization. He has published several SCI (“Science Citation Index”) articles. He has filed 5 applications for China’s invention patents, of which three applications have been authorized. The direction of his current research is mainly in atmospheric chemistry and environmental catalysis.

Chen Yanmei, MBA – Engineer, graduated as a Medicinal Chemistry Professional of Chemistry from the Chemistry and Chemical Engineering College, Fuzhou University. She now serves as the Director of the Technical Center for Sanming Huajian Bioengineering Co., Ltd. She has been engaged in the separation of natural plant extracts, drug’s small molecule targeting and relevant industrialized research. She has also participated in research in plant extracts, such as Tobacco, Artemisinin, Danshen, Osthol, Sarcandra Glabra (Thunb) and Nakai. She has published six relevant articles in key domestic scientific journals. She has also participated in many scientific research projects, which include the National Natural Science Foundation, the National Spark Program, Fujian Provincial Science and Technology, Fujian Provincial Innovation Fund for small and medium-sized enterprises, Fujian Provincial Natural Science Fund and the Sanming Municipal Science and Technology.

Research & Development Product Cycle

Our research & development efforts are charged with identifying a continuing string of new innovative and commercially viable products and production technologies that are synergistic with and fuel our future expansion and growth strategies. To accomplish this mission, the research & development product cycle is structured into four distinct phases that incorporate our Yin-Yang philosophy of blending Asian work ethic with North American commercial and financial market expertise.

1)	Research – Potential new product concepts or production techniques are gathered from affiliates at university research facilities, customers view relating to market demand changes and suppliers.
2)
Commercial Viability – A written feasibility study is prepared which details the new product concept, evaluates the competitive advantage, considers market acceptance such as expected market size, pricing, segmentation and competition response.

3)	Concept Budget - A budget is prepared for the concept which evaluates its potential revenue compared to its development cost.
4)
Concept Approval - The budget, along with the feasibility study is presented to our management team for approval. This approval not only considers the concepts profitability but also addresses the concepts synergistic fit with our overall growth strategy. Once approved, resources are arranged and allocated to the concept.

Recent Projects

As an example of our innovative research & development effort, we recently announced the following:

Complete Beauty and Treatment Series over-the-counter product line

This complete series of therapeutic products has been developed to target salons and nutrition retail locations. The state-of-the-art product formulations have been developed, prepared and tested by some of the industry’s top nutritional experts and cosmeticians. The product line was officially launched at the 5th Cross-strait Forestry Expo and Fair for Investment and Trade. The show focused on “Developing Green Industries,” and was recently held in the Sanming Exhibition Center in Sanming City, China where more than 80,000 people and companies from 15 countries attended the event. We began selling the line of products in February, 2010. The Complete Beauty Treatment Series includes:

●	Whitening Series – a whitening treatment for freckles and blemishes
●	Moisturizing Series – a moisture treatment for hydration
●	Rejuvenating Series – a revitalizing treatment for wrinkles and fine lines
●	Oil-Controlling Series – a therapeutic treatment for acne and blackheads
●	Eye Care Series – a retina treatment for anti-aging
●	Estrogen Therapeutic Series – an estrogen regulator for breast care and ovarian treatment
●	Energy Supplement – a physiotherapy treatment for blood shortage and cervical pressure
●	Slimming Series – a body treatment for slimming and contouring

Insurance

Insurance companies in China offer limited business insurance products. As a result, we do not have any business liability, loss of data or disruption insurance coverage for our operations. Any business disruption, litigation or natural disaster might cause us to incur substantial costs or divert our resources. In addition, we do not carry insurance with respect to certain risks, including product liability insurance. As a result, any product liability or other claims may materially adversely affect our business, financial condition and results of operations. Furthermore, we may need to stop selling products that result in product liability claims, which could negatively affect the range of products that we offer and the size of our customer base. The foregoing notwithstanding, we do maintain insurance on our facilities in Jianou which covers a loan made to us for the construction of these facilities. The beneficiary of the policy is China Construction Bank Jianou Sub-branch (our construction lender) for US$711,850. The policy has a maximum deductible amount of US$293 and is renewable annually on April 17. The policy does not cover damages caused by flood with water level below 100 meters.

Employees

We had approximately 354 full time employees as of June 29, 2010. Of these employees, approximately 15 worked in top management positions, approximately 42 worked in sales and marketing, approximately 18 worked in research & development and approximately 28 worked in administration, 13 worked in finance, 54 in procurement/logistics/warehousing and 184 worked in manufacturing. Also, depending on the time of year (harvest season), we hire between 20 and 40 seasonal /part-time employees.

We entered into employment agreements with our management employees containing customary confidentiality and non-competition covenants which prohibit the employee from disclosing confidential information and from engaging in activities that compete with our business during his or her employment with us and, for an upon period after the termination of the employee’s employment with us.

Historically, we have not experienced problems in attracting executives or key employees and management personnel and should we need to replace one of our executives or key employees or bring on additional executives and key employees, we do not anticipate that we will encounter problems in doing so because China has a large pool of qualified professionals and employees from which we can acquire such talent.

Land and facilities

Transfer of Land Use Rights to Land Lease Rights

In July 2009, Green Planet filed an application with the PRC requesting the exchange of the land use right agreement dated December 31, 2006 for the development of the 15.33 hectare of land in the Jindong Bio-industry Development Zone located in Sanming City, for a land lease agreement containing 667 hectare of agricultural land located in Sanyuan District of Sanming City.  The application included a request to transfer the deposit paid in December 2006 for the land use rights be applied to the land lease agreement to be used to net-off against the rent of the land lease agreement.

The PRC government approved the application for the exchange of land use rights for the new land lease rights in July 2009.  This entitled Green Planet a land lease right of 667 hectares of state owned cultivation bases from the Forestry Bureau of Sanming City.  Additionally, the deposit paid on December 31, 2006 for the land use rights was approved to transfer to the land lease to be used to off-set against the rent of the land lease agreements.   As a result of the PRC’s approval, we transferred $7,656,134 previous recorded land use rights to land lease rights with the Forestry Bureau of Sanming City. The effect of this transfer had no impact on the statement of operations.

Forestry Bureau of Sanming City
In July 2009 the Company entered into 2 land use agreements with the Forestry Bureau of Sanming City to use agricultural land on 2 plantations to grow essential botanical raw materials to support the Company’s operations.  The agreement provides for payments every five years of $9,083,184 and will expire in 2039.   As part of this agreement, the Company was required to prepay the first five year leasing period of $9,052,419 which includes an initial nonrefundable deposit of $1,845,289, which can be offset against the rental of the last year of the last leasing period.  Accordingly, the Company recognized the lease expense in its reported operating expenses for the period ended, June 2010 reflecting the amortization of these land use agreements and recognized $1,049,787 of lease expense.

In April 2010, the Company entered into a land leasing agreement with Sanming Sanyuan Forestry Bureau.  According to the agreement, the Company was acquired the rights to a 30 year lease to the carcandra cultivation base located in Sanming Sanyuan Louyuan Hills.  In return, every three years the Company will pay the Forestry Bureau $1,769,520 as rent.  In addition the Company was required to make a deposit of $589,840, which will be netted off against rent of the last year of the leasing period.

 The Company has the following commitments under the agreements:

Year	Commitment	Amortization
2010	$-	$1,200,324
2011	-	2,400,649
2012	-	2,400,649
2013	1,769,520	2,400,649
2014	9,142,520	2,400,649
Thereafter	48,278,404	59,258,276
Total	59,190,444	70,061,196

Yushan Town (harvest rights)
In 2007 the Company entered into 2 land leasing agreements with Jixi Village and Linkou Village, Yushan Town for exclusive harvest rights to the bamboo shoots and bamboo grown in the plantations based in the two villages, which are an essential botanical raw materials used to support the Company’s operations.  The agreement provides for annual payments on an accelerated schedule which is currently at $659,254 and will expire in 2037.   As part of this agreement, the Company was required to make an initial nonrefundable deposit of $8,790,050, of which it has paid as of June 30, 2010.  The agreement provides that the deposit can be offset against the rental of the last 10 years of the leasing period.

The Company has the following commitments under the agreements:

		Lease
Year	Commitment	Expense
2010	-	$331,785
2011	663,570	663,570
2012	729,927	729,927
2013	729,927	729,927
2014	729,927	729,927
Thereafter	11,244,006	20,091,606
Total	14,097,357	23,276,742

Our principal executive office is currently located at 19950 West Country Club Drive, Aventura, Florida 33180, pursuant to a 42 month lease which provides for annual rent of $139,570.00 which will escalate at the rate of three percent (3%) per year.

TFS and our financing unit

Our internal financing business unit operates under the umbrella of our 99.75% owned subsidiary TFS, an Ontario, Canada, company. TFS was established in 2006 to provide creative financing solutions, including purchase order financing, fulfillment services and factoring or invoice discounting for credit worthy customers of eligible goods and services. TFS has branch offices in Lima, Peru and Miami, Florida. TFS has a wholly owned subsidiary, TFP International Inc., a Florida corporation, which operates the Miami office. The remaining 0.25% is owned by Mr. Jim Reddon, who is not an affiliate of ONE Bio.

TFS conducts a thorough review and due diligence examination of potential borrowers and the respective borrower’s customers before the particular transaction is approved. An analysis of each individual transaction also takes place through TFS’ credit approval process, in order to ensure that all parties in the transaction receive value, and that TFS will be re-paid according to the terms agreed to in the particular transaction. Security for the financing includes a first lien position on the receivables and assets of the client (UCC, PPSA), personal guaranty and credit insurance. In addition, 100% of TFS’ financing transactions are credit insured with large, multi-national insurance companies. In a typical financing transaction, a letter of credit will be utilized to provide all parties with the protections on agreed to delivery, quality and timelines. TFS’ clients are primarily small and medium size businesses registered and/or located in the United States and Canada, which export their products internationally. Through TFS we also offer purchase order financing to third-party clients that purchase products from our CHE business unit and our OP business unit to assist to assist in the collection process, and expedite cash flow and debt repayment.

Our internal financing business unit offers the following types of financing: factoring or invoice discounting, where TFS, as factor, purchases the client’s credit insured receivables (i.e., invoices) for products or services satisfactorily rendered to creditworthy customers. By selling receivables to TFS, the client can generate cash almost immediately, instead of waiting the usual 30, 60, 90 days. TFS will verify, insure and control the transaction with the ultimate payer; purchase order financing (or “PO Funding”) which is a mechanism put in place to provide a short-term finance option to clients who have pre-sold finished goods and a requirement to pre-pay suppliers. All these PO Funding transactions are on a “per project” basis. Typically the client has a purchase order from a credit insured customer but does not have the capital to pay their supplier upfront. TFS typically requires that the client must have “pre-sold” the goods with strong profit margins. TFS utilizes letters of credit to purchase the goods from the supplier and protect all parties. Once the goods are accepted by the end customer, TFS then factors the invoice and pays off the purchase order facility; and fulfillment services, most of which are provided through TFP and which involves the goods being acquired by TFP on terms negotiated with both supplier and end-client. Here TFP has established credit insurance and marine cargo insurance policies. The customer provides the purchase order and sales contract to TFP, which completes the transaction and disburses the proceeds.

Historically TFS has funded its financing transactions through the sale of debentures to institutional investors and high net worth investors, often on an individual transaction basis. The debentures pay quarterly interest to the investors solely from the interest and fees generated from the financing business unit’s activities. The debenture is secured by the assets of TFS with no recourse to other assets or business units of ONE Bio. Through ONE Bio, TFS has greater access to capital to finance its business and through its association with our other business units, access to new international markets.

Legal Proceedings

We do not have any legal proceedings, litigation, arbitration, regulatory inquiries, investigations or administrative actions pending or, to our knowledge, threatened against us that could have a material adverse effect on our business, financial condition or operating results.

PRC Regulations

The following sets forth a summary of the most significant regulations or requirements that affect our business activities in China. Certain of these regulations and requirements, including but not limited to those relating to restriction on foreign ownership of PRC businesses, foreign currency exchange, dividend distribution and regulation of loans between a foreign company and its Chinese subsidiary may affect our shareholders’ right to receive dividends and other distributions from us. Many of the regulations adopted by the Chinese government and their application to any particular transaction are ambiguous and uncertain. Until there has been clarification either by pronouncements, regulation or practice, there is some uncertainty in the scope and application of the regulations. Moreover, the ambiguities give the PRC regulators wide latitude in the enforcement of the regulations and the transactions to which they may or may not apply. See also “Risk Factors - Risks Associated With Doing Business In China” for detailed discussions of certain of the risks related to the regulations adopted by the PRC.

Restriction on Foreign Businesses

The principal regulation governing foreign ownership of businesses in China is the Foreign Investment Industrial Guidance Catalogue which was issued by the Ministry of Commerce and the National Development and Reform Commission and became effective on December 1, 2007. Under the regulation, our main business is in an industry that is currently permitted to be invested in by foreign investors. Foreign investments in China businesses are allowed subject to approval from the Ministry of Commerce and/or the local counterpart authorized by the Ministry of Commerce in accordance with the business scale and total amount of investment. The establishment of Fujian GP and Fujian United, our WFOE’s was approved by the competent counterparts of Ministry of Commerce and each of our subsidiaries has obtained their respective foreign-invested enterprise approval certificate. Our investments in our subsidiaries and our transactions with them were also approved by such government authority and the relevant approval certificate has been renewed and registered accordingly.

On October 27, 2005, the Standing Committee of the National People’s Congress adopted amendments to the PRC Company Law which substantially overhauled the PRC company law system and removed a number of legal restrictions and hurdles on the management and operations of limited liabilities companies and companies limited by shares. Fujian GP and Fujian United, our two WFOE subsidiaries in the PRC, are governed by both the PRC Company Law and the PRC Law of Wholly Foreign Owned Enterprises and their implementing rules. Additionally, Sanming and JLF, our contractually controlled PRC operating entities, have the operating permits and licenses necessary to conduct their respective businesses.

Foreign currency exchange

The principal regulations governing foreign currency exchange in China are the Foreign Exchange Control Regulations (1996), as amended. Under these regulations, the Renminbi is convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions. Conversion of the Renminbi for capital account items, such as direct investment, loans, repatriation of investment and investment in securities outside China, however, is still subject to the approval of the SAFE or its competent local branch.
The dividends paid by a subsidiary to its shareholder are deemed income of the shareholder and are taxable in China. Pursuant to the Administration Rules of the Settlement, Sale and Payment of Foreign Exchange (1996), foreign-invested enterprises in China may purchase or remit foreign exchange, subject to a cap approved by the SAFE, for settlement of current account transactions without the approval of the SAFE. Foreign exchange transactions under the capital account are still subject to limitations and require approvals from, or registration with, the SAFE and other relevant Chinese governmental authorities, or their competent local branches.

Dividend distribution

The principal regulations governing distribution of dividends of foreign holding companies include the Foreign Investment Enterprise Law (1986), as amended, and the Administrative Rules under the Foreign Investment Enterprise Law (2001). Under these regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, foreign-invested enterprises in China are required to allocate at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds unless these reserves have reached 50% of the registered capital of the enterprises. These reserves are not distributable as cash dividends. Our Chinese subsidiaries, which are all foreign-invested enterprises, are restricted from distributing any dividends to us until they have met these requirements set out in the regulations.

According to the new Enterprise Income Tax (“EIT”) law and the implementation rules on the new EIT law, if a foreign legal person is not deemed to be a resident enterprise for Chinese tax purposes, dividends generated after January 1, 2008 and paid to this foreign enterprise from business operations in China will be subject to a 10% withholding tax, unless such foreign enterprise’s jurisdiction of incorporation has a tax treaty with the PRC that provides for a different withholding arrangement.

Under the new EIT law and its implementation rules, if an enterprise incorporated outside China has its “de facto management bodies” located within China, such enterprise would be classified as a resident enterprise and thus would be subject to an enterprise income tax rate of 25% on all of its income on a worldwide basis, with the possible exclusion of dividends received directly from another Chinese tax resident.

Regulation of Loans between a Foreign Company and its Chinese Subsidiary

A loan made by foreign investors as shareholders in a foreign-invested enterprise is considered to be foreign debt in China and subject to several Chinese laws and regulations, including the Foreign Exchange Control Regulations of 1997, the Interim Measures on Foreign Debts of 2003, or the Interim Measures, the Statistical Monitoring of Foreign Debts Tentative Provisions of 1987 and its Implementing Rules of 1998, the Administration of the Settlement, Sale and Payment of Foreign Exchange Provisions of 1996, and the Notice of the SAFE in Respect of Perfection of Issues Relating Foreign Debts, dated October 21, 2005.

Under these regulations, a shareholder loan in the form of foreign debt made to a Chinese entity does not require the prior approval of the SAFE. However, such foreign debt must be registered with and recorded by the SAFE or its local branch in accordance with relevant Chinese laws and regulations. Our Chinese subsidiaries can legally borrow foreign exchange loans up to their borrowing limits, which is defined as the difference between the amount of their respective “total investment” and “registered capital” as approved by the Ministry of Commerce, or its local counterparts. Interest payments, if any, on the loans are subject to a 10% withholding tax unless any such foreign shareholders’ jurisdiction of incorporation has a tax treaty with China that provides for a different withholding agreement.

Pursuant to Article 18 of the Interim Measures, if the amount of foreign exchange debt of our Chinese subsidiaries exceed their respective borrowing limits, we are required to apply to the relevant Chinese authorities to increase the total investment amount and registered capital to allow the excess foreign exchange debt to be registered with the SAFE.

DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN SIGNIFICANT EMPLOYEES

Set forth below is information regarding our current directors and executive officers:

Name	Age	Position

Michael S. Weingarten	51	Chairman of the Board and Director
Marius Silvasan	36	Vice-Chairman, Chief Executive Officer, President and Director
Cris Neely	52	Chief Financial Officer and Treasurer and Director
Jeanne Chan	45	Sr. Vice President
Min Zhao	42	President, China Operations and Director
Qingsheng Fan *	47	Independent Director
James Fernandes*	39	Independent Director
Frank Klees *	59	Independent Director
Jan E. Koe*	60	Independent Director
John Perkins*	45	Independent Director

*Indicates member of Audit and/or Nominating and Corporate Governance Committee and/or Compensation Committee.

The term of office of each director expires at our annual meeting of shareholders or until their successors are duly elected and qualified. Our officers serve at the discretion of our Board of Directors.

Set forth below is information regarding certain significant employees.

Name	Position

Dr. Jian Ming Chan	Chief Scientist
Shanyan Ou	Vice President of Business Development, China
Jinrong Tang	Vice President Operations, China
Peter Cook	President Finance Operations
Steve McDonald	Vice President Finance Operations

Below is the five year employment history of each director, executive officer and significant employees listed above.

Michael S. Weingarten has served as Chairman of the Board of Directors since August 26, 2009. He is a seasoned executive and entrepreneur with over 30 years of experience. Mr. Weingarten has extensive experience in mergers and acquisitions, having participated in more than 40 such transactions throughout his career. Mr. Weingarten has served as Chairman, CEO and President of both publicly traded and privately owned companies. Mr. Weingarten devotes substantially his full attention to the affairs and day-to-day operations of the Company, although he also currently serves as Chairman of our Trade Finance Solutions Inc. subsidiary, and as Chairman of BAM Technology Inc. a computer and technology distribution firm located in Doral, Florida, and Keda Consulting Services, Inc., a consulting firm based in Toronto, Ontario, Canada. From 1999 to 2002, he served as the Chairman and Chief Executive Officer for Commercial Consolidators, Corp., a Toronto, Ontario, Canada, based financing firm. From 1997 to 1999, Mr. Weingarten was the Chairman and Chief Executive Officer for Complete Tele-Management, Corp. a telecom firm located in Toronto, from 1994 to 1996, he served as the Chairman and Chief Executive Officer of the Preferred Management, Corp. and Consumer Telephone, Corp. from 1991 to 1993. Mr. Weingarten was the CEO of Network Business Supply, Inc. from 1979 to 1991 and Majestic Paper from 1982 to 1991.

Marius Silvasan has served as our Vice-Chairman, Chief Executive Officer since September 1, 2009, and as, President and Director since June 9, 2009. Mr. Silvasan is a senior executive with over 17 years of experience in business development, mergers and acquisitions, strategic alliances, marketing, sales and finance. Mr. Silvasan devotes substantially his full attention to the affairs and day-to-day operations of the Company, although he also is currently the Chairman of Abacus World, Corp. and Abacus Global Investments, Corp. located in Miami, Florida, which provides business and financial consulting services to business in the Asian Pacific region. Mr. Silvasan also founded and served as Chairman and Chief Executive officer and director of TelePlus World, Corp (NASDAQ: TLPE) from 1998 to 2009. Earlier in his career, Mr. Silvasan also held the positions of President and CEO for Visioneer Calling Card Inc. and Alliance TeleCard Corp. and National Sales Manager for The Home Phone Club. Mr. Silvasan is a graduate of HEC University in Montreal, and holds an undergraduate degree in business (1995) and an MBA (2003).

Cris Neely has served as our Chief Financial Officer and Director, since August 11, 2009. Previously, from 2006 to 2009, he was the Chief Financial Officer of TelePlus World, Corp. (NASDAQ: TLPE). From 1999 to 2005, Mr. Neely was the Chief Financial Officer of Siemens Enterprise Networks located in Boca Raton, Florida. He also held various other executive positions with Siemens Enterprise Networks including Senior Vice President Business Transformation, Director Internal Audit, Director of Finance for Wireless Terminals and Area Financial Manager. Mr. Neely has also held management positions with ROLM, IBM and Cisco during his career. After leaving Siemens in 2005, Mr. Neely worked as a consultant for small/medium organizations focusing on Sarbanes-Oxley compliance, revenue recognition and financial/operational business assessments. Mr. Neely holds a Bachelor of Business Administration Finance degree from the University of Texas at Arlington, Texas and an MBA from Amberton University, Dallas, Texas.

Jeanne Chan has served as our Senior Vice President since September 1, 2009, and has an extensive 17-year experience in business with focus in sales, marketing and business development. Ms. Chan devotes substantially her full attention to the affairs and day-to-day operations of the Company. Ms. Chan held various senior executive positions including: President, Asia for Abacus World, Corp. from 2008 to current; Vice President of Retail Sales and Director of Investor Relations for TelePlus World, Corp. from 1999 to 2008; Vice President of iCall Communications Inc. from 1994 to July 1999; Vice President, Sales and Marketing of Unilink Telecom Inc. from 1990 to 1994. Ms. Chan is a graduate of the University of Toronto with a BA in economics.

Min Zhao has served as a Director and as President of our China operations and as a director since June 30, 2009. Min Zhao is the founder and currently the President of Sanming, our CHE business unit’s contractually controlled PRC operating entity. As President of our China Operations, Mr. Zhao is in charge of and devotes substantially his full attention to the affairs and day-to-day operations of Sanming. He is a pioneer in the bioengineering industry in China with more than 10 years of experience. Mr. Zhao has served in senior positions in companies ranging from general manager to chairman. Mr. Zhao has over 20 years of business experience leading various types of companies since graduating from the Chinese People’s Liberation Army University.

Dr. Jian Ming Chan has served as Chief Scientist of Sanming Huajian Bio-Engineering Co., Ltd. since April 2006 and has continued in that position since we acquired Green Planet on June 17, 2009. Dr. Chan obtained his doctorate degree in 1993 in Fudan University, he is now the Chairman with the Department of Environmental Science & Engineering. In the past 15 years, Dr. Chan held various senior teaching and managerial positions in various universities including Tokyo and Osaka Universities in Japan and the famous Fudan University in China. His positions range from senior Research partner to Dean of Chemistry Faculty. Dr. Chan has devoted his learning in natural and environmental science and bio-engineering. In 1999, Dr. Chan was named the Distinguished Youth Professor of Shanghai.

Shanyan Ou has served as our Vice President, Business Development, China, since June 30, 2009. She has over 10 years of sales and marketing experience and held various senior positions of many biological drugs manufacturing entities in biology and chemistry industry, in China. She serves as an executive member of Sanming Youth Entrepreneur Association, Deputy of China National People’s Congress Sanyuan District Committee and a member of Sanyuan District Youth Federation. In 1999, Ms. Ou graduated from Beijing University where she took English as her major. In 2003 Ms. Ou obtained the Certificate of Business Management from Capital Economical Trade University of China. In 2005, Ms. Ou obtained her MBA degree from Hong Kong Business Management Institute.

Jinrong Tang has served as our Vice President Operations, China, since September 27, 2009. Jinrong Tang is also the current President of JLF, our OP business unit’s contractually controlled PRC operating entity. As our Vice-President of China Operations, Mr. Tang is in charge of and devotes substantially his full attention to the affairs and day-to-day operations of JLF. Mr. Tang graduated with distinction from Zhejiang University in 1971 in Economics, and later obtained his IBM certified MBA (2000) in business. Mr. Tang was selected by the Committee of Association of Industry and Commerce of Jianou as one of the Top Ten Most Outstanding Young Entrepreneurs in 2009 and serves as a member of the Standing Committee of the Chinese People’s Political Consultative Conference (C.P.P.C.C.) of Jianou, a member of the Standing Committee of the Association of Industry and Commerce of Jianou, the Executive Vice President of Fujian Bamboo Association as well as the President of Nanping Association of Young Entrepreneurs. Mr. Tang was the founder of Songxi Blue Sword Food Co. Ltd., in 1997, Jianou Green Sword Food Co. Ltd. in 2005 and Songxi County Can Food Co. Ltd. in 2005. Recently, Mr. Tang founded two other companies: Fujian Hongjian Highway Machinery Co. Ltd.; and Fujian Chengsheng import & export Co. Ltd.

Peter Cook has served as the president or our finance business unit since September 3, 2009. Mr. Cook is in charge of the affairs and day-to-day operations of TFS. Mr. Cook has been an executive in the factoring industry in Canada and the US for the past 6 years and is active member of the International Factoring Association. Prior to joining TFS, Mr. Cook spent 24 years with 2 of Canada’s largest banks where he held senior positions in brokerage, retail banking and commercial banking with international responsibilities. Mr. Cook also operated his own IT business servicing Latin America for 3 years.

Steve McDonald has served as the vice president or our finance business unit since September 3, 2009. Mr. McDonald has been in this capacity for 3 years. Mr. McDonald’s primary responsibility has been developing TFS’ subsidiary, TFP International. Mr. McDonald has 25 years experience working in senior management positions, predominantly in the telecommunications industry. Prior to joining TFS, Mr. McDonald was Vice President of Sales with the LeBlanc Group, one of North America’s largest communications infrastructure providers, for ten years. Mr. McDonald also brings strong experience in international trade matters.

Independent Directors/Corporate Governance

The following is the business background and experience of each of our independent directors:

Mr. Fan is a researcher specialized in traditional Chinese Medicine and organic and health food research. Mr. Fan’s research encompassed research & development on health food particularly in the preparation of healthy products from different natural plants. Mr. Fan has published 8 books and more than 60 papers in periodicals in China and abroad. Mr. Fan, as chief editor, edited one of the first systematic practical series books in China about health food according to new health food registration management measure. For the last 10 years, Mr. Fan has been a Professor at the Education Ministry food science key laboratory at Nanchang University. Mr. Fan has led 8 national and provincial appraised research projects, and presided over more than 200 health food project appraisals by the National Food and Drug Supervising Administration of China. These projects have been put into production all over China and have yielded significant benefits to over 40 companies. Prior to that Mr. Fan worked as a senior visiting researcher at the Pennsylvania State University, studying the anticancer effects of food. Before that Mr. Fan worked in the Central Laboratory at Jiangxi College of Traditional Chinese Medicine where he pursued his master’s degree in immunity pharmacology at the Shanxi College of Traditional Chinese Medicine. Prior to earning his Master’s degree, Mr. Fan graduated from the Jiangxi College of Traditional Chinese Medicine. Mr. Fan’s research and experience in traditional Chinese Medicine and organic and health food are valuable assets to ONE Bio. Mr. Fan has served as an independent member of our Board of Directors since January 12, 2010.

Mr. Fernandes is an experienced banker, fund manager and accounting professional. Mr. Fernandes is an active private investor in a diversified portfolio of private and publicly traded companies. Among other assignments, Mr. Fernandes is currently the Chairman and President of Solana Capital Solutions, a provider of growth financing for privately held companies in the retail, industrial, and consumer services sectors. Previously, Mr. Fernandes was a senior equity analyst and investment manager with Lazard Asset Management from 2007 to 2009 and Allianz Global Investors from 2005-2007 and Independence Investments LLC from 2002-2005. Prior to Independence Investments, Mr. Fernandes provided financial advisory services for privately held companies at Devland Financial. Mr. Fernandes started his investment management career with TD Asset Management, the investment management division of one of Canada’s largest banks, TD Bank, in 1996. Mr. Fernandes holds a bachelor’s degree in accounting from York University and an MBA from Cornell University’s Johnson Graduate School of Management (2002). He is also a Certified Public Accountant and Chartered Financial Analyst. Mr. Fernandes’ investment banking experience combined with his strong business and finance acumen make him a valuable board member for ONE Bio. Mr. Fernandes has served as an independent member of our Board of Directors since January 12, 2010.

Mr. Klees is an accomplished business man, highly regarded and influential politician and active member of the board of several publicly traded corporations. Mr. Klees over the years has developed strong contacts in the Asia-Pacific region. Among several assignments, Mr. Klees currently sits on the boards of Roxul Inc., Northern Ethanol Inc., Universal Energy, Tribute Resources, and National Medical Imaging. In 1990, Mr. Klees co-founded the Municipal Gas Corporation where he served as the company’s Executive Vice President with responsibilities for business development and government relations. Mr. Klees began his business career in financial services in 1974 with the Canada Life Assurance Company, headquartered in Toronto, Canada. Mr. Klees further developed a financial services practice which further expanded into contract negotiations and investment advisory services. In June of 1995, Mr. Klees was elected to the Ontario Legislature, where he has served in numerous senior government positions, including Chief Government Whip, Deputy House Leader, Minister of Tourism and Minister of Transportation. He is currently the Official Opposition Critic for the Ministry of Transportation and the Ministry of Public Infrastructure Renewal. In his over 15 year tenure in the government, Mr. Klees developed strong contacts in the Asia-Pacific region that cover multiple fronts. Mr. Klees continues to provide advisory services to public and private companies, drawing on his extensive business, administration and government experience. Mr. Klees’ extensive and diverse business and public experience combined to his large network of contacts makes Mr. Klees a valuable asset to ONE Bio. Mr. Klees has served as an independent member of our Board of Directors since January 12, 2010.

Mr. Koe is a seasoned investor and principal in several US based private and publicly traded companies. Mr. Koe’s investments cover firms invested in real-estate, bioengineering and construction. Mr. Koe is a principal of Method K Partners, Inc., a commercial real estate firm located in Arlington Heights, Illinois which he founded in 1988 and GoStar, Inc. a real estate consulting firm which he founded in 2005. Mr. Koe has 30 years of experience in consulting, asset management, leasing and development working with many national real estate firms including Golub & Co., Draper & Kramer Co., Rauch & Co. and Manufacturers Real Estate, a wholly owned affiliate of Manufactures Life Insurance Company. Among other assignments Mr. Koe’s currently provides a variety of real estate services to the medical industry including serving as a real estate consultant for prominent Chicago area medical institutions. Mr. Koe is also a principal in Chicago based, Paving Solutions LLC. Mr. Koe holds a Bachelors degree in Business Administration and Psychology from Luther College in Decorah, Iowa. Mr. Koe’s business acumen and experience in real-estate are valuable assets to ONE Bio as it grows its manufacturing capacity and real-estate foot print to service the worldwide demand for its products. Mr. Koe has served as an independent member of our Board of Directors since January 12, 2010.

Mr. Perkins is currently Senior director, Northern and Southern Europe for Apple Inc. Mr. Perkins held other senior management positions including, VP or Business development, Worldwide Television/Video Division, Thomson Consumer Electronics, co-CEO and co-founder of Egencia, an internet start-up that was acquired by Expedia Inc. and director of Marketing and sales, Southern Europe for Dell Inc. Mr. Perkins was also a consultant for Bain & Company. Mr. Perkins has a MBA from the Wharton school of business as well as an undergraduate business degree (BBA) from Wilfrid Laurier University. Mr. Perkins has served as an independent member of our Board of Directors since January 16, 2010.

Family Relationships

Mr. Marius Silvasan, our Vice Chairman, Chief Executive Officer, President and Director, and Ms. Jeanne Chan, our Senior Vice President, are husband and wife. Mr. Min Zhao, our President, China operations and Director, and Ms. Shanyan Ou, our Vice President of Business Development, China, are husband and wife. There are no other family relationships among our executive officers, directors or significant employees.

Involvement in Certain Legal Proceedings

Mr. Silvasan and Mr. Neely, respectively our Chief Executive Officer and Chief Financial Officer, were respectively the former Chief Executive Officer and Chief Financial Officer of Teleplus World Corp. (NASDAQ: TLPE) (“TelePlus”). As a result of the severe credit freeze and worldwide economic recession that began in late 2008 and continued throughout 2009, TelePlus was unable to refinance or otherwise obtain capital it needed to retire certain indebtedness owed to its senior secured creditor (“Senior Creditor”). As a result, TelePlus filed on March 5, 2009, a voluntary petition for relief under the provisions of Chapter 11 of Title 11 of the United States Code with the United States Bankruptcy Court for the Southern District of Florida (No. 09-13799-RAM). On August 21, 2009, after extensive negotiations, TelePlus entered into a Settlement Agreement with its Senior Creditor. Pursuant to the Settlement Agreement TelePlus agreed to voluntarily dismiss its Chapter 11 bankruptcy proceedings and emerged from bankruptcy.

Michael Weingarten, our Chairman, was one of several individuals named as defendants in two lawsuits relating to Commercial Consolidators Corporation, a Canadian Corporation (“CCC”). The defendants denied all of the allegations in both lawsuits. Prior to trial, each lawsuit was dismissed and settled for a fraction of the amount initially claimed. There were no adjudications or findings of the facts, no judgments entered and no findings of fault and or liability against any of the defendants in any of the lawsuits. All of the claims against the defendants, including Mr. Weingarten, were dismissed. CCC was a public company whose stock was listed on the AMEX exchange. In 2002, MFI Export Finance Inc. exercised its rights as the first secured creditor of CCC foreclosed on its liens and forced CCC into receivership. The lawsuits were filed following that action. The complaints included allegations of violations of various laws including the Securities Exchange Act of 1934. The allegations were denied and the lawsuits were settled and dismissed. The following are the lawsuits that were filed: George v. Commercial Consolidators Corporation, et. al. (U.S. District Court for the Southern District of Florida, File No. 02-81169), filed December 28, 2002, and dismissed in April 2005; and Commercial Consolidators Corp. vs. Michael Weingarten, et. al. (Ontario Superior Court of Justice, File No. 03-CV-246190 CM2) filed March 2003, and dismissed in May 2007.

Other than the foregoing, there have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of our Company during the past five years.

Corporate Governance

Board of Directors

We have nine members serving on our Board of Directors, of which a majority are independent directors. All actions of the Board of Directors require the approval of a majority of the directors in attendance at a meeting at which a quorum is present.

Board Committees

The Board of Directors has an Audit Committee, Nominating and Corporate Governance Committee and a Compensation Committee, each of which was formed on December 15, 2009.

Audit Committee

The audit committee members consist of Messrs. Fernandes, Perkins, and Koe. Each of Messrs. Fernandes, Perkins and Koe would be considered “independent” as defined by Rule 5605(a)(2) of the Marketplace Rules of The NASDAQ Stock Market, Inc., as well as under Section 303A.02 of the NYSE AMEX Listed Company Manual as determined by our board of directors.

The audit committee oversees our financial reporting process on behalf of the board of directors. The committee’s responsibilities include the following functions:

●	approve and retain the independent auditors to conduct the annual audit of our books and records;

●	review the proposed scope and results of the audit;

●	review and pre-approve the independent auditors’ audit and non-audited services rendered;

●	approve the audit fees to be paid;

●	review accounting and financial controls with the independent auditors and our internal auditors and financial and accounting staff;

●	review and approve transactions between us and our directors, officers and affiliates;

●	recognize and prevent prohibited non-audit services; and

●	meeting separately and periodically with management and our internal auditor and independent auditors.

The Audit Committee operates under a written charter. Mr. Fernandes serves as the Chairman of our Audit Committee.

Our board of directors has determined that we have at least one audit committee financial expert, as defined by the rules and regulations of the SEC and the NASDAQ, serving on our audit committee, and that Mr. Fernandes is the “audit committee financial expert”.

Nominating and Corporate Governance Committee

The Nominating and Governance Committee is responsible for identifying potential candidates to serve on our board and its committees. The committee’s responsibilities include the following functions:

●             making recommendations to the board regarding the size and composition of the board;

●	identifying and recommending to the board nominees for election or re-election to the board, or for appointment to fill any vacancy;

●	establishing procedures for the nomination process;

●	advising the board periodically with respect to corporate governance matters and practices, including periodically reviewing corporate governance guidelines to be adapted by the board; and

●	establishing and administering a periodic assessment procedure relating to the performance of the board as a whole and its individual members.

Messrs. Klees and Koe are the members of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee operate under a written charter. Mr. Klees is the Chairman of the Nominating and Corporate Governance Committee.

Compensation Committee

The Compensation Committee is responsible for making recommendations to the board concerning salaries and incentive compensation for our officers and employees and administers our stock option plans. Its responsibilities include the following functions:

●
reviewing and recommending policy relating to the compensation and benefits of our officers and employees, including reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer and other senior officers, evaluating the performance of these officers in light of those goals and objectives, and setting compensation of these officers based on such evaluations;

●
administering our benefit plans and the issuance of stock options and other awards under our stock plans, and reviewing and establishing appropriate insurance coverage for our directors and executive officers;

●
recommending the type and amount of compensation to be paid or awarded to members of our board of directors, including consulting, retainer, meeting, committee and committee chair fees and stock option grants or awards; and

●	reviewing and approving the terms of any employment agreements, severance arrangements, change-of-control protections and any other compensatory arrangements for our executive officers.

Messrs. Koe and Klees are the members of the Compensation Committee. The Compensation Committee operates under a written charter. Mr. Koe is Chairman of Compensation Committee.

Code of Ethics

We adopted a Corporate Code of Business Conduct and Ethics on January 20, 2006. The Code of Ethics is designed to deter wrongdoing and to promote ethical conduct and full, fair, accurate, timely and understandable reports that the Company files or submits to the Securities and Exchange Commission and others. A copy of the Code of Ethics is included as Exhibit 14 to our registration statement on Form SB-2, filed with the SEC on August 15, 2006. A printed copy of the Code of Ethics may also be obtained free of charge by writing to us at our headquarters located at 19950 West Country Club Drive, Suite 100, Aventura, Florida 33180.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy

Our compensation committee seeks to attract, motivate and retain key talent needed to enable us to operate successfully in a competitive environment. Its fundamental policy is to offer our executive officers competitive compensation opportunities based upon their personal performance, our financial performance and each executive officer’s contributions to our performance. One of the compensation committee’s objectives is to make a substantial portion of each executive officer’s compensation contingent upon our performance as well as upon his or her own level of performance.

The compensation committee also recognizes that, from time to time, it is appropriate to enter into compensatory agreements with key executives to seek to further motivate such individuals or retain their services. Our agreements with executive officers are described under the caption “Employment Contracts and Termination of Employment, and Change-In-Control” elsewhere in this prospectus.

The compensation committee periodically reviews the effectiveness and competitiveness of our executive compensation structure with the assistance of independent consultants and by conducting informal salary surveys and seeks input from Mr. Silvasan, our chief executive officer, on the compensation of the other executive officers.

Compensation Program

The key components of executive compensation are base salary, annual performance incentive compensation and long-term equity-based incentive grants. Generally, as an executive officer’s level of responsibility increases, the compensation committee seeks to have a greater portion of the executive’s total compensation depend upon our performance and stock price appreciation rather than just base salary. Several of the more important factors that the committee considered in establishing the components of each executive officer’s compensation package for 2009 are as follows:

●           Individual performance;

●           Our achievement of performance goals and of specific objectives;

●           The success of the business division within the individual’s area of responsibility;

●           Competitiveness with salary levels of similarly sized companies;

●           Internal compensation comparability standards; and

●           Our ability to pay an appropriate and competitive salary based upon our size and profitability.

Base Salary

Our executive officers receive base salaries that are determined based on their responsibilities, skills and experience related to their respective positions. The amount and timing of an increase in base compensation depends upon, among other things, the individual’s performance, and the time interval and any added responsibilities since his or her last salary increase.

Annual Incentive Compensation

Executive officers are eligible for annual performance-based incentive compensation payable in cash and tied to our achievement of performance goals, which typically include components related to profitability, either at the divisional or corporate levels, or a combination, depending upon the executive’s area of responsibility. During the first quarter of each year, the compensation committee establishes corporate performance targets and corresponding incentive compensation, which typically is calculated as a percentage of the individual’s base salary, with more senior executives eligible for higher percentages. This incentive bonus has consisted of two components: a “target bonus” for the achievement of the objectives that the compensation committee established at the beginning of the year, and an additional bonus up to a pre-set level if an executive surpasses the set objectives. The compensation committee may award additional or substitute incentive compensation at its discretion based on individual performance during the applicable year.

We strive to provide our named executive officers with a competitive base salary that is in line with their roles and responsibilities. We believe that similarly positioned peer companies which have substantially all of there operating entities located in China which are listed or have affiliates which are listed on U.S. stock markets would be the most appropriate to use for salary comparison purposes for our U.S. based executive officers and significant employees. We believe that the compensation we provide to our U.S. based executive officers is comparable to that provided to other U.S. based executive officers of similarly positioned bioengineering companies. However, none of our direct competitors are public companies in the U.S.

It is not uncommon for companies with operations primarily in China, to have base salaries and bonuses as the sole and only form of compensation. The base salary level is established and reviewed based on the level of responsibilities, the experience and tenure of the individual and the current and potential contributions of the individual. The base salary is compared to similar positions within comparable peer companies and with consideration of the executive’s relative experience in his or her position. Based on an evaluation of available information with respect to the base salaries of executives of our competitors, the base salary and bonus paid to our named executive officers is in line with our competitors. Base salaries are reviewed periodically and at the time of promotion or other changes in responsibilities.

The following table sets forth the compensation paid or accrued by us to our Chairman, Chief Executive Officer, President and Chief Financial Officer for the year ended December 31, 2009. None of our current executive officers were employees of the Company during the year ended December 31, 2008. The Company’s sole executive officers during the year ended December 31, 2008, were the Company’s President and CFO John L. Corn and the Company’s Secretary Susan E. Corn. During the year ended December 31, 2008, the only compensation paid by the Company to its executive officers was $32,000 paid to John L. Corn.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards	Option Awards	Non Equity Incentive Plan	All other Compensation	Total

Michael Weingarten Chairman(1)	2009	$80,000	-	-	-	-	$150,000	$230,000

Marius Silvasan	2009	$80,000	-	-	-	-	$550,000	$630,000
CEO and President (2)

Cris Neely	2009	$40,000	-	-	-	-	-	$40,000
CFO

(1) Purchase of shares of our common stock pursuant to Mr. Weingarten’s employment agreement. See “Employment Contracts and Termination of Employment, and Change-In-Control.”
(2) Purchase of shares of our common stock pursuant to Mr. Silvasan’s employment agreement. See “Employment Contracts and Termination of Employment, and Change-In-Control.”

Employment Contracts and Termination of Employment, and Change-In-Control

We entered into employment agreements with each of Michael Weingarten, Marius Silvasan, Cris Neely, Jeanne Chan, Min Zhao and Jinrong Tang.

We entered into a five year executive employment agreement on September 1, 2009, with Mr. Weingarten, our Chairman of the Board, which provides for a base annual salary of $240,000 and a discretionary annual bonus.

However, Mr. Weingarten has agreed to defer receipt of payment of the base salary until the earlier to occur of our attaining the following milestones (the “Milestones”): (i) generating positive EBITDA on a consolidated basis of $1.5 million for two consecutive quarters (as determined by our independent certified public accountants in accordance with generally accepted accounting principles; or (ii) our closing a registered public offering of its securities for a minimum amount of $10 million; or (iii) our obtaining approval for listing of its securities on either NASDAQ or the America Stock Exchange. Upon the occurrence of any one of the Milestones, all deferred Base Salary shall be immediately due and payable to Mr. Weingarten. In consideration of Mr. Weingarten’s agreement to defer receipt of his base salary until attaining Milestones, and, additionally, in recognition of and in consideration for Mr. Weingarten’s efforts in achieving the Milestones we have agreed to pay Mr. Weingarten a bonus upon the achievement of each of the Milestones of $200,000 and we have also agreed to purchase from him 44,000 shares (adjusted for the 1 for 5 reverse stock split effected August 30, 2010) of our common stock owned by the Executive at price of $25.00 per share in three installments which installments are also tied to our achieving the Milestones. If we terminate Mr. Weingarten’s employment for any reason other than for cause, or in the event there is a change in the majority of our directors, or the sale of a controlling interest in our stock or sale of substantially all of our the assets of our operating subsidiaries, Mr. Weingarten will receive as a severance benefit an amount equal to five years of his then current compensation and payable in six installments of the first day of each calendar month beginning on the first day of the first month after his termination. Mr. Weingarten will also receive customary benefits and to participate in incentive plans we may adopt. Additionally, Mr. Weingarten’s employment agreement contains customary confidentiality, non-competition and non-solicitation covenants. Pursuant to this agreement, we purchased an aggregate of 6,000 shares of our common stock from Mr. Weingarten at $25.00 per share (adjusted for the 1 for 5 reverse stock split effected August 30, 2010) .

We entered into a five year executive employment agreement on September 1, 2009, with Mr. Silvasan, our Vice Chairman and CEO, which provides for a base annual salary of $240,000 and a discretionary annual bonus. However, Mr. Silvasan has agreed to defer receipt of payment of the base salary until the earlier to occur of our attaining the Milestones. Upon the occurrence of any one of the Milestones, all deferred Base Salary shall be immediately due and payable to Mr. Silvasan. In consideration of Mr. Silvasan’s agreement to defer receipt of his base salary until attaining the Milestones, and, additionally, in recognition of and in consideration for Mr. Silvasan’s efforts in achieving the milestones we have agreed to pay Mr. Silvasan a bonus upon the achievement of the Milestones of $200,000 and we have also agreed to purchase from him 60,000 shares (adjusted for the 1 for 5 reverse stock split effected August 30, 2010) of our common stock owned by the Executive at price of $25.00 per share in three installments which installments are also tied to our achieving the Milestones. If we terminate Mr. Silvasan’s employment for any reason other than for cause, or in the event there is a change in the majority of our directors, or the sale of a controlling interest in our stock or sale of substantially all of our the assets of our operating subsidiaries, Mr. Silvasan will receive as a severance benefit an amount equal to five years of his then current compensation and payable in six installments of the first day of each calendar month beginning on the first day of the first month after his termination. Mr. Silvasan will also receive customary benefits and to participate in incentive plans we may adopt. Additionally, Mr. Silvasan’s employment agreement contains customary confidentiality, non-competition and non-solicitation covenants. Pursuant to this agreement, we purchased an aggregate of 22,000 shares of our common stock from Mr. Silvasan at $25.00 per share (adjusted for the 1 for 5 reverse stock split effected August 30, 2010).

We entered into a five year executive employment agreement on September 1, 2009 with Ms. Chan, our Senior Vice President, which provides for a base annual salary of $120,000 and a discretionary annual bonus. However, Ms. Chan has agreed to defer receipt of payment of the base salary until the earlier to occur of our attaining the Milestones. Upon the occurrence of the Milestones, all deferred Base Salary shall be immediately due and payable to Ms. Chan. In consideration of Ms. Chan’s agreement to defer receipt of her base salary until attaining the Milestones, and, additionally, in recognition of and in consideration for Ms. Chan’s efforts in achieving the Milestones we have agreed to pay Ms. Chan a bonus upon the achievement of each of said milestones of $100,000 and we have also agreed to purchase from her 20,000 shares (adjusted for the 1 for 5 reverse stock split effected August 30, 2010) of our common stock owned by the Executive at price of $25.00 per share in three installments which installments are also tied to our achieving the Milestones. If we terminate Ms. Chan’s employment for any reason other than for cause, or in the event there is a change in the majority of our directors, or the sale of a controlling interest in our stock or sale of substantially all of our the assets of our operating subsidiaries, Ms. Chan will receive as a severance benefit an amount equal to two years of her then current compensation and payable in six installments of the first day of each calendar month beginning on the first day of the first month after her termination. Ms. Chan will also receive customary benefits and to participate in incentive plans we may adopt. Additionally, Ms. Chan’s employment agreement contains customary confidentiality, non-competition and non-solicitation covenants. Pursuant to this agreement, we purchased an aggregate of 1,600 shares of our common stock from Ms. Chan at $25.00 per share (adjusted for the 1 for 5 reverse stock split effected August 30, 2010).

We entered into a three year executive employment agreement on November 16, 2009, with Mr. Neely, our CFO, which provides for a base annual salary of $200,000 and a discretionary annual bonus. In recognition of and in consideration for Mr. Neely’s efforts in achieving the Milestones, we have agreed to issue 18,000 stock options (with an exercise price of $15.00 per share) (adjusted for the 1 for 5 reverse stock split effected August 30, 2010) upon the achievement of the Milestones. Mr. Neely will also receive customary benefits and to participate in incentive plans we may adopt. If we should terminate Mr. Neely’s employment for any reason other than for cause, or in the event there is a change in the majority of our directors, or the sale of a controlling interest in our stock or sale of substantially all of our the assets of our operating subsidiaries, Mr. Neely will receive as a severance benefit an amount equal to six months of his then current compensation and payable in six installments of the first day of each calendar month beginning on the first day of the first month after his termination. Additionally, Mr. Neely’s employment agreement contains customary confidentiality, non-competition and non-solicitation covenants.

We entered into a three year executive employment agreement on December 8, 2009, with Mr. Zhao, President of our China operations and a director, which provides for a base annual salary of $80,000 and a discretionary annual bonus. Mr. Zhao is also entitled to receive a bonus based upon the net income generated by each our CHE and OP business units. Mr. Zhao will also receive customary benefits and to participate in incentive plans we may adopt. If we should terminate Mr. Zhao’s employment for any reason other than for cause, or in the event there is a change in the majority of our directors, or the sale of a controlling interest in our stock or sale of substantially all of our the assets of our operating subsidiaries, Mr. Zhao will receive as a severance benefit an amount equal to six months of his then current compensation and payable in six installments of the first day of each calendar month beginning on the first day of the first month after his termination. Additionally, Mr. Zhao’s employment agreement contains customary confidentiality, non-competition and non-solicitation covenants.

We entered into a three year executive employment agreement on December 8, 2009, with Mr. Tang, our Vice President Business Development, China operations, which provides for a base annual salary of $60,000 and a discretionary annual bonus. Mr. Tang is also entitled to receive a stock bonus based upon the closing of an acquisition of a target he introduces to the Company which bonus will be based upon the trailing 12 months net income of said acquired companies. He is also entitled to receive a stock bonus based on the increase in net income year-over-year generated by UGTI. Mr. Tang will also receive customary benefits and to participate in incentive plans we may adopt. If we should terminate Mr. Tang’s employment for any reason other than for cause, or in the event there is a change in the majority of our directors, or the sale of a controlling interest in our stock or sale of substantially all of our the assets of our operating subsidiaries, Mr. Tang will receive as a severance benefit an amount equal to six months of his then current compensation and payable in six installments of the first day of each calendar month beginning on the first day of the first month after his termination. Additionally, Mr. Tang’s employment agreement contains customary confidentiality, non-competition and non-solicitation covenants.

Bonus plans have not yet been established by the board of directors or the compensation committee, but may contain items such as goals to achieve certain revenue, to reduce cost of production, to achieve certain gross margin, to achieve financing and similar criteria. However, stock options have been granted to certain of our executive officers (see “Outstanding Equity Awards at June 29, 2010” herein).

These employment agreements may be terminated by us for cause, which includes if the executive commits fraud, embezzlement, securities law violation, sexual harassment, other gross misconduct which causes material economic damage to the Corporation or material damage to the business reputation of the Corporation, or an intentional breach of the confidentiality, non-solicitation and non-competition provisions.

Outstanding Equity Awards at June 29, 2010

The following table sets forth information with respect to stock awards and grants of options to purchase our common stock outstanding to the named executive officers at June 29, 2010.

Name	Options	Vesting	Maturity	Exercise Price
Marius Silvasan	40,000	1-Jan-10	1-Jan-15	$16.25
	80,000	1-Jul-10	1-Jul-15	$17.50
	80,000	1-Jul-11	1-Jul-16	$18.75
Michael Weingarten	40,000	1-Jan-10	1-Jan-15	$16.25
	80,000	1-Jul-10	1-Jul-15	$17.50
	80,000	1-Jul-11	1-Jul-16	$18.75
Jeanne Chan	20,000	1-Jan-10	1-Jan-15	$16.25
	40,000	1-Jul-10	1-Jul-15	$17.50
	40,000	1-Jul-11	1-Jul-16	$18.75
		Upon Reaching	3 years after
Cris Neely	8,000	Milestone	earned	$15.00
		Upon Reaching	3 years after
	6,000	Milestone	earned	$15.00
		Upon Reaching	3 years after
	4,000	Milestone	earned	$15.00

The number of shares issuable upon the excercise of the options and the exercise price have been adjusted to reflect the 1 for 5 reverse stock split of the common stock effected August 30, 2010.

2010 Stock Option Plan

Effective January 5, 2010, we adopted our 2010 Incentive Stock Plan. The 2010 Incentive Stock Plan is administered by the compensation committee of the board of directors. In the absence of such committee, the board of directors administers the 2010 Incentive Stock Plan. Pursuant to our 2010 Incentive Stock Plan the Compensation Committee may make option grants as part of the compensation provided to our employees, officers or directors or to key advisers or consultants. Stock options may be granted with an exercise price that is less than the fair market value of the underlying shares as of the date of the grant of the option. 900,000 shares of common stock are reserved for issuance pursuant to the exercise of awards under our 2010 Incentive Stock Plan. Since the effective date of the 2010 Incentive Stock Plan, 549,500 options have been granted at exercise prices ranging from $15.00 to $30.00 per share (adjusted for 1 for 5 reverse stock split effected August 30, 2010). See Annual Incentive Compensation – Summary Compensation Table above (all stock options and excercise prices have been adjusted for the 1 for 5 reverse stock split effected August 30, 2010).

We will consider other elements of compensation, including without limitation, short and long term compensation, cash and non-cash, and other equity-based compensation. We believe our current compensation package is comparative to our peers in the industry and aimed to retain and attract talented individuals.

Compensation of Directors

None of the directors received compensation for their respective services rendered to the Company as of December 31, 2009.

Independent Directors

We enter into an Independent Director Agreement with each of our independent directors. Effective January 12, 2010, we entered into independent Directors Agreements with each of Mr. Fan, Fernandes, Klees and Koe and effective January 16, 2010, with Mr. Perkins. Pursuant to the Independent Director Agreements, we have agreed to compensate each of our independent director as follows: (a) on the date of the execution of each Independent Director Agreement, as a bonus for agreeing to serve as an independent director, we agreed to issue to each independent director (i) five hundred (500) shares (adjusted for 1 for 5 reverse stock split effected August 30, 2010).  of our common stock and (ii) a five (5) year option to purchase two thousand (2,000) shares (adjusted for the 1 for 5 reverse stock split effected August 30, 2010) of our common stock at an exercise price equal to the fair market value of a share of the common stock on the date of grant, which vests quarterly at the end of each calendar quarter in equal installments over the 12 month period during the term of the respective Independent Director Agreement; and (b) for services rendered by the respective independent director (i) we agreed to grant to each such director two hundred fifty (250) shares (adjusted for the 1 for 5 reverse stock split effected August 30, 2010) of our common stock for each quarter for which the independent Director has served as an independent director, which shares will be issued at the end of each such quarter and (ii) we issued to each such director a five (5) year option to purchase one thousand (1,000) shares (adjusted for the 1 for 5 reverse stock split effected August 30, 2010) of our common stock at an exercise price equal to the fair market value of a share of the common stock on the date of grant, which vests quarterly at the end of each calendar quarter in equal installments over the 12 month period during the term of the respective Independent Director Agreement. We also agreed to reimburse our independent directors for certain expenses they incur in performing their duties as independent directors and to indemnify our independent directors except for matters in which the independent director (i) failed to act in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of the Company, (ii) had reasonable cause to believe that his/her conduct was unlawful or (iii) where his/her conduct constituted willful misconduct, fraud or knowing violation of law.

The following table sets forth with respect to the named independent director, compensation information inclusive of equity awards and payments made as of September 15, 2010:

Name of Director	Fees Earned or Paid in Cash	Stock Awards		Option Awards		Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All other Compensation	Total Compensation

Qingsheng Fan	-0-	1,250	(1)	3,000	(1)	-0-	-0-	-0-	(1)
James Fernandes	-0-	1,250	(1)	3,000	(1)	-0-	-0-	-0-	(1)
Frank Klees	-0-	1,250	(1)	3,000	(1)	-0-	-0-	-0-	(1)
Jan E. Koe	-0-	1,250	(1)	3,000	(1)	-0-	-0-	-0-	(1)
John Perkins	-0-	1,250	(1)	3,000	(1)	-0-	-0-	-0-	(1)

(1)
On the date of the execution of each Independent Director Agreement, as a bonus for agreeing to serve as an independent director, we granted to each independent director (i) 500 shares (adjusted for the 1 for 5 reverse stock split effected August 30, 2010) of our common stock and (ii) a 5 year option to purchase 2,000 shares (adjusted for the 1 for 5 reverse stock split effected August 30, 2010) of our common stock at an exercise price equal to the fair market value of a share of the common stock on the date of grant, which vests quarterly at the end of each calendar quarter in equal installments over the 12 month period during the term of the respective Independent Director Agreement; and for services rendered by the respective independent director (i) we agreed to grant to each such director 250 shares (adjusted for the 1 for 5 reverse stock split effected August 30, 2010) of our common stock  for each quarter for which the Independent Director has served as an independent director, which shares will be issued at the end of each such quarter and (ii) we issued to each such director a 5 year option to purchase 1,000 shares (adjusted for the 1 for 5 reverse stock split effected August 30, 2010) of our common stock at an exercise price equal to the fair market value of a share of the common stock on the date of grant, which vests quarterly at the end of each calendar quarter in equal installments over the 12 month period during the term of the respective Independent Director Agreement.

Indemnification

Our articles of incorporation limit the liability of directors to the maximum extent permitted by Florida law. This limitation of liability is subject to exceptions including intentional misconduct, obtaining an improper personal benefit and abdication or reckless disregard of director duties. The Company’s articles of incorporation and bylaws provide that the Company may indemnify its directors, officer, employees and other agents to the fullest extent permitted by law. The Company’s bylaws also permit the Company to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification. The Company currently maintains a directors and officers liability insurance policy.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to the Company’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth as of September 15, 2010, the number of shares of our common stock beneficially owned by (i) each person who is known by us to be the beneficial owner of more than five percent of the Company’s common stock; (ii) each director; (iii) each of the named executive officers in the Summary Compensation Table; and (iv) all directors and executive officers as a group. As of September 15, 2010, we had 6,158,559 shares (adjusted for the 1 for 5 reverse stock split effected August 30, 2010)  issued and outstanding.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Unless otherwise indicated, the shareholders listed in the table have sole voting and investment power with respect to the shares indicated. Unless otherwise noted, the principal address of each of the shareholders, directors and officers listed below is c/o ONE Bio, Corp. 19950 W Country Club Dr. Suite 100, Aventura FL 33180.

All share ownership figures include shares of our common stock issuable upon securities convertible or exchangeable into shares of our common stock within sixty (60) days of December 31, 2009, which are deemed outstanding and beneficially owned by such person for purposes of computing his or her percentage ownership, but not for purposes of computing the percentage ownership of any other person.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)	Percent of Class

ONE-V Group LLC(3)	1,859,,000	30%
Michael Weingarten(7)	1,116,200	18%
Min Zhao(5)	554,805	9%
Jeanne Chan(4)	390,107	6%
Jinrong Tang	408,769	7%
Marius Silvasan(3)(4)	47,528	1%
Abacus Global Investment (3)	60,666	1%
Cris Neely	22,384	*
Sanyan Ou(5)	13,932	*
Jan Koe (6)	25,000	*
Qingsheng Fan(6)	1,000	*
Frank Klees(6)	1,000	*
James Fernandes(6)	17,000	*
John Perkins(6)	53,000	*
All Directors and Executive	4,560,393	74%
Officers as a group

* Less than one percent
(1)
Shares of common stock subject to securities anticipated to be exercisable or convertible at or within 60 days of the date hereof, are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. The indication herein that shares are anticipated to be beneficially owned is not an admission on the part of the listed stockholder that he, she or it is or will be a direct or indirect beneficial owner of those shares.

(2)           Based upon 6,158,559 shares (adjusted for the 1 for 5 reverse stock split effected August 30, 2010) of common stock issued and outstanding as of September 15, 2010.

(3)
Beneficially owns 1,859,000 shares (adjusted for the 1 for 5 reverse stock split effected August 30, 2010) indirectly through ONE-V Group, LLC which is wholly owned by Mr. Silvasan and 60,666 shares (adjusted for the 1 for 5 reverse stock split effected August 30, 2010) owned indirectly through Abacus Global Investments, Corp. of which Mr. Silvasan is the sole director and officer and controlling stockholder. Mr. Silvasan also owns 6,267 shares of our Series A Preferred Stock. See “Description of Capital Stock – Preferred Stock.”

(4)	Mr. Silvasan and Ms. Chan are husband and wife.

(5)	Mr. Min Zhao, our President, China operations and Director, and Ms. Sanyan Ou, our Vice President of Business Development, China, are husband and wife.

(6)
Messrs. Koe, Fan, Klees and Fernandes were appointed to the Company’s Board of Directors on January 12, 2010, and Mr. Perkins was appointed to the Company’s Board of Directors on January 15 2010, and we entered into agreements with each of them pursuant to which we agreed to initially issue to each of them 500 shares (adjusted for the 1 for 5 reverse stock split effected August 30, 2010) of our common stock and options to purchase 2,000 shares (adjusted for the 1 for 5 reverse stock split effected August 30, 2010) of our common stock of the Company. For services rendered as an independent director we agreed to grant to each independent director 250 shares (adjusted for the 1 for 5 reverse stock split effected August 30, 2010) of our common stock per quarter for which the independent director has served as an independent director and an option to purchase 1,000 shares (adjusted for the 1 for 5 reverse stock split effected August 30, 2010) of our common stock which vests quarterly. As of the date of this prospectus one quarter of the options issued to the independent directors were vested. See “ Independent Directors”.

(7)
Mr. Weingarten also owns 3,733 shares of our Series A Preferred Stock. See “Description of Capital Stock – Preferred Stock.” Also does not include shares of our common stock that may be issued as part of the compensation payable to the former shareholders of our TFS subsidiary, which include Mr. Weingarten.

(8)	All shares in the above table are reflective of the 1 for 5 reverse stock split effected August 30, 2010.

CERTAIN RELATIONSHIPS AND RELATED
TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Acquisition of ONE Bio, Corp. (f/k/a Control of Contracted Services, Inc.) by Abacus Global Investments, Corp.

On June 4, 2009, we entered into definitive agreement with Belmont Partners LLC (which was then our majority shareholder and Abacus Global Investments, Corp. (“Abacus”) pursuant to which, among other things, Abacus acquired all 3,750,000 shares (adjusted for 1 for 5 reverse stock split effected August 30, 2010).  (representing 92.25%) of our common stock which was owned by Belmont. The purchase price consisted of $262,500 (which has been paid in full) and the issuance to Belmont of shares of our common stock equal to 1.5% of the number of shares of our common stock outstanding according to the terms and conditions set forth in the agreement. This transaction closed on June 9, 2009. Following this transaction, Abacus controlled approximately 92.25% of our issued and outstanding capital stock. Also pursuant to this transaction, Joseph Meuse then our sole director and officer resigned and Marius Silvasan, Chairman, a director and controlling stockholder of Abacus, was appointed as our sole director and interim President. Mr. Silvasan is currently our Vice Chairman, CEO and a director. On April 20, 2010, Abacus, Belmont and ONE Bio entered into an agreement, pursuant to which the parties agreed that an aggregate of 81,000 shares (adjusted for the 1 for 5 reverse stock split effected August 30, 2010) of our common stock was to be issued in satisfaction of the equity portion to Belmont under the June 4, 2009 agreement.

Acquisition of 92.4% of the Stock of Green Planet Bioengineering Co., Ltd. (G.P.LB.OB) (“G.P.” and/or “Green Planet”).

Pursuant to a share purchase agreement, on July 22, 2009, we acquired from certain shareholders of Green Planet (the “GP Shareholders”) 83% of the issued and outstanding shares of common stock and warrants of Green Planet. Green Planet is the umbrella entity for our CHE business unit. The purchase price consisted of $980,349 in cash (payable in two installments on the first and second anniversaries of the closing) and 464,470 shares (adjusted for the 1 for 5 reverse stock split effected August 30, 2010) of our common stock. The GP Shareholders included Min Zhao our director and President of Operations China (who was the founder, president and principal stockholder of Green Planet), Marius Silvasan, our Vice Chairman, CEO and director, Jeanne Chan our Senior Vice President, Sanyan Ou, our Vice President Business Development, China and Abacus Investments Corp. (of which Mr. Silvasan and Ms. Chan are directors). The purchase price was allocated among the GP Shareholders (who are affiliates of ONE Bio) as follows:

GP Shareholder	Shares	First Cash Installment	Second Cash Installment
Min Zhao	284,806*	$285,685	$342,821
Marius Silvasan	52,064*	$44,299	$53,159
Jeanne Chan	6,708*	$13,598	$16,318
Sanyan Ou	5,235*	$4,901	$5,881

* Adjusted for the 1 for 5 reverse stock split effected August 30, 2010.

As part of this transaction, the GP Shareholders agreed to a lock-up and leak-out period as further defined in this agreement. Also, upon closing of the transaction, Mr. Min Zhao was appointed as our President of China Operations and one of our directors and Ms. Ou, was appointed as our Vice President of Business Development, China. As a result of this transaction, Green Planet became the umbrella entity of our CHE business unit. On February 11, 2010, the GP Shareholders agreed to subordinate and defer the deferred acquisition cash payment until payment of all amounts due to our financing investors (see “January 8, 2010 Bridge Financing 8% Debentures”).

On April 14, 2010, we entered into a Share Purchase Agreement with Min Zhao pursuant to which, among other things, we acquired 1,632,150 shares of stock of Green Planet owned by Mr. Zhao in consideration for our issuance to Mr. Zhao of 260,000 shares (adjusted for the 1 for 5 reverse stock split effected August 30, 2010) (subject to adjustment based upon the financial performance of Green Planet) of our restricted stock. Mr. Zhao agreed to a lock-up and leak-out period as further defined in this agreement. In association with this transaction, Min Yan Zhen, a shareholder of Green Planet, transferred 1,216,184 shares of Green Planet common stock to us. As a consequence of these transactions, we now own 92.4% of the outstanding common stock of Green Planet. The balance of 7.6% of the outstanding Green Planet stock is owned by Mr. Silvasan, Jeanne Chan, Sanyan Ou (the wife of Mr. Zhao) and various non-affiliated shareholders.

On April 14, 2010, we entered into an agreement with Green Planet pursuant to which, among other things, (i) that certain Amended and Restated Green Planet Preferred Stock Purchase Agreement was cancelled, (ii) we returned to Green Planet the 5,101 shares of Green Planet preferred stock that were issued to us pursuant to the Amended and Restated Green Planet Preferred Stock Agreement, and (iii) Green Planet returned to us the 200,962 shares (adjusted for the 1 for 5 reverse stock split effected August 30, 2010) of our common stock that we issued to Green Planet pursuant to the Amended and Restated Green Planet Preferred Stock Agreement.

On April 14, 2010, Green Planet granted to us an option to acquire 100% of the stock of Elevated Throne, Green Planet’s 100% owned BVI subsidiary. In the event we exercise this option, the closing of the transaction will be subject to the approval of Green Planet’s stockholders. As consideration for our exercise of this option, we will be required to (i) convert the $1,700,000 loan we made to Elevated Throne on or about January 19, 2010, into an equity investment in Elevated Throne, (ii) convert the $300,000 loan we made to Green Planet on or about September 1, 2009, into a $300,000 equity investment in Elevated Throne, (iii) cancel that certain Convertible Note Purchase Agreement between us and Green Planet dated on or about September 1, 2009, and (iv) cancel that certain 10% Convertible Bridge Loan Note Due September 1, 2010, in the principal amount of $300,000 from Green Planet to us.

Control of Sanming Huajian Bio-Engineering Co., Ltd.

As disclosed in “Business – GP and our CHE business unit - Agreements with Sanming and the Sanming shareholders,” we contractually control, but do not own, Sanming, our affiliated PRC operating entity. Min Zhao, our director, shareholder and President of China Operations, is the President and one of the principal shareholders of Sanming and he together with the other Sanming shareholders signed the Entrusted Management Agreement, the Shareholders’ Voting Proxy Agreement, the Exclusive Purchase Option Agreement and the Share Pledge Agreement with Fujian GP, which they also owned. Thereafter we acquired Fujian GP as part of our acquisition of Green Planet.

Acquisition of 99.75% of Trade Finance Solutions (“TFS”)

Pursuant to a share purchase agreement, on September 3, 2009, we acquired from certain of the shareholders of TFS (the “TFS Shareholders”) 3,990 shares of common stock of TFS, which represents 99.75% of the issued and outstanding shares of common stock of TFS. TFS is our business unit that provides financing solutions, including purchase order financing, fulfillment services and factoring or invoice discounting for credit worthy customers of eligible goods and services. Pursuant to the share purchase agreement, in exchange for their TFS shares, each TFS Shareholder is entitled to receive shares of our common stock and cash payments on an earn-out basis. The cash component of the purchase price will be calculated on an earn-out basis based on TFS’ monthly EBIT (earnings before interest and taxes) beginning with the Measuring Period (which is defined in the share purchase agreement as months 7 to 18 inclusive after the closing). If during the Measuring Period the aggregate monthly EBIT is equal to or greater than $2,000,000 the total cash portion of the cash portion of the purchase price will be $6,000,000. If the aggregate monthly EBIT does not reach $2,000,000 during the Measuring Period, the cash portion of the purchase price will be calculated as three times the aggregate monthly EBIT achieved during the Measuring Period. The TFS shareholders are also to receive 5 shares of our common stock (adjusted for the 1 for 5 reverse stock split effected August 30, 2010) for every $25.00 in EBIT achieved by TFS during the Measuring Period (“Stock Compensation”) subject to a maximum Stock Compensation of 240,000 shares (adjusted for the 1 for 5 reverse stock split effected August 30, 2010) of our common stock. As part of this transaction, the TFS Shareholders agreed to a lock-up and leak-out period as further defined in this agreement. Michael Weingarten, our Chairman, was the Chairman of TFS and one of the selling TFS Shareholders owning 17% of the TFS common stock. Also, in connection with this transaction, Mr. Weingarten was appointed as our Chairman, Peter Cook, the president of TFS, was appointed the president of our TFS financing unit and Steve McDonald, TFS’ Vice President, was appointed vice-president of our TFS financing unit. The remaining 0.25% of TFS is owned by Jim Reddon, who is not an affiliate of ONE Bio.

Acquisition of Supreme Discovery Group Limited (“Supreme Discovery”)

Pursuant to a share purchase agreement, on September 27, 2009, we acquired through our subsidiary UGTI, 100% control of Supreme Discovery in consideration for 16.7% of UGTI which was issued to the Supreme Shareholders. Supreme is the 100% owner of the WFOE Fujian United. Fujian United, through a variety of transactions and contractual arrangements controls JLF, a PRC company. In connection with this transaction, we executed and consummated a Share Exchange Agreement (the “Supreme Agreement”) with (i) our then 100% owned subsidiary UGTI, (ii) Supreme Discovery and (iii) Jinrong Tang, Li Li Fang and Tang Shuiyou, the shareholders who owned 100% of Supreme Discovery’s common stock (the “Supreme Shareholders”). In exchange for their shares of Supreme Discovery common stock, we (a) agreed to pay the Supreme Shareholders (i) $557,280 on the first anniversary of the closing; and (ii) $681,120 on the second anniversary of the closing; and (b) issued to them (i) 550,400 shares (adjusted for the 1 for 5 reverse stock split effected August 30, 2010) of our common stock; and (ii) 20% of the issued and outstanding shares of common stock of UGTI. As part of this transaction, the Supreme Shareholders agreed to a lock-up and leak-out period as further defined in this agreement. The Supreme Shareholders were also the owners of JLF and the owners of Fujian United. Also, in connection with this transaction, Mr. Jinrong Tang, was appointed our Vice President Business Development, China. On November 3, 2009, we entered into a share purchase agreement with UGTI (the “UGTI Share Purchase Agreement”), which cancelled and replaced the Supreme Agreement we consummated on September 27, 2009. Pursuant to the UGTI Share Purchase Agreement we agreed to purchase from UGTI and UGTI agreed to sell to us 10,000 shares of UGTI common stock in consideration for a cash payment of $1,200,000 which is payable $180,000 on May 10, 2010, and $1,020,000 on November 10, 2010. As a result of the foregoing UGTI transactions, we are the 98% stockholder of UGTI and UGTI became the umbrella entity of our OP business unit. The remaining 2% of UGTI common stock is owned by Mr. Tang, Ms. Fang, Li Gou Li, and Gong Xian Mu. On February 11, 2010, the Supreme Shareholders agreed to subordinate and defer the deferred acquisition cash payment until payment of all amounts due to our financing investors (see “January 8, 2010 Bridge Financing 8% Debentures”).

Control of Jianou Lujian Foodstuff Co.

As disclosed in “Business – UGTI and our OP business unit - Agreements with JLF and the JLF shareholders,” we contractually control, but do not own JLF, our contractually controlled PRC operating entity. Jinrong Tang, is the president and one of the principal shareholders of JLF and he (together with the other JLF shareholders) signed the Entrusted Management Agreement, the Shareholders’ Voting Proxy Agreement, the Exclusive Purchase Option Agreement and the Share Pledge Agreement with Fujian United, which they also owned. Thereafter, we acquired Fujian United as part of our acquisition of Supreme Discovery.

Line of credit

On February 2, 2010, our chairman Mr. Weingarten and our principal stockholder, ONE-V Group, LLC agreed to provide a line of credit to us of up to $3,000,000. The line of credit is evidenced by a secured promissory note which matures on December 31, 2010, bears interest, which will accrue, a rate per annum equal to ten percent in excess of the prime rate (which is defined in the note as the rate in effect for commercial loans as published by The Wall Street Journal), but no less than 15% and is secured by a pledge of our assets. ONE-V Group is owned by our CEO, Mr. Silvasan. To fund such a line of credit, if necessary, ONE-V Group and Mr. Weingarten have agreed to sell in privately negotiated transactions to institutional investors and accredited investors shares of our common stock which they own. Purchasers of such shares will be required to execute a stock purchase agreement pursuant to which said purchasers will agree, among other things, to restrictions on the transfer of the shares, including lock-up and leak-out provisions.

Review, Approval or Ratification of Transactions with Related Parties

The terms of the transactions described above were negotiated on an arm’s length basis. Pursuant to the terms of the respective transactions, Mr. Silvasan, Mr. Weingarten, Mr. Zhao, Mr. Tang and Ms Chan and Ms. Ou became our affiliates. Each of the foregoing transactions was approved by our Board of Directors as constituted at the time of the transaction. We have adopted a policy that requires the review and approval of related party transactions by our independent directors.

Director Independence

Effective January 12, 2010, our Board of Directors appointed Messrs. Koe, Fan, Klees and Fernandes to serve as independent directors and effective January 16, 2010, our Board of Directors appointed Mr. Perkins (the “Independent Directors”) to serve as an independent director. Each of Messrs. Fan, Fernandes, Klees, Koe and Perkins are independent as defined by Rule 5605(a)(2) of the Marketplace Rules of The NASDAQ Stock Market, Inc., as well as under Section 303A.02 of the NYSEAmex Listed Company Manual (the “Independent Directors”).

January 8, 2010 Bridge Financing 8% Debentures

In connection with a financing transaction dated January 8, 2010, we entered into a Securities Purchase and Registration Rights Agreement (the “Purchase Agreement”) with our financing investors pursuant to which we sold to said investors $3,000,000 of our 8% convertible debentures due October 11, 2010 (the “Original Notes”) and warrants (the “Original Warrants”) to purchase 98,733 shares (adjusted for the 1 for 5 reverse stock split effected August 30, 2010) of our common stock. On August 12, 2010, we entered into a Loan Extension and Modification Agreement (the “Modification Agreement”) with an effective date of June 30, 2010, with said investors which modified the terms of said financing transaction as follows: (i) the Original Notes were replaced by Amended and Restated Notes which bear interest at the rate of 8% per annum, (ii) the original maturity date of the Original Notes of October 11, 2010, was extended in the Amended and Restated Notes to December 10, 2010, with an option to further extend the original maturity date to January, 10, 2011 (the “Amended Maturity Date”); (iii) any and all of the Investors’ conversion rights (the “Conversion Rights”) set forth in the Original Notes to convert the Original Notes into shares of the Company’s common stock were terminated and not continued in the Amended and Restated Notes; (iv) in lieu of and in partial consideration for termination of the investors conversion rights in the Original Notes, we agreed that in the event we issue any shares of our common stock pursuant to the exercise of an over-allotment option granted to the underwriters in connection with a New Financing (defined in the Amended and Restated Notes as any public offering of Common Stock or other publicly-offered equity or convertible debt financing by us that is closed on or prior to the Amended Maturity Date), any proceeds received by us in connection with such issuance shall first be paid to said investors up to a maximum amount of six hundred seventy five thousand dollars ($675,000); (v) all Original Warrants issued in connection with the Purchase Agreement are deemed cancelled and are of no further force and effect; (vi) that upon the closing of a New Financing on or prior to the Amended Maturity Date, but not at any date or time prior thereto, we agreed to issue to each Investor new warrants (“New Warrants”). The foregoing notwithstanding, if a New Financing is not consummated on or prior to the Amended Maturity Date of the investor’s Amended and Restated Note, the New Warrants will not be issued; and (vii) in exchange for the cancellation of the Original Warrants, in the event that we do not close a New Financing prior to the last Amended Maturity Date, and as a consequence thereof we do not issue New Warrants to the investors, we have agreed to pay to the investors the following: (1) $300,000 immediately upon the expiration of the six-month anniversary of the latest Amended Maturity Date, and (2) an additional $300,000 immediately upon the expiration of the one-year anniversary of the latest Amended Maturity Date ((1) and (2), collectively, the “Cancellation Premium”). The cost of the financing will be capitalized as a reduction of the funds raised and amortized as financing expense during the term of the loan. Also as a security or as a guarantee of our obligations to the financing investors, among other things, ONE-V Group, Jeanne Chan, and Mr. Weingarten pledged to the financing investors 1,200,000 shares (adjusted for the 1 for 5 reverse stock split effected August 30, 2010) of our common stock owned by them, we caused our subsidiaries Elevated Throne and Supreme Discovery to guarantee our obligations to the financing investors and we pledged to the financing investor all of the stock of Green Planet and UGTI which we own.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock, par value $0.001 per share, is traded on the OTC Bulletin Board under the symbol “ONBI”. There was no active trading market for the common stock before July 23, 2009. The following table sets forth, for the periods indicated, the reported high and low closing bid quotations for our common stock as reported on the OTC Bulletin Board, giving effect to the 1 for 5 reverse stock splits which were effected on  October 26 , 2009 and August 30, 2010. The bid prices reflect inter-dealer quotations, do not include retail markups, markdowns or commissions and do not necessarily reflect actual transactions.

Common Stock

Quarter Ended	High Bid	Low Bid

June 30, 2010	$30.75	$30.75

March 31, 2010	$30.30	$30.30

December 31, 2009	$30.15	$30.15

September 30, 2009	$30.25	$29.50

June 30, 2009	$10.00	$10.10

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 110,000,000 shares, consisting of 100,000,000 shares (adjusted for the 1 for 5 reverse stock split effected August 30, 2010) of common stock, par value $0.001 per share (“common stock”) and 10,000,000 shares of preferred stock, par value $0.001 per share, of which 10,000 have been designated as Series A Preferred Stock.

Common Stock

We have 6,158,559 shares (adjusted for the 1 for 5 reverse stock split effected August 30, 2010)  of common stock  issued and outstanding as of September 15, 2010. In addition, we have outstanding warrants to purchase 355,200 shares (adjust for the 1 for 5 reverse stock split effected Augsut 30, 2010) of our common stock at an average exercise price of $26.10 per share (adjust for the 1 for 5 reverse stock split effected Augsut 30, 2010). Additionally, pursuant to our purchase of TFS, we have agreed to issue shares of our common stock to the former shareholders of our TFS subsidiary based upon the future performance of that business unit.

Dividend Rights

Subject to the rights of the holders of preferred stock, as discussed below, the holders of outstanding common stock are entitled to receive dividends out of funds legally available at the times and in the amounts that the Board of Directors may determine.

Voting Rights

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of shareholders. Cumulative voting for the election of directors is not provided for in our certificate of incorporation, as amended and restated. Any action other than the election of directors shall be authorized by a majority of the votes cast, except where the Florida General Corporation Law prescribes a different percentage of votes and/or exercise of voting power.

No Preemptive or Similar Rights

Holders of our common stock do not have preemptive rights, and shares of our common stock are not convertible or redeemable.

Right to Receive Liquidation Distributions

Subject to the rights of the holders of preferred stock, as discussed below, upon our dissolution, liquidation or winding-up, our assets legally available for distribution to our shareholders are distributable ratably among the holders of common stock.

Preferred Stock

We have 10,000,000 authorized shares of preferred stock, of which 10,000 shares are designated as Series A Preferred Stock (the “Series A Preferred Stock”), of which 10,000 shares are issued and outstanding.

The principal terms of the Series A Preferred Stock are as follows:

Voting Rights

Holders of our Series A Preferred Stock shall vote together as a separate class on all matters which impact the rights, value, or ranking of the Preferred Stock. Holders of our Series A Preferred Stock shall be entitled to cast 2,000 votes for each share of Series A Preferred Stock, together with holders of our common stock, as a single class, in connection with all matters submitted to a vote of our shareholders.

Warrants

We have outstanding warrants to purchase 355,200 shares (adjusted for the 1 for 5 reverse stock split effected August 30, 2010) of our common stock at an average exercise price of $26.10 per share (adjusted for the 1 for 5 reverse stock split effected August 30, 2010). The warrants have exercise periods ranging from 3 years to 5 years. The warrants also have one or all of the following provisions: cashless exercise rights; demand registration rights; and piggyback registration rights.

Lock-Up Agreements

We have entered into lock-up agreements (“Lock-Up Agreements”) with certain of our shareholders, including those shareholders who acquired our shares in connection with our acquisition of Green Planet, TFS, and Supreme Discovery and those shareholders who own ten percent (10%) or more of our common stock.

Pursuant to the Lock-Up Agreements with the former controlling shareholders of Green Planet, the controlling shareholders of Supreme Discovery and the controlling shareholders of TFS (subject to terms and conditions therein, including compliance with applicable securities laws and specifically Rule 144 promulgated under the Securities Act of 1933, as amended, after the applicable holding period) each such stockholder has agreed that for a period of three years he/she will only offer, sell, contract to sell, assign, transfer, hypothecate, gift, pledge or grant a security interest in, or otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of (each, a “Transfer”), our shares issued to them (i) if on any day the stockholder desires to sell any of our common stock, the stockholder will not sell more than 10% of the average daily volume of trading in our common stock for the ten (10) consecutive trading days immediately preceding any such trading day; (ii) the stockholder will only sell our common stock at the “offer” or “ask” price stated by the relevant market maker and the stockholder agrees that it will not sell our common stock at the “bid” price; (iii) the stockholder agrees that it will not engage in any short selling of our common stock during the Lock-Up/Leak Out Period; (iv) the stockholder agrees that it will comply with all obligations and requirements under applicable “insider” trading rules; and (v) except as set forth above such stockholder agrees that it will not transfer, pledge, or hypothecate our common stock without our prior written consent.

Pursuant to the Lock-Up Agreements with our officers, directors and 10% shareholders, subject to terms and conditions therein, including compliance with applicable securities laws and specifically Rule 144, each such stockholder has agreed that for a period of six months from the closing of this offering he/she shall be prohibited from any sales or hedging transactions of our common stock owned by them.

Registration Rights

In connection with our acquisitions of Green Planet and Supreme Discovery, we granted to the former controlling shareholders of Green Planet and Supreme Discovery a one-time “Piggy Back” registration rights if, at any time prior to December 31, 2010, we propose to file a registration statement under the Securities Act with respect to an offering by us (or any other party of our shares (other than a registration statement on Form S-4 or S-8 or any successor form or a registration statement filed solely in connection with an exchange offer, a business combination transaction or an offering of securities solely to our existing shareholders or employees ).

UNDERWRITING

Subject to the terms and conditions in the underwriting agreement, dated _____, 2010, by and between us and Rodman & Renshaw, LLC who is acting as the sole book-running manager and representative of the underwriters of this offering, each underwriter named below has severally agreed to purchase from us, on a firm commitment basis, the number of shares of common stock set forth opposite its name below, at the public offering price, less the underwriting discount set forth on the cover page of this prospectus.

Underwriter	Number of Shares
Rodman & Renshaw, LLC	[●]
[●]
[●]
Total	[●]

The underwriters have agreed to purchase all of the common stock offered by this prospectus (other than those covered by the over-allotment option described below) if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase the common stock, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the common stock are subject to the passing upon certain legal matters by counsel and certain conditions such as confirmation of the accuracy of representations and warranties by us about our financial condition and operations and other matters.

The shares of common stock should be ready for delivery on or about ____, 2010, against payment in immediately available funds. The underwriters may reject all or part of any order.

Neither the underwriters and not any of their respective affiliates have provided any services to us or our affiliates in the past.

Commissions and Discounts

The following table provides information regarding the amount of the discount to be paid to the underwriters by us:

Total
	Per unit		Without Over- Allotment		With Over- Allotment
Public offering price	$	[●]	$	[●]	$	[●]
Underwriting discount	$	[●]	$	[●]	$	[●]

Proceeds, before expenses, to us(1)	$	[●]	$	[●]	$	[●]

(1)	We estimate that the total expense of this offering excluding the underwriters’ discount and the non-accountable expense allowance, will be approximately $[●].

We have agreed to sell the shares of common stock to the underwriters at the initial public offering price less a 7% underwriting discount. The underwriting agreement also provides that Rodman & Renshaw, LLC the representative of the underwriters, will be paid a non-accountable expense allowance equal to 1% of the public offering price.

We have paid the representative an advance of $50,000, which advance will be applied to the non-accountable expense allowance at the closing of the offering, or refunded to us (less any out-of-pocket accountable expenses actually incurred by the representative in connection with the offering) in the event the offering is not completed.

Pricing of Securities

The representative has advised us that the underwriters propose to offer the common stock directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the representative may offer some of the common stock to other securities dealers at such price less a concession of $___ per unit. The underwriters may also allow, and such dealers may re-allow, a concession not in excess of $___ per unit to other dealers. After the shares of common stock are released for sale to the public, the representatives may change the offering price and other selling terms at various times.

Prior to this offering, our common stock was thinly traded on the OTC Bulletin Board. The public offering price of our common stock and was determined by negotiation between us and the underwriters. The principal factors considered in determining the public offering price of the common stock included:

●	the information in this prospectus and otherwise available to the underwriters;

●	the history and the prospects for the industry in which we compete;

●	the ability of our management;

●	the prospects for our future earnings;

●	the present state of our development and our current financial condition;

●	the general condition of the economy and the securities markets in the United States at the time of this offering;

●	the recent market prices of, and the demand for, publicly-traded securities of generally comparable companies; and

●	other factors as were deemed relevant.

We cannot be sure that the public offering price will correspond to the price at which our common stock will trade in the public market following this offering or that an active trading market for our common stock will develop or continue after this offering.

Over-allotment Option

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase a maximum of ___ additional shares from us to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase the shares of common stock covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to the public will be $___ million and the total proceeds to us will be $___ million. The underwriters have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional shares of common stock proportionate to the underwriter’s initial amount reflected in the table above.

Representative’s warrant

We have also agreed to issue to Rodman & Renshaw, a warrant to purchase a number of shares of our common stock equal to an aggregate of five (5%) percent of the aggregate number of shares of common stock sold in the offering. The warrants will have an exercise price equal to 125% of the offering price of the common stock sold in this offering. The warrants are exercisable commencing one (1) year after the effective date of the registration statement related to this offering, and will be exercisable for four (4) years thereafter. The warrants are not redeemable by us. The warrants also provides for a one time demand registration right and unlimited “piggyback” registration rights at our expense with respect to the underlying shares of common stock during the ____ (_) year period commencing ___ (__) months after the effective date. Pursuant to the rules of the Financial Industry Regulatory, Inc., or FINRA (formerly the NASD), and in particular Rule 5110, the warrants (and underlying shares) issued to Rodman & Renshaw may not be sold, transferred, assigned, pledged, or hypothecated, or the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective disposition of the securities by any person for a period of 180 days immediately following the date of delivery and payment for the shares offered; provided, however, that the warrants (and underlying shares) may be transferred to officers or directors of Rodman & Renshaw LLC and members of the underwriting syndicate and their affiliates as long as the warrants (and underlying shares) remain subject to the lockup.

Other Terms

We have agreed with the underwriters that we will not, without the prior consent of the representative, for a period of 180 days following the date of this prospectus, offer, sell, contract to sell, pledge, grant any option to purchase, purchase any option or contract to sell, right or warrant to purchase, make any short sale, file a registration statement with respect to any of our common stock or any securities that are convertible into or exercisable or exchangeable for our common stock, or otherwise transfer or dispose of (including entering into any swap or other agreement that transfers to any other entity, in whole or in part, any of the economic consequences of ownership interest): (1) our common stock and depositary shares representing our common stock; (2) shares of our subsidiaries or controlled affiliates and depositary shares representing those shares; and (3) securities that are substantially similar to such shares or depositary shares. We have also agreed to cause our subsidiaries and controlled affiliates to abide by the restrictions of the lock-up agreement. In addition, each of our directors and executive officers and each beneficial owner of 10% or more of our common stock will abide by similar 180-day lock-up agreement with respect to our common stock, depositary shares representing our common stock and securities that are substantially similar to our common stock or depositary shares representing our common stock, subject to customary exceptions for transfers among affiliates. The restrictions of our lock-up agreement do not apply to: (1) the issuance of securities pursuant to our employee share incentive plan outstanding on the date of this prospectus of which the underwriters have been advised in writing and which is described in this prospectus, and (2) a transfer by us to our affiliate, provided that such transfer is not a disposition for value and that such affiliate agrees to be bound in writing by the restrictions set forth in the lock-up agreement to which we are subject. The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the date of the earnings release or the announcement of the material news or material event.

We also have agreed that, upon successful completion of this offering, for a period of twelve (12) months from the closing of this offering, we will grant Rodman & Renshaw, LLC the right of first refusal to act as managing underwriter or minimally as co-manager for any and all public and private equity offerings, excluding (i) sales to employees under any compensation or stock option plan approved by the shareholders of the Company; (ii) shares issued in payment of the consideration for an acquisition; and (iii) conventional banking arrangements and commercial debt financing.

The underwriting agreement provides for indemnification between us and the underwriters against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification of liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

Stabilization

Until the distribution of the securities offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase our common stock. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Securities Exchange Act of 1934 that are intended to stabilize, maintain or otherwise affect the price of our common stock. The underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

●	Stabilizing transactions permit bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock so long as stabilizing bids do not exceed a specified maximum.

●
Over-allotment involves sales by the underwriters of securities in excess of the number of securities the underwriters are obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares of common stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of common stock involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares of our common stock in the open market.

●
Covering transactions involve the purchase of securities in the open market after the distribution has been completed in order to cover short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. If the underwriters sell more shares of common stock than could be covered by the over-allotment option, creating a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this offering.

●
Penalty bids permit the underwriters to reclaim a selling concession from a selected dealer when the securities originally sold by the selected dealer are purchased in a stabilizing or syndicate covering transaction.

These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our common stock. As a result, the price of our securities may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our securities. These transactions may occur on the NYSE Amex stock exchange or on any other trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

A prospectus in electronic format may be made available on a website maintained by the representatives of the underwriters and may also be made available on a website maintained by other underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives of the underwriters to underwriters that may make Internet distributions on the same basis as other allocations. In connection with the offering, the underwriters or syndicate members may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

The underwriters have informed us that they do not expect to confirm sales of common stock offered by this prospectus to accounts over which they exercise discretionary authority.

Foreign Regulatory Restrictions on Purchase of the Shares of Common Stock

ONE Bio has not taken any action to permit a public offering of its shares of common stock outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of shares of common stock and the distribution of the prospectus outside the United States. In addition to the public offering of the shares in the United States, the underwriter may, subject to the applicable foreign laws, also offer the shares of common stock to certain institutions or accredited persons in the following countries:

Italy. This offering of ONE Bio’s shares of common stock has not been cleared by Consob, the Italian Stock Exchange’s regulatory agency of public companies, pursuant to Italian securities legislation and, accordingly, no shares of common stock may be offered, sold or delivered, nor may copies of this prospectus or of any other document relating to ONE Bio’s shares of common stock be distributed in Italy, except (1) to professional investors (operatori qualificati); or (2) in circumstances which are exempted from the rules on solicitation of investments pursuant to Decree No. 58 and Article 33, first paragraph, of Consob Regulation No. 11971 of May 14, 1999, as amended. Any offer, sale or delivery of ONE Bio’s shares of common stock or distribution of copies of this prospectus or any other document relating to ONE Bio’s shares of common stock in Italy under (1) or (2) above must be (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Decree No. 58 and Legislative Decree No. 385 of September 1, 1993, or the Banking Act; and (ii) in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the issue or the offer of securities in Italy may need to be preceded and followed by an appropriate notice to be filed with the Bank of Italy depending, inter alia, on the aggregate value of the securities issued or offered in Italy and their characteristics; and (iii) in compliance with any other applicable laws and regulations.

Germany. The offering of ONE Bio’s shares of common stock is not a public offering in the Federal Republic of Germany. The shares may only be acquired in accordance with the provisions of the Securities Sales Prospectus Act (Wertpapier-Verkaudfspropsektgestz), as amended, and any other applicable German law. No application has been made under German law to publicly market ONE Bio’s shares of common stock in or out of the Federal Republic of Germany. ONE Bio’s shares of common stock are not registered or authorized for distribution under the Securities Sales Prospectus Act and accordingly may not be, and are not being, offered or advertised publicly or by public promotion. Therefore, this prospectus is strictly for private use and the offering is only being made to recipients to whom the document is personally addressed and does not constitute an offer or advertisement to the public. ONE Bio’s shares of common stock will only be available to persons who, by profession, trade or business, buy or sell securities for their own or a third party’s account.

France. ONE Bio’s shares of common stock offered by this prospectus may not be offered or sold, directly or indirectly, to the public in France. This prospectus has not been or will not be submitted to the clearance procedure of the Autorité des Marchés Financiers, or the AMF, and may not be released or distributed to the public in France. Investors in France may only purchase the shares of common stock offered by this prospectus for their own account and in accordance with articles L. 411-1, L. 441-2 and L. 412-1 of the Code Monétaire et Financier and decree no. 98-880 dated October 1, 1998, provided they are “qualified investors” within the meaning of said decree. Each French investor must represent in writing that it is a qualified investor within the meaning of the aforesaid decree. Any resale, directly or indirectly, to the public of the shares of common stock offered by this prospectus may be effected only in compliance with the above mentioned regulations. “Les actions offertes par ce document d’information ne peuvent pas être, directement ou indirectement, offertes ou vendues au public en France. Ce document d’information n’a pas été ou ne sera pas soumis au visa de l’Autorité des Marchés Financiers et ne peut être diffusé ou distribué au public en France. Les investisseurs en France ne peuvent acheter les actions offertes par ce document d’information que pour leur compte propre et conformément aux articles L. 411-1, L. 441-2 et L. 412-1 du Code Monétaire et Financier et du décret no. 98-880 du 1 octobre 1998, sous réserve qu’ils soient des investisseurs qualifiés au sens du décret susvisé. Chaque investisseur doit déclarer par écrit qu’il est un investisseur qualifié au sens du décret susvisé. Toute revente, directe ou indirecte, des actions offertes par ce document d’information au public ne peut être effectuée que conformément à la réglementation susmentionnée.”

Greece. The prospectus has been submitted for approval by the SEC and not the Greek Capital Market Committee. All information contained in the prospectus is true and accurate. The offering of ONE Bio’s shares of common stock does not constitute an initial public offer in Greece according to CL. 2190/1920 and L. 3401/2005 as amended and in force. This prospectus is strictly for the use of the entity to which it has been addressed to by the Company and not to be circulated in Greece or any other jurisdiction.

This information and documentation is true and accurate and in conformity with the information contained in the prospectus for the offer of shares of common stock, which is being reviewed for approval only by the SEC, and does not constitute provision of the investment service of investment advice according to L. 3606/2007. Any recipient of this material has stated to be a qualified and experienced investor and will evaluate the contents and decide on his/her own discretion whether to participate or not at this offering of shares of common stock.

Switzerland. This prospectus may only be used by those persons to whom it has been directly handed out by the offeror or its designated distributors in connection with the offer described therein. The shares of common stock are only offered to those persons and/or entities directly solicited by the offeror or its designated distributors, and are not offered to the public in Switzerland. This prospectus constitutes neither a public offer in Switzerland nor an issue prospectus in accordance with the respective Swiss legislation, in particular but not limited to Article 652A Swiss Code Obligations. Accordingly, this prospectus may not be used in connection with any other offer, whether private or public and shall in particular not be distributed to the public in Switzerland.

United Kingdom. In the United Kingdom, the shares of common stock offered by this prospectus are directed to and will only be available for purchase to a person who is an exempt person as referred to at paragraph (c) below and who warrants, represents and agrees that: (a) it has not offered or sold, will not offer or sell, any shares of common stock offered by this prospectus to any person in the united Kingdom except in circumstances that do not constitute an offer to the public in the united Kingdom for the purposes of the section 85 of the Financial Services and Markets Act 2000 (as amended), or the FSMA; and (b) it has complied and will comply with all applicable provisions of FSMA and the regulations made thereunder in respect of anything done by it in relation to the shares of common stock offered by this prospectus in, from or otherwise involving the united Kingdom; and (c) it is a person who falls within the exemptions to Section 21 of the FSMA as set out in The Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order, being either an investment professional as described under Article 19 or any body corporate (which itself has or a group undertaking has a called up share capital or net assets of not less than £500,000 (if more than 20 members) or otherwise £5 million) or an unincorporated association or partnership (with net assets of not less than £5 million) or is a trustee of a high value trust or any person acting in the capacity of director, officer or employee of such entities as defined under Article 49(2)(a) to (d) of the Order, or a person to whom the invitation or inducement may otherwise lawfully be communicated or cause to be communicated. The investment activity to which this document relates will only be available to and engaged in only with exempt persons referred to above. Persons who are not investment professionals and do not have professional experience in matters relating to investments or are not an exempt person as described above, should not review nor rely or act upon this document and should return this document immediately. It should be noted that this document is not a prospectus in the united Kingdom as defined in the Prospectus Regulations 2005 and has not been approved by the Financial Services Authority or any competent authority in the united Kingdom.

Sweden. Neither this prospectus nor the shares of common stock offered hereunder have been registered with or approved by the Swedish Financial Supervisory Authority under the Swedish Financial Instruments Trading Act (1991:980) (as amended), nor will such registration or approval be sought. Accordingly, this prospectus may not be made available nor may the shares of common stock offered hereunder be marketed or offered for sale in Sweden other than in circumstances that are deemed not to be an offer to the public in Sweden under the Financial Instruments Trading Act. This prospectus may not be distributed to the public in Sweden and a Swedish recipient of the prospectus may not in any way forward the prospectus to the public in Sweden.

Norway. This prospectus has not been produced in accordance with the prospectus requirements laid down in the Norwegian Securities Trading Act 1997, as amended. This prospectus has not been approved or disapproved by, or registered with, either the Oslo Stock Exchange or the Norwegian Registry of Business Enterprises. This prospectus may not, either directly or indirectly be distributed to Norwegian potential investors.

Denmark. This prospectus has not been prepared in the context of a public offering of securities in Denmark within the meaning of the Danish Securities Trading Act No. 171 of 17 March 2005, as amended from time to time, or any Executive Orders issued on the basis thereof and has not been and will not be filed with or approved by the Danish Financial Supervisory Authority or any other public authority in Denmark. The offering of the shares of common stock will only be made to persons pursuant to one or more of the exemptions set out in Executive Order No. 306 of 28 April 2005 on Prospectuses for Securities Admitted for Listing or Trade on a Regulated Market and on the First Public Offer of Securities exceeding EUR 2,500,000 or Executive Order No. 307 of 28 April 2005 on Prospectuses for the First Public Offer of Certain Securities between EUR 100,000 and EUR 2,500,000, as applicable.

The Netherlands. The underwriter may not offer, distribute, sell, transfer or deliver any of ONE Bio’s securities, directly or indirectly, in The Netherlands, as a part of their initial distribution or at any time thereafter, to any person other than ONE Bio’s employees or employees of ONE Bio’s subsidiaries, individuals who or legal entities which trade or invest in securities in the conduct of their profession or business within the meaning of article 2 of the Exemption Regulation issued under the Securities Transactions Supervision Act 1995 (Vrijstellingsregeling Wet toezich teffectenverkeer 1995), which includes banks, brokers, pension funds, insurance companies, securities institutions, investment institutions, and other institutional investors, including, among others, treasuries of large enterprises who or which regularly trade or invest in securities in a professional capacity.

Cyprus. The underwriter has represented, warranted and agreed that: (i) it will not be providing from or within Cyprus any “Investment Services,” “Investment Activities” and “Non-Core Services” (as such terms are defined in the Investment Firms Law 144(I) of 2007, or the IFL, in relation to the shares of common stock, or will be otherwise providing Investment Services, Investment Activities and Non-Core Services to residents or persons domiciled in Cyprus. The underwriter has represented, warranted and agreed that it will not be concluding in Cyprus any transaction relating to such Investment Services, Investment Activities and Non-Core Services in contravention of the IFL and/or applicable regulations adopted pursuant thereto or in relation thereto; and (ii) it has not and will not offer any of the shares of common stock other than in compliance with the provisions of the Public Offer and Prospectus Law, Law 114(I)/2005.

Israel. The shares of common stock offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority, or ISA. The shares of common stock may not be offered or sold, directly or indirectly, to the public in Israel. The ISA has not issued permits, approvals or licenses in connection with the offering of the shares of common stock or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the shares of common stock being offered. Any resale, directly or indirectly, to the public of the shares of common stock offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Oman. For the attention of the residents of Oman:

The information contained in this prospectus neither constitutes a public offer of securities in the Sultanate of Oman, or Oman, as contemplated by the Commercial Companies Law of Oman (Sultani Decree 4/74) or the Capital Market Law of Oman (Sultani Decree 80/98), nor does it constitute an offer to sell, or the solicitation of any offer to buy non-Omani securities in Oman as contemplated by Article 6 of the Executive Regulations to the Capital Market Law of Oman (issued vide Ministerial Decision No 4/2001), and nor does it constitute a distribution of non-Omani securities in Oman as contemplated under the Rules for Distribution of Non-Omani Securities in Oman issued by the Capital Market Authority of Oman, or CMA. Additionally, this prospectus is not intended to lead to the conclusion of any contract of whatsoever nature within the territory of Oman.

This prospectus has been sent at the request of the investor in Oman, and by receiving this prospectus, the person or entity to whom it has been issued and sent understands, acknowledges and agrees that this prospectus has not been approved by the CMA or any other regulatory body or authority in Oman, nor has any authorization, license or approval been received from the CMA or any other regulatory authority in Oman, to market, offer, sell, or distribute the shares within Oman.

No marketing, offering, selling or distribution of any financial or investment products or services has been or will be made from within Oman and no subscription to any securities, products or financial services may or will be consummated within Oman. The underwriter is neither company licensed by the CMA to provide investment advisory, brokerage, or portfolio management services in Oman, nor banks licensed by the Central Bank of Oman to provide investment banking services in Oman. The underwriter does not advise persons or entities resident or based in Oman as to the appropriateness of investing in or purchasing or selling securities or other financial products.

Nothing contained in this prospectus is intended to constitute Omani investment, legal, tax, accounting or other professional advice. This prospectus is for your information only, and nothing herein is intended to endorse or recommend a particular course of action. You should consult with an appropriate professional for specific advice on the basis of your situation.

United Arab Emirates. This document has not been reviewed, approved or licensed by the Central Bank of the United Arab Emirates, or the UAE, Emirates Securities and Commodities Authority or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai International Financial Services Authority, or the DFSA, a regulatory authority of the Dubai International Financial Centre, or the DIFC. The sale of the shares does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended), DFSA Offered Securities Rules and the Dubai International Financial Exchange Listing Rules, accordingly, or otherwise.

The shares may not be offered to the public in the UAE and/or any of the free zones including, in particular, the DIFC. The shares may be offered and this document may be issued, only to a limited number of investors in the UAE or any of its free zones (including, in particular, the DIFC) who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned. Management of Pypo and the underwriter represent and warrant that the shares will not be offered, sold, transferred or delivered to the public in the UAE or any of its free zones including, in particular, the DIFC.

People’s Republic of China. This prospectus may not be circulated or distributed in the PRC, and ONE Bio’s shares of common stock may not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Botswana. The Company hereby represents and warrants that it has not offered for sale or sold, and will not offer or sell, directly or indirectly the shares of common stock to the public in the Republic of Botswana, and confirms that the offering will not be subject to any registration requirements as a prospectus pursuant to the requirements and/or provisions of the Companies Act, 2003 or the Listing Requirements of the Botswana Stock Exchange.
Hong Kong. The shares of common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that ordinance. No advertisement, invitation or document, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or will be issued in Hong Kong or elsewhere other than with respect to the shares of common stock that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that ordinance.

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Singapore. This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock may not be circulated or distributed, nor may the shares of common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of common stock are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

NOTICE TO CANADIAN INVESTORS

Resale Restrictions

The distribution of the shares of common stock in Canada is being made only on a private placement basis exempt from the requirement that ONE Bio prepare and file a prospectus with the securities regulatory authorities in each province where trades of shares of common stock are made. Any resale of the shares of common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require re-sales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the shares of common stock.

Representations of Purchasers

By purchasing shares of common stock in Canada and accepting a purchase confirmation, a purchaser is representing to ONE Bio and the dealer from whom the purchase confirmation is received that:

●	the purchaser is entitled under applicable provincial securities laws to purchase the shares of common stock without the benefit of a prospectus qualified under those securities laws;

●	where required by law, that the purchaser is purchasing as principal and not as agent;

●	the purchaser has reviewed the text above under Resale Restrictions; and

●
the purchaser acknowledges and consents to the provision of specified information concerning its purchase of the shares of common stock to the regulatory authority that by law is entitled to collect the information.

Further details concerning the legal authority for this information are available on request.

Rights of Action — Ontario Purchasers Only

Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the shares of common stock, for rescission against ONE Bio in the event that this prospectus contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the shares of common stock. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the shares of common stock. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against ONE Bio. In no case will the amount recoverable in any action exceed the price at which the shares of common stock were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, ONE Bio will have no liability. In the case of an action for damages, ONE Bio will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the shares of common stock as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of ONE Bio’s directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon ONE Bio or those persons. All or a substantial portion of ONE Bio’s assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against ONE Bio or those persons in Canada or to enforce a judgment obtained in Canadian courts against ONE Bio or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of shares of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the shares of common stock in their particular circumstances and about the eligibility of the shares of common stock for investment by the purchaser under relevant Canadian legislation.

Indemnification

The underwriting agreement provides for indemnification between ONE Bio and the underwriter against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriter to payments that may be required to be made with respect to those liabilities. ONE Bio has been advised that, in the opinion of the SEC, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable

TRANSFER AGENT AND REGISTRAR

The Transfer Agent and Registrar for shares of our common stock and warrants is American Stock Transfer & Trust Company, LLC, 59 Maiden Lane, New York, NY 10038. Our Transfer Agent and Registrar’s telephone number is (800) 937-5449.

LEGAL MATTERS

The validity of the securities offered hereby has been passed upon for us by Arnstein & Lehr LLP, Chicago, Illinois. Certain legal matters in connection with this offering will be passed upon for the underwriters by Loeb & Loeb LLP, New York, New York. In addition, certain legal matters relating to the PRC in connection with this offering will be passed upon for us by DeHeng Law Offices.

EXPERTS

Our financial statements as of and for the years ended December 31, 2009 and 2008 included in this prospectus and in the registration statement have been audited by Jewett, Schwartz, Wolfe & Associates, an independent registered public accounting firm, as stated in its reports appearing herein.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement and the exhibits of the registration statement. For further information with respect to us and the securities being offered under this prospectus, we refer you to the registration statement, including the exhibits and schedules thereto.

You may read and copy the registration statement of which this prospectus is a part at the SEC’s Public Reference Room, which is located at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of the registration statement by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC’s Public Reference Room. In addition, the SEC maintains an Internet web site, which is located at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the registration statement of which this prospectus is a part at the SEC’s Internet web site. We are subject to the information reporting requirements of the Securities Exchange Act of 1934, and we will file reports, proxy statements and other information with the SEC.

ONE BIO, CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)

CONDENSED CONSOLIDATED
 FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2010

F-1

ONE BIO, CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
(Expressed in United States Dollars)

June 30, 2010

CONTENTS

Page

Condensed Consolidated Financial Statements:	F-2

Condensed Consolidated Balance Sheets	F-3

Condensed Consolidated Statements of Operations and Comprehensive Income	F-4

Condensed Consolidated Statements of Cash Flows	F-5

Notes to the Condensed Consolidated Financial Statements	F-6 – F-33

F-2

One Bio, Corp.
Consolidated Balance Sheets
(Stated in US dollars)

	June 30, 2010	December 31, 2009

ASSETS
Current assets
Cash and cash equivalents	$5,297,081	$4,928,968
Receivables	13,236,076	12,006,585
Inventory	5,637,182	2,976,031
Loans Receivable	2,361,506	4,223,863
Prepaid expenses	4,300,562	3,382,882

Total current assets	30,832,407	27,518,329
Property, plant and equipment, net	6,028,631	5,557,911
Land use rights	1,100,791	1,106,056
Goodwill	3,974,908	3,974,908
Intangible assets	1,110,996	682,058
Deposits for acquisition of intangible assets	-	161,151
Other Assets	20,098,514	15,633,438

TOTAL ASSETS	$63,146,246	$54,633,851

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES
Current liabilities
Accounts Payable and accrued liabilities	$6,758,805	$4,331,973
Loans payable- current portion	14,465,842	12,868,796
Deferred revenues	63,408	62,995
Deferred taxes	35,371	(29,192)

Total current liabilities	21,323,425	17,234,572
Loans payable	4,215,856	4,215,855
Deferred taxes	114,552	101,100

TOTAL LIABILITIES	25,653,834	21,551,527

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Preferred stock : par value $0.001 per share Issued and outstanding : 10,000 and 0 shares at June 30, 2010 and December 31, 2009	10	-
Common stock : par value $0.001 per share Authorized : 100,000,000 shares Issued and outstanding : 6,158,559 and 5,834,398 shares at June 30, 2010 and December 31, 2009	6,159	5,834
Additional paid-in capital	16,477,662	16,221,004
Statutory reserve	1,790,077	1,740,016
Accumulated other comprehensive income	2,008,177	1,495,835
Retained earnings	14,765,072	9,965,874
Total shareholders’ equity of the company	35,047,156	29,428,563
Non-Controlling Interest	2,445,256	3,653,761
TOTAL EQUITY	37,492,412	33,082,324

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$63,146,246	$54,633,851

See Notes to Consolidated Financial Statements

F-3

One Bio, Corp.
Consolidated Statements of Income and Comprehensive Income
(Stated in US dollars)

	Three Months ended June 30,		Six Months ended June 30,
	2010	2009	2010	2009

Revenues	$12,679,797	$2,169,748	$23,842,304	$4,467,369
Cost of sales	7,748,113	988,587	14,802,909	1,841,273

Gross profits	4,931,684	1,181,161	9,039,395	2,626,096

Operating expenses
General and administrative expenses	1,142,459	267,760	2,259,302	494,811
Research and development expenses	53,220	36,573	113,608	73,039
Selling and marketing expenses	172,486	35,362	210,123	76,557

	1,368,165	339,695	2,583,033	644,407

Income from operations	3,563,519	841,466	6,456,362	1,981,689
Interest and financing expense	(175,181)	1,423	(374,290)	1,672
Interest income	8,781	(8,318)	12,619	(8,406)
Other income	(196,595)	-	(360,723)	-

Income before income taxes	3,200,524	834,571	5,733,968	1,974,955
Provision for income taxes	(801,685)	(218,714)	(1,504,200)	(516,373)

Net income	2,398,839	615,857	4,229,768	1,458,582

Net income attributable to non-controlling interest	(49,446)	-	(243,300)	-

Net income attributable to
Company	$2,349,393	$615,857	$3,986,468	$1,458,582

Earnings per share
- Basic	$0.39	$0.13	$0.67	$0.31

- Diluted	$0.32	$0.13	$0.58	$0.31

Weighted average number of shares outstanding :
- Basic	6,054,732	4,712,612	5,937,906	4,712,612

- Diluted	7,285,464	4,712,612	6,865,421	4,712,612

STATEMENT OF COMPREHENSIVE INCOME

Net Income	$2,398,839	$615,857	$4,229,768	$1,458,582
Other comprehensive income
Unrealized foreign currency gain (loss)	245,634	(395)	115,773	(19,894)

Comprehensive income	2,644,473	615,462	4,345,541	1,438,688
Comprehensive income attributable to noncontrolling interest	(49,446)	-	(243,300)	-

Comprehensive income attributable to the Company	$2,595,027	$615,462	$4,102,241	$1,438,688

See Notes to Consolidated Financial Statements

F-4

One Bio, Corp.
Consolidated Statements of Cash Flows
(Stated in US dollars)

	Six Months ended June 30,
	2010	2009
Cash flows from operating activities
Net Income	$4,229,769	$1,458,582
Adjustments to reconcile net income to net cash provided by operating activities :
Depreciation	230,242	108,271
Amortization of intangible assets	54,773	28,456
Amortization of land use rights	12,508	11,676
Amortization of lease prepayments	1,052,864	-
Share-based compensation	55,500	13,130
Stock option expense	29,656	-
Deferred taxes	78,164	-
Changes in operating assets and liabilities :
Accounts receivable, net	(1,109,385)	680,549
Prepaid and other current assets	(907,618)	50,419
Inventories	(2,642,366)	(35,801)
Prepayments of operating leases	-	(1,817,840)
Trade payables	-	(75,710)
Accounts payables and accrued expenses	2,808,931	(72,040)
Loans payable	579,890	-
Amount due to a related party	1,875	2,684
Amonut due to a stockholder	(95,823)	-
Income tax payable	(322,101)	(88,101)

Net cash flows used by operating activities	4,056,879	264,275

Cash flows from investing activities
Payments to acquire property, plant and equipment	(692,555)	(211,913)
Proceeds on sale of equipment	2,881	-
Deposits paid for acquisition of intangible assets	-	(439,800)
Deposits paid for plantation base leases	(5,117,733)	-
Investment in intangible assets	(318,094)	-
Restricted Cash	(578,867)	-

Net cash flows provided by investing activities	(6,704,368)	(651,713)

Cash flows from financing activities
Proceeds from bridge loan	3,000,000	-
Proceeds of bank loans	(315,870)	659,700
Loans from inter-company	281,583	-
Loans receivable	3,662,307	-
Repayments of government loans	-	(146,500)
Repayments of bank loans	(3,667,896)	-
Repayment of notes payable	-	-
Issuance of preferred shares	10	-
Repurchase and cancellation of common shares	(80,000)	-
Exercise of warrants	-	764
Loan from a stockholder	294,920	-

Net cash flows provided/(used) by financing activities	3,175,054	513,964

Effect of foreign currency translation on cash and cash equivalents	(159,452)	(711)

Net increase in cash and cash equivalents	368,113	125,815
Cash and cash equivalents - beginning of period	4,928,968	665,568

Cash and cash equivalents - end of period	$5,297,081	$791,383

Supplemental disclosures for cash flow information:
Cash paid for interest	$708,283	$8,174
Cash paid for Income taxes	$1,089,849	$599,456

Supplemental disclosures of non cash activity:
Issue of stock for satifaction of deposits received in prior quarter	$60,000	$-

See Notes to Consolidated Financial Statements

F-5

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010

1.	Organization and Basis of Presentation

Description of the Business
One Bio, Corp. (formerly ONE Holdings, Corp), (formerly Contracted Services, Inc.) (“ONE” and/or the “Company”) was incorporated June 30, 2000 in the State of Florida as Contracted Services, Inc. and changed its name to ONE Holdings, Corp. on June 9, 2009 and subsequently on  October 26 , 2009 changed its name to ONE Bio, Corp.  ONE and its subsidiaries (collectively the “Corporation” or “Company”) are utilizing green processes to produce raw chemicals and herbal extracts, natural supplements and organic products. Corporation is focused on the Asia Pacific region. The Corporation’s key products include widely recognized Solanesol, CoQ10, Resveratrol and 5-HTP, organic fertilizers, and organic bamboo health food and beverages.

Basis of Presentation
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Basis of Consolidation
On June 9, 2009 Abacus Global Investments Corp. (“Abacus”) acquired  3,750,000 shares or 92.25% of ONE Bio Corp. (“ONE”) (formerly ONE Holdings Corp), (formerly Contracted Services Inc.) from ONE’s then majority shareholder, Belmont Partners LLC (“Belmont”).  Abacus paid Belmont $262,500 in cash.  Belmont also received shares of ONE common stock.  On June 9, 2009, concurrent with the Abacus acquisition, ONE changed its name from Contracted Services Inc to ONE Holdings Corp.  On October 26, 2009 ONE changed its name again from ONE Holdings Corp to ONE Bio Corp. and authorized a 5 for 1 reverse split in its common shares.

At the time of this acquisition, both Abacus and ONE had nominal operations although ONE was a publicly reporting entity.  Abacus is in the business of acquiring and selling companies and in providing strategic management consulting services.  To our knowledge, Abacus engaged in only the above described transaction in 2009.  ONE (at the time known as Contracted Services Inc.) was a small lawn maintenance company.  Accordingly, neither ONE nor Abacus had any significant operations or assets.
Abacus entered into the transaction to establish a public vehicle which it could utilize as the core of a business strategy to establish a global bio-engineering group to promote and develop organic products, intermediate chemical extracts and green processes.

Since both companies, ONE and Abacus, were small closely held companies both prior to and, immediately after the Abacus transaction, and because neither Company had substantial operations or assets, ONE viewed the Abacus transaction as a straight forward private transaction between its shareholder Belmont Partners and Abacus.  We believe that Abacus accounted for the transaction as a purchase and we concur with that determination.  Further, in accordance with the Guidance offered in ASC 805-20-55 we concluded that because, at the time, there was no distinct difference in relative size of assets or operations, and because the legal acquiree did not issue any additional shares that were not already in circulation to effect this transaction, this transaction did not meet the characteristics of a reverse acquisition.  In addition, neither of the companies were merged.

The Abacus transaction had little or no impact on liquidity or operations other than the minor lawn service operations which were discontinued in anticipation of engaging in the new business strategy discussed above.

The Abacus transaction had no impact on our capital structure

F-6

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010

On July 22, 2009 (closing date of the reverse acquisition) ONE Bio Corp. (“ONE”) (formerly ONE Holdings Corp), (formerly Contracted Services Inc.) acquired 11,625,333 outstanding common shares and 4,155,066 of outstanding warrants together representing 78.28% of Green Planet Bio-Engineering Co., LTD (“GPB”) from GPB’s majority shareholders.  The transaction was accomplished through a share exchange agreement wherein in exchange for GPB common stock and warrants, ONE issued  688,409 of its common shares along with a note for $980,349.  The total transaction was valued at $12,336,902.

At the time of this acquisition, ONE had nominal operations whereas GPB was a fully operational enterprise whose assets and operating results far exceeded ONE’s.  Both were publicly traded companies.
ONE entered into the transaction as its first acquisition in implementing its business strategy to establish a global bio-engineering group to promote and develop organic products, intermediate chemical extracts and green processes.

Both companies, ONE and GPB were public.  However, ONE’s operations and assets were nominal whereas GPB operations and assets were substantial.  Because GPB’s operations and assets were distinctly different in relative size, ONE viewed the GPB transaction as a reverse acquisition in accordance with the guidance offered in ASC 805-10-55-13.  Accordingly, although ONE was the legal acquirer, because the transaction met the characteristics of a reverse acquisition, GPB was treated as the acquirer for accounting purposes, and its reported equity was recapitalized.  The companies were not merged.

ONE’s capital structure was changed to reflect the shares it issued to acquire GPB under the share exchange agreement.  GPB’s capital structure was recapitalized to reflect the number of shares outstanding as ONE’s shares.  Par value of common stock was adjusted to reflect ONE’s par with the offset adjusting APIC.

During the year ended December 31, 2009, ONE completed two acquisitions: (i) on September 3, 2009, ONE completed the purchase of 99.75% of Trade Finance Solutions Inc; and (ii) on September 27, 2009, ONE completed the acquisition of 100% of Supreme Discovery Group Limited (“Supreme”) through its subsidiary United Green Technology, Inc. (“UGTI”).  Pursuant to this transaction, 20% of UGTI common stock was issued to the Supreme shareholders in consideration for 100% of Supreme.  Also ONE acquired 5,000 shares of UGTI preferred stock which have super voting rights resulting in ONE have an 83.3% interest in UGTI.  November 3, 2009, ONE increased its ownership of UGTI to 98%.  ONE’s consolidated financial statements incorporate the results of these acquisitions, as of the acquisition date.  See “Note 8 - Acquisitions” for the unaudited condensed pro-forma results these acquisitions for the fiscal years ended December 31, 2008 and 2007.

Included in the Company’s consolidated financial statements are the operational results and financial position of Sanming and JLF. These companies are deemed to be variable interest entities (“VIE”) and were effectively acquired on July 22, 2009, and September 27, 2009, respectively.  As variable interest entities, the Company includes their operating results in its consolidated financial results based on the execution of certain contractual relationships which grants to the Company operational control. The Company has operational control which obligates the Company to absorb the risk or loss and enables the Company to receive the majority of the VIE residual returns.

F-7

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010

To comply with PRC laws and regulations that restrict foreign ownership of companies, the Company operates its China businesses (Sanming and JLF) through Fujian Green Planet and Fujian United wholly foreign owned enterprises (“WFOE”), which are wholly owned subsidiaries of Green Planet and UGTI.    The WFOE’s have entered into certain irrevocable agreements with Sanming and JLF through which operational and financial control of these businesses reside in the WFOE.  The following are the transactional agreements:

Entrusted Management Agreement

Shareholders Voting Proxy Agreement

Exclusive Purchase Option Agreement

Share Pledge Agreement

As a result of these agreements, the Company is considered the primary beneficiary of Sanming and JLF both financially and operationally and accordingly their results are consolidated in the Company’s financial statements.

ONE’s consolidated financial statements include the accounts of all of its majority owned subsidiaries and the accounts of its VIE’s, of which ONE is the primary beneficiary.  All intercompany balances and transactions have been eliminated on consolidation.  The functional currency of ONE’s foreign subsidiaries is in the United States Dollar, Canadian Dollar and Chinese Yuan.  Certain prior year balances have been reclassified to conform to current year presentation.

2.	Summary of Significant Accounting Policies

Cash and Cash Equivalents
Cash and cash equivalents include demand deposits with banks, money market accounts, and other short-term investments with original maturities of 90 days or less.  Balances of cash and cash equivalents in financial institutions may at times exceed the government-insured limits.

Restricted Cash
In accordance with ASC Topic 305 formerly Accounting Review Board (“ARB”) No. 43, Chapter 3A “Current Assets and Current Liabilities”, cash which is restricted as to withdrawal is considered a non-current asset.

Receivables
Accounts receivable are recognized and carried at original invoiced amount less an allowance for uncollectible accounts, as needed.

When evaluating the adequacy of its allowance for doubtful accounts, the Company reviews the collectability of accounts receivable, historical write-offs, and changes in sales policies, customer credibility and general economic tendency.

Loans and Receivables
These assets are non-derivatives financial assets resulting cash advances by the lender to a borrower under financing facility agreements that mature on a specific date or dates, usually less than one year or on demand. Each cash advance is typically secured by the assignment of proceeds of the borrower’s accounts receivables which usually collect within 90 day cycles from the date of the advance. These assets are initially recognized at their acquired cost adjusted for any write-offs, the allowance for loan losses, any deferred fees or costs on originated loans, less any provision for impairment. Due to the short term nature of the individual advances, their carrying value approximates fair value.   Management believes there is no impairment nor were there any write-offs or allowances for loan losses recorded as of June 30, 2010.

F-8

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010

2.	Summary of Significant Accounting Policies - continued

Concentration of Credit
The Company extends credit to its customers for which no credit insurance is available.  To date the Corporation has not incurred any significant loss due to this activity; however, if such occurrence was to occur, the loss may have an adverse effect on the financial position of the Company.

Capital Leases
The Company’s policy is to record leases, which transfer substantially all benefits and risks incidental to ownership of property, as acquisitions of property and equipment and to record the incurrence of corresponding obligations as liabilities.  Obligations under capital leases are reduced by rental payments net of imputed interest.

Inventory
Inventories are stated at the lower of cost and current market value. Costs include the cost of purchase and processing, and other costs. Inventories are stated at cost upon acquisition. The cost of inventories is calculated using the weighted average method. Any excess of the cost over the net realizable value of each item of inventories is recognized as a provision for diminution in the value of inventories.

Net realizable value is the estimated selling price in the normal course of business less the estimated costs to completion and the estimated expenses and related taxes to make the sale.

Property, Plant and Equipment
Property, plant and equipment are stated at cost, less accumulated depreciation. Expenditures for maintenance and repairs, which are not considered improvements and do not extend the useful life of the asset, are expensed as incurred; additions, renewals and betterments are capitalized. When assets are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in the statement of operations in cost of blended products.

Depreciation is provided to recognize the cost of the asset in the results of operations. The Company calculates depreciation using the straight-line method with estimated useful life as follows:

Building and structural components	20 years
Computer equipment and software	5 years
Leasehold improvements	7 years
Machinery and equipment	10 years
Office equipment and furniture	5 years
Technology	5 - 10 years
Vehicles	5 years

F-9

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010

2.	Summary of Significant Accounting Policies - continued

Land Use Rights
Land use rights represent the purchased rights to use land granted PRC land authorities.  Depending on the PRC land authority, the land use rights can be conveyed in the form of a prepaid lease or a use agreement.  Land use rights are stated at cost less accumulated amortization.  Amortization is provided using the straight line method over the terms of the agreement which range over a term of 30 to 50 years obtained from the relevant PRC land authorities.

Intangible Assets
Intangible assets consist mainly of proprietary technology and software. The intangible assets are amortized using straight-line method over the life of the assets.

Impairment of Long-lived Assets
In accordance with ASC Topic 360 Formerly Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, certain assets such as property, plant, and equipment, and purchased intangibles, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Intangible assets are tested for impairment annually. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.  There were no events or changes in circumstances that necessitated a review of impairment of long lived assets as of June 30, 2010 as well as June 30, 2009, respectively.

Revenue Recognition
The Company recognizes revenues in accordance with the guidance in the Securities and Exchange Commission (“SEC”) ASC Topic 605 Formerly Staff Accounting Bulletin (“SAB”) No. 104. Revenue is recognized when persuasive evidence of an arrangement exists, when the selling price is fixed or determinable, when delivery occurs and when collection is probable. The Company recognizes sales revenue when goods are shipped or ownership has transferred.

Employee Future Benefits
Pursuant to the relevant laws and regulations in the PRC, the Company participates in various defined contribution retirement plans organized by the respective divisions in municipal and provincial governments for its employees. The Company is required to make contributions to the retirement plans in accordance with the contribution rates and basis as defined by the municipal and provincial governments. The contributions are charged to the respective assets or the income statement on an accrual basis. When employees retire, the respective divisions are responsible for paying their basic retirement benefits. The Company does not have any other obligations in this respect.

F-10

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010

2.	Summary of Significant Accounting Policies - continued

Income Taxes
The Company accounts for income taxes in accordance with ASC topic 740 formerly Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes”. Under ASC 740, deferred tax assets and liabilities are determined based on temporary differences between accounting and tax bases of assets and liabilities and net operating loss and credit carry forwards, using enacted tax rates in effect for the year in which the differences are expected to reverse.  Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.  A provision for income tax expense is recognized for income taxes payable for the current period, plus the net changes in deferred tax amounts.  Any interest and penalties are expensed in the year that the Notice of Assessment is received.

The Company’s practice is to recognize interest and/or penalties to income tax matters in income tax expense.

Use of Estimates
The preparation of consolidated financial statements in accordance with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses for the periods reported.  Actual results could differ from those estimates.  Significant items that require estimates are goodwill, deferred tax assets, stock-based compensation, deferred tax liabilities and the depreciation, and amortization of the Corporation’s assets.

Costs of Raising Equity Capital
Costs of raising capital include legal, professional fees and agent fees associated with the raising of equity and debt capital.

Incremental costs incurred in respect of raising capital are charged against equity or debt proceeds raised.  Costs associated with the issuance of share capital are charged to capital stock upon the raising of share capital.  Costs associated with the issuance of debt are part of the carrying value of the debt and charged to operations as non-cash financing expense using the effective interest rate method.

Foreign Currency Translation
In accordance with ASC Topic 830 formerly SFAS No.52, “Foreign Currency Translation”, the financial statements of subsidiaries of the Company are measured using local currency (Canadian Dollar and Chinese Yuan) as the functional currency.  Assets and liabilities have been translated at period-end exchange rates and related revenue and expenses have been translated at average exchange rates. Gains and losses resulting from the translation of subsidiaries’ financial statements are included as a separate component of shareholders’ equity accumulated in other comprehensive income.

Fair Value of Financial Instruments
The Company estimates the fair value of its financial instruments based on current interest rates, quoted market values or the current price of financial instruments with similar terms. Unless otherwise disclosed herein, the carrying value of financial instruments, especially those with current maturities such as cash and cash equivalents, accounts receivable, and accounts payable and accrued liabilities are considered to approximate their fair values.

F-11

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010

2.	Summary of Significant Accounting Policies - continued

Fair Value Measurements
In April 2009, the Financial Accounting Standard Board (“FASB”) released ASC 820, Fair Value Measurements and Disclosures, (formerly SFAS No. 157 “Fair Value Measurements”) that defines fair value, establishes a framework for measuring fair value in accordance with U.S. GAAP, and expands disclosures about fair value measurements.

According to ASC 820, investment measured and reported at fair value are classified and disclosed in one of the following hierarchy:

Level 1 -                      Quoted prices are available in active markets for identical investments as of the reporting date.  The type of investments included in Level 1 included listed equities and listed derivatives.

Level 2 -                      Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and fair value is determined through the use of models or other valuation methodologies.  Investments that are generally included in this category include corporate bonds and loans, less liquid and restricted equity securities and certain over-the-counter derivatives.

Level 3 -                      Pricing inputs are unobservable for the investment and included situations where there is little, if any, market activity for the investment.  The inputs into the determination of fair value require significant management judgment or estimation.

Stock-Based Compensation Plan
The Corporation uses the fair value-based method for measurement and cost recognition of employee share-based compensation arrangements under the provisions of ASC Topic 718 formerly FASB, SFAS 123 (Revised 2004) and Share-Based Payment (SFAS 123R), using the modified prospective transitional method.

Under the modified prospective transitional method, share-based compensation is recognized for awards granted, modified, repurchased or cancelled subsequent to the adoption of SFAS 123R.  In addition, share-based compensation is recognized, subsequent to the adoption of SFAS 123R, for the remaining portion of the vesting period (if any) for outstanding awards granted prior to the date of adoption.

We measure share-based compensation costs on the grant date, based on the calculated fair value of the award.  We have elected to treat awards with graded vesting as a single award when estimating fair value. Compensation cost is recognized on a straight-line basis over the employee requisite service period, which in our circumstances is the stated vesting period of the award, provided that total compensation cost recognized at least equals the pro rata value of the award that has vested. Compensation cost is initially based on the estimated number of options for which the requisite service is expected to be rendered.  This estimate is adjusted in the period once actual forfeitures are known.

F-12

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010

2.	Summary of Significant Accounting Policies - continued

Earnings Per Share
Earnings (loss) per common share are reported in accordance with ASC Topic 260 formerly SFAS No. 128, “Earnings Per Share”. ASC 260 requires dual presentation of basic earnings per share (“EPS”) and diluted EPS on the face of all statements of earnings, for all entities with complex capital structures.  Diluted EPS reflects the potential dilution that could occur from common shares issuable through the exercise or conversion of stock options, restricted stock awards, warrants and convertible securities. In certain circumstances, the conversion of these options, warrants and convertible securities are excluded from diluted EPS if the effect of such inclusion would be anti-dilutive.  Fully diluted profit/loss per common share is not provided, when the effect is anti-dilutive.

When the effect of dilution on loss per share is anti-dilutive, diluted loss per share equals the loss per share.

Comprehensive Income
The Company follows ASC Topic 220 formerly Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income”.  This statement establishes standards for reporting and display of comprehensive income and its components. Comprehensive income is net income plus certain items that are recorded directly to shareholders’ equity bypassing net income.  Other than foreign exchange gains and losses, the Company has no other comprehensive income (loss).

Recent Changes in Accounting Standards

Recent accounting pronouncements that the Company has adopted or that will be required to adopt in the future are summarized below.

In January 2010, the FASB has published ASU 2010-01 “Equity (Topic 505)- Accounting for Distributions to Shareholders with Components of Stock and Cash—a consensus of the FASB Emerging Issues Task Force,” as codified in ASC 505,. ASU No. 2010-01 clarifies the treatment of certain distributions to shareholders that have both stock and cash components. The stock portion of such distributions is considered a share issuance that is reflected in earnings per share prospectively and is not a stock dividend. The amendments in this Update are effective for interim and annual periods ending on or after December 15, 2009, and should be applied on a retrospective basis.  Early adoption is permitted.  The adoption of this standard did not have an impact on the Company’s (consolidated) financial position and results of operations.

In January 2010, the FASB has published ASU 2010-02 “Consolidation (Topic 810)- Accounting and Reporting for Decreases in Ownership of a Subsidiary—a Scope Clarification,” as codified in ASC 810, “Consolidation.” ASU No. 2010-02 applies retrospectively to April 1, 2009, our adoption date for ASC 810-10-65-1. This ASU clarifies the applicable scope of ASC 810 for a decrease in ownership in a subsidiary or an exchange of a group of assets that is a business or nonprofit activity. The ASU also requires expanded disclosures. The amendments in this Update are effective for interim and annual periods ending on or after December 15, 2009, and should be applied on a retrospective basis.  .  The adoption of this standard is not expected to have any impact on the Company’s consolidated financial position and results of operations.

F-13

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010

2.	Summary of Significant Accounting Policies - continued

In January 2010, the FASB has published ASU 2010-06 “Fair Value Measurements and Disclosures (Topic 820): - Improving Disclosures about Fair Value Measurements. ASU No. 2010-06 clarifies improve disclosure requirement related to fair value measurements and disclosures – Overall Subtopic (Subtopic 820-10) of the FASB Accounting Standards Codification. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosure about purchase, sales, issuances, and settlement in the roll forward of activity in Level 3 fair value measurements.  Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The amendments in this Update are effective for interim and annual periods ending on or after December 15, 2009, and should be applied on a retrospective basis.  The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial position and results of operations.

 In March 2010, the FASB issued Accounting Standard Update No. 2010-11 “Derivatives and Hedging” (Topic 815). ASU No. 2010-11 update provides amendments to subtopic 815-15, Derivatives and hedging. The amendments clarify about the scope exception in paragraph 815-10-15-11 and section 815-15-25 as applicable to the embedded credit derivatives. The ASU is effective on the first day of the first fiscal quarter beginning after June 15, 2010. Therefore, for a calendar-year-end entity, the ASU becomes effective on July 1, 2010. Early application is permitted at the beginning of the first fiscal quarter beginning after March 5, 2010. The adoption of this guidance has not had and is not expected to have a material impact on the Company’s consolidated financial statements.

In April 2010, the FASB issued Accounting Standard Update No. 2010-12. “Income Taxes” (Topic 740). ASU No.2010-12 amends FASB Accounting Standard Codification subtopic 740-10 Income Taxes to include paragraph 740-10-S99-4. On March 30, 2010 The President signed the Health Care & Education Affordable Care Act reconciliation bill that amends its previous Act signed on March 23, 2010. FASB Codification topic 740, Income Taxes, requires the measurement of current and deferred tax liabilities and assets to be based on provisions of enacted tax law. The effects of future changes in tax laws are not anticipated.” Therefore, the different enactment dates of the Act and reconciliation measure may affect registrants with a period-end that falls between March 23, 2010 (enactment date of the Act), and March 30, 2010 (enactment date of the reconciliation measure). However, the announcement states that the SEC would not object if such registrants were to account for the enactment of both the Act and the reconciliation measure in a period ending on or after March 23, 2010, but notes that the SEC staff “does not believe that it would be appropriate for registrants to analogize to this view in any other fact patterns.” The adoption of this guidance has not had and is not expected to have a material impact on the Company’s consolidated financial statements.

In April 2010, the FASB issued Accounting Standard Update No. 2010-13 “Stock Compensation” (Topic 718). ASU No.2010-13 provides amendments to Topic 718 to clarify that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity securities trades should not be considered to contain a condition that is not a market, performance, or service condition. Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity. The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. The amendments in this Update should be applied by recording a cumulative-effect adjustment to the opening balance of retained earnings. The cumulative-effect adjustment should be calculated for all awards outstanding as of the beginning of the fiscal year in which the amendments are initially applied, as if the amendments had been applied consistently since the inception of the award. The cumulative-effect adjustment should be presented separately. Earlier application is permitted. The adoption of this guidance has not had and is not expected to have a material impact on the Company’s consolidated financial statements.

F-14

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010

2.	Summary of Significant Accounting Policies - continued

In April 2010, the FASB issued Accounting Standards Update No.2010-14, “Accounting for Extractive Activities – Oil & Gas” (Topic 932). ASU No. 2010-14 amends FASB accounting Standard paragraph 932-10-S99-1 due to SEC release no. 33-8995 [FR 78], Modernization of Oil and Gas Reporting and provides update as to amendments to SEC Regulation S-X, Rule 4-10. The adoption of this guidance has not had and is not expected to have a material impact on the Company’s consolidated financial statements.

In April 2010, the FASB issued Accounting Standard Update No. 2010-15. “Financial Services-Insurance” (Topic 944) ASU No.2010-15 gives direction on how investments through separate accounts affect an insurer’s consolidation analysis of those investments. Under the ASU: an insurance entity should not consider any separate account interests held for the benefit of policy holders in an investment to be the insurer’s interests and should not combine those interests with its general account interest in the same investment when assessing the investment for consolidation, unless the separate account interests are held for the benefit of a related party policy holder as defined in the Variable Interest Entities Subsections of Subtopic 810-10 and those Subsections require the consideration of related parties. The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2010. Early adoption is permitted. The amendments in this Update should be applied retrospectively to all prior periods upon the date of adoption. The adoption of this guidance has not had and is not expected to have a material impact on the Company’s consolidated financial statements.

In April 2010, the FASB issued Accounting Standard Update No. 2010-16. “Entertainment-Casinos” (Topic 924). ASU No.2010-16 addresses diversity in practice regarding whether an entity accrues liabilities for a base jackpot before it is won because they could avoid the payment. The amendments in this update clarify that an entity should not accrue jackpot liabilities (or portions thereof) before a jackpot is won if the entity can avoid paying that jackpot. Jackpots should be accrued and charged to revenue when an entity has the obligation to pay the jackpot. This guidance applies to both base and progressive jackpots. The ASU amendments are effective for fiscal years, and the interim periods within those fiscal years, beginning on or after December 15, 2010.  The adoption of this guidance has not had and is not expected to have a material impact on the Company’s consolidated financial statements.

In April 2010, the FASB issued Accounting Standard Update No. 2010-17. “Revenue Recognition-Milestone Method” (Topic 605) ASU No.2010-17 provides guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for research or development transactions. An entity often recognizes these milestone payments as revenue in their entirety upon achieving a specific result from the research or development efforts. A vendor can recognize consideration that is contingent upon achievement of a milestone in its entirety as revenue in the period in which the milestone is achieved only if the milestone meets all criteria to be considered substantive. Determining whether a milestone is substantive is a matter of judgment made at the inception of the arrangement. The ASU is effective for fiscal years and interim periods within those fiscal years beginning on or after June 15, 2010. Early application is permitted. Entities can apply this guidance prospectively to milestones achieved after adoption. However, retrospective application to all prior periods is also permitted. The adoption of this guidance has not had and is not expected to have a material impact on the Company’s consolidated financial statements.

F-15

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010

2.	Summary of Significant Accounting Policies - continued

In April 2010, the FASB issued Accounting Standard Update No. 2010-18. “Receivables” (Topic 310). ASU No.2010-18 provides guidance on accounting for acquired loans that have evidence of credit deterioration upon acquisition. Paragraph 310-30-15-6 allows acquired assets with common risk characteristics to be accounted for in the aggregated as a pool. Upon establishment of the pool, the pool becomes the unit of accounting. When loans are accounted for as a pool, the purchase discount is not allocated to individual loans; thus all of the loans in the pool accrete at a single pool rate (based on cash flow projections for the pool). Under subtopic 310-30, the impairment analysis also is performed on the pool as a whole as opposed to each individual loan. Paragraphs 310-40-15-4 through 15-12 establish the criteria for evaluating whether a loan modification should be classified as a troubled debt restructuring. Specifically paragraph 310-40-15-5 states that “a restructuring of a debt constitutes a troubled debt restructuring for purposes of this subtopic if the creditor for economic or legal reasons related to the debtor’s financial difficulties grants a concession to the debtor that it would not otherwise consider.” The ASU is effective for modification of loans accounted for within pools under subtopic 310-30 occurring in the first interim or annual period ending on or after July 15, 2010. The amendments are to be applied prospectively. Early application is permitted. The adoption of this guidance has not had and is not expected to have a material impact on the Company’s consolidated financial statements.

In May 2010, the FASB issued Accounting Standard Update No. 2010-19 “Foreign Currency”. (“ASU No. 2010-19”). ASU 2010-19, codifies the SEC staff announcement made at the March 18, 2010, EITF meeting. The ASU “provides the SEC staff’s views on certain foreign currency issues related to investments in Venezuela.” These issues relate to Venezuela’s highly inflationary status. The ASU became effective on March 18, 2010. The adoption of this guidance has not had and is not expected to have a material impact on the Company’s consolidated financial statements.

3.	Supplemental Cash Flow Information

For the Periods Ended June 30,	2010	2009

Supplemental disclosure

Interest paid	$708,283	8,174
Income taxes paid	$1,089,849	$599,456

Non-cash transaction

Issuance of stock for satisfaction of deposits received in prior quarter	$60,000	-

F-16

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010

4.	Accounts Receivables

	June 30, 2010	December 31, 2009
Accounts receivables	$13,247,339	$12,017,848
Allowances for doubtful accounts	(11,263)	(11,263)
Accounts receivable, net	$13,236,076	$12,006,585

5.	Inventory

	June 30, 2010	December 31, 2009
Raw material	$296,567	$140,759
Packaging material	91,417	59,954
Work in progress	5,016,653	2,610,245
Finished goods	232,545	165,073
	$5,637,182	$2,976,031

6.	Property, Plant and Equipment

	June 30, 2010	December 31, 2009
Building and structural components	$3,494,441	$3,580,686
Machinery	1,870,020	1,806,118
Office equipment and furniture	473,185	306,685
Vehicles	220,982	109,590
Leasehold Improvement	88,476	-
	6,147,104	5,803,079
Less: accumulated depreciation	(1,321,393)	(1,130,912)
	4,825,711	4,672,167
Construction in progress	1,202,920	885,744
	$6,028,631	$5,557,911

F-17

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010

6.	Property, Plant and Equipment - continued

During the periods, depreciation is included in:

For the Periods Ended June 30,	2010	2009

Cost of sales	$140,446	$62,510
Administrative and R&D Expenses	89,796	27,027

7.	Intangible Assets

The following is a summary of the Corporation’s intangible assets:

	June 30, 2010	December 31, 2009
Technology	$1,356,633	$871,680
Software	5,338	5,304
	1,361,971	876,984
Less: accumulated amortization	(250,975)	(194,926)
	$1,110,996	$682,058

The estimated aggregate amortization expense for intangible assets for the five succeeding years is $418,642 per year.

8.	Goodwill

Goodwill is recorded when the consideration paid for an acquisition of a business exceeds the fair value of identifiable net tangible and intangible assets. Goodwill was recorded with the purchase of TFS in the amount of $3,974,908.

Balance December 31, 2009	$3,974,908
No impairment on acquisitions	-
Balance June 30, 2010	$3,974,908

Future adjustments to prior acquisitions may be required primarily due to adjustments to plans formulated in accordance with the ASC Topic 805.

9.	Restricted Cash

One of the Company’s operating subsidiaries in the PRC has established a credit facility with a local lender denominated in RMB.  The facility was partially guaranteed by the Rural Credit Cooperatives Cooperation of Jianou City.  The credit facility provides that the Company deposit 50% of the total credit applied into an Escrow Account as further guaranty against default.  As of June 30, 2010, the cash on deposit but restricted as to access was $679,791.

F-18

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010

10.	Loans Payable

The Company has entered into certain financial agreements and loans payable as follows:

Borrowings	June 30, 2010	December 31, 2009
CCB	$1,474,600	$1,465,008
Rural Cooperative – A	589,840	1,860,561
Rural Cooperative- B	1,312,394	732,504
Reverse Acquisition of GPB	980,349	980,349
Acquisition of TFS	3,000,000	3,000,000
Acquisition of Supreme	2,258,400	2,438,400
Financial Services	5,714,763	6,449,880
Bridge Loan	2,725,000	-
Other	626,352	157,950
Total	18,681,698	17,084,652
Loans Payable, current portion	14,465,842	12,868,796

Loans Payable, less current portion	$4,215,856	$4,215,856

The Company has long term loans payable in 2011 and 2012 of $1,715,856 and $2,500,000 respectively.

CCB - The amount represents borrowings from a financial institution and accrues interest at 6.11%.  The borrowing matures on April 30, 2011.

Rural Cooperative A – On June 21, 2010, the Company entered into a short term borrowing agreement with the Rural Credit Cooperative, which carries interest at athe annual rate of 7.9%. The loan is secured by a guarantee company.  The guarantee company charges a fee at 1.57% per annum on the loan.

Rural Cooperative B - The amounts represent borrowings from the Rural Credit Cooperatives Cooperation of Jian Ou City.  Of the $1,312,394, $722,554 matures on December 24, 2010 and $589,840 matures on September 9, 2010.

Reverse Acquisition of GPB - The amounts represent notes issued in connection with the acquisition of Green Planet Bioengineering Limited.  There were two notes issued, one for $445,613 which matures on July 22, 2010 and one for $534,736 which matures on July 22, 2011.

Acquisition of TFS - The amount represents the estimated cash consideration due in connection with the acquisition of Trade Finance Solutions, Inc.  Payment is due based on the achievement of the aggregate  monthly EBIT performance over the agreed measuring period (month 7 – 18 from acquisition date). Payment will begin quarterly after the measuring period and continue until balance is paid. The measuring period ends August 2011.

Acquisition of Supreme - The amounts represent notes issued in connection with the acquisition of Supreme Discovery Group Limited.  There were four notes issued.   One for $180,000 which matures on May 10, 2010 (paid in full January 2010), one for $557,280 which matures on September 22, 2010, one for $1,020,000 which matures on November 10, 2010,  and one for $681,120 which matures on September 22, 2011.

F-19

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010

Financial Services - Our Financial services business units borrows money from various individual private lenders at prevailing rates, which was 12% for instruments issued in fiscal 2010.  These borrowings are collateralized by first charge on the receivables of Trade Finance and mature in one year.  Interest and principal is due at maturity.

Bridge Loan – The amount represents the borrowings in connection with bridge loan with interest rate of 8% per annum and maturity date of nine months.

Other - The amounts are payable to shareholder and related parties.  The amounts are interest-free, unsecured and payable on demand.

11.	Loans Receivable

These assets are non-derivatives financial assets resulting cash advances by the lender to a borrower under financing facility agreements that mature on a specific date or dates, usually less than one year or on demand.  We make cash advances under these financing facility agreements which are usually secured by the assignment of proceeds of accounts receivable which usually collect within 90 day cycles from the date of the advance.   Management generally, holds the loans until maturity or payoff and values them at their outstanding principal adjusted for any write-offs, the allowance for loan losses, any deferred fees or costs on originated loans. Our loans are collateralized as follows: (a) accounts receivable financing agreements are collateralized by the assignment of the proceeds of trade receivables; (b) purchase order financing agreements are collateralized by the assignment of the assets being purchased or the proceeds of the sale once such assets are sold; further all of our financing agreements are secured by credit insurance.

Because we purchase credit insurance on all our financing transactions our credit insurance underwriter performs extensive credit evaluations, which we rely on.  Accordingly, because our advances are fully secured by the proceeds of short term accounts receivables or products being delivered to our borrower’s customer’s and all of our advances are further secured by credit insurance, management does not believe that any allowance for doubtful accounts or loan impairment is required.

Our FIN business unit has been successfully engaged in such financing activities for over 4 years.  During that time we have engaged in transactions with approximately 120 counterparties aggregating $21.5m in lending.

F-20

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010

12.	Land Use Rights

General
Land Use Rights are generally associated with the long-term use of land underlying a building or production facility in the PRC.  These rights have characteristics similar to a real estate property deed under western law in that they are:

1.	paid for at initial acquisition
2.	have an extended life, up to 50 years
3.	generally relate to a building or production facility
4.	may be pledged as collateral for debt
5.	require no further payments by the owner unless the land usage or building configuration is modified

They differ from a real estate property deed in that:

1.	the transfer of use rights is not permanent
2.	and therefore they are amortized over their life.

Sanming Hujian Bio-Engineering, Co., Ltd.
In July 2004, the Company acquired land use rights to construct its main operating and production facilities for $1,122,557.   The land use rights expire in 2054.   The Company recognizes $22,451 in expense annually as amortization of its land use rights.   The Company has pledged its land use rights as collateral according to a short term borrowing agreement with the Rural Credit Cooperative.

Jianou Lujian Foodstuff, Co.
In January 2004, the Company acquired land use rights to construct its main operating and production facilities for $138,647.   The land use rights expire in 2054.   The Company recognizes the expense annually in the amount of $2,173 as amortization of its land use rights.   The Company has pledged its land use rights as collateral according to a loan agreement with the Jianou Sub-Branch of China Construction Bank.

F-21

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010

13.	Other Assets

Other assets consist of the following:
	June 30,	December 31
	2010	2009
Land Lease Rights
Green Planet (CHE)	$10,870,751	$9,502,044
UGTI (OP)	8,566,017	5,567,031
Restricted Cash (Note 9)	679,791	388.227
Other	(18,045)	176,136

Total Other Assets	$20,098,514	$15,633,438

General
Other assets include items which also represent the right to use land but typically these rights have characteristics similar to real estate leases under western law in that they are:
1.	paid for through a series of interim payments that permit continued use
2.	may have long lives, up to 30 years, but are less than Land Use rights
3.	generally relate to agricultural uses

Transfer of Land Use Rights to Land Lease Rights

In July 2009, Green Planet filed an application with the PRC requesting the exchange of the land use right agreement dated December 31, 2006 for the development of the 15.33 hectare of land in the Jindong Bio-industry Development Zone located in Sanming City, for a land lease agreement containing 667 hectare of agricultural land located in Sanyuan District of Sanming City.  The application included a request to transfer the deposit paid in December 2006 for the land use rights be applied to the land lease agreement to be used to net-off against the rent of the land lease agreement.

The PRC government approved the application for the exchange of land use rights for the new land lease rights in July 2009.  This entitled Green Planet a land lease right of 667 hectares of state owned cultivation bases from the Forestry Bureau of Sanming City.  Additionally, the deposit paid on December 31, 2006 for the land use rights was approved to transfer to the land lease to be used to off-set against the rent of the land lease agreements.   As a result of the PRC’s approval, we transferred $7,656,134 previous recorded land use rights to land lease rights with the Forestry Bureau of Sanming City. The effect of this transfer had no impact on the statement of operations.

F-22

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010

Forestry Bureau of Sanming City
In July 2009 the Company entered into 2 land use agreements with the Forestry Bureau of Sanming City to use agricultural land on 2 plantations to grow essential botanical raw materials to support the Company’s operations.  The agreement provides for payments every five years of $9,083,184 and will expire in 2039.   As part of this agreement, the Company was required to prepay the first five year leasing period of $9,052,419 which includes an initial nonrefundable deposit of $1,845,289, which can be offset against the rental of the last year of the last leasing period.  Accordingly, the Company recognized the lease expense in its reported operating expenses for the period ended, June 2010 reflecting the amortization of these land use agreements and recognized $1,049,787 of lease expense.

In April 2010, the Company entered into a land leasing agreement with Sanming Sanyuan Forestry Bureau.  According to the agreement, the Company was acquired the rights to a 30 year lease to the carcandra cultivation base located in Sanming Sanyuan Louyuan Hills.  In return, every three years the Company will pay the Forestry Bureau $1,769,520 as rent.  In addition the Company was required to make a deposit of $589,840, which will be netted off against rent of the last year of the leasing period.

The Company has the following commitments under the agreements:

Year	Commitment	Amortization
2010	$-	$1,200,324
2011	-	2,400,649
2012	-	2,400,649
2013	1,769,520	2,400,649
2014	9,142,520	2,400,649
Thereafter	48,278,404	59,258,276
Total	59,190,444	70,061,196

Yushan Town (harvest rights)
In 2007 the Company entered into 2 land leasing agreements with Jixi Village and Linkou Village, Yushan Town for exclusive harvest rights to the bamboo shoots and bamboo grown in the plantations based in the two villages, which are an essential botanical raw materials used to support the Company’s operations.  The agreement provides for annual payments on an accelerated schedule which is currently at $659,254 and will expire in 2037.   As part of this agreement, the Company was required to make an initial nonrefundable deposit of $8,790,050, of which it has paid as of June 30, 2010.  The agreement provides that the deposit can be offset against the rental of the last 10 years of the leasing period.

F-23

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010

The Company has the following commitments under the agreements:

		Lease
Year	Commitment	Expense
2010	-	$331,785
2011	663,570	663,570
2012	729,927	729,927
2013	729,927	729,927
2014	729,927	729,927
Thereafter	11,244,006	20,091,606
Total	14,097,357	23,276,742

14.	Defined Contribution Plan

Pursuant to the relevant PRC regulations, the Company is required to make contributions at a rate of 29% of the average salaries for the latest fiscal year-end of Fujian Province to a defined contribution retirement plan organized by a state-sponsored social insurance plan in respect of the retirement benefits for the Company’s employees in the PRC.  The only obligation of the Company with respect to retirement plan is to make the required contributions under the plan.  No forfeited contribution is available to reduce the contribution payable in the future years.  The defined contribution plan contributions were charged to the statement of income and comprehensive income.

The Company contributed $61,621 and $32,040 for the six months ended June 30, 2010 and 2009, respectively.

15.	Related Party Transactions

Amounts due to the related parties are payable to entities controlled by shareholders, officers or directors of the Corporation as are transactions with these related parties.  These amounts are non-interest bearing, unsecured and not subject to specific terms of repayment unless stated otherwise.

	For the Quarter ended June 30
	2010	2009

Proceeds paid to an entity whose director is a shareholder	$4,711	879
Interest expense	-	-

	June 30, 2010	December 31, 2009

Demand loans with no interest and recorded within loans payable	$440,025
Amount due to shareholder	92,785	-

The above transactions are in the normal course of operations and have been measured at the exchange amount which is the amount of consideration established and agreed to by the related parties.

F-24

 ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010

16.	Capital Stock

The Corporation is authorized to issue 100,000,000 common shares with a par value of $0.001.  Each common share entitles the holder to one vote.

During the six months ending June 30, 2010, the Corporation had the following capital transactions:
1.	issued 2,000 shares of preferred stock as consideration for guarantee of bridge loan financing.
2.	issued 2,500 common shares for directors compensation.
3.	Issued 1,581 of common shares for services rendered.
4.	Repurchased 3,200 common shares at a total cost of $80,000
5.	Issued 260,000 shares of common stock in purchase of additional minority interest in subsidiary.
6.	Retired 200,962 shares of common stock in conjunction with cancellation of GP preferred stock agreement.
7.	Issued 81,000 shares of common stock for dilution adjustment
8.	Issued 16,000 shares of common stock.

17.	Warrants

The Company does not have a formal plan in place for the issuance of stock warrants. However, at times, the Company will issue warrants to non-employees or in connection with financing transactions. The exercise price, vesting period, and term of these warrants is determined by the Company’s Board of Directors at the time of issuance. A summary of warrants at June 30, 2010 and activity during the year then ended is presented below:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at January 1, 2010	339,200	$25.00		$1,746,880
Issued	114,733	30.40		-
Exercised	—	—
Forfeited	(98,733)	30.35
Outstanding at June 30, 2010	355,200	$26.10	3.0	$1,746,880
Exercisable at June 30, 2010	—	$0.00	3.0	$—

F-25

 ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010

The following information applies to warrants outstanding and exercisable at June 30, 2010:

	Warrants Outstanding			Warrants Exercisable
	Shares	Weighted- Average Remaining Contractual Term	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
$ 25.00	355,200	3	$25.00	—	$—
$ 25.01 – $ 30.00	98,733	5	$30.40	—	$—
	453,933	3	$26.10	—	$—

During the six months ended June 30, 2010, the Company issued the following warrants:

Bridge Loan –
For the six months ended June 30, 2010, the Company issued warrants to purchase 98,733 shares in connection with a bridge loan financing transaction. Effective June 30, 2010 the bridge loan was modified to reflect an extension of the loan maturity date, cancellation of the loan convertible option and cancellation of warrants associated with the loan.

The Company issued warrants to purchase 16,000 common shares to an individual investor. The fair value of the warrants was determined by the Black-Scholes valuation model. The warrants were subject to certain “lock-up and leak out” provisions and expire on the fifth anniversary of the issuance date.

The Company uses the Black-Scholes valuation model to determine the fair value of warrants on the date of grant. This model derives the fair value of options based on certain assumptions related to the expected stock price volatility, expected life, risk-free interest rates and dividend yield. For the period through June 30, 2010 the Company’s expected volatility is based on actual fluctuations in its share prices. The risk-free interest rate assumption is based upon the U.S. Treasury yield curve appropriate for the term of the expected life of the options.

F-26

 ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010

For the six months ended June  30, 2010, the fair value of each warrant grant was estimated on the date of grant using the following weighted-average assumptions.

	For the six months ended June 30,
	2010	2009
Expected dividend yield	0%	0%
Expected price volatility	17.0%	30%
Risk free interest rate	1.00%	1.35%
Expected life of options in years	5	3.9

18.	Stock Based Compensation

During the six months ended June 30, 2010, we recognized total non-cash stock-based compensation of $29,656.  All stock option expenses are booked to general and administrative expenses.

We issued 500,000 options on September 1, 2009 to three  management personnel of the Company and recoded and expense of $16,489 for the three months ended March 31, 2010.  Of these options, 20% vest six months from issue date (with $ 16.25 exercise price) with 40% each vesting on the first and second anniversary of the issue date ($ 17.50 and $ 18.75 exercise price, respectively).  The options expire on September 1, 2014.   The aggregate fair value of the options granted was $23,035 at the date of grant, which was determined using the Black-Scholes option valuation model with the following assumptions: fair value stock price of $0.672 at grant date, risk-free interest rate of 2.33%, volatility of 40%, nil expected dividends and expected life of 5 years. Additionally, we issued 170,000 options to two management personnel which vest on the completion of future milestones.  The options have an exercise price of $3.00 and expire three years after achieving milestones.

We also issued 15,000 options to five non-employee directors on January 12, 2010 and recorded an expense of $13,167 for the three months ended June 30, 2010.   The options vest 25% per quarter over the first year and expire on January 12, 2015, with an exercise price of $ 30.45 .  The aggregate fair value of the options granted was $45,640 at the date of grant, which was determined using the Black-Scholes option valuation model with the following assumptions: fair value stock price of $ 30.45 at grant date, risk-free interest rate of 2.49%, volatility of 17.95%, nil expected dividends and expected life of 2 years.

F-27

 ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010

The Option activity during the six months ended June 30, 2010 is as follows:

		Number of Options
		Outstanding			Outstanding
		as of		Granted/	as of
	Exercise	January 1,		forfeited/	June 30,
Month of grant	price	2010	Exercised	cancelled	2010

September 2009	$ 16.25 - $ 18.75	500,000			500,000
September 2009	$ 15.00	34,000			34,000
December 2009	$ 34.50	500			500
January 2010	$6.09	-	-	15,000	15,000

		534,500	-	15,000	549,500

19.	Statutory Reserve

The Corporation’s income is distributable to its shareholders after transfer to statutory reserves as required under relevant PRC laws and regulations and the Corporation’s articles of association.  As stipulated by the relevant laws and regulations in the PRC, the Corporation is required to maintain a statutory surplus reserve fund which is non-distributable.  Appropriation to such reserves is made out of net profit after taxation of the statutory financial statements of the Corporation as a proportion of income after taxation of 10%.

The statutory surplus reserve fund can be used to make up prior year losses, if any, and can be applied in conversion into capital by means of capitalization issue.  The appropriation may cease to apply if the balance of the fund has reached 50% of the relevant entity’s registered capital.

20.	Taxation

Income Tax

United States
The Company is subject to the United States of America Tax law at tax rate of 40.7%.  No provision for the US federal income taxes has been made as the Company had no taxable income in this jurisdiction for the reporting periods. The Company has not provided deferred taxes on undistributed earnings of its non-U.S. subsidiaries or VIE as of June 30, 2010 as it was the Company’s current policy to reinvest these earnings in non-U.S. operations.

BVI
Elevated Throne was incorporated in the BVI and, under the current laws of the BVI, is not subject to income taxes.

F-28

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010

PRC
The PRC’s legislative body, the National People’s Congress, adopted the unified Corporate Income Tax Law on March 16, 2007. This new tax law replaces the existing separate income tax laws for domestic enterprises and foreign-invested enterprises and became effective on January 1, 2008.  Under the new tax law, a unified income tax rate is set at 25% for both domestic enterprises and foreign-invested enterprises.
Accordingly, Fujian Green Planet and Sanming Huajian, both of which are established in the PRC, are subject to PRC enterprise income tax at the rate of 25% on their assessable profits during the three month period ended June 30, 2010 and 2009.

The components of the provision for income taxes are:-

	June 30,	June 30,
	2010	2009

Current taxes - PRC	$1,427,351	$502,028
Deferred taxes	76,849	14,345

	$1,504,200	$516,373

Deferred tax liabilities as of June 30, 2010 and December 31, 2009 composed of the following:

	As of
	June,30	December, 31
The PRC	2010	2009
Current deferred tax liabilities :
Decelerated amortization of intangible assets	$(4,424)	$(4,395)
Provision of expenses	(76,128)	(134,673)
Changes in capitalized rental expenses	115,923	109,876

	$35,371	$(29,192)

Non-current deferred tax liabilities :
Accelerated amortization of intangible assets	$(18,801)	$(18,679)
Provision of expenses	(4,118)	(28,802)
Rental expenses capitalized in inventory	137,471	148,581

	$114,552	$101,100

F-29

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010

21.	Contingencies

From time to time, the Corporation may be exposed to claims and legal actions in the normal course of business, some of which may be initiated by the Corporation.  As of June 30, 2010, no material claims were outstanding.

22.	Segmented Information

The Corporation uses the “management approach” in determining reportable operating segments.  The management approach considers the internal organization and reporting used by the Corporation’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Corporation’s reportable segments.  Accordingly, in accordance with ASC Topic 280-10 “Segment Reporting”, the Corporation’s operations comprises of three reporting segments engaged in herbal and chemical extracts, organic products and financing within Canada, China and the United States.

The following represents the segmented information based on geographical distribution as at June 30:

For the six months ended June 30, 2010	Asia	North America(1)	Total
Sales	$18,384,727	$5,457,577	$23,842,304
Cost of sales	10,279,207	4,523,702	14,802,909
Gross profit	8,105,520	933,875	9,039,395
Operating expenses	1,373,224	560,663	1,933,887
Operating profit	6,732,296	373,212	7,105,508

Corporate expenses, including amortization)			649,146
Interest/other expense

Income before income taxes and non-controlling interest			$5,733,968

Assets at June 30, 2010	$48,349,068	$14,797,177	$63,146,245

(1) North America segment includes $360,722 of interest income classified as Sales and $570,619 of interest expense classified as Cost of sales.

F-30

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010

For the six months ended June 30, 2009	Asia	North America		Total
Sales	$4,467,369	$	- - -	$4,467,369
Cost of sales	1,841,273		-	1,841,273
Gross profit	2,626,096		- - -	2,626,096
Operating expenses	644,407		- - -	644,407
Operating profit	1,981,689		- - -	1,981,689

Corporate expenses, including amortization)				(8,406)
Interest/other expense				1,672
Income before income taxes and non-controlling interest				$1,974,955

Assets at December 31, 2009	$41,650,473		$12,983,378	$54,633,851

The following represents the segmented information based on operating segments as of June 30;

For the six months ended June 30, 2010	Chemical and Herbal Extracts (CHE)	Organic Products (OP)	Financing (1) (FIN)	Corporate		Total
Sales	$8,471,766	$9,912,961	$5,457,577	$	- - -	$23,842,304
Cost of sales	4,232,891	6,046,316	4,523,702		- - -	14,802,909
Gross profit	4,238,875	3,866,645	933,875		- - -	9,039,395
Operating expenses	1,088,415	284,809	560,633		- - -	1,933,888
Operating profit	3,150,460	3,581,836	373,212		- - -	7,105,507

Corporate expenses, including amortization)						649,146
Interest/other expense						722,393
Income before income taxes and non-controlling interest						$5,733,968

Assets at June 30, 2010	$24,789,843	$23,559,225	$11,471,063		$3,326,114	$63,146,245

(1) Financing segment includes $360,722 of interest income classified as Sales and $570,619 of interest expense classified as Cost of sales.

F-31

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010

22.	Segmented Information - continued

For the three months ended March 31, 2009	Chemical and Herbal Extracts (CHE)	Organic Products (OP)		Financing (FIN)		Corporate		Total
Sales	$4,467,369	$	- - -	$	- - -	$	- - -	$4,467,369
Cost of sales	1,841,273		- - -		- - -		- - -	1,841,096
Gross profit	2,626,096		- - -		- - -		- - -	2,626,096
Operating expenses	644,407		- - -		- - -		- - -	644,407
Operating profit	1,981,689		- - -		- - -		- - -	1,981,689

Corporate expenses, including amortization)								(8,406)
Interest/other expense								1,672
Income before income tax and non-controlling interest								1,974,955

Assets at December 31, 2009	$22,746,713		$20,191,029		$11,342,020		$354,089	$54,633,851

During the quarter ended June 30, 2010, the Company had no sales to any customer that exceeded 10% of total revenues.

23.	Bridge Loan Financing

Effective June 30, 2010, the Company modified the terms of its existing bridge loan agreement which was entered into on  January 8 , 2010.  The modifications include the cancelation of the both the conversion feature embedded in the note and the detachable warrant, along with a two month extension in the note’s maturity date to December 10, 2010, with an option to further extend the notes maturity to January 10, 2011 (the “Amended Maturity Date”).

In exchange for these modifications, the Company agreed to issue a new warrant for the same number of shares as the old warrant ( 98,733 shares), upon closing an equity offering provided the offering occurs prior to the maturity date of the loan.  Should an equity offering not occur prior to the maturity date of the nee amended maturity date the obligation to issue the new warrant expires.  In that case, the Company agrees to make a $600,000  cash payment (‘Cancellation Premium”) of which $300,000 is due upon expiration of the six-month anniversary of the latest amended maturity date and $300,000 is due upon expiration of the six-month anniversary of the latest amended maturity date.

Terms of the new warrant, should it be issued, call for a five year maturity, and specify a strike price of 65% of the offer price.  The warrant will also provide for a “rachet provision” adjusts the strike price to be equal to any lower price offered in a future equity offer during its life.

The Company has calculated the fair value of the warrant and determined that it does not exceed the cancellation premium of $600,000.  Accordingly, the Company has recorded a $600,000 liability and will revalue the warrant each reporting period until its exercise.

F-32

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010

24	Subsequent Events

NONE

F-33

ONE BIO, CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)

CONSOLIDATED
 FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2009

ONE BIO, CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
(Expressed in United States Dollars)

DECEMBER 31, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
One Bio, Corp.

We have audited the accompanying consolidated balance sheets of One Bio, Corp. as of December 31, 2009 and 2008 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended.  These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of One Bio, Corp. as of December 31, 2009 and 2008 and the results of its consolidated operations and its consolidated cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The Company determined that additional disclosure was required to more accurately present the financial information within the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the years ended December 31, 2009 and 2008.  The additional disclosures are included in Notes 1, 2, 8, 12, 14, 18, 20, 22, 23 and 24 as they relate to other assets, warrants, income taxes, segment reporting, share based payments and options.  The Company also modified its Statement of Stockholders’ Equity and the earnings per share on its Statement of Operations to reflect the retrospective application of the share exchange ratio.  There were no changes to reported earnings as a result of these additional disclosures.

/s/ JEWETT, SCHWARTZ, WOLFE & ASSOCIATES

Hollywood, Florida
March 19, 2010 (except for Notes 14, 18, 20, 22, 23 and 24 which are dated
   May 28, 2010 and Notes 1, 2, 8 and 12, which are dated September 21, 2010)

One Bio, Corp.
Consolidated Balance Sheets
(Stated in US dollars)

	As of December 31,
	2009	2008
ASSETS
Current assets
Cash and cash equivalents	$4,928,968	$665,568
Receivables	12,006,585	4,429,887
Inventory	2,976,031	431,569
Loans Receivable	4,223,863	-
Prepaid expenses	3,382,882	-

Total current assets	27,518,329	5,527,024
Property, plant and equipment, net	5,557,911	3,144,067
Land use rights	1,106,056	7,841,214
Goodwill	3,974,908	-
Intangible assets	682,058	159,159
Deposits for acquisition of intangible assets	161,151	161,370
Other Assets	15,633,438	8,977

TOTAL ASSETS	$54,633,851	$16,841,811

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES
Current liabilities
Accounts Payable and accrued liabilities	$4,331,973	$2,278,571
Loans payable- current portion	12,868,796	161,505
Deferred revenues	62,995	63,081
Deferred taxes	(29,192)	-

Total current liabilities	17,234,572	2,503,157
Loans payable	4,215,855	-
Deferred taxes	101,100	-

TOTAL LIABILITIES	21,551,527	2,503,157

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Common stock : par value $0.001 per share
Authorized : 100,000,000 shares
Issued and outstanding : 5,834,398	5,834	4,713
shares in 2009 and 4,712,612 shares in 2008
Additional paid-in capital	16,221,004	3,996,464
Statutory reserve	1,740,016	701,461
Accumulated other comprehensive income	1,495,835	1,439,320
Retained earnings	9,965,874	5,459,429
Total shareholders' equity of the company	29,428,563	11,601,389
Non-Controlling Interest	3,653,761	2,737,267
TOTAL EQUITY	33,082,324	14,338,654

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$54,633,851	$16,841,811

See Notes to Consolidated Financial Statements

One Bio, Corp.
Consolidated Statements of Income and Comprehensive Income
(Stated in US dollars)

	Year ended December 31,
	2009	2008

Revenues	$22,073,219	$10,401,530
Cost of sales	12,089,029	3,939,610

Gross profits	9,984,190	6,461,920

Operating expenses
General and administrative expenses	1,110,991	1,117,729
Research and development expenses	378,497	444,404
Selling and marketing expenses	1,035,949	247,991

	2,525,437	1,810,124

Income from operations	7,458,753	4,651,796
Interest and financing expense	(230,340)	(151,814)
Interest income	36,633	14,141
Other income	147,236	59,095

Income before income taxes	7,412,282	4,573,218
Provision for income taxes	(2,027,309)	(1,222,919)

Net income	5,384,973	3,350,299

Net income attributable to
non-controlling interest	(612,159)	-

Net income attributable to
Company	$4,772,814	$3,350,299

Earnings per share
- Basic	$0.95	$0.71

- Diluted	$0.93	$0.71

Weighted average number of shares outstanding :
- Basic	5,011,925	4,705,835

- Diluted	5,117,274	4,705,835

STATEMENT OF COMPREHENSIVE INCOME

Net Income	$5,384,973	$3,350,299
Other comprehensive income
Unrealized foreign currency gain (loss)	(37,286)	747,343

Comprehensive income	5,347,687	4,097,642
Comprehensive income attributable to
noncontrolling interest	(612,159)	-

Comprehensive income attributable to the Company	$4,735,528	$4,097,642

See Notes to Consolidated Financial Statements

One Bio, Corp.
Consolidated Statements of Cash Flows
(Stated in US dollars)

	Year ended December 31,
	2009	2008
Cash flows from operating activities
Net Income	$5,384,973	$3,350,299
Adjustments to reconcile net income to net cash provided by operating activities :
Depreciation	255,555	206,592
Amortization of intangible assets	64,056	39,546
Amortization of land use rights	62,525	22,971
Amortization of lease prepayments	254,911
Deferred taxes	112,528	16,206
Share-based compensation	50,470	182,239
Changes in operating assets and liabilities :
Accounts receivable, net	(1,402,183)	(2,047,083)
Prepaid and other current assets	(1,831,567)
Inventories	(693,236)	278,001
Accounts payables and accrued expenses	2,011,964	(155,609)
Amount due to a related party	-	(34,380)
Income tax payable	-	(139,929)
Deferred revenue	(86)	(14,415)

Net cash flows provided by operating activities	4,269,910	1,704,438

Cash flows from investing activities
Payments to acquire intangible assets	(479,426)	(245,055)
Payments to acquire property, plant and equipment	(844,615)	(1,586)
Payments on loans receivable, net	(1,370,836)	-
Cash acquired from acquisition	1,908,338	-
Investment for acquisition of land use rights	(3,932,199)	-

Net cash flows used in investing activities	(4,718,738)	(246,641)

Cash flows from financing activities
Issue of common stock	1,754,000	140,000
Issue of capital by Sanming Huajian	-	625,290
Proceeds of bank loans	1,860,561	288,300
Repayments of government loans	(146,700)	(288,300)
Repurchase and cancellation of common shares	(740,000)	-
Repayments of other loans	-	(1,917,195)
Advances on loans payable	1,873,567	-
Advances on notes payable	4,177	-
Advances from stockholders and related parties	143,145	-
Exercise of warrants	764	-
Advances from a stockholder	-	(25,481)

Net cash flows used in financing activities	4,749,514	(1,177,386)

Effect of foreign currency translation on cash and cash equivalents	(37,286)	52,076

Net increase in cash and cash equivalents	4,263,400	332,487
Cash and cash equivalents - beginning of year	665,568	333,081

Cash and cash equivalents - end of year	$4,928,968	$665,568

Supplemental disclosures for cash flow information:
Cash paid for interest	$80,474	$151,382
Cash paid for Income taxes	$1,904,477	$1,346,641

Supplemental disclosure of noncash transactions:
TFS net assets acquired	$3,593,339	-
UGTI net assets acquired	$11,443,822	-
Transfer of land use rights	$5,834,519	-

See Notes to Consolidated Financial Statements

One Bio, Corp.
Consolidated Statements of Stockholders’ Equity
(Stated in US dollars)

					Accumulated other
	Common stock		Additional				Total	Non
	Number		paid-in	Statutory	comprehensive	Retained	Shareholders'	Controlling
	of shares	Amount	capital	reserve	income	earnings	Equity	Interest	Total

Balance, January 1, 2008	4,700,292	$4,700	$2,999,215	$334,823	$691,977	$2,475,768	$6,506,483	$2,737,267	$9,243,750
Recapitalization	3,960	4	675,200	-	-	-	675,204		675,204
Issue of common shares for cash	6,160	6	139,860	-	-	-	139,866		139,866
Issue of common shares for							-		-
services rendered	2,200	2	12,450	-	-	-	12,452		12,452
Issue of warrants for services	-	-	169,739	-	-	-	169,739		169,739
Appropriation of statutory reserve	-	-	-	366,638	-	(366,638)	-		-
Unrealized foreign currency gain	-	-	-	-	747,343	-	747,343		747,343
Net income	-	-	-	-	-	3,350,299	3,350,299	-	3,350,299

Balance, December 31, 2008	4,712,612	$4,713	$3,996,464	$701,461	$1,439,320	$5,459,429	$11,601,387	$2,737,267	$14,338,654

Issuance of shares for cash upon the
exercise of warrants	30,548	31					31		31
Issuance of shares upon the
acquisition of assets	728,000	728	10,548,039	91,589	93,801	1,294,796	12,028,953	304,335	12,333,288
Issuance of common shares for cash	375,200	375	1,752,124				1,752,499		1,752,499
Issuance of common shares for services	17,638	18	50,029				50,047		50,047
Purchase of common shares
for cancellation	(29,600)	(30)	(125,652)			(614,200)	(739,882)		(739,882)
Appropriation of statutory reserve				946,966		(946,966)	-		-
Unrealized foreign currency gain					(37,286)		(37,286)		(37,286)
Net income						4,772,815	4,772,815	612,159	5,384,974

Balance, December 31, 2009	5,834,398	$5,834	$16,221,004	$1,740,016	$1,495,835	$9,965,874	$29,428,563	$3,653,761	$33,082,324

See Notes to Consolidated Financial Statements

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

1.	Organization and Basis of Presentation

Description of the Business
One Bio, Corp. (formerly ONE Holdings, Corp), (formerly Contracted Services, Inc.) (“ONE” and/or the “Company”) was incorporated June 30, 2000 in the State of Florida as Contracted Services, Inc. and changed its name to ONE Holdings, Corp. on June 9, 2009 and subsequently on October 26 , 2009 changed its name to ONE Bio, Corp.  ONE and its subsidiaries (collectively the “Corporation” or “Company”) are utilizing green processes to produce raw chemicals and herbal extracts, natural supplements and organic products. Corporation is focused on the Asia Pacific region. The Corporation’s key products include widely recognized Solanesol, CoQ10, Resveratrol and 5-HTP, organic fertilizers, and organic bamboo health food and beverages.

Basis of Presentation
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Basis of Consolidation
On June 9, 2009 Abacus Global Investments Corp. (“Abacus”) acquired  3,750,000 shares or 92.25% of ONE Bio Corp. (“ONE”) (formerly ONE Holdings Corp), (formerly Contracted Services Inc.) from ONE’s then majority shareholder, Belmont Partners LLC (“Belmont”).  Abacus paid Belmont $262,500 in cash.  Belmont also received shares of ONE common stock.  On June 9, 2009, concurrent with the Abacus acquisition, ONE changed its name from Contracted Services Inc to ONE Holdings Corp.  On October 26, 2009 ONE changed its name again from ONE Holdings Corp to ONE Bio Corp. and authorized a 5 for 1 reverse split in its common shares.

At the time of this acquisition, both Abacus and ONE had nominal operations although ONE was a publicly reporting entity.  Abacus is in the business of acquiring and selling companies and in providing strategic management consulting services.  To our knowledge, Abacus engaged in only the above described transaction in 2009.  ONE (at the time known as Contracted Services Inc.) was a small lawn maintenance company.  Accordingly, neither ONE nor Abacus had any significant operations or assets.
Abacus entered into the transaction to establish a public vehicle which it could utilize as the core of a business strategy to establish a global bio-engineering group to promote and develop organic products, intermediate chemical extracts and green processes.
.
Since both companies, ONE and Abacus, were small closely held companies both prior to and, immediately after the Abacus transaction, and because neither Company had substantial operations or assets, ONE viewed the Abacus transaction as a straight forward private transaction between its shareholder Belmont Partners and Abacus.  We believe that Abacus accounted for the transaction as a purchase and we concur with that determination.  Further, in accordance with the Guidance offered in ASC 805-20-55 we concluded that because, at the time, there was no distinct difference in relative size of assets or operations, and because the legal acquiree did not issue any additional shares that were not already in circulation to effect this transaction, this transaction did not meet the characteristics of a reverse acquisition.  In addition, neither of the companies were merged.

The Abacus transaction had little or no impact on liquidity or operations other than the minor lawn service operations which were discontinued in anticipation of engaging in the new business strategy discussed above.

The Abacus transaction had no impact on our capital structure

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

On July 22, 2009 (closing date of the reverse acquisition) ONE Bio Corp. (“ONE”) (formerly ONE Holdings Corp), (formerly Contracted Services Inc.) acquired 11,625,333 outstanding common shares and 4,155,066 of outstanding warrants together representing 78.28% of Green Planet Bio-Engineering Co., LTD (“GPB”) from GPB’s majority shareholders.  The transaction was accomplished through a share exchange agreement wherein in exchange for GPB common stock and warrants, ONE issued 688,409   of its common shares along with a note for $980,349.  The total transaction was valued at $12,336,902.

At the time of this acquisition, ONE had nominal operations whereas GPB was a fully operational enterprise whose assets and operating results far exceeded ONE’s.  Both were publicly traded companies.
ONE entered into the transaction as its first acquisition in implementing its business strategy to establish a global bio-engineering group to promote and develop organic products, intermediate chemical extracts and green processes.

Both companies, ONE and GPB were public.  However, ONE’s operations and assets were nominal whereas GPB operations and assets were substantial.  Because GPB’s operations and assets were distinctly different in relative size, ONE viewed the GPB transaction as a reverse acquisition in accordance with the guidance offered in ASC 805-10-55-13.  Accordingly, although ONE was the legal acquirer, because the transaction met the characteristics of a reverse acquisition, GPB was treated as the acquirer for accounting purposes, and its reported equity was recapitalized.  The companies were not merged.

ONE’s capital structure was changed to reflect the shares it issued to acquire GPB under the share exchange agreement.  GPB’s capital structure was recapitalized to reflect the number of shares outstanding as ONE’s shares.  Par value of common stock was adjusted to reflect ONE’s par with the offset adjusting APIC.  The following chart reflects the calculation of the exchange ratio of the conversion of Green Planet stock into ONE Bio, Corp common stock as a result of the reverse acquisition.

Exchange Ratio Calculation

	Legal	Acctg	Pre	RTO	Post
ONE Bio, Corp	Parent	Acquiree	4,298,726	688,000	4,977,726
Green Planet	Sub	Acquirer	623,575	-	623,575

Number of common shares outstanding of Green Planet					623,575
Exchange ratio					110%
Number of shares deemed outstanding before RTO					688,000
Number of shares outstanding from RTO					4,977,726

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

During the year ended December 31, 2009, ONE completed two acquisitions: (i) on September 3, 2009, ONE completed the purchase of 99.75% of Trade Finance Solutions Inc; and (ii) on September 27, 2009, ONE completed the acquisition of 100% of Supreme Discovery Group Limited (“Supreme”) through its subsidiary United Green Technology, Inc. (“UGTI”).  Pursuant to this transaction, 20% of UGTI common stock was issued to the Supreme shareholders in consideration for 100% of Supreme.  Also ONE acquired 5,000 shares of UGTI preferred stock which have super voting rights resulting in ONE have an 83.3% interest in UGTI.  November 3, 2009, ONE increased its ownership of UGTI to 98%.  ONE’s consolidated financial statements incorporate the results of these acquisitions, as of the acquisition date.  See “Note 8 - Acquisitions” for the unaudited condensed pro-forma results these acquisitions for the fiscal years ended December 31, 2008 and 2007.

Included in the Company’s consolidated financial statements are the operational results and financial position of Sanming and JLF. These companies are deemed to be variable interest entities (“VIE”) and were effectively acquired on July 22, 2009 and September 27, 2009 respectively.  As variable interest entities the Company includes their operating results in its consolidated financial results based on the execution of certain contractual relationships which grants to the Company operational control. The Company has operational control which obligates the Company to absorb the risk or loss and enables the Company to receive the majority of the VIE residual returns.

To comply with PRC laws and regulations that restrict foreign ownership of companies the Company operates its China businesses (Sanming and JLF) through Fujian Green Planet and Fujian United wholly foreign owned enterprises (“WFOE”), which are wholly owned subsidiaries of Green Planet and UGTI.    The WFOE’s have entered into certain irrevocable agreements with Sanming and JLF through which operational and financial control of these businesses reside in the WFOE.  The following are the transactional agreements:

Entrusted Management Agreement

Shareholders Voting Proxy Agreement

Exclusive Purchase Option Agreement

Share Pledge Agreement

As a result of these agreements, the Company is considered the primary beneficiary of Sanming and JLF both financially and operationally and accordingly their results are consolidated in the Company’s financial statements.

ONE’s consolidated financial statements include the accounts of all of its majority owned subsidiaries and the accounts of its variable interest entities, of which ONE is the primary beneficiary.  All intercompany balances and transactions have been eliminated on consolidation.  The functional currency of ONE’s foreign subsidiaries is in the United States Dollar, Canadian Dollar and Chinese Yuan.  Certain prior year balances have been reclassified to conform to current year presentation.

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

2.	Summary of Significant Accounting Policies

Cash and Cash Equivalents
Cash and cash equivalents include all cash, deposits in banks and other highly liquid investments with initial maturities of three months or less to be cash equivalents.  Our cash and cash equivalents as of December 31, 2009 and 2008, by geography are:

Location of Cash Deposits	2009	2008
PRC	$3,741,449	$665,568
North America	1,187,519	-
Total	$4,928,968	$665,568

Cash and cash equivalents located in the PRC were denominated in Renminbi (“RMB”) and were placed with financial institutions in the PRC. Typically, they are not freely convertible into foreign currencies and the remittance of these funds out of the PRC is subject to exchange control restrictions imposed by the PRC government. .  In order to improve the accessibility of our cash on a global scale, we have begun a process of transferring certain assets and processes previously centered in our PRC based VIE entities to our WFOE entities.  PRC regulations permit WFOE’s to remit funds out of the PRC.

 Cash and cash equivalents located in the North America were primarily denominated in Canadian Dollars and were placed in financial institutions in Canada. These deposits are freely convertible into foreign currencies and there are few if any practical exchange control restrictions imposed by the Canadian government.

Restricted Cash
In accordance with ASC Topic 305 formerly Accounting Review Board (“ARB”) No. 43, Chapter 3A “Current Assets and Current Liabilities”, cash which is restricted as to withdrawal is considered a non-current asset.

Receivables
Accounts receivable are recognized and carried at original invoiced amount less an allowance for uncollectible accounts, as needed.

When evaluating the adequacy of its allowance for doubtful accounts, the Company reviews the collectability of accounts receivable, historical write-offs, and changes in sales policies, customer credibility and general economic tendency.

Loans Receivables
These assets are non-derivatives financial assets resulting cash advances by the lender to a borrower under financing facility agreements that mature on a specific date or dates, usually less than one year or on demand. Each cash advance is typically secured by the assignment of proceeds of the borrower’s accounts receivables which usually collect within 90 day cycles from the date of the advance. These assets are initially recognized at their acquired cost adjusted for any write-offs, the allowance for loan losses, any deferred fees or costs on originated loans, less any provision for impairment. Due to the short term nature of the individual advances, their carrying value approximates fair value.   Management believes there is no impairment nor were there any write-offs or allowances for loan losses recorded as of December 31, 2009.

Concentration of Credit
The Company extends credit to its customers for which no credit insurance is available.  To date the Corporation has not incurred any significant loss due to this activity; however, if such occurrence was to occur, the loss may have an adverse effect on the financial position of the Company.

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

Capital Leases
The Company’s policy is to record leases, which transfer substantially all benefits and risks incidental to ownership of property, as acquisitions of property and equipment and to record the incurrence of corresponding obligations as liabilities.  Obligations under capital leases are reduced by rental payments net of imputed interest.

Inventory
Inventories are stated at the lower of cost and current market value. Costs include the cost of purchase and processing, and other costs. Inventories are stated at cost upon acquisition. The cost of inventories is calculated using the weighted average method. Any excess of the cost over the net realizable value of each item of inventories is recognized as a provision for diminution in the value of inventories.

Net realizable value is the estimated selling price in the normal course of business less the estimated costs to completion and the estimated expenses and related taxes to make the sale.

Property, Plant and Equipment
Property, plant and equipment are stated at cost, less accumulated depreciation. Expenditures for maintenance and repairs, which are not considered improvements and do not extend the useful life of the asset, are expensed as incurred; additions, renewals and betterments are capitalized. When assets are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in the statement of operations in cost of blended products.

Depreciation is provided to recognize the cost of the asset in the results of operations. The Company calculates depreciation using the straight-line method with estimated useful life as follows:

Building and structural components	20 years
Computer equipment and software	5 years
Leasehold improvements	7 years
Machinery and equipment	10 years
Office equipment and furniture	5 years
Technology	5 - 10 years
Vehicles	5 years

Land Use Rights

Land use rights represent the purchased rights to use land granted PRC land authorities.  Depending on the PRC land authority, the land use rights can be conveyed in the form of a prepaid lease or a use agreement.  Land use rights are stated at cost less accumulated amortization.  Amortization is provided using the straight line method over the terms of the agreement which range over a term of 30 to 50 years obtained from the relevant PRC land authorities.

Intangible Assets
Intangible assets consist mainly of proprietary technology and software. The intangible assets are amortized using straight-line method over the life of the assets.

Impairment of Long-lived Assets
In accordance with ASC Topic 360 Formerly Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, certain assets such as property, plant, and equipment, and purchased intangibles, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Intangible assets are tested for impairment annually. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.  There were no events or changes in circumstances that necessitated a review of impairment of long lived assets as of December 31, 2009 as well as December 31, 2008, respectively.

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

2.           Summary of Significant Accounting Policies - continued

Revenue Recognition
The Company recognizes revenues in accordance with the guidance in the Securities and Exchange Commission (“SEC”) ASC Topic 605 Formerly Staff Accounting Bulletin (“SAB”) No. 104. Revenue is recognized when persuasive evidence of an arrangement exists, when the selling price is fixed or determinable, when delivery occurs and when collection is probable. The Company recognizes sales revenue when goods are shipped or ownership has transferred.

Employee Future Benefits
Pursuant to the relevant laws and regulations in the PRC, the Company participates in various defined contribution retirement plans organized by the respective divisions in municipal and provincial governments for its employees. The Company is required to make contributions to the retirement plans in accordance with the contribution rates and basis as defined by the municipal and provincial governments. The contributions are charged to the respective assets or the income statement on an accrual basis. When employees retire, the respective divisions are responsible for paying their basic retirement benefits. The Company does not have any other obligations in this respect.

Income Taxes
The Company accounts for income taxes in accordance with ASC topic 740 formerly Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes”. Under SFAS No. 109, deferred tax assets and liabilities are determined based on temporary differences between accounting and tax bases of assets and liabilities and net operating loss and credit carry forwards, using enacted tax rates in effect for the year in which the differences are expected to reverse.  Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.  A provision for income tax expense is recognized for income taxes payable for the current period, plus the net changes in deferred tax amounts.  Any interest and penalties are expensed in the year that the Notice of Assessment is received.

The Company’s practice is to recognize interest and/or penalties to income tax matters in income tax expense.

Use of Estimates
The preparation of consolidated financial statements in accordance with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses for the periods reported.  Actual results could differ from those estimates.  Significant items that require estimates are goodwill, deferred tax assets, stock-based compensation, deferred tax liabilities and the depreciation, and amortization of the Corporation’s assets.

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

2.           Summary of Significant Accounting Policies - continued

Costs of Raising Equity Capital
Costs of raising capital include legal, professional fees and agent fees associated with the raising of equity and debt capital.

Incremental costs incurred in respect of raising capital are charged against equity or debt proceeds raised.  Costs associated with the issuance of share capital are charged to capital stock upon the raising of share capital.  Costs associated with the issuance of debt are part of the carrying value of the debt and charged to operations as non-cash financing expense using the effective interest rate method.

Foreign Currency Translation
In accordance with ASC Topic 830 formerly SFAS No.52, “Foreign Currency Translation”, the financial statements of subsidiaries of the Company are measured using local currency (Canadian Dollar and Chinese Yuan) as the functional currency.  Assets and liabilities have been translated at period-end exchange rates and related revenue and expenses have been translated at average exchange rates. Gains and losses resulting from the translation of subsidiaries’ financial statements are included as a separate component of shareholders’ equity accumulated in other comprehensive income.

Fair Value of Financial Instruments
The Company estimates the fair value of its financial instruments based on current interest rates, quoted market values or the current price of financial instruments with similar terms. Unless otherwise disclosed herein, the carrying value of financial instruments, especially those with current maturities such as cash and cash equivalents, accounts receivable, and accounts payable and accrued liabilities are considered to approximate their fair values.

Fair Value Measurements

In April 2009, the Financial Accounting Standard Board (“FASB”) released ASC 820, Fair Value Measurements and Disclosures, (formerly SFAS No. 157 “Fair Value Measurements”) that defines fair value, establishes a framework for measuring fair value in accordance with U.S. GAAP, and expands disclosures about fair value measurements.

According to ASC 820, investment measured and reported at fair value are classified and disclosed in one of the following hierarchy:

Level 1 -       Quoted prices are available in active markets for identical investments as of the reporting date.  The type of investments included in Level 1 included listed equities and listed derivatives.

Level 2 -       Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and fair value is determined through the use of models or other valuation methodologies.  Investments that are generally included in this category include corporate bonds and loans, less liquid and restricted equity securities and certain over-the-counter derivatives.

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

2.           Summary of Significant Accounting Policies - continued

Level 3 -       Pricing inputs are unobservable for the investment and included situations where there is little, if any, market activity for the investment.  The inputs into the determination of fair value require significant management judgment or estimation.

Stock-Based Compensation Plan
The Corporation uses the fair value-based method for measurement and cost recognition of employee share-based compensation arrangements under the provisions of ASC Topic 718 formerly FASB, SFAS 123 (Revised 2004) and Share-Based Payment (SFAS 123R), using the modified prospective transitional method.

Under the modified prospective transitional method, share-based compensation is recognized for awards granted, modified, repurchased or cancelled subsequent to the adoption of SFAS 123R.  In addition, share-based compensation is recognized, subsequent to the adoption of SFAS 123R, for the remaining portion of the vesting period (if any) for outstanding awards granted prior to the date of adoption.

We measure share-based compensation costs on the grant date, based on the calculated fair value of the award.  We have elected to treat awards with graded vesting as a single award when estimating fair value. Compensation cost is recognized on a straight-line basis over the employee requisite service period, which in our circumstances is the stated vesting period of the award, provided that total compensation cost recognized at least equals the pro rata value of the award that has vested. Compensation cost is initially based on the estimated number of options for which the requisite service is expected to be rendered.  This estimate is adjusted in the period once actual forfeitures are known.

Earnings Per Share
Earnings (loss) per common share are reported in accordance with ASC Topic 260 formerly SFAS No. 128, “Earnings Per Share”. SFAS No. 128 requires dual presentation of basic earnings per share (“EPS”) and diluted EPS on the face of all statements of earnings, for all entities with complex capital structures.  Diluted EPS reflects the potential dilution that could occur from common shares issuable through the exercise or conversion of stock options, restricted stock awards, warrants and convertible securities. In certain circumstances, the conversion of these options, warrants and convertible securities are excluded from diluted EPS if the effect of such inclusion would be anti-dilutive.  Fully diluted loss per common share is not provided, when the effect is anti-dilutive.

When the effect of dilution on loss per share is anti-dilutive, diluted loss per share equals the loss per share.

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

2.           Summary of Significant Accounting Policies - continued

Comprehensive Income
The Company follows ASC Topic 220 formerly Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income”.  This statement establishes standards for reporting and display of comprehensive income and its components. Comprehensive income is net income plus certain items that are recorded directly to shareholders’ equity bypassing net income.  Other than foreign exchange gains and losses, the Company has no other comprehensive income (loss).

Recent Changes in Accounting Standards
Recent accounting pronouncements that the Company has adopted or that will be required to adopt in the future are summarized below.

In August 2009, the FASB issued ASU 2009-05 which includes amendments to Subtopic 820-10, “Fair Value Measurements and Disclosures—Overall”. The update provides clarification that in circumstances, in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the techniques provided for in this update. The amendments in this ASU clarify that a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability and also clarifies  that both a quoted price in an active market for the identical liability at the measurement date and the quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 fair value measurements. The guidance provided in this ASU is effective for the first reporting period, including interim periods, beginning after issuance.  The adoption of this standard did not have a material impact on the Company’s consolidated financial position and results of operations.

In September 2009, the FASB issued ASU 2009-06, Income Taxes (Topic 740), “Implementation Guidance on Accounting for Uncertainty in Income Taxes and Disclosure Amendments for Nonpublic Entities”, which provides implementation guidance on accounting for uncertainty in income taxes, as well as eliminates certain disclosure requirements for nonpublic entities.  For entities that are currently applying the standards for accounting for uncertainty in income taxes, this update shall be effective for interim and annual periods ending after September 15, 2009. For those entities that have deferred the application of accounting for uncertainty in income taxes in accordance with paragraph 740-10-65-1(e), this update shall be effective upon adoption of those standards. The adoption of this standard is not expected to have an impact on the Company’s consolidated financial position and results of operations since this accounting standard update provides only implementation and disclosure amendments.

In September 2009, the FASB has published ASU No. 2009-12, “Fair Value Measurements and Disclosures (Topic 820) - Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent)”. This ASU amends Subtopic 820-10, “Fair Value Measurements and Disclosures – Overall”, to permit a reporting entity to measure the fair value of certain investments on the basis of the net asset value per share of the investment (or its equivalent). This ASU also requires new disclosures, by major category of investments including the attributes of investments within the scope of this amendment to the Codification. The guidance in this Update is effective for interim and annual periods ending after December 15, 2009. Early application is permitted. The adoption of this standard is not expected to have an impact on the Company’s consolidated financial position and results of operations.

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

2.           Summary of Significant Accounting Policies - continued

In January 2010, the FASB has published ASU 2010-01 “Equity (Topic 505)- Accounting for Distributions to Shareholders with Components of Stock and Cash—a consensus of the FASB Emerging Issues Task Force,” as codified in ASC 505,. ASU No. 2010-01 clarifies the treatment of certain distributions to shareholders that have both stock and cash components. The stock portion of such distributions is considered a share issuance that is reflected in earnings per share prospectively and is not a stock dividend. The amendments in this Update are effective for interim and annual periods ending on or after December 15, 2009, and should be applied on a retrospective basis.  Early adoption is permitted.  The adoption of this standard did not have an impact on the Company’s (consolidated) financial position and results of operations.

In January 2010, the FASB has published ASU 2010-02 “Consolidation (Topic 810)- Accounting and Reporting for Decreases in Ownership of a Subsidiary—a Scope Clarification,” as codified in ASC 810, “Consolidation.” ASU No. 2010-02 applies retrospectively to April 1, 2009, our adoption date for ASC 810-10-65-1 as previously discussed in this financial note. This ASU clarifies the applicable scope of ASC 810 for a decrease in ownership in a subsidiary or an exchange of a group of assets that is a business or nonprofit activity. The ASU also requires expanded disclosures. The amendments in this Update are effective for interim and annual periods ending on or after December 15, 2009, and should be applied on a retrospective basis.  .  The adoption of this standard is not expected to have any impact on the Company’s consolidated financial position and results of operations.

In October 2009, the FASB has published ASU 2009-13, “Revenue Recognition (Topic 605)-Multiple Deliverable Revenue Arrangements”, which addresses the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than as a combined unit. Specifically, this guidance amends the criteria in Subtopic 605-25, “Revenue Recognition-Multiple-Element Arrangements”, for separating consideration in multiple-deliverable arrangements. This guidance establishes a selling price hierarchy for determining the selling price of a deliverable, which is based on: (a) vendor-specific objective evidence; (b) third-party evidence; or (c) estimates. This guidance also eliminates the residual method of allocation and requires that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method and also requires expanded disclosures. The guidance in this update is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The adoption of this standard did not have an impact on the Company’s consolidated financial position and results of operations.

In October 2009, the FASB has published ASU 2009-14, “Software (Topic 985)-Certain Revenue Arrangements that Include Software Elements” and changes the accounting model for revenue arrangements that include both tangible products and software elements. Under this guidance, tangible products containing software components and non software components that function together to deliver the tangible product’s essential functionality are excluded from the software revenue guidance in Subtopic 985-605, “Software-Revenue Recognition”. In addition, hardware components of a tangible product containing software components are always excluded from the software revenue guidance.  The guidance in this ASU is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted.  The adoption of this standard is not expected to have any impact on the Company’s consolidated financial position and results of operations.

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

2.	Summary of Significant Accounting Policies - continued

In December 2009, the FASB has published ASU 2010-16 ““Transfers and Servicing (Topic 860): Accounting for Transfers of Financial Assets.” ASU No. 2009-16 is a revision to ASC 860, “Transfers and Servicing,” and amends the guidance on accounting for transfers of financial assets, including securitization transactions, where entities have continued exposure to risks related to transferred financial assets. ASU No. 2009-16 also expands the disclosure requirements for such transactions. This ASU will become effective for us on April 1, 2010.  The adoption of this standard is not expected to have any impact on the Company’s consolidated financial position and results of operations.

In December 2009, the FASB has published ASU 2010-17 Consolidations (Topic 810): Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities.” ASU No. 2009-17 amends the guidance for consolidation of VIEs primarily related to the determination of the primary beneficiary of the VIE. The adoption of this standard is not expected to have any impact on the Company’s consolidated financial position and results of operations.

In January 2010, the FASB has published ASU 2010-06 “Fair Value Measurements and Disclosures (Topic 820): - Improving Disclosures about Fair Value Measurements. ASU No. 2010-06 clarifies improved disclosure requirements related to fair value measurements and disclosures – Overall Subtopic (Subtopic 820-10) of the FASB Accounting Standards Codification. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosure about purchase, sales, issuances, and settlement in the roll forward of activity in Level 3 fair value measurements.  Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The amendments in this Update are effective for interim and annual periods ending on or after December 15, 2009, and should be applied on a retrospective basis.  The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial position and results of operations.

Other ASUs not effective until after December 31, 2009, are not expected to have a significant effect on the Company’s consolidated financial position or results of operations.

3.	Supplemental Cash Flow Information

For the Year Ended December 31,	2009	2008
Supplemental disclosure

Interest paid	$80,474	$151,382
Income taxes paid	$1,904,477	$1,346,641
Non-cash transactions
TFS Net assets acquired	$3,593,339	--
UGTI net assets acquired	$11,443,822	--
Transfer of land use rights	$5,834,519	--

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

4.	Accounts Receivables

	December 31, 2009	December 31,2008
Accounts receivables	$12,017,848	$4,429,887
Allowances for doubtful accounts	(11,263)	(- - -)
Accounts receivable, net	$12,006,585	$4,429,887

5.	Inventory

	December 31, 2009	December 31,2008
Raw material	$140,759	$101,280
Packaging material	59,954	- - -
Work in progress	2,610,245	294,798
Finished goods	165,073	35,491
	$2,976,031	$431,569

6.	Property, Plant and Equipment

	December 31, 2009	December 31,2008
Building and structural components	$3,580,686	$1,928,892
Machinery	1,806,118	860,407
Office equipment and furniture	306,685	97,514
Vehicles	109,590	92,851
	5,803,079	2,979,664
Less: accumulated depreciation	(1,130,912)	(546,505)
	4,672,167	2,433,159
Construction in progress	885,744	710,908
	$5,557,911	$3,144,067

During the periods, depreciation is included in:

For the Year Ended December 31,	2009	2008
Cost of sales	$158,517	$116,137
Administrative expenditures	96,942	90,455

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

7.	Intangible Assets

The following is a summary of the Corporation’s intangible assets:

	December 31, 2009	December 31,2008
Technology	$871,680	$286,065
Software	5,304	3,183
	876,984	289,248
Less: accumulated amortization	(194,926)	(130,089)
	$682,058	$159,159

The estimated aggregate amortization expense for intangible assets for the five succeeding years is $104,748 per year.

8.	Acquisitions

a) Trade Finance Solutions Inc.

On September 3, 2009, the Corporation acquired from the shareholders of Trade Finance Solutions (“collectively referred to as “TFS Shareholders”) 3,990 shares representing 99.75% of the Shareholders’ common shares owned in Trade Finance Solutions Inc. (“TFS”).  For the TFS shares each TFS Shareholder is to receive shares of the Corporation’s common stock and cash payments as per the share purchase agreement.  The cash component of the purchase price will be calculated on an earn-out basis based on TFS’ monthly EBIT (earnings before interest and taxes) beginning with the measuring period as defined in the share purchase agreement with a not to exceed purchase price of $6,000,000.  In addition to the cash portion of the purchase price, the TFS Shareholders shall receive one common share of the Corporation (adjusted for forward or reverse splits following the closing) for every $ 25.00 in EBIT achieved during the measuring period (“TFS Stock Compensation”) subject to a maximum TFS Stock Compensation of  240,000 common shares of Corporation.

TFS provides creative financing solutions, including purchase order financing, fulfillment services, and factoring or invoice discounting for domestic and international credit worthy customers of eligible goods and services. These TFS options are primarily designed for growing companies experiencing the cash flow demands commonly associated with growth and expansion.  TFS is to act as ONE’s internal financing arm ready, able and dedicated to fund and facilitate the growth of ONE’s core bioengineering business.

The TFS acquisition is being accounted for as a subsidiary of ONE.  The Company has recorded the balance of TFS balance sheet on the date of the acquisition at fair value.  The following is the analysis of the fair value.  The acquisition is being accounted for as a purchase acquisition as required by ASC Topic 805, formerly SFAS 141R.

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

8.           Acquisitions - continued

	At Acquisition	Fair Value	Fair Value
		Adjustment

Assets Acquired
Cash and cash equivalents	$280,619	-	280,619
Receivables	1,164,844	-	1,164,844
Loan receivable	2,828,597	-	2,828,597
Prepaid expense	112,017	-	112,017
Property and equipment	13,277	-	13,277
Total assets acquired	4,399,354	-	4,399,354

Liabilities Acquired
Accounts payable	204,610	-	204,610
Loans payable	4,576,313	-	4,576,313
Total liabilities acquired	4,780,923	-	4,780,923

Net fair value of assets acquired	(381,569)	-	(381,569)
Goodwill	3,974,908	-	3,974,908
Purchase Price	$3,593,339	-	3,593,339

Analysis of Current Assets
Item	Comment
Cash	The book value of cash approximates its fair value.
Trade receivables
These amounts are comprised of accounts receivables with maturity dates within 90 days.  The interest rate is commensurate with the risk associated with the debtor.  The issue dates of these financial instruments are recent and thus the required yield on new loans to the debtors is relatively the same as that of the current yields on these financial instruments.  Thus, the trade receivable carrying value approximates their fair value, and therefore no adjustment is required.

Loan receivables
The maturity dates of these amounts is within the next 6 to 12 months with interest rates at competitive market rates.  The interest rate is commensurate with the risk associated with the debtor.  The issue dates of these financial instruments are recent and thus the required yield on new loans to the debtors is relatively the same as that of the current yields on these financial instruments.  Thus, the loans receivable carrying value approximates their fair value, and therefore no adjustment is required.

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

Prepaid expenses
A review of the prepaid expenses indicates that they will be expensed within the following 12 months from the date of acquisition, and thus no adjustment is required and the book value approximates the fair value.

Analysis of Property and Equipment
Property and equipment consists primarily of office furniture, computer equipment and software with a total book value of $13,277.  An analysis of the book value items which comprise these assets equal the fair value, and therefore no adjustment is required.

Analysis of Current Liabilities
Item	Comment
Accounts payables
These amounts are comprised of trade payables, and accrued liabilities that are non-interest bearing, with a maturity date of less than a few months.  Therefore, the trade payables carrying values approximates their fair values.

Demand loan payables
These amounts are due on demand with various interest rates.  The issue dates of these financial instruments are recent and thus the required yield on new loans is relatively the same as that of the current yields on these financial instruments.  Therefore, the demand loans payables carrying value approximate their fair value.

Based on the above analysis, it is our conclusion that the book values on the balance sheet of TFS approximate their fair value.

The purchase price was settled with:

Estimated cash to be paid in instalments upon completion of the measurement period	$3,000,000

40,000 Common shares estimated to be issued upon completion of the measurement period	593,339
$3,593,339

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

8.	Acquisitions - continued

b) Supreme Discovery Group, Limited.

On September 27, 2009, the Corporation executed and consummated a Share Exchange Agreement (the “UGTI Agreement”) by and among (i) our 100% owned subsidiary United Green Technology Inc., a Nevada corporation, (“UGTI”), (ii) Supreme Discovery Group Limited, a British Virgin Islands Company  (“Supreme”) and (iii) the stockholders who owned 100% of  Supreme’s common stock (the “Supreme Shareholders”).

Supreme owns 100% of subsidiary, FuJian United Bamboo Technology Company Ltd., a wholly foreign-owned enterprise (“WFOE”) organized under the laws of the PRC.  WFOE has entered into a series of contractual arrangements (Entrusted Management Agreement, Shareholders’ Voting Proxy Agreement, Exclusive Purchase Option Agreement and Share Pledge Agreement) with Jianou Lujian Foodstuff Co., Ltd (“JLF”), pursuant to which WFOE effectively controls the business, operations and equity and has an irrevocable option to purchase the equity and/or assets of JLF.

Pursuant to the UGTI Agreement, the Supreme Shareholders sold, transferred and assigned 100% of the outstanding common stock of Supreme to UGTI in exchange for (i) cash in the amount of $1,238,400, (ii) 688,000 shares of our common stock, and (iii) 20% of the issued and outstanding shares of common stock of UGTI.  As part of this transaction, a portion of the share consideration issued to Supreme Shareholders is contingent on UGTI maintaining fiscal year 2010’s EBITDA at least at 2009 levels. To secure this contingency on behalf of the Company, Supreme Shareholders deposited into an Escrow thirty-five percent (35%) of our shares issued to them, pending resolution of the contingency.   In the event UGTI’s EBITDA for fiscal year 2010 is less than UGTI’s EBITDA for fiscal 2009, the number of shares of our stock issued to Supreme Shareholders shall be proportionately reduced as provided for in the Agreement. Supreme Shareholders are also subject to a lockup and leak out period and have one piggy-back registration right as further defined in the Agreement.”

JLF is an award-winning green-technology enterprise that specializes in the highly profitable production of organic products and fertilizers based on bamboo.  JLF’s products reflect the growing global trend for organic food and health products.  JLF holds lush bamboo land contracts of nearly 6,635 acres in Fujian province, one of China’s largest bamboo growing areas.  JLF has obtained a certification from an independent certification company that it meets the standards embraced by China (HACCP), and the Company’s OP facilities have been certified by a registered certifying body in Japan (JAS) that allows the Company to attach the organic JAS logo to products produced or manufactured in our OP facilities to indicate that they comply with relevant organic JAS standards.  JLF was also the first company in China to formulate a “zero-to-zero” process starting from cultivation to distribution, and taking it further by developing organic fertilizers from bamboo skins to eliminate its waste.  This led to JLF being named the “Forestry Enterprise of the Year” for 2009 in Fujian Province China

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

8.	Acquisitions - continued

The Supreme acquisition is being accounted for as a subsidiary of ONE.  The Company has recorded the balance of Supreme balance sheet on the date of acquisition at fair value.  The following is an analysis of the fair value.  The acquisition is being accounted for as a purchase acquisition as required by ASC 805 formerly SFAS 141R.

	At Acquisition	Fair Value	Fair Value
		Adjustment

Assets Acquired
Cash and cash equivalents	$1,627,719	-	1,627,719
Receivables	5,141,023	-	5,141,023
Inventory	1,851,227	-	1,851,227
Prepaid expense	188,809	-	188,809
Other Assets	7,929,451	-	7,929,451
Total assets acquired	16,738,229	-	16,738,229

Liabilities Acquired
Bank indebtedness	731,112	-	731,112
Accounts payable	806,812	-	806,812
Loans payable	1,462,223	-	1,462,223
Total liabilities acquired	3,000,147	-	3,000,147

Net fair value of assets acquired	13,738,082	-	13,738,082
Non-controlling interest	(2,294,260)	-	(2,294,260)
Purchase Price	$11,443,822	-	11,443,822

Analysis of Current Assets
Item	Comment
Cash	The book value of cash approximates its fair value.
Trade receivables
These amounts are comprised of accounts receivables arising from the sale of the Company’s goods with maturity dates within 90 days and non-interest bearing.  The invoice dates of these financial instruments are recent.  Thus, the trade receivable carrying value approximates their fair value, and therefore no adjustment is required.

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

Inventory
Inventories are stated at the lower of cost and current market value.  Costs include the cost of purchase and processing, and other costs.  The cost of inventories is calculated using the weighted average method.  Any excess of the cost over the net realizable value of each item of inventories is recognized as a provision for diminution in the value of inventories.

Net realizable value is the estimated selling price in the normal course of business less the estimated costs to completion and the estimated expenses and related taxes to make the sale.

As the book value approximates the fair value, no adjustment is required.

Prepaid expenses
Prepaid expenses of $188,809 is comprised of land use rights representing the purchased rights to use land granted PRC land authorities.  Such amount is anticipated to be recognized as expenses during the following 12 months.

Other Assets acquired is composed of the following:

Property, Plant and Equipment, net	$1,811,507
Intangible Assets	107,309
Restricted Cash	451,827
Deferred Taxes	2,359
Prepaid Land Use Rights	5,556,449
Total Other Assets	$7,929,451

Property, Plant and Equipment.
Net Property, Plant and Equipment, Net consists primarily of $1,545,348 in buildings, $560,241 in machinery and equipment, $32,688 in office equipment and $1,011 in vehicles net of accumulated depreciation of $327,870 resulting in a total book value of $1,811,507.  We evaluated the existing physical plant and equipment and although there is a market for such equipment and facilities, that market is highly regulated as to participants and usage or transfer fees.  Accordingly, we judged that the carrying value of these assets approximated their fair value.

Intangible Assets
Intangible assets consist of $106,142 in land use rights and $1,167 in software for a total book value of $107, 309.  An analysis of these items indicates that their carrying value approximates fair value.

Restricted Cash
Cash was deposited as collateral for borrowings from the Rural Credit Cooperatives Cooperation of Jianou City.  The deposit matured on December 26, 2009 and was renewed.  Its carrying value approximates its fair value.

Prepaid Land Use Rights
In 2007, the Company entered into agreements with Jixi Village and Linkou Village, Yushan Town, for the exclusive harvest right to the bamboo shoots and bamboo grown in the plantation bases leased in the two villages.  These harvest rights provides the Company with a replenishing source of its raw materials which the Company then uses to produce bamboo food products, its primary product.  Secondary products include chemical extraction and fertilizers.

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

Although the asset is key to the Company’s operations, we noted that the asset value represents approximately 8 years of harvest.  In addition to prepaying the last 10 years of the 30 year agreement, an additional $3.3 million prepayment is due May 31, 2010, which is required by the agreement to preserve these harvest rights.  The Company also pays an annual license fee ranging between $650,000 and $750,000.  Further, since the license is a specific use related to harvesting bamboo, the market for such licenses and accordingly trading the associated deposit is limited.  The government also regulates potential harvesters of its bamboo resource.  We searched for but found no comparable transactions on similar plots of land for which a market value could be inferred.  Accordingly, after considering the foregoing we concluded that the carrying value of the asset approximates its fair value.

Analysis of Current Liabilities
Item	Comment
Accounts payables
These amounts are comprised of trade payables, and accrued liabilities that are non-interest bearing, with a maturity date of less than a few months.  Therefore, the trade payables carrying values approximates their fair values.

Short term loan	This amount is due April 17, 2010 carrying an interest rate of 6.11%. Due to the short maturity term of this financial obligation the short term loan’s carrying value approximate its fair value.
Bank notes payables
This is amount is due to Rural Credit Cooperatives of Jian Ou City and is payable December 26, 2009.  Due to the short maturity term of this financial obligation the bank notes payable’s carrying value approximate its fair value.

Notes payable	Notes payable carrying value approximates their fair value.

In addition to the notes payable consideration discussed above, the purchase price also includes share consideration. We valued this share consideration based on the following assumptions:

Consideration of the VWAP (before the 5:1 split) prior to the acquisition,

Acquisition date trading price of $1.20

A discount of 50% - 60% to account for lack of market liquidity, blockage and marketability.

Further discount for payout timing, which would not occur until after April 30, 2011.

Based on the foregoing, we arrived at a $ 14.83 value per share or $10,205,422 for the shares issued which were 688,000 shares.

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

Based on the above analysis, it is our conclusion that the book values on the balance sheet of Supreme Discovery Group approximate their fair value.

The purchase price was settled with:

Notes payable due September 22, 2010	$557,280
Notes payable due September 22, 2011	681,120
688,000 Common shares	10,205,422
$11,443,822

On November 3, 2009, ONE and UGTI agreed to cancel the issuance of preferred shares to be issued by UGTI to ONE and enter in to an agreement where UGTI is to issue 10,000 common shares from its treasury at a price of $120 per share to ONE, payable in cash for a total investment of $1,200,000.  This transaction increases ONE’s ownership of UGTI to 11,000 common shares of UGTI for an economic interest of 98.21% from 83.3%.

c) Pro-forma

The following is a condensed pro-forma statement of operations for the 12 month period ended December 31, 2009, had the above transactions taken place at the beginning of the fiscal year presented.

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

		Pro Forma Adjustments
	ONE Bio ( a )		Supreme	Consolidated
	Year Ended	TFS ( b )	Discovery ( c )	Proforma (d)
	12/31/2009	Jan-Aug 2009	Jan-Sept 2009

Revenue	$22,073,219	$4,589,272	$12,692,262	$39,354,753
Cost	$12,089,029	$3,614,499	$7,327,979	$23,031,507
Gross Profit	$9,984,190	$974,773	$5,364,283	$16,323,246
Operating Expenses	$2,525,437	$1,013,522	$975,064	$4,514,023
Operating Profit	$7,458,753	$(38,749)	$4,389,219	$11,809,223
Non-operating expenditures	$(46,471)	$(27,915)	$(81,318)	$(155,704)
Earnings before taxes	$7,412,282	$(66,664)	$4,307,901	$11,653,519
Provision for income taxes
Income Tax	$(2,027,309)	$-	$(1,061,374)	$(3,088,683)
Minority Interest	$(612,159)	$-	$-	$(612,159)
	$(2,639,468)	$-	$(1,061,374)	$(3,700,842)

	$4,772,814	$(66,664)	$3,246,527	$7,952,677

			Earnings Per Share
			Basic	$1.43
			Diluted	$1.41

			Weighted Average Shares *
			Basic	5,554,524
			Diluted	5,659,873

Notes to Pro Forma Statement of Operations:

(a)           This represents the full year historical results for ONE Bio, Corp. for the year ended December 31, 2009. This included the full year financials for Green Planet (accounting acquirer in the reverse acquisition), TFS for September 3 through December 31, 2009 and Supreme Discovery from September 28 through December 31, 2009.

(b)           This column represents the pro forma adjustment to the historical results reflecting the TFS financial performance from January 1st through September 2, 2009 (the acquisition date) which reflects the effects of the business acquisition assuming the transaction was consummated at the beginning of the fiscal year presented up to the acquisition date.

(c)           This column represents the pro forma adjustment to the historical results reflecting the Supreme Discovery financial performance from January 1 through September 27 (the acquisition date) which reflects the effects of the business acquisition assuming the transaction was consummated at the beginning of the fiscal year presented up to the acquisition date.

(d)           The results presented represent the financial performance of ONE Bio, Corp if all acquisitions were reflected for the entire fiscal year (January 1 – December 31, 2009).

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

The weighted average shares have been adjusted to reflect the reverse capitalization with Green Planet and the acquisitions of Supreme and TFS as if the transactions had occurred for the entire fiscal year 2009.  The adjustment that was made included moving the common shares issued for Supreme (688,000) and TFS (40,000) from their acquisition date to the beginning balance for 2009.  This adjustment was made for pro forma purposes only and is reflective of the 1 for 5 stock split of November 16, 2009 and August 30, 2010 .

9.	Goodwill

Goodwill is recorded when the consideration paid for an acquisition of a business exceeds the fair value of identifiable net tangible and intangible assets.  Goodwill was recorded with the purchase of TFS.

Balance December 31, 2008	$	---
Acquisition of TFS		3,974,908
Balance December 31, 2009		$3,974,908

Future adjustments to prior acquisitions may be required primarily due to adjustments to plans formulated in accordance with the ASC Topic 805.

10.	Restricted Cash

One of the Company’s operating subsidiaries in the PRC has established a credit facility with a local lender denominated in RMB.  The facility was partially guaranteed by the Rural Credit Cooperatives Cooperation of Jianou City.  The credit facility provides that the Company deposit 50% of the total credit applied into an Escrow Account as further guaranty against default.  As of December 31, 2009, the cash on deposit but restricted as to access was $388,227.

11.	Loans Payable

The Company has entered into certain financial agreements and loans payable as follows:

Borrowings	December 31, 2009	December 31, 2008
CCB	$1,465,008	$	---
Financial Institution	1,860,561		---
Rural Cooperative	732,504		146,700
Reverse Acquisition of GPB	980,349		---
Acquisition of TFS	3,000,000		---
Acquisition of Supreme	2,438,400		---
Financial Services	6,449,880		---
Other	157,950		14,805
Total	17,084,652		161,505
Loans Payable, current portion	12,868,796		161,505

Loans Payable, less current portion	$4,215,856	$	---

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

The Company has long term loans payable in 2011 and 2012 of $1,715,856 and $2,500,000 respectively.

CCB - The amount represents borrowings from a financial institution and accrues interest at 6.11%.  The borrowing matures on April 17, 2010.

Financial Institution - The Company has negotiated two loans, both of which carry interest at the annual rate of 7.434%.  The loan of $659,254 is secured by a guarantee company.  The Company has pledged its plant and equipment with carrying value of $750,592 and paid a counter guarantee of $146,451 to the guarantee company.  The guarantee company charges a fee at 1.8% per annum on the loan.  The other loan of $1,201,307 is secured by the Company’s property with carrying value of $1,905,145.

Rural Cooperative - The amounts represent borrowings from the Rural Credit Cooperatives Cooperation of Jian Ou City.  The borrowing matures on July 8, 2010.

Reverse Acquisition of GPB - The amounts represent notes issued in connection with the acquisition of Green Planet Bioengineering Limited.  There were two notes issued, one for $445,613 which matures on July 22, 2010 and one for $534,736 which matures on July 22, 2011.

Acquisition of TFS - The amount represents the estimated cash consideration due in connection with the acquisition of Trade Finance Services, Inc.  Payment is due based on the achievement of certain milestones.

Acquisition of Supreme - The amounts represent notes issued in connection with the acquisition of Supreme Discovery Group Limited.  There were four notes issued.   One for $180,000 which matures on May 10, 2010 (paid in full January 2010), one for $557,280 which matures on September 22, 2010, one for $1,020,000 which matures on November 10, 2010,  and one for $681,120 which matures on September 22, 2011.

Financial Services - Our Financial services business units borrows money from various individual private lenders at prevailing rates, which was 12% for instruments issued in fiscal 2009.  These borrowings are collateralized by first charge on the receivables of Trade Finance and mature in one year.  Interest and principal is due at maturity.

Other - The amounts are payable to shareholder and related parties.  The amounts are interest-free, unsecured and payable on demand.

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

12.	Loans Receivable

These assets are non-derivative financial assets resulting in cash advances by the lender to a borrower under financing facility agreements that mature on a specific date or dates, usually less than one year or on demand.  We make cash advances under these financing facility agreements which are usually secured by the assignment of proceeds of accounts receivable which usually collect within 90 day cycles from the date of the advance.   Management generally, holds the loans until maturity or payoff and values them at their outstanding principal adjusted for any write-offs, the allowance for loan losses, any deferred fees or costs on originated loans. Our loans are collateralized as follows: (a) accounts receivable financing agreements are collateralized by the assignment of the proceeds of trade receivables; (b) purchase order financing agreements are collateralized by the assignment of the assets being purchased or the proceeds of the sale once such assets are sold; further all of our financing agreements are secured by credit insurance.

Because we purchase credit insurance on all our financing transactions our credit insurance underwriter performs extensive credit evaluations, which we rely on.  Accordingly, because our advances are fully secured by the proceeds of short term accounts receivables or products being delivered to our borrower’s customer’s and all of our advances are further secured by credit insurance, management does not believe that any allowance for doubtful accounts or loan impairment is required.

Our FIN business unit has been successfully engaged in such financing activities for over 4 years.  During that time we have engaged in transactions with approximately 120 counterparties aggregating $21.5m in lending.

13.	Land Use Rights

General
Land Use Rights are generally associated with the long-term use of land underlying a building or production facility in the PRC.  These rights have characteristics similar to a real estate property deed under western law in that they are:

1.	paid for at initial acquisition
2.	have an extended life, up to 50 years
3.	generally relate to a building or production facility
4.	may be pledged as collateral for debt
5.	require no further payments by the owner unless the land usage or building configuration is modified

They differ from a real estate property deed in that:

1.	the transfer of use rights is not permanent
2.	and therefore they are amortized over their life.

Sanming Hujian Bio-Engineering, Co., Ltd.
In July 2004, the Company acquired land use rights to construct its main operating and production facilities for $1,122,540.   The land use rights expire in 2054.  The Company recognizes $22,451 in expense annually as amortization of its land use rights. The Company has pledged its land use rights as collateral according to a short term borrowing agreement with the Rural Credit Cooperative.

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

Jianou Lujian Foodstuff, Co.
In January 2004, the Company acquired land use rights to construct its main operating and production facilities for $138,645.   The land use rights expire in 2054.   The Company recognizes $2,773,100 of expense annually as amortization of its land use rights.   The Company has pledged its land use rights as collateral according to a loan agreement with the Jianou Sub-Branch of China Construction Bank.

14.	Other Assets

Other assets consist of the following:
Dec. 31, 2009
Land Lease Rights
Forest Bureau of Sanming City	$9,502,044
Yushan Town (Harvest Rights)	5,567,031
Restricted Cash (Note 10)	388,227
Other	176,136

Total Other Assets	$15,633,438

General
Other assets include items which also represent the right to use land but typically these rights have characteristics similar to real estate leases under western law in that they are:
1.	paid for through a series of interim payments that permit continued use
2.	may have long lives, up to 30 years, but are less than Land Use rights
3.	generally relate to agricultural uses

Transfer of Land Use Rights to Land Lease Rights

In July 2009, Green Planet filed an application with the PRC requesting the exchange of the land use right agreement dated December 31, 2006 for the development of the 15.33 hectare of land in the Jindong Bio-industry Development Zone located in Sanming City, for a land lease agreement containing 667 hectare of agricultural land located in Sanyuan District of Sanming City.  The application included a request to transfer the deposit paid in December 2006 for the land use rights be applied to the land lease agreement to be used to net-off against the rent of the land lease agreement.

The PRC government approved the application for the exchange of land use rights for the new land lease rights in July 2009.  This entitled Green Planet a land lease right of 667 hectares of state owned cultivation bases from the Forestry Bureau of Sanming City.  Additionally, the deposit paid on December 31, 2006 for the land use rights was approved to transfer to the land lease to be used to off-set against the rent of the land lease agreements.   As a result of the PRC’s approval, we transferred $7,656,134 previous recorded land use rights to land lease rights with the Forestry Bureau of Sanming City. The effect of this transfer had no impact on the statement of operations.

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

Forestry Bureau of Sanming City
In July 2009 Green Planet entered into 2 land use agreements with the Forestry Bureau of Sanming City to use agricultural land on 2 plantations to grow essential botanical raw materials to support the Company’s operations.  The agreement provides for payments every five years of $9,083,051 and will expire in 2039.   As part of this agreement, the Company was required to prepay the first five year leasing period of $9,502,044 which includes an initial nonrefundable deposit of $1,845,910, which can be offset against the rental of the last year of the last leasing period.  The Company recognized $899,133 of lease expense in its reported operating expenses for 2009 reflecting the amortization of these land use agreements and will recognize $1,799,030 of lease expense in each reporting year thereafter and has the following commitments under the agreements:

Year	Commitment	Lease Expense
2010	$-	$1,799,030
2011	-	1,799,030
2012	-	1,799,030
2013	-	1,799,030
2014	9,083,051	1,799,030
Thereafter	34,486294	43,865,545
Total	43,569,345	52,681,695

Yushan Town (harvest rights)
In 2007 UGTI entered into 2 land leasing agreements with Jixi Village and Linkou Village, Yushan Town for exclusive harvest rights to the bamboo shoots and bamboo grown in the plantations based in the two villages, which are an essential botanical raw materials used to support the UGTI operations.  The agreement provides for annual payments on an accelerated schedule which is currently at $659,254 and will expire in 2037.   As part of this agreement, UGTI was required to make an initial nonrefundable deposit of $8,790,050, of which it has already deposited $5,567,031 leaving $3,223,018 due on May 31, 2010.  The agreement provides that the deposit can be offset against the rental of the last 10 years of the leasing period.  Accordingly, UGTI recognized $659,254 of lease expense in its reported operating expenses for 2009 reflecting the annual required rent payment for these harvest rights agreements and has the following commitments under the agreements:

		Lease
Year	Commitment	Expense
2010	3,882,272	$659,254
2011	659,254	659,254
2012	725,179	725,179
2013	725,179	725,179
2014	725,719	725,179
Thereafter	2,377,056	11,167,105
Total	9,094,119	14,661,150

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

15.	Defined Contribution Plan

Pursuant to the relevant PRC regulations, the Company is required to make contributions at a rate of 29% of the average salaries for the latest fiscal year-end of Fujian Province to a defined contribution retirement plan organized by a state-sponsored social insurance plan in respect of the retirement benefits for the Company’s employees in the PRC.  The only obligation of the Company with respect to retirement plan is to make the required contributions under the plan.  No forfeited contribution is available to reduce the contribution payable in the future years.  The defined contribution plan contributions were charged to the statement of income and comprehensive income.

The Company contributed $52,679 and $46,383 for the year ended December 31, 2009 and 2008, respectively.

16.	Related Party Transactions

Amounts due to the related parties are payable to entities controlled by shareholders, officers or directors of the Corporation as are transactions with these related parties.  These amounts are non-interest bearing, unsecured and not subject to specific terms of repayment unless stated otherwise.

:

	For the years ended December 31
	2009	2008
Repurchase of 29,600 common shares	$740,000	$ - - -
Proceeds paid to an entity whose director is a shareholder	4,709	3,460
Interest expense	- - -	37,840

	December 31, 2009	December 31, 2008
Demand loans with no interest and recorded within loans payable		14,805

The above transactions are in the normal course of operations and have been measured at the exchange amount which is the amount of consideration established and agreed to by the related parties.

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

17.	Capital Stock

The Corporation is authorized to issue 150,000,000 common shares with a par value of $0.001.  Each common share entitles the holder to one vote.

During the year ending December 31, 2009, the Corporation had the following capital transactions:
1.
issued 120,000 units for gross proceeds of $450,000, where each unit is comprised of one common share and one share purchase warrant.  Each share purchase warrant entitles the holder to purchase one additional common share at a price of $ 25.00 prior to July 31, 2012;

2.	issued 668,409 common shares for the acquisition of 78.28% of GPB’s common shares, in addition 200,962 common shares for 5,000,000 GPB Preferred shares which are eliminated upon consolidation;
3.	reserved 40,000 common shares for the acquisition of 99.75% of TFS that are to be issued at a future date based upon the profitability of TFS;
4.
issued  152,000 units for gross proceeds of $570,000, where each unit is comprised of one common share and one share purchase warrant.  Each share purchase warrant entitles the holder to purchase one additional common share at a price of $ 25.00 prior to July 31, 2012;

5.	issued 688,000 common shares for the acquisition of 83.3% of Supreme; and
6.	issued 889 common shares for services, with a value of $13,340.
7.	issued 103,200 shares of common stock for gross proceeds of $760,000, and 67,200 warrants.
8.	issued 1,600 common shares for finder fees valued at $24,000
9.	issued 85,700 common shares to management and employees valued at $13,130.
10.	all shares reported reflect the 1 for 5 split of the common stock which occurred on November 16, 2009 and August 30, 2010 .

In addition, the Corporation  repurchased  29,600 common shares at a total cost of $740,000, which it has subsequently cancelled.  As previously stated above, the company on executed a 1 for 5 stock split effective November 16, 2009 and August 30, 2010 .  All shares reported in this filing are reflective of the 1 for 5 split and the following table reflects the beginning and ending balances for the fiscal years presented and the effects of the 1 for 5 split of the common stock.

Financial Statement

		November 16, 2009	August 30, 2010
	Pre Split	Post Split	Post Split
Date	Shares	Shares	Shares

1/1/2008	117,507,305	23,501,461	4,700,292.20

12/31/2008	117,815,305	23,563,061	4,712,612.20

12/31/2009	145,859,950	29,171,990	5,834,398.00

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

18.	Warrants

The Company does not have a formal plan in place for the issuance of stock warrants. However, at times, the Company will issue warrants to non-employees or in connection with financing transactions. The exercise price, vesting period, and term of these warrants is determined by the Company’s Board of Directors at the time of issuance. A summary of warrants at December 31, 2009 and activity during the year then ended is presented below:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at January 1, 2009	—	$0.00
Issued	339,200	25.00		$1,746,880
Exercised	—	—
Forfeited	—	—
Outstanding at December 31, 2009	339,200	$25.00	3.0	$1,746,880
Exercisable at December 31, 2009	—	$0.00	3.0	$—

The following information applies to warrants outstanding and exercisable at December 31, 2009:

	Warrants Outstanding			Warrants Exercisable
	Shares	Weighted- Average Remaining Contractual Term	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
$0.00 – $1.00	—	—	$—	—	$—
$1.01 – $2.00	—	—	$—	—	$—
$2.01 – $3.00	—	—	$—	—	$—
$3.01 – $4.00	—	—	$—	—	$—
$4.01 – $5.00	339,200	3	$25.00	—	$—

	339,200	3	$25.00	—	$—

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

During the year ended December 31, 2009, the Company issued the following warrants:

Investor Units–
For the year ended December 31, 2009, the Company issued warrants to purchase 339,200 shares in connection with the sale of its equity units.  Each equity unit consisted of stock and warrants.  Proceeds received from the sale of equity units were allocated between our common shares and warrants based on their relative fair value.  The fair value of the warrants was determined by the Black-Scholes valuation model, which resulted in $94,297 of the proceeds allocated to the warrants. The warrants were subject to certain “lock-up and leak out” provisions and expire on the third anniversary of the issuance date.

The Company uses the Black-Scholes valuation model to determine the fair value of warrants on the date of grant. This model derives the fair value of options based on certain assumptions related to the expected stock price volatility, expected life, risk-free interest rates and dividend yield.  For the period through December 31, 2009 the Company’s expected volatility is based on actual fluctuations in its share prices. The risk-free interest rate assumption is based upon the U.S. Treasury yield curve appropriate for the term of the expected life of the options.

For the year ended December 31, 2009, the fair value of each warrant grant was estimated on the date of grant using the following weighted-average assumptions.

	For the year ended December 31,
	2009	2008
Expected dividend yield	00.0%	N/A
Expected price volatility	30.0%
Risk free interest rate	1.35%
Expected life of options in years	3.9

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

19.	Statutory Reserve

The Corporation’s income is distributable to its shareholders after transfer to statutory reserves as required under relevant PRC laws and regulations and the Corporation’s articles of association.  As stipulated by the relevant laws and regulations in the PRC, the Corporation is required to maintain a statutory surplus reserve fund which is non-distributable.  Appropriation to such reserves is made out of net profit after taxation of the statutory financial statements of the Corporation as a proportion of income after taxation of 10%.

The statutory surplus reserve fund can be used to make up prior year losses, if any, and can be applied in conversion into capital by means of capitalization issue.  The appropriation may cease to apply if the balance of the fund has reached 50% of the relevant entity’s registered capital.

20.	Taxation

United States

The Company is subject to the United States of America Tax law at tax rate of 40.7%.  No provision for the US federal income taxes has been made as the Company had no taxable income in this jurisdiction for the reporting periods. The Company has not provided deferred taxes on undistributed earnings of its non-U.S. subsidiaries or VIE as of December 31, 2009 as it was the Company’s current policy to reinvest these earnings in non-U.S. operations.

BVI

Elevated Throne was incorporated in the BVI and, under the current laws of the BVI, is not subject to income taxes.

PRC

The PRC’s legislative body, the National People’s Congress, adopted the unified Corporate Income Tax Law on March 16, 2007. This new tax law replaces the existing separate income tax laws for domestic enterprises and foreign-invested enterprises and became effective on January 1, 2008.  Under the new tax law, a unified income tax rate is set at 25% for both domestic enterprises and foreign-invested enterprises.

Accordingly, Fujian Green Planet and Sanming Huajian, both of which are established in the PRC, are subject to PRC enterprise income tax at the rate of 25% on their assessable profits during the twelve month periods ended December 31, 2009 and 2008.

 The components of the provision for income taxes are:-

	Year ended December 31,
	2009	2008

Current taxes - PRC	$1,980,394	$1,206,713
Deferred taxes	46,915	16,206

	$2,027,309	$1,222,919

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

Deferred tax assets as of December 31, 2009 and 2008 composed of the following:

	As of December 31,
The PRC	2009	2008
Current deferred tax assets :
Decelerated amortization of land use rights	$-	$2,608
Decelerated amortization of intangible assets	4,395	2,200
Provision of expenses	134,673	26,835
Changes in capitalized rental expenses	(109,876)	-

	$29,192	$31,643

Non-current deferred tax assets :
Accelerated amortization of intangible assets	$18,679	$(4,951)
Provision of expenses	28,802	13,928

	$47,481	$8,977

Current deferred tax liabilities
Rental expenses capitalized in inventory	$(148,581)	$-

21.	Contingencies

From time to time, the Corporation may be exposed to claims and legal actions in the normal course of business, some of which may be initiated by the Corporation.  As of December 31, 2009, no material claims were outstanding.

22.	Segmented Information and Major Customers

The Corporation uses the “management approach” in determining reportable operating segments.  The management approach considers the internal organization and reporting used by the Corporation’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Corporation’s reportable segments.  Accordingly, in accordance with ASC Topic 280-10 “Segment Reporting”, the Corporation’s operations comprises of three reporting segments engaged in herbal and chemical extracts, organic products and financing within Canada, China and the United States.

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

The following represents the segmented information based on geographical distribution as at December 31:

For the year ended December 31, 2009	Asia	North America(1)	Total
Sales	$19,402,733	$2,670,485	$22,073,218
Cost of sales	9,479,144	2,609,885	12,089,029
Gross profit	9,923,589	60,600	9,984,189
Operating expenses	1,914,771	(92,067)	1,822,704
Operating profit	8,008,818	152,667	8,161,485

Corporate expenses, including amortization)			702,732
Interest/other expense

Income before income taxes and non-controlling interest			7,412,282

Assets at December 31, 2009	$41,650,473	$12,983,378	$54,633,851

(1) North America segment includes $1,285,316 of interest income classified as Sales and $648,865 of interest expense classified as Cost of sales.

For the year ended December 31, 2008	Asia	North America		Total
Sales	$10,401,530	$	- - -	$10,401,530
Cost of sales	3,939,610		- - -	3,939,610
Gross profit	6,461,920		- - -	6,461,920
Operating expenses	1,810,124		- - -	1,810,124
Operating profit	4,651,796		- - -	4,651,796

Corporate expenses, including amortization)				-
Interest/other expense

Income before income taxes and non-controlling interest				4,573,218

Assets at December 31, 2008	$16,841,811		$-	$16,841,811

We currently operated three business units as follows:
CHE – Our CHE business unit produces chemical and herbal extracts for use in a wide range of health and wellness products.  This business unit is headed by Green Planet.

OP – Our OP business unit manufactures a variety of consumer and commercial ues health and energy products, organic food products and fertilizers primarily based on bamboo.  This business unit is headed by UGTI and its acquired subsidiary Supreme.

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

FIN – Our Fin business unit provides creative financing solutions including purchase order financing, factoring and fulfillment services.  This business unit is headed by TFS.

The following represents the segmented information based on operating segments as of December 31, 2009;

For the year ended December 31, 2009	Chemical and Herbal Extracts (CHE)	Organic Products (OP)	Financing (1) (FIN)		Corporate	Total
Sales	$13,297,616	$6,105,117	$2,670,485	$	- - -	$22,073,218
Cost of sales	5,553,342	3,925,802	2,609,885		- - -	12,089,029
Gross profit	7,744,274	2,179,315	60,600		- - -	9,984,189
Operating expenses	1,803,093	111,678	(92,067)		- - -	1,822,704
Operating profit	5,941,181	2,067,637	152,667		- - -	8,161,485

Corporate expenses, (including amortization)					702,732
Interest/other expense					46,471
Income before income taxes and non-controlling interest					7,412,282

Assets at December 31, 2009	$34,103,266	$7,547,207	$7,748,681	$5,234,697	$54,633,851

(1)	Financing segment includes $1,285,316 of interest income classified as Sales; and $648,865 of interest expense classified as Cost of sales.

For the year ended December 31, 2008	Chemical and Herbal Extracts (CHE)		Organic Products (OP)		Financing (FIN)		Corporate	Total
Sales	$10,401,530	$	- - -	$	- - -	$	- - -	$10,401,530
Cost of sales	3,939,610		- - -		- - -		- - -	3,939,610
Gross profit	6,461,920		- - -		- - -		- - -	6,461,920
Operating expenses	1,810,124		- - -		- - -		- - -	1,810,124
Operating profit	4,651,796		- - -		- - -		- - -	4,651,796

Corporate expenses, (including amortization)					-
Interest/other expense					78,578
Income before income taxes and non-controlling interest					4,573,218

Assets at December 31, 2008	$16,841,811	$-	$-	$-	$16,841,811

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

During the year ended December 31, 2009, the Company had no sales to any customer that exceeded 10% of total revenues.

23.	Subsequent Events

Effective January 12, 2010 the Company announced that Quingsheng Fan, James Fernandes, Jan Koe and Frank Klees were appointed to the Board of Directors.

On January 13, 2010, ONE Bio, Corp. (the “Company”) held an initial closing (“Initial Closing”) of a financing transaction entered into with certain investors including UTA Capital LLC and Udi Toledano (collectively the “Investors” and together with the Company, the “Parties”). In Connection with the financing transaction, the Parties executed a Securities Purchase and Registration Rights Agreement (“SPA”). Pursuant to the SPA upon the occurrence of certain events, the Company agreed to issue and the Investors agreed to purchase Three Million Dollars ($3,000,000) of the Company’s secured 8% convertible notes (“Notes”). The Notes bear interest at a rate of 8% per annum, mature nine (9) months from the Initial Closing and provide the Investors with certain registration rights. The principal amount of and all accrued interest under the Notes may be convertible, at the option of the Investors, at any time or from time to time, in whole or in part, into Company Common Stock (“Conversion Shares”) at the then effective Conversion Price. The initial Conversion Price shall be the lesser of (a) $ 30.39 per share, or (b) 65% of the price per share offered by the Company in any publicly offered Common Stock or other equity-linked financing by the Company that is closed within nine months of the Initial Closing (each, a “New Financing”). Pursuant to the SPA, the Company also issued to the Investors five (5) year warrants (“Warrants”) to purchase an aggregate of 98,733 shares of the Company’s common stock at an exercise price of $ 30.39 per share.

The transaction will be completed in two phases. At the Initial Closing held on January 13, 2010, the Company issued to the Investors Three Hundred Thousand Dollars ($300,000) of its Notes and at the Final Closing on February 11, 2010 the Company issued Two Million Seven Hundred Thousand Dollars ($2,700,000) of the notes bringing the total financing transaction to Three Million Dollars ($3,000,000).

At the Closing, the Company’s principal shareholders pledged an aggregate of six million (6,000,000) shares of their shares of the Company Common Stock and the Company pledged certain of its assets as security for the Notes.

The Company and the Investors also agreed that the proceeds will be used as follows

(i)	$1.7 million will be used to pay the remaining unpaid registered capital of the Company’s GP WFOE prior to any other proceeds of such Closing being applied for any other purposes;
(ii)
approximately $0.18 million of such additional proceeds shall be used to pay a portion of the remaining unpaid registered capital of the Company’s UGTI WFOE prior to any other proceeds of such Closing being applied for any other purposes; and

(iii)	any remaining unpaid registered capital of the Company’s UGTI WFOE will be paid from the proceeds of the New Financing.

Based on managements’ evaluation of the terms of the Three Million Dollar ($3,000,000) note, we have determined that note contains an embedded conversion feature. In accordance with the guidance offered in ASC 470-20 we have accounted for this debt, the beneficial conversion feature and the warrants by allocating proceeds of $3,000,000 between the detachable warrants and the note based on their relative fair values. Accordingly, $263,432 was allocated to the warrants and $2,642,067 was allocated to the note net of issuance costs of $94,500.

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

To effect this allocation, we used the Black-Scholes-Merton valuation model to determine the fair value of the warrants to be $299,120. The Black-Scholes-Merton valuation model applied to warrants utilized the following inputs: volatility of 9.7%, risk free interest rate of 1%, maturity of 5 years and strike price of $6.077. Based on the foregoing, we calculated the intrinsic value of conversion option to be $357,932. We will amortize the implied discount on the notes over their 9 month term at approximately $69,000 per month.

Effective January 5, 2010, we adopted our 2010 Incentive Stock Plan. The 2010 Incentive Stock Plan is administered by the compensation committee of the board of directors. In the absence of such committee, the board of directors administers the 2010 Incentive Stock Plan. Pursuant to our 2010 Incentive Stock Plan the Compensation Committee may make option grants as part of the compensation provided to our employees, officers or directors or to key advisers or consultants. Stock options may be granted with an exercise price that is less than the fair market value of the underlying shares as of the date of the grant of the option. 900,000 shares of common stock are reserved for issuance pursuant to the exercise of awards under our 2010 Incentive Stock Plan.

Since the effective date of the 2010 Incentive Stock Plan, 15,000 options have been granted to independent directors at an exercise price of $ 30.45 per share and the grants vest quarterly over one year. The options were fair valued at grant date based on the Black-Scholes-Mertion (BSM) model , which resulted in a value of $44,762. The various inputs utilized in the BSM model were, volatility @ 17.95%, risk free rate @ 2.49% and expected exercise of 2 years from issuance. In the first quarter of 2010 the Company recorded $13,167 of expense for these options. As of March 31, 2010, no options had any intrinsic value has the strike price exceeded the stock trading price at that date. Each of the five new independent directors also received 500 shares of restricted stock as a bonus for agreeing to serve as a Director. In the first quarter of 2010, the Company recorded $37,500 as director’s fees associated with the stock grants.

Effective January 16,  2010, the Company announced the appointment of John Perkins to the Board of Directors.

Effective January 25, 2010 ONE Bio, Corp. (the “Company”) appointed American Stock Transfer & Trust Company (“AST”) of NY, NY, as the Company’s new transfer agent.  AST replaces Pacific Stock Transfer which was the Company’s transfer agent up to that date.

Effective May 1, 2010, the Company also changed its registered address now located at 19950 W. Country Club Dr., Suite 100, Aventura, FL 33180.

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

24.	Options to executives

We issued 500,000 options on September 1, 2009 to three management personnel of the Company and recoded and expense of $16,489 for the three months ended March 31, 2010. Of these options, 20% vest six months from issue date (with $ 16.25 exercise price) with 40% each vesting on the first and second anniversary of the issue date ($ 17.50 and $ 18.75 exercise price, respectively). The options expire on September 1, 2014. The aggregate fair value of the options granted was $23,035 at the date of grant, which was determined using the Black-Scholes option valuation model with the following assumptions: fair value stock price of $0.672 at grant date, risk-free interest rate of 2.33%, volatility of 40%, nil expected dividends and expected life of 5 years. Additionally, we issued 34,000 options to two management personnel which vest on the completion of future milestones. The options have an exercise price of $ 15.00 and expire three years after achieving milestones.

We also issued 15,000 options to five non-employee directors on January 12, 2010 and recorded an expense of $13,167 for the three months ended March 31, 2010. The options vest 25% per quarter over the first year and expire on January 12, 2015, with an exercise price of $ 30.45 . The aggregate fair value of the options granted was $44,762 at the date of grant, which was determined using the Black-Scholes option valuation model with the following assumptions: fair value stock price of $ 30.45 at grant date, risk-free interest rate of 2.49%, volatility of 17.95%, nil expected dividends and expected life of 2 years.
The Option activity during the fiscal year ended December 31, 2009 is as follows:

		Number of Options
		Outstanding			Outstanding
		as of		Granted/	as of
	Exercise	January		forfeited/	December
Month of grant	price	1, 2009	Exercised	cancelled	31, 2009

September 2009	$ 16.25 - $ 18.75	-	-	500,000	500,000
September 2009	$ 15.00	-	-	34,000	34,000

		-	-	534,0000	534,000

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

25.	Share-Based Payments

During 2009, the Company issued shares for services and fees as follows:

Fees for Services - During the third and fourth quarters of 2009, the Company issued 889 shares of restricted common stock in aggregate to six consultants who provided various services to the Company ranging from investor relations to management consulting. The shares were valued at fair market value of the services provided. The number of common shares were arrived at based on arms-length negotiations between the parties and considered among other things, the fair value of services provided, the legend restrictions on the common shares and the thinly traded market for our shares. This resulted in a $ 15.00 value per share. Accordingly the Company charged $13,340 to expense in 2009.

Finder’s Fees - During October 2009, the Company issued 1,600 shares of restricted common stock in aggregate to two shareholders who introduced two other investors who made capital infusions into our Company. The shares were valued at the fair value of the services provided and as stated above. This resulted in a $ 15.00 value per share. Accordingly the Company charged $24,000 to expense in 2009.

Management and Employee’s - During 2009, the Company issued 85,700 shares of restricted common stock to employees and management. 480,800 of the shares were issued to key Chinese associates of Green Planet Bio Engineering Co. Ltd. These shares were issued in Green Planet stock in January 2009, prior to the execution of the reverse acquisition. These shares were issued in acknowledgement of their contribution to that Company as founding participants. At the time of issuance, the Company’s assets were wholly located in the PRC. Further, Green Planet had not yet received its trading symbol and because the international infrastructure offered by One Bio Corp, as a result of the reverse merger, had not yet been established, the shares were valued at nominal value of $ 0.15 . Accordingly the Company charged $13,340 to expense in 2009.

4,900 shares of restricted stock of One Bio Corp were issued to Chinese key employees in October 2009. These shares were issued in One Bio Corp stock and were restricted.

ONE Bio, Corp.

____ Shares of Common Stock

____________

PROSPECTUS

____________

Rodman & Renshaw, LLC

________, 2010

Until _____, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid by the Registrant in connection with the issuance and distribution of the common stock being registered. All amounts other than the SEC registration fee are estimates.

SEC Registration Fees		$1,871.63

FINRA Fees		$3,125.00

Printing and Engraving Expenses		*

Legal Fees and Expenses		*

Accounting Fees and Expenses		*

Miscellaneous		*

Total	$	*

* To be included in an amendment

Item 14. Indemnification of Directors and Officers

Section 145 of the Florida General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”).

The Certificate of Incorporation and By-Laws of the Registrant provide that the registrant shall indemnify any person to the full extent permitted by the Florida Business Corporation Act (the “FBCA”). Section 145 of the FBCA, relating to indemnification, is hereby incorporated herein by reference.

In accordance with Section 102(a)(7) of the FBCA, the Certificate of Incorporation of the registrant eliminates the personal liability of directors to the registrant or its shareholders for monetary damages for breach of fiduciary duty as a director with certain limited exceptions set forth in Section 102(a)(7).

In addition, the registrant currently maintains an officers’ and directors’ liability insurance policy which insures, Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant, pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

The following private placements of the Company’s securities were made in reliance upon the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, and/or, Rule 506 of Regulation D promulgated under the Securities Act. The Company did not use underwriters in any of the following private placements.

(a)           On June 17, 2009, we entered into a Preferred stock Purchase Agreement with Green Planet, which agreement was modified effective as of June 17, 2009, when we and Green Planet amended and restated the Green Planet Preferred Stock Purchase Agreement (“Amended and Restated Green Planet Preferred Stock Agreement”). Pursuant to the Amended and Restated Green Planet Preferred Stock Agreement, (i) we acquired from Green Planet Five Thousand One Hundred One (5,101) shares of Green Planet Preferred Stock for a purchase price of $5 million, which was paid by ONE Bio through the issuance to Green Planet of 200,962 shares (adjusted for the 1 for 5 reverse stock split effected August 30, 2010) of our common stock. Each share of the Green Planet Preferred Stock (a) provided us with the right to vote 1,000 votes on all matters submitted to a vote of the shareholders of Green Planet and (b) is convertible into 1,000 shares of Green Planet common stock. As a result of the Amended and Restated Green Planet Preferred Stock Agreement, our percentage equity ownership in Green Planet is approximately 83% (based on the current number of Green Planet shares outstanding and assuming the exercise of all outstanding warrants and the conversion of all outstanding shares of Green Planet Preferred Stock. On April 14, 2010, we entered into an agreement with Green Planet pursuant to which, among other things, (i) that certain Amended and Restated Green Planet Preferred Stock Purchase Agreement was cancelled, (ii) we returned to Green Planet the 5,101 shares of Green Planet preferred stock that were issued to us pursuant to the Amended and Restated Green Planet Preferred Stock Agreement, and (iii) Green Planet returned to us the 200,962 shares (adjusted for the 1 for 5 reverse stock split effected August 30, 2010)  of our common stock that we issued to Green Planet pursuant to the Amended and Restated Green Planet Preferred Stock Agreement.

(b)           On April 14, 2010, we entered into a Share Purchase Agreement with Min Zhao pursuant to which, among other things, we acquired 1,632,150 shares of stock of Green Planet owned by Mr. Zhao in consideration for our issuance to Mr. Zhao of 260,000 shares (adjusted for the 1 for 5 reverse stock split effected August 30, 2010 and subject to adjustment based upon the financial performance of Green Planet) of our restricted stock. Mr. Zhao agreed to a lock-up and leak-out period as further defined in this agreement. In association with this transaction, Min Yan Zhen, a shareholder of Green Planet (who is not an affiliate of ONE Bio), transferred 1,216,184 shares of Green Planet common stock to us. As a consequence of these transactions, we now own 92.4% of the outstanding common stock of Green Planet.

(c)           On September 3, 2009, we acquired from the shareholders (“collectively referred to as “TFS Shareholders”) of Trade Finance Solutions (“TFS”) 3,990 shares representing 99.75% of the TFS Shareholders’ common stocks owned in TFS. For the TFS shares each TFS Shareholder is to receive shares of our common stock and cash payments as per the Share Purchase Agreement. The cash component of the purchase price will be calculated on an earn-out basis based on TFS’ monthly EBIT (earnings before interest and taxes) beginning with the measuring period as defined in the Share Purchase Agreement with a not to exceed purchase price of $6,000,000.00. In addition to the cash portion of the purchase price, the TFS Shareholders will receive 5 shares of our common stock (adjusted for the 1 for 5 reverse stock split effected August 30, 2010) (and as may be adjusted for forward or reverse splits following the closing) for every $25.00 in EBIT achieved during the measuring period (“Stock Compensation”) subject to a maximum Stock Compensation of 240,000 shares (adjusted for the 1 for 5 reverse stock split effected August 30, 2010) of our common stock. The TFS Shareholders are subject to a lockup and leak out period as further defined in the Share Purchase Agreement. Upon the purchase of the TFS Common Shares from the TFS Shareholders, we became the 99.75% stockholder of TFS.

(d)           On September 27, 2009, we executed and consummated (“Closing”) a Share Exchange Agreement (the “UGTI Agreement”) by and among (i) our 100% owned subsidiary United Green Technology Inc., a Nevada corporation, (“UGTI”), (ii) Supreme Discovery Group Limited, British Virgin Islands Company (“Supreme Discovery”) and (iv) the shareholders who owned 100% of Supreme Discovery’s common stock (the “Supreme Shareholders”). Supreme Discovery is the parent company of Fujian United Bamboo Technology Company Ltd., a wholly foreign-owned enterprise (“WFOE”) organized under the laws of the PRC. The shareholders of Supreme Discovery are Tang Jinrong, Li Li Fang and Tang Shuiyou, who are also the owners of JLF. Pursuant to the Agreement, at the Closing, the Supreme Shareholders sold, transferred and assigned 100% of the outstanding common stock of Supreme Discovery to UGTI in exchange for (i) cash, (ii)  688,000 shares (adjusted for the 1 for 5 reverse stock split effected August 30, 2010) of our common stock, and (iii) 20% of the issued and outstanding shares of common stock of UGTI. As part of this transaction the Supreme Shareholders deposited into an Escrow thirty-five percent (35%) of our shares issued to them and in the event UGTI’s EBITDA for fiscal year 2010 is less than UGTI’s EBITDA for fiscal 2009, the number of shares of our stock issued to Supreme Shareholders shall be proportionately reduced as provided for in the Agreement. Supreme Shareholders are also subject to a lockup and leak out period and have one piggy-back registration right as further defined in the Agreement.

Also as part of the Transaction, we entered into a Preferred Share Purchase Agreement with UGTI pursuant to which we acquired 5,000 shares of UGTI Preferred Stock in consideration for our issuance to UGTI of 1,000,000 shares (adjusted for the 1 for 5 reverse stock split effected August 30, 2010) of our common stock. Each share of UGTI Preferred Stock provides to us the right to vote 1,000 votes on all matters submitted to the vote of the UGTI shareholders and is convertible into 1,000 shares of UGTI common Stock. As part of this UGTI transaction, UGTI deposited into an Escrow thirty-five percent (35%) of our shares issued to UGTI and in the event UGTI’s EBITDA for fiscal year 2010 is less than UGTI’s EBITDA for fiscal 2009, the number of shares of our stock issued to UGTI shall be proportionately reduced as provided for in the UGTI Preferred Stock Purchase Agreement (the “UGTI Preferred Stock Purchase Agreement”). UGTI is also subject to a lockup and leak out period and has one piggy-back registration right as further defined in the UGTI Preferred Stock Purchase Agreement.

As a result of the UGTI transactions, we became the majority stockholder of UGTI and based upon the number of shares outstanding and assuming conversion or the UGTI preferred stock into common stock, we would own approximately 83.3% of UGTI’s shares. On November 3, 2009, we entered into a share purchase agreement with UGTI (the “UGTI Share Purchase Agreement”), which cancelled the Supreme Agreement we consummated on September 27, 2009. Pursuant to the UGTI Share Purchase Agreement we agreed to purchase from UGTI and UGTI agreed to sell to us 10,000 shares of UGTI common stock in consideration for a cash payment of $1,200,000 which is payable $180,000 on May 10, 2010, and $1,020,000 on November 10, 2010. As a result of the foregoing UGTI transactions, we are the 98% stockholder of UGTI and UGTI became the umbrella entity of our OP business unit. The remaining 2% of UGTI common stock is owned by Mr. Tang, Ms. Fang, Li Gou Li, and Gong Xian Mu.

(e)           On January 8, 2010, we entered into a Securities Purchase and Registration Rights Agreement (the “Purchase Agreement”) with UTA Capital and other several institutional and accredited investors (the “Investors”) pursuant to which we issued to these Investors and these Investors purchased from us $3,000,000 in aggregate principal amount of our 8% convertible debentures (the “Original Notes”) due October 11, 2010 (the “Original Maturity Date”). The Original Notes provided for interest at a rate of 8% per annum, mature nine (9) months from the Initial Closing and provided the Investors with certain registration rights. The principal amount of and all accrued interest under the Original Notes were convertible, at the option of the Investors, at any time or from time to time, in whole or in part, into shares of our Common Stock (“Conversion Shares”) at the then effective Conversion Price. The initial Conversion Price was the lesser of (a) $30.385 per share (adjusted for the 1 for 5 reverse stock split effected August 30, 2010), or (b) 65% of the price per share offered by us in any publicly offered Common Stock or other equity-linked financing by us that is closed within nine months of the Initial Closing (each, a “New Financing”). Pursuant to the SPA, we also issued to the Investors five (5) year warrants (“Original Warrants”) to purchase an aggregate of 98,733 shares of our common stock at an exercise price of $30.385 per share (adjusted for the 1 for 5 reverse stock split effected August 30, 2010).   See Item 15(g) for a description of the modified the terms of the financing transaction referenced in this Item 15(e).

(f)           On April 20, 2010, we entered into an agreement with Abacus Global Investments, Corp. (“Abacus”) and Belmont Partners LLC, pursuant to which the parties agreed that an aggregate of 81,000 shares (adjusted for the 1 for 5 reverse stock split effected August 30, 2010) of our common stock was to be issued in satisfaction of the equity portion to Belmont under that certain June 4, 2009 agreement among the parties.

(g)           On August 12, 2010, we entered into a Loan Extension and Modification Agreement (the “Modification Agreement”) with an effective date of June 30, 2010, with the Investors referenced in Item 15(e) above, which modified the terms of the financing transaction referenced in Item 15(e) above as follows:  (i) the Original Notes issued by us to said Investors were replaced by Amended and Restated Noted which bear interest at the rate of 8% per annum; (ii) the original maturity date of the Original Notes of October 11, 2010, was extended in the Amended and Restated Notes to December 10, 2010, with an option to further extend the original maturity date to January, 10, 2011 (the “Amended Maturity Date”); (iii) any and all of the Investors’ conversion rights (the “Conversion Rights”) set forth in the Original Notes to convert the Original Notes into shares of the Company’s common stock were terminated and not continued in the Amended and Restated Notes; (iv) in lieu of and in partial consideration for termination of the Investors’ conversion rights in the Original Notes, we agreed that in the event we issue any shares of our common stock pursuant to the exercise of an over-allotment option granted to the underwriters in connection with a New Financing (defined in the Amended and Restated Notes as any public offering of Common Stock or other publicly-offered equity or convertible debt financing by us that is closed on or prior to the Amended Maturity Date), any proceeds received by us in connection with such issuance shall first be paid to said investors up to a maximum amount of six hundred seventy five thousand dollars ($675,000); (v) all Original Warrants issued in connection with the Purchase Agreement are deemed cancelled and are of no further force and effect; (vi) that upon the closing of a New Financing on or prior to the Amended Maturity Date, but not at any date or time prior thereto, we agreed to issue to each Investor new warrants (“New Warrants”).  The foregoing notwithstanding, if a New Financing is not consummated on or prior to the Amended Maturity Date of the Investor’s Amended and Restated Note, the New Warrants will not be issued; and (vii) in exchange for the cancellation of the Original Warrants, in the event that we do not close a New Financing prior to the last Amended Maturity Date, and as a consequence thereof we do not issue New Warrants to the Investors, we have agreed to pay to the Investors the following: (1) $300,000 immediately upon the expiration of the six-month anniversary of the latest Amended Maturity Date, and (2) an additional $300,000 immediately upon the expiration of the one-year anniversary of the latest Amended Maturity Date ((1) and (2), collectively, the “Cancellation Premium”).

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits.

The exhibits filed with this registration statement or incorporated herein by reference are set forth on the “Exhibit Index” set forth elsewhere herein.

(b) Financial Statement Schedules.

Schedules filed with this registration statement are set forth on the “Index to Consolidated Financial Statements” set forth elsewhere herein

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form S-1 and has authorized this Form S-1 to be signed on its behalf by the undersigned on  October 12 , 2010.

ONE BIO, CORP.

By:	/s/ Marius Silvasan
Name: Marius Silvasan
Title: Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment #1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Michael Weingarten	Chairman of the Board and Director	October 12 , 2010
Michael Weingarten

/s/ Marius Silvasan	Chief Executive Officer (Principal executive Officer) and Director	October 12 , 2010
Marius Silvasan

/s/ Cris Neely	Chief Financial Officer (Principal Accounting Officer) and Director	October 12 , 2010
Cris Neely

/s/ Min Zhao	Director	October 12 , 2010
Min Zhao

/s/ Qingsheng Fan	Director	October 12 , 2010
Qingsheng Fan

/s/ James Fernandes	Director	October 12 , 2010
James Fernandes

/s/ Frank Klees	Director	October 12 , 2010
Frank Klees

/s/ Jan E. Koe	Director	October 12 , 2010
Jan E. Koe

/s/ John Perkins	Director	October 12 , 2010
John Perkins

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
1.1++	Underwriting Agreement between the Company and Rodman & Renshaw
3.1	Certificate of Incorporation, as filed with the Florida Secretary of State on June 30, 2000 (1)
3.2	By-Laws (1)
3.3*	Amendments to Articles of Incorporation (10)
3.4	Certificate of Designations, Preferences, Rights and Limitations of Series A Preferred Stock as files with the Florida Secretary of state on October 26, 2009 (2)
4.1 ++	Form of underwriter warrant (3)
4.2 ++	warrant agreement (3)
5.1 ++	Opinion of Legal Counsel
10.1*	Share Purchase Agreement entered into as of June 17, 2009, by and between Registrant and Min Zhao (4)
10.2*	Escrow Agreement entered into on June 17, 2009, by and between Registrant and Min Zhao (4)
10.3*	Share Purchase Agreement entered into June 17, 2009, by and between Registrant and Green Planet Bioengineering, Co., Ltd., Inc. (4)
10.4*	Escrow Agreement entered into as of June 17, 2009, by and between Registrant and Green Planet BioEngineering, Co., Ltd. (4)
10.5*	Share Purchase Agreement entered into as of June 17, 2009, by and between Registrant and Shanyan Ou (4)
10.6*	Escrow Agreement entered into as of June 17, 2009, by and between Registrant and Shanyan Ou (4)
10.7*	Share Purchase Agreement entered into as of June 17, 2009, by and between Registrant and Thomas See Chung Chan (4)
10.8*	Escrow Agreement entered into as of June 17, 2009, by and between Registrant and Thomas See Chung Chan (4)
10.9*	Share Purchase Agreement entered into as of June 17, 2009, by and between Registrant and William Crawford (4)
10.10*	Escrow Agreement entered into as of June 17, 2009, by and between Registrant and William Crawford (4)
10.11*	Share Purchase Agreement entered into as of June 17, 2009, by and between Registrant and Marius Silvasan (4)
10.12*	Escrow Agreement entered into ass of June 17, 2009, by and between Registrant and Marius Silvasan (4)
10.13*	Share Purchase Agreement entered into as of June 17, 2009, by and between Registrant and Jeanne Chan (4)
10.13*	Escrow Agreement entered into as of June 17, 2009, by and between Registrant and Jeanne Chan (4)
10.14*	Share Purchase Agreement entered into as of June 17, 2009, by and between Registrant and Michael Karpheden (4)
10.15*	Escrow Agreement entered into as of June 17, 2009, by and between Registrant and Michael Karpheden (4)
10.16*	Share Purchase Agreement entered into as of June 17, 2009, by and between Registrant and Abacus Investments, Corp. (4)
10.17*	Escrow Agreement entered into as of June 17, 2009, by and between Registrant and Abacus Investments Corp. (4)
10.18*	Share Purchase Agreement entered into as of June 17, 2009, by and between Registrant and Prestige Ventures, Corp. (4)
10.19*	Escrow Agreement entered into as of June 17, 2009, by and between Registrant and Prestige Ventures, Corp. (4)
10.20*	Share Purchase Agreement entered into as of August 26, 2009, by and between Registrant and Trade Finance Solutions Inc. and the shareholders of Trade Finance Solutions Inc. (5)
10.21*
Management Entrustment Agreement entered into as of September 27, 2009 in Jianou City, Fujian Province, P.R.C., by and between Jianou Lujian Foodstuff Co., Ltd. Fujian United Bamboo Technology Co., Ltd. (6)

10.22*
Shareholder’s Voting Proxy Agreement entered into as of September 27, 2009 in Jianou City, Fujian Province, P.R.C. between Fujian United Bamboo Technology Co., Tang Jinrong, Li Li Fang and Tang Shuiyou (6)

10.23*
Exclusive Option Agreement entered into as of September 27, 2009 in Jianou City, Fujian Province, P.R.C. between Fujian United Bamboo Technology Co., Ltd. and Tang Jinrong, Li Li Fang, Tang Shuiyou, and Jianou Lujian Foodstuff Co., Ltd. (6)

10.24*	Letter of Commitment dated September 27, 2009 to Fujian United Bamboo Technology Co., Ltd. from Tang Jinrong, Li Li Fang and Tang Shuiyou (6)
10.25*
Trademark Application Right Assignment Agreement entered into on September 27, 2009 in Jianou City, Fujian Province, China, by and between Jianou Lujian Foodstuff Co., Ltd. (Assignor) and Fujian United Bamboo Technology Co., Ltd. (Assignee) (6)

10.26*	Lease dated as of September 27, 2009 by and between Jianou Lujian Foodstuff Co., Ltd. and Fujian United Bamboo Technology Co., Ltd. (6)
10.27*	Share Exchange Agreement, dated as of September 27, 2009 by and among Registrant, United Green Technology Inc., Supreme Discovery Group Limited and all of the Shareholders of BVI (6)
10.28*	Preferred Share Exchange Agreement entered into as of this September 27, 2009, by and between Registrant and United Green Technology Inc., a Nevada corporation (6)
10.29*	Share Purchase Agreement entered into as of November 4, 2009, by and between Registrant and United Green Technology Inc. (7)

EXHIBIT NUMBER	DESCRIPTION
10.30*	Preferred Share Purchase Agreement entered into as of June 17, 2009, by and between Registrant and Green Planet Bioengineering, Co., Ltd., Inc. (7)
10.31*
Securities Purchase and Registration agreement entered into as of January 8, 2010, by and between Registrant, and each of the purchasers listed or to be listed on Schedule 1 attached to this Agreement (8)

10.32*	Registrant’s 8% Convertible Promissory Note in the amount of $150,000 dated January 8, 2010 (8)
10.33*	Registrant’s 8% Convertible Promissory Note in the amount of $150,000 dated January 8, 2010 (8)
10.34*	Registrant’s Common Stock Purchase Warrant No. 1 to purchase 24,683 warrant shares dated January 8, 2010 (8)
10.35*	Registrant’s Common Stock Purchase Warrant No. 3 to purchase 24,683 warrant shares dated January 8, 2010 (8)
10.36*	Michael S. Weingarten Executive Employment Agreement
10.37*	Marius Silvasan Executive Employment Agreement
10.38*	Jeanne Chan Executive Employment Agreement
10.39*	Cris Neely Executive Employment Agreement
10.40*	Min Zhao Executive Employment Agreement
10.41*	Jinrong Tang Executive Employment Agreement
10.42*	Independent Director Agreement, Qingsheng Fan
10.43*	Independent Director Agreement, James Fernandes
10.44*	Independent Director Agreement, Frank Klees
10.45*	Independent Director Agreement, Jan E. Koe
10.46*	Independent Director Agreement, John Perkins
10.47*	ONE Bio, Corp. 2009 Omnibus Securities and Incentive Plan
10.48*	Audit Committee Charter
10.49*	Compensation Committee Charter
10.50*	Nominating and Corporate Governance Committee Charter
10.51*	Entrusted Management Agreement dated July 25, 2008, among Fujian Green Planet Bioengineering Co., Ltd., Sanming Hujian Bio-Engineering Co., Ltd. (“Sanming”) and the Sanming shareholders
10.52*	Shareholders’ Voting Proxy Agreement dated July 25, 2008, among Fujian Green Planet Bioengineering Co., Ltd. and the Sanming shareholders
10.53*	Exclusive Purchase Option Agreement dated July 25, 2008, among Fujian Green Planet Bioengineering Co., Ltd. and the Sanming shareholders
10.54*	Share Pledge Agreement dated July 25, 2008, among Fujian Green Planet Bioengineering Co., Ltd. and the Sanming shareholders
10.55*	Land Lease Contract between Jianou Lujian Foodstuff Co., Ltd. (Lessee) and Jian’ou Ouning District Administrative Office (Lessor) regarding land located in Beijinkeng of Shuixi Village
10.56*	Sales Contract (raw materials) between Wuhan Yangpu Chemicals Co., Ltd. (supplier) and Sanming Huajian Bioengineering Co., Ltd. (buyer) regarding Grade-A petroleum ether.
10.57*	Sales Contract (raw materials) between Fuzhou Xianglong Food Addictives Co., Ltd. (supplier) and Sanming Huajian Bioengineering Co., Ltd. (buyer) regarding angel yeast, brown sugar and starch.
10.58*	Sales Contract (raw materials) between Fujian Dongshi Petrochemical Co., Ltd. (supplier) and Sanming Huajian Bioengineering Co., Ltd. (buyer) regarding #6 organic solvents and ethyl acetate.
10.59 *	Share Pledge Agreement dated September 27, 2009 between Fujian United Bamboo Technology Co., Ltd. and the shareholders of Jianou Lujian Foodstuff Co., Ltd.
10.60*	Research and Development Contract dated July 28, 2005, between Fudan University and Sanming
10.61*	Land Lease Contract effective July 1, 2009, between the Sanyuan Forestry Bureau of Sanming City and Sanming
10.62*	Land Lease Contract effective July 1, 2009, between the Sanyuan Forestry Bureau of Sanming City and Sanming
10.63 *
Common Stock Purchase Agreement dated June 4, 2009, among, Abacus Global Investments, Corp., Belmont Partners LLC and Contracted Services, Inc. (including all exhibits and schedules thereto and related agreements as follows:  Exhibit 1 – Agreement to Prevent Resale and Dilution and Irrevocable Proxy Coupled with an Interest; Exhibit 2 – Unanimous written Consent of the Board of Directors in Lieu of A Special Meeting of Contracted Services, Inc.; Exhibit 3 – Irrevocable transfer Agent Instructions; Exhibit 4 – Written (majority) Shareholders Consent in Lieu of a Special Meeting of Shareholders of Contracted Services, Inc.; Exhibit 5 – Unanimous written Consent of the Board of Directors and Majority Shareholders in Lieu of a Special Meeting of Contracted Services, Inc.; Exhibit 8 – Affidavit of Source of Funds; Exhibit A – Proforma Consolidated balance Sheet as of December 31, 2008 of certain prospective target acquisition candidates; Exhibit B and Schedule A – Executive Summary and description of 4 prospective target acquisition candidates; Promissory Note dated June 2, 2009 from Contracted Services, Inc. to Belmont Partners LLC in the principal amount of $235,000; Escrow Agreement dated June 4, 2009, between Abacus Global Investments, Corp., Belmont Partners LLC and Escrow LLC; Security Agreement dated as of June 2, 2009, between Contracted Services, Inc. and Belmont Partners LLC)

EXHIBIT NUMBER	DESCRIPTION
10.64*	Addendum Agreement of Research and Development Contract dated May 8, 2010 between Sanming and Fudan University
10.65*	Secured Line of Credit Promissory Note dated February 2, 2010, between the Registrant, Mr. Weingarten and ONE-V Group, LLC.
10.66*	Land Lease Agreement effective January 1, 2007 between JLF and Lingkou Village
10.67*	Land Lease Agreement effective January 1, 2007 between JLF and Jixi Village
10.68*	HACCP Certificates issued by China Quality Certification Centre dated October 20, 2005
10.69 *	Share Purchase Agreement dated as of April 10, 2010, by and between Registrant and Min Zhao (9)
10.70 *	Agreement dated as of April 10, 2010, between Registrant and Green Planet Bioengineering Co., Ltd (9)
10.71 * 10.72* 10.73* 10.74* 10.75* 10.76* 10.77* 10.78*
Option Agreement dated as of April 10, 2010, between Registrant and Green Planet Bioengineering Co., Ltd (9)
Loan Extension and Modification Agreement dated August 12, 2010, between ONE Bio, Corp. and UTA Capital LLC, Gal Dymant, Alan Fournier and Frontier PTY Ltd. (11)
$200,000 Amended and Restated Promissory Note between ONE Bio, Corp. and Gal Dymant (11)
$150,000 Amended and Restated Promissory Note between ONE Bio, Corp. and Gal Dymant (11)
$550,000 Amended and Restated Promissory Note between ONE Bio, Corp. and Alan Fournier (11)
$100,000 Amended and Restated Promissory Note between ONE Bio, Corp. and Frontier PTY Ltd. (11)
$1,850,000 Amended and Restated Promissory Note between ONE Bio, Corp. and UTA Capital LLC (11)
$150,000 Amended and Restated Promissory Note between ONE Bio, Corp. and UTA Capital LLC (11)

14	Code of Business Conduct and Ethics (1)
21*	List of Subsidiaries
23.1+	Consent of Jewett, Schwartz, Wolfe & Associates, Registrant’s independent auditors
24.1*	Power of Attorney
99.1*	JAS Foreign farm products producer organic certification
99.2*	JAS Foreign Processed Foods Production Process Manager Organic Certification
99.3*	Kosher Certificates issued by KOF-K dated February, 2, 2010
99.4 *	Proofs of front and back inside cover for prospectus
99.5*	Financial information of Trade Finance Solutions
99.6*	Financial information of Jianou Lujian Foodstuff Co., Ltd.
99.7+	Legal opinion Of Bejing Deheng Law Offices dated February 8, 2010.
99.8+	Legal opinion Of Bejing Deheng Law Offices dated October 14, 2008.

* Previously filed
+ Filed herewith.
++ To be filed with Amendment

(1)	Incorporated by reference to Registrant’s original filing on Form SB-2 as filed with the SEC on August 15, 2006

(2)	Incorporated by reference to Registrant’s Definitive Schedule 14C information Statement as filed with the SEC on October 15, 2009

(3)	To be filed by amendment

(4)	Incorporated by reference to Registrant ‘s Current Report on Form 8-K as filed with the SEC on July 27, 2009

(5)	Incorporated by reference to Registrant’s Current Report on Form 8-K as filed with the SEC September 9, 2009

(6)	Incorporated by reference to Registrant’s Current Report on Form 8-K as filed with the SEC September 30, 2009

(7)	Incorporated by reference to Registrant’s Current Report on Form 8-K as filed with the SEC on December 21, 2009

(8)	Incorporated by reference to Registrant’s Current Report on Form 8-K as filed with the SEC on January 19, 2010

(9)
Incorporated by reference to Registrant’s Registration Statement on Form SB-2 as filed with the SEC on August 15, 2006, Registrant’s Current Report on Form 8-K as filed with the SEC on April 19, 2010 and Registrant’s Amended Current Report Form 8-K/A filed with the SEC on July 29, 2010

(10)	Incorporated by reference to Registrant’s Amended Current Report on Form 8-K/A filed with the SEC on July 29, 2010

(11)	Incorporated by reference to Registrant’s Amended Current Report on Form 8-K filed with the SEC on August 18, 2010